     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 16, 1997



                                                      REGISTRATION NO. 333-30455

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                       WESTINGHOUSE ELECTRIC CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        PENNSYLVANIA                        4833                         25-0877540
(STATE OR OTHER JURISDICTION
              OF
      INCORPORATION OR          (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
         ORGANIZATION)           CLASSIFICATION CODE NUMBER)         IDENTIFICATION NO.)

                               11 STANWIX STREET
                         PITTSBURGH, PENNSYLVANIA 15222
                                 (412) 244-2300
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                            LOUIS J. BRISKMAN, ESQ.
                           SENIOR VICE PRESIDENT AND
                                GENERAL COUNSEL
                       WESTINGHOUSE ELECTRIC CORPORATION
                               11 STANWIX STREET
                         PITTSBURGH, PENNSYLVANIA 15222
                                 (412) 244-2300
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

            PETER S. WILSON, ESQ.                          RICHARD L. EASTON, ESQ.
           CRAVATH, SWAINE & MOORE                SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
               WORLDWIDE PLAZA                                ONE RODNEY SQUARE
              825 EIGHTH AVENUE                             WILMINGTON, DE 19801
          NEW YORK, NEW YORK 10019

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement, which relates to the issuance of common stock in the Merger (as defined herein) of G Acquisition Corp., a wholly owned subsidiary of Westinghouse Electric Corporation, with and into Gaylord Entertainment Company pursuant to the Merger Agreement described herein.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                            ------------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                                                         [GAYLORD ENTERTAINMENT]


July 16, 1997


Dear Fellow Stockholder:


     You are cordially invited to attend a Special Meeting of Stockholders (the "Special Meeting") of Gaylord Entertainment Company, a Delaware corporation (the "Company"), to be held on Friday, August 15, 1997, at 10:00 a.m., local time, at the Ryman Auditorium, 116 5th Avenue North, Nashville, Tennessee.



     At this important meeting, you will be asked to vote on (i) the approval and adoption of the Agreement and Plan of Merger, dated as of February 9, 1997 (the "Merger Agreement"), among Westinghouse Electric Corporation, a Pennsylvania corporation ("Westinghouse"), G Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Westinghouse ("Sub"), and the Company, and (ii) the approval and adoption of the New Gaylord Entertainment Company 1997 Stock Option and Incentive Plan (the "New Gaylord Stock Plan"), each as described more fully in the accompanying Proxy Statement/Prospectus.


     Pursuant to the Merger Agreement, Sub will be merged with and into the Company (the "Merger") and, as a result of the Merger, Westinghouse will acquire the Company's cable networks business, consisting primarily of The Nashville Network and the United States and Canadian operations of Country Music Television ("CMT"), and certain other related businesses (collectively, the "Cable Networks Business"). The Cable Networks Business to be acquired by Westinghouse will not include the operations of Country Music Television outside the United States and Canada ("CMT International") and the Company's management of and option to acquire 95% of Z Music, Inc., a cable network currently featuring primarily contemporary Christian music videos.


     In the Merger, the Company's stockholders will receive shares of Common Stock, par value $1.00 per share, of Westinghouse ("Westinghouse Common Stock"), valued at the agreed upon transaction price of $1.55 billion, at a per share consideration to be determined in accordance with the Merger Agreement that will be based upon the average of the daily closing prices per share of Westinghouse Common Stock for a period ending shortly before the date on which the effective time of the Merger will occur (the "Effective Time") and the number of outstanding shares of Class A Common Stock, $.01 par value, of the Company ("Company Class A Common Stock") and Class B Common Stock, $.01 par value, of the Company ("Company Class B Common Stock" and, together with the Company Class A Common Stock, "Company Common Stock"), provided that Westinghouse will not be required to issue more than 110 million shares of Westinghouse Common Stock in connection with the Merger (88 million shares in the unlikely event that Westinghouse consummates the anticipated separation of its power-related and non-power-related businesses into two companies (the "Westinghouse Distribution") prior to the Effective Time). If the issuance of 110 million shares (or 88 million shares, as the case may be) of Westinghouse Common Stock would result in the Company's stockholders receiving shares with an aggregate value of less than $1.55 billion (calculated in accordance with the Merger Agreement as described above), then the Company would have the right to terminate the Merger Agreement, subject to Westinghouse's right to issue additional shares. Based on the average of the daily closing prices per share of Westinghouse Common Stock as reported on the New York Stock Exchange Composite Transactions List for the 15 day trading period ended July 15, 1997, and on the number of shares of Company Common Stock outstanding on that date, each share of Company Common Stock would have been converted into the right to receive 0.673 shares of Westinghouse Common Stock. However, the actual number of shares into which each share of Company Common Stock will be converted at the Effective Time may be greater or less thatn the above number.


[GAYLORD ADDRESS]

     Prior to the consummation of the Merger, the Company will be restructured (the "Restructuring") so that the assets and liabilities that are part of the Company's hospitality, attractions, music, television and radio businesses, as well as CMT International and the option to acquire 95% of and the assets used in the management of Z Music, Inc., will be transferred to or retained by New Gaylord Entertainment Company (formerly known as Gaylord Broadcasting Company), a Delaware corporation and a wholly owned subsidiary of the Company ("New Gaylord"), or one of its subsidiaries (after giving effect to the Restructuring, the "New Gaylord Companies"). In addition, the Restructuring will result in all of the assets of the Cable Networks Business being held by the Company or one of its subsidiaries other than the New Gaylord Companies. Upon completion of the Restructuring and on the day prior to the Effective Time, the Company will distribute (the "Company Distribution") to each holder of record of Company Common Stock a number of shares of Common Stock, $.01 par value, of New Gaylord ("New Gaylord Common Stock") equal to one-third of the number of shares of Company Common Stock held by such holder. Cash will be distributed in lieu of any fractional shares of New Gaylord Common Stock. Although the shares of New Gaylord Common Stock to be distributed in the Company Distribution are not part of the Merger consideration, the Company Distribution will be consummated only if the Merger is approved by the Company's stockholders and all other conditions to consummation of the Merger (other than completion of the Company Distribution) have been satisfied or waived.


     The establishment of New Gaylord as a publicly traded company signifies our continued commitment to providing entertainment that reflects the wholesome values of the traditional American family while maintaining our roots in country music. To this end, New Gaylord will be an entrepreneurial company whose objective will be to expand its existing business interests and consider new ventures with compatible goals. Thus, taken together, the Company Distribution and the Merger will permit the Company's stockholders to continue to participate in New Gaylord's family-oriented hospitality, attractions, music, television and radio businesses while also allowing them to share in growth of the Cable Networks Business as shareholders of Westinghouse, a corporation with which the Company has enjoyed a long and beneficial relationship.

     The Company and Westinghouse currently anticipate that the Merger will be consummated prior to the consummation of the Westinghouse Distribution. In such event, stockholders of the Company who become shareholders of Westinghouse in connection with the Merger and who continue to hold their shares of Westinghouse Common Stock on the record date for the Westinghouse Distribution will be entitled to participate in the Westinghouse Distribution on the same basis as all other shareholders of Westinghouse.

     The approval and adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the votes entitled to be cast at the Special Meeting by the holders of the outstanding shares of Company Common Stock voting as a single class. Under Section 162(m) of the United States Internal Revenue Code of 1986, as amended, and the rules of the New York Stock Exchange, Inc., the approval and adoption of the New Gaylord Stock Plan requires the affirmative vote of the holders of a majority of the votes cast on such proposal by the holders of the outstanding shares of Company Common Stock, voting as a single class, provided that the total number of votes cast on such proposal represents over 50% of the number of votes entitled to be cast on such proposal.


     Each share of Company Class A Common Stock is entitled to one vote and each share of Company Class B Common Stock is entitled to five votes on each proposal properly presented at the Special Meeting. In 1990, certain stockholders of the Company, including myself, established a voting trust (the "Voting Trust") under which the trustees (the "Voting Trustees") have the right to vote the shares of Company Class B Common Stock held in the Voting Trust. In connection with the execution of the Merger Agreement, the Voting Trustees and certain other stockholders of the Company entered into an agreement with Westinghouse pursuant to which the Voting Trustees and such other stockholders have agreed to vote the shares of Company Common Stock held by them, representing approximately 65% of the total number of votes entitled to be cast at the Special Meeting, in favor of the approval and adoption of the Merger Agreement. The Voting Trustees and such stockholders have also advised the Company that they intend to vote all of their shares in favor of the approval and adoption of the New Gaylord Stock Plan. Therefore, the approval and adoption of the Merger Agreement and the New Gaylord Stock Plan are assured.

     In addition to the approval of the Company's stockholders, the obligations of the Company and Westinghouse to consummate the Merger are conditioned on, among other things, the issuance by the United States Internal Revenue Service of certain rulings, or in certain instances the receipt of tax opinions, regarding the tax-free nature of the Merger, the Company Distribution and certain other transactions comprising part of the Restructuring, the absence of any adverse tax development that would cause the Company Distribution to be taxable to the Company or its stockholders, the receipt of all necessary governmental approvals and the consummation of the Restructuring and the Company Distribution.


     You are cordially invited to attend the Special Meeting. The Opryland Hotel has reserved a limited number of rooms at a special rate of $169.00, single and double occupancy, per night. If you would like a room, please make reservations by August 7, 1997, by calling (615) 316-6554 and requesting the Gaylord Entertainment Company Special Meeting rate.


     YOUR BOARD OF DIRECTORS HAS CAREFULLY CONSIDERED THE TERMS OF (I) THE RESTRUCTURING, THE COMPANY DISTRIBUTION AND THE MERGER AND BELIEVES THAT SUCH TRANSACTIONS ARE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND
(II) THE NEW GAYLORD STOCK PLAN AND BELIEVES THAT SUCH PLAN IS IN THE BEST INTERESTS OF NEW GAYLORD AND ITS STOCKHOLDERS. THE BOARD HAS UNANIMOUSLY APPROVED EACH OF THE MERGER AGREEMENT AND THE NEW GAYLORD STOCK PLAN AND RECOMMENDS THAT THE STOCKHOLDERS VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF
(I) THE MERGER AGREEMENT AND (II) THE NEW GAYLORD STOCK PLAN.

     The accompanying Proxy Statement/Prospectus includes details of the proposed Merger and other important information concerning Westinghouse, the Company and New Gaylord, including certain pro forma financial information, and a discussion of the New Gaylord Stock Plan. Please give these materials your careful attention.

     Your interest and participation are appreciated.

                                          Sincerely yours,
                                          /s/ Edward L. Gaylord

                                          Edward L. Gaylord
                                          Chairman

                         GAYLORD ENTERTAINMENT COMPANY
                               ONE GAYLORD DRIVE
                           NASHVILLE, TENNESSEE 37214
                               ------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON AUGUST 15, 1997

                               ------------------


     As a stockholder of Gaylord Entertainment Company, a Delaware corporation (the "Company"), you are hereby given notice and invited to attend in person or by proxy a Special Meeting of Stockholders (the "Special Meeting") of the Company to be held on Friday, August 15, 1997, at 10:00 a.m., local time, at the Ryman Auditorium, 116 5th Avenue North, Nashville, Tennessee, for the following purposes:



          1. To consider and vote upon the approval and adoption of the Agreement and Plan of Merger, dated as of February 9, 1997 (the "Merger Agreement"), among Westinghouse Electric Corporation, a Pennsylvania corporation ("Westinghouse"), G Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Westinghouse ("Sub"), and the Company, pursuant to which Sub will be merged with and into the Company (the "Merger") and each share of Class A Common Stock, $.01 par value, of the Company ("Company Class A Common Stock") and each share of Class B Common Stock, $.01 par value, of the Company ("Company Class B Common Stock" and, together with the Company Class A Common Stock, "Company Common Stock") outstanding immediately prior to the Merger will be converted into the right to receive a number of shares of Common Stock, par value $1.00 per share, of Westinghouse determined pursuant to a formula set forth in the Merger Agreement (all as more fully described in the enclosed Proxy Statement/Prospectus).



          2. To consider and vote upon the approval and adoption of the New Gaylord Entertainment Company 1997 Stock Option and Incentive Plan (the "New Gaylord Stock Plan") (as more fully described in the enclosed Proxy Statement/Prospectus).


     In accordance with the Restated By-laws of the Company, no business other than that specified in this Notice of Special Meeting may properly be brought before the Special Meeting.

     Each proposal will be voted upon separately by the stockholders of the Company. The approval and adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the votes entitled to be cast at the Special Meeting by the holders of the outstanding shares of Company Common Stock, voting as a single class. Under Section 162(m) of the United States Internal Revenue Code of 1986, as amended, and the rules of the New York Stock Exchange, Inc., the approval and adoption of the New Gaylord Stock Plan requires the affirmative vote of the holders of a majority of the votes cast on such proposal by the holders of the outstanding shares of Company Common Stock, voting as a single class, provided that the total number of votes cast on such proposal represents over 50% of the number of votes entitled to be cast on such proposal.


     Each share of Company Class A Common Stock is entitled to one vote and each share of Company Class B Common Stock is entitled to five votes on each proposal properly presented at the Special Meeting. In 1990, certain stockholders of the Company, including the Company's Chairman, Edward L. Gaylord, established a voting trust (the "Voting Trust") under which the trustees (the "Voting Trustees") have the right to vote the shares of Company Class B Common Stock held in the Voting Trust. In connection with the execution of the Merger Agreement, the Voting Trustees and certain other stockholders of the Company entered into an agreement with Westinghouse pursuant to which the Voting Trustees and such other stockholders have agreed to vote the shares of Company Common Stock held by them, representing approximately 65% of the total number of votes entitled to be cast at the Special Meeting, in favor of the approval and adoption of the Merger Agreement. The Voting Trustees and such stockholders have also advised the Company that they intend to vote all of their shares in favor of the approval and adoption of the

New Gaylord Stock Plan. Therefore, the approval and adoption of the Merger Agreement and the New Gaylord Stock Plan are assured.

     The Board of Directors has fixed the close of business on June 19, 1997 as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at such meeting. A list of such stockholders will be available for examination by any stockholder for any purpose germane to the Special Meeting at the offices of the Company located at One Gaylord Drive, Nashville, Tennessee 37214, at least ten days prior to the Special Meeting.

     YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, MANAGEMENT DESIRES TO HAVE THE MAXIMUM REPRESENTATION AT THE SPECIAL MEETING AND RESPECTFULLY REQUESTS THAT YOU DATE, EXECUTE AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE ENCLOSED STAMPED ENVELOPE FOR WHICH NO ADDITIONAL POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. A PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE AS SPECIFIED IN THE ENCLOSED PROXY STATEMENT/PROSPECTUS. PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS CONSUMMATED, INSTRUCTIONS WILL BE SENT TO YOU REGARDING THE SURRENDER AND EXCHANGE OF YOUR STOCK CERTIFICATES.

                                          By order of the Board of Directors,
                                          /s/ F.M. Wentworth Jr.
                                          F.M. Wentworth, Jr.
                                          Secretary
Nashville, Tennessee

July 16, 1997

                         GAYLORD ENTERTAINMENT COMPANY
                     PROXY STATEMENT FOR SPECIAL MEETING OF

               STOCKHOLDERS TO BE HELD ON FRIDAY, AUGUST 15, 1997

                               ------------------

                       WESTINGHOUSE ELECTRIC CORPORATION
                                   PROSPECTUS
                    COMMON STOCK, PAR VALUE $1.00 PER SHARE


     This Proxy Statement/Prospectus ("Proxy Statement/Prospectus") is being furnished to the holders of (a) Class A Common Stock, $.01 par value ("Company Class A Common Stock"), of Gaylord Entertainment Company, a Delaware corporation (the "Company" and, together with its subsidiaries, "Gaylord"), and (b) Class B Common Stock, $.01 par value ("Company Class B Common Stock" and, together with Company Class A Common Stock, "Company Common Stock"), of the Company in connection with the solicitation of proxies by the Board of Directors of the Company (the "Company Board") for use at a special meeting of stockholders of the Company to be held on Friday, August 15, 1997, and at any and all adjournments or postponements thereof (the "Special Meeting").


                               ------------------       (continued on next page)


     The obligations of the Company and Westinghouse to consummate the Merger (as defined herein) are subject to the satisfaction or waiver of certain conditions including, among other things: (i) approval and adoption of the Merger Agreement by the Company's stockholders at the Special Meeting (the "Merger Approval"); (ii) the issuance by the United States Internal Revenue Service (the "IRS") of certain rulings regarding the tax-free nature of (a) the transfer of certain assets and related liabilities to New Gaylord Entertainment Company (formerly known as Gaylord Broadcasting Company), a wholly owned subsidiary of the Company ("New Gaylord"), and its subsidiaries prior to the Company Distribution (as defined herein), (b) the Company Distribution, (c) the Merger, and (d) certain other transactions that are part of the Restructuring (as defined herein) (except that under certain circumstances such transactions may be consummated if opinions of counsel substantially to the effect of the requested rulings are received with respect to (d) above); (iii) the absence of any adverse tax development that would cause the Company Distribution to be taxable to the Company or the Company's stockholders; (iv) the receipt of all necessary governmental consents and approvals; and (v) the consummation of the Restructuring and the Company Distribution. See "THE COMPANY DISTRIBUTION AND RELATED TRANSACTIONS--Terms of the Distribution Agreement," "THE MERGER AGREEMENT--Conditions to Each Party's Obligation to Effect the Merger," "--Conditions to the Obligations of Westinghouse and Sub" and "--Conditions to the Obligations of the Company." SEE "RISK FACTORS" COMMENCING ON PAGE 21 FOR A DESCRIPTION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BEFORE VOTING.



     This Proxy Statement/Prospectus, the attached Notice of Special Meeting of Stockholders and the enclosed form of proxy are first being mailed to stockholders of the Company on or about July 18, 1997.

                               ------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/ PROSPECTUS. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.
                               ------------------


         The date of this Proxy Statement/Prospectus is July 16, 1997.

     At the Special Meeting, stockholders of the Company will be asked to consider and vote upon the following proposals (each a "Proposal" and collectively, the "Proposals"):

     1. The approval and adoption of the Agreement and Plan of Merger, dated as of February 9, 1997, a copy of which is attached as Annex I hereto (the "Merger Agreement"), among Westinghouse Electric Corporation, a Pennsylvania corporation ("Westinghouse"), G Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Westinghouse ("Sub"), and the Company, pursuant to which Sub will be merged with and into the Company (the "Merger") and each share of Company Common Stock outstanding immediately prior to the Merger will be converted into the right to receive a number of shares of Common Stock, par value $1.00 per share, of Westinghouse ("Westinghouse Common Stock") determined pursuant to a formula set forth in the Merger Agreement.


     2. The approval and adoption of the New Gaylord Entertainment Company 1997 Stock Option and Incentive Plan, a copy of which is attached as Annex VII hereto (the "New Gaylord Stock Plan").



     The approval and adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the votes entitled to be cast at the Special Meeting by the holders of the outstanding shares of Company Common Stock, voting as a single class. The approval and adoption of the New Gaylord Stock Plan requires the affirmative vote of the holders of a majority of the votes cast on such Proposal by the holders of the outstanding shares of Company Common Stock, voting as a single class, provided that the total number of votes cast on such Proposal represents over 50% of the number of votes entitled to be cast on such Proposal. Each share of Company Class A Common Stock is entitled to one vote and each share of Company Class B Common Stock is entitled to five votes on each Proposal. Certain stockholders of the Company have entered into an agreement with Westinghouse in which they have committed to vote certain shares of Company Common Stock representing approximately 65% of the outstanding voting power of Company Common Stock in favor of the approval and adoption of the Merger Agreement. Therefore, the approval and adoption of the Merger Agreement are assured. Such stockholders have also informed the Company that they intend to vote in favor of the approval and adoption of the New Gaylord Stock Plan. Therefore, its approval and adoption are also assured. See "THE SPECIAL MEETING--Required Vote" and "THE MERGER--The Stockholder Agreement."



     The number of shares of Westinghouse Common Stock to be received by the Company's stockholders in connection with the Merger for each outstanding share of Company Common Stock (subject to the proviso to this sentence, the "Per Share Merger Consideration") will be equal to (i) the quotient of (x) $1.55 billion divided by (y) the number of shares of Company Common Stock issued and outstanding immediately prior to the time the Merger becomes effective (the "Effective Time"), divided by (ii) the average of the daily closing prices per share of Westinghouse Common Stock as reported on the New York Stock Exchange ("NYSE") Composite Transactions List for the 15 consecutive full NYSE trading days immediately preceding the third full NYSE trading day prior to the Effective Time (the "Averaging Period"); provided, that Westinghouse will not be required to issue more than 110 million shares of Westinghouse Common Stock in the Merger (or 88 million shares in the unlikely event that Westinghouse consummates the anticipated separation of its power-related businesses (including Energy Systems (including the Process Control Division), Power Generation and Government Operations) and non-power-related businesses into two companies (the "Westinghouse Distribution") prior to the Effective Time). If the issuance of 110 million shares (or 88 million shares, as the case may be) of Westinghouse Common Stock would result in the Company's stockholders receiving shares with an aggregate value of less than $1.55 billion (calculated in accordance with the Merger Agreement as described above), then the Company would have the right to terminate the Merger Agreement, subject to Westinghouse's right to issue additional shares. Based on the average of the daily closing prices per share of Westinghouse Common Stock as reported on the NYSE Composite Transactions List for the 15 day trading period ended July 15, 1997 ($23.688) and on the number of shares of Company Common Stock outstanding on that date, the Per Share Merger Consideration would have been 0.673 shares of Westinghouse Common Stock. However, the actual Per Share Merger Consideration at the Effective Time may be greater or less than the above number. So long as the average of the daily closing prices per share of Westinghouse Common Stock for the Averaging Period is at or above $14.09 (or $17.61 in the unlikely event that the Westinghouse Distribution is consummated prior to the consummation of the Merger), the

Company's stockholders will receive shares of Westinghouse Common Stock having an aggregate value of $1.55 billion (calculated in accordance with the Merger Agreement). If the average of the daily closing prices per share of Westinghouse Common Stock for the Averaging Period is $14.09 (or $17.61 in the unlikely event that the Westinghouse Distribution is consummated prior to the consummation of the Merger), based on the number of shares of Company Common Stock outstanding on the Record Date the Per Share Merger Consideration would be 1.141 shares of Westinghouse Common Stock (or 0.913 shares in the unlikely event that the Westinghouse Distribution is consummated prior to the consummation of the Merger).


     Prior to the consummation of the Merger, the Company will be restructured (the "Restructuring") (pursuant to the terms of the Agreement and Plan of Distribution to be entered into by the Company and New Gaylord, the form of which is attached as Annex II hereto (the "Distribution Agreement")) so that the assets that are part of the Company's hospitality, attractions, music, television and radio businesses, as well as the Company's interest in the Country Music Television cable networks outside of the United States and Canada ("CMT International") and the option to acquire 95% of and the assets used in the management of Z Music, Inc. ("Z Music"), a cable network currently featuring primarily contemporary Christian music videos, will be transferred to or retained by New Gaylord or one of its subsidiaries (after giving effect to the Restructuring, collectively the "New Gaylord Companies"). In addition, the Restructuring will result in certain of the assets of the Company's cable networks business, consisting primarily of The Nashville Network ("TNN") and the United States and Canadian operations of Country Music Television ("CMT"), and certain other related businesses (collectively, the "Cable Networks Business"), being held by the Company or one of its subsidiaries other than the New Gaylord Companies (collectively, the "Cable Networks Companies"). In connection with the Restructuring, New Gaylord will, or will cause one of its subsidiaries to, unconditionally assume all the liabilities of Gaylord except to the extent that they arise out of the Cable Networks Business which the Company will, or will cause one of its subsidiaries to, retain or assume. See "SUMMARY--The Company Distribution and Related Transactions." Upon completion of the Restructuring and on the day prior to the Effective Time, the Company will distribute (the "Company Distribution") to each holder of record of Company Common Stock as of the record date for the Company Distribution that number of shares of Common Stock, $.01 par value, of New Gaylord ("New Gaylord Common Stock") equal to one-third of the number of shares of Company Common Stock held by such holder. Cash will be distributed in lieu of any fractional shares of New Gaylord Common Stock.



     Although the shares of New Gaylord Common Stock to be distributed pursuant to the Company Distribution are not part of the Merger consideration, the Company Distribution will be consummated only if the Merger is approved and adopted by the Company's stockholders and all other conditions to consummation of the Merger (other than completion of the Company Distribution) have been satisfied or waived.



     This Proxy Statement/Prospectus also constitutes the Prospectus of Westinghouse filed as part of a Registration Statement on Form S-4 (the "Westinghouse Form S-4") with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of shares of Westinghouse Common Stock to be issued in connection with the Merger. Each share of Westinghouse Common Stock issued in connection with the Merger will also be accompanied by a right (evidenced only by the certificate representing such common stock) to purchase, under certain circumstances, Series A Participating Preferred Stock of Westinghouse (the "Series A Preferred Stock") pursuant to a Rights Agreement dated as of December 28, 1995 (the "Westinghouse Rights Agreement") between Westinghouse and First Chicago Trust Company of New York, as Rights Agent. See "DESCRIPTION OF WESTINGHOUSE CAPITAL STOCK."


     The Company and Westinghouse currently anticipate that the Merger will be consummated prior to the consummation of the Westinghouse Distribution. In such event, stockholders of the Company who become shareholders of Westinghouse in connection with the Merger and who continue to hold their shares of Westinghouse Common Stock on the record date for the Westinghouse Distribution will be entitled to participate in the Westinghouse Distribution on the same basis as all other shareholders of Westinghouse. See "RECENT DEVELOPMENTS" and "THE MERGER AGREEMENT--Alternative Transaction."

     Westinghouse Common Stock is listed for trading under the symbol "WX" on the NYSE, the Chicago Stock Exchange (the "CSE"), the Pacific Stock Exchange (the "PSE"), the Boston Stock Exchange (the "BSE") and the Philadelphia Stock Exchange (the "PHSE") and Company Class A Common Stock is listed for trading under the symbol "GET" on the NYSE. On February 7, 1997, the last trading day prior to the execution of the Merger Agreement, the last reported sales prices of Westinghouse Common Stock and Company Class A Common Stock, as reported on the NYSE Composite Transactions List, were $17.75 per share and $25.375 per share, respectively. On July 15, 1997, the last trading day prior to the printing of this Proxy Statement/Prospectus, the last reported sales prices of Westinghouse Common Stock and Company Class A Common Stock, as reported on the NYSE Composite Transactions List, were $24.625 per share and $23.063 per share, respectively.

                               TABLE OF CONTENTS


                                                                                         PAGE
                                                                                         ----
AVAILABLE INFORMATION.................................................................     7
INCORPORATION OF DOCUMENTS BY REFERENCE...............................................     8
FORWARD-LOOKING STATEMENTS............................................................     9
SUMMARY...............................................................................    10
  The Westinghouse Group, Gaylord and the Cable Networks Business.....................    10
  The Special Meeting.................................................................    11
  The Merger and the Merger Agreement.................................................    11
  Certain U.S. Federal Income Tax Considerations......................................    15
  The Company Distribution and Related Transactions...................................    15
  The Post-Closing Covenants Agreement................................................    16
  The Tax Disaffiliation Agreement....................................................    16
  Westinghouse Selected Consolidated Historical Financial Data........................    17
  Cable Networks Business Selected Combined Historical Financial Data.................    18
  Selected Unaudited Pro Forma Financial Information..................................    19
RISK FACTORS..........................................................................    21
RECENT DEVELOPMENTS...................................................................    24
THE SPECIAL MEETING...................................................................    25
  General.............................................................................    25
  Record Date; Stockholders Entitled to Vote..........................................    25
  Required Vote.......................................................................    25
  Stock Ownership of Directors and Management.........................................    26
  Proxies; Quorum.....................................................................    26
  Solicitation of Proxies.............................................................    26
THE MERGER............................................................................    27
  General.............................................................................    27
  Background of the Merger............................................................    27
  The Company's Reasons for the Merger; Recommendation of its Board of Directors......    29
  Interests of Certain Persons in the Merger..........................................    30
  Opinion of the Company's Financial Advisor..........................................    31
  Resale of Shares of Westinghouse Common Stock Issued in the Merger; Affiliates......    34
  Board Representation................................................................    35
  Accounting Treatment................................................................    35
  Absence of Dissenters' Appraisal Rights.............................................    35
  Stock Exchange Listing..............................................................    35
  Delisting and Deregistration of Company Class A Common Stock........................    35
  The Stockholder Agreement...........................................................    36
THE MERGER AGREEMENT..................................................................    38
  The Merger..........................................................................    38
  Per Share Merger Consideration......................................................    38
  Conversion of Company Common Stock..................................................    38
  No Fractional Shares................................................................    39
  Effective Time of the Merger........................................................    39
  Exchange of Company Common Stock....................................................    39
  Employee Matters and Stock Options..................................................    40
  Representations and Warranties; Survival............................................    41
  Business of Gaylord Pending the Merger..............................................    41
  Business of Westinghouse Pending the Merger.........................................    43
  Conditions to Each Party's Obligation to Effect the Merger..........................    43
  Conditions to the Obligations of Westinghouse and Sub...............................    44
  Conditions to the Obligations of the Company........................................    46

                                                                                         PAGE
                                                                                         ----
  Directors and Officers..............................................................    46
  Certificate of Incorporation and By-Laws............................................    47
  No Solicitation.....................................................................    47
  Noncompetition Agreements...........................................................    48
  Alternative Transaction.............................................................    48
  Termination.........................................................................    48
  Fees and Expenses...................................................................    50
  Amendment...........................................................................    50
  Waiver..............................................................................    50
  Substitution of Parties.............................................................    50
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS........................................    51
REGULATORY REVIEWS AND APPROVALS......................................................    53
THE COMPANY DISTRIBUTION AND RELATED TRANSACTIONS.....................................    54
  General.............................................................................    54
  Terms of the Distribution Agreement.................................................    54
  Terms of the Ancillary Agreements...................................................    57
THE POST-CLOSING COVENANTS AGREEMENT..................................................    59
  Indemnification.....................................................................    59
  Agreement Not to Compete............................................................    60
  Working Capital Adjustment..........................................................    61
  Other Agreements....................................................................    61
THE TAX DISAFFILIATION AGREEMENT......................................................    62
  Terms of the Tax Disaffiliation Agreement...........................................    62
COMPARATIVE PER SHARE MARKET INFORMATION..............................................    63
UNAUDITED PRO FORMA FINANCIAL INFORMATION.............................................    64
APPROVAL AND ADOPTION OF THE NEW GAYLORD STOCK PLAN...................................    73
  General.............................................................................    73
  Summary of the New Gaylord Stock Plan...............................................    73
  Certain U.S. Federal Income Tax Consequences........................................    76
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS........................................    77
DESCRIPTION OF WESTINGHOUSE CAPITAL STOCK.............................................    77
COMPARISON OF THE RIGHTS OF WESTINGHOUSE AND COMPANY STOCKHOLDERS.....................    79
BUSINESS OF THE WESTINGHOUSE GROUP....................................................    88
BUSINESS OF GAYLORD AND THE CABLE NETWORKS BUSINESS...................................    90
STOCKHOLDER PROPOSALS.................................................................    91
EXPERTS...............................................................................    91
LEGAL OPINIONS........................................................................    92
OTHER MATTERS.........................................................................    92
INDEX TO CABLE NETWORKS BUSINESS COMBINED FINANCIAL STATEMENTS........................   F-1

ANNEX I    AGREEMENT AND PLAN OF MERGER DATED AS OF FEBRUARY 9, 1997
ANNEX II   FORM OF DISTRIBUTION AGREEMENT
ANNEX III  STOCKHOLDER AGREEMENT DATED AS OF FEBRUARY 9, 1997
ANNEX IV   FORM OF POST-CLOSING COVENANTS AGREEMENT
ANNEX V    FORM OF TAX DISAFFILIATION AGREEMENT
ANNEX VI   OPINION OF MERRILL LYNCH & CO.
ANNEX VII  NEW GAYLORD STOCK PLAN

                             AVAILABLE INFORMATION

     Westinghouse and the Company are, and, as a result of the Company Distribution, New Gaylord will become, subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file or will file, as the case may be, reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the SEC: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such reports, proxy statements and other information may be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The SEC maintains a Web site at http://www.sec.gov that contains such reports, proxy statements and other information. Copies of such materials filed by Westinghouse can be inspected at the NYSE, 20 Broad Street, New York, New York 10005; the CSE, One Financial Place, 440 South LaSalle Street, Chicago, Illinois 60605; the PSE, 301 Pine Street, San Francisco, California 94104; the BSE, 1 Boston Place, Boston, Massachusetts 02108; and the PHSE, 1900 Market Street, Philadelphia, Pennsylvania 19103. Copies of such materials filed by the Company can be inspected at the NYSE at the address noted above. After consummation of the Merger, the Company will no longer be required to file reports, proxy statements or other information with the SEC. Instead, such information will be included, to the extent required, in filings made by Westinghouse and New Gaylord.

     This Proxy Statement/Prospectus does not contain all of the information set forth in the Westinghouse Form S-4, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Reference is made to the Westinghouse Form S-4 and the Exhibits thereto for further information. Statements contained or incorporated by reference herein concerning the provisions of any agreement or other document filed as an Exhibit to the Westinghouse Form S-4 or otherwise filed with the SEC are not necessarily complete and reference is hereby made to the copy thereof so filed for more detailed information, each such statement being qualified in its entirety by such reference. In connection with the Company Distribution, the Company has filed a Registration Statement on Form 10 (the "New Gaylord Form 10", and together with the Westinghouse Form S-4, the "Registration Statements"). Certain important information relating to the Company Distribution and New Gaylord is set forth in the Information Statement filed as part of the New Gaylord Form 10 (the "Information Statement"). A copy of the Information Statement accompanies this Proxy Statement/Prospectus.


     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF SUCH DOCUMENTS (EXCLUDING EXHIBITS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION INCORPORATED HEREIN) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER OF SHARES OF COMPANY COMMON STOCK TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO, IN THE CASE OF DOCUMENTS RELATING TO WESTINGHOUSE, WESTINGHOUSE ELECTRIC CORPORATION, 11 STANWIX STREET, ROOM 1064, PITTSBURGH, PENNSYLVANIA 15222, ATTENTION: CORPORATE INFORMATION CENTER (TELEPHONE: (412) 244-2300), AND, IN THE CASE OF DOCUMENTS RELATING TO GAYLORD, GAYLORD ENTERTAINMENT COMPANY, ONE GAYLORD DRIVE, NASHVILLE, TENNESSEE 37214, ATTENTION:
F.M. WENTWORTH, JR., CORPORATE SECRETARY (TELEPHONE: (615) 316-6000). IN ORDER TO ENSURE DELIVERY OF DOCUMENTS PRIOR TO THE SPECIAL MEETING, ANY REQUEST THEREFOR SHOULD BE MADE NOT LATER THAN AUGUST 8, 1997.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents heretofore filed with the SEC pursuant to the Exchange Act are incorporated herein by reference:


          1. Westinghouse's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as amended by Form 10-K/A Amendment No. 1 filed on July 14, 1997 (the "1996 Westinghouse 10-K");


          2. The portions of Westinghouse's Notice of 1997 Annual Meeting and Proxy Statement that have been incorporated by reference in the 1996 Westinghouse 10-K;


          3. Westinghouse's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1997, as amended by Form 10-Q/A Amendment No. 1 filed on July 14, 1997 (the "1997 Westinghouse 10-Q");


          4. Westinghouse's Current Reports on Form 8-K reporting events on December 31, 1996, February 10, 1997, February 11, 1997, April 25, 1997,
     May 1, 1997, May 23, 1997, May 28, 1997, May 30, 1997 and June 18, 1997;


          5. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as amended by Form 10-K/A filed on June 11, 1997 (the "1996 Company 10-K");


          6. The Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1997; and

          7. The Company's Current Report on Form 8-K reporting events on February 10, 1997.

     All reports and other documents filed by either Westinghouse or the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.
                               ------------------

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE MATTERS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY EITHER WESTINGHOUSE OR THE COMPANY. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES, NOR DOES IT CONSTITUTE THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE WESTINGHOUSE GROUP (AS DEFINED BELOW) OR GAYLORD, SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                               ------------------

     As used herein, unless the context otherwise clearly requires, "Westinghouse" refers to Westinghouse Electric Corporation, the "Westinghouse Group" refers to Westinghouse Electric Corporation and its subsidiaries, the "Company" refers to Gaylord Entertainment Company and "Gaylord" refers to Gaylord Entertainment Company and its subsidiaries (before giving effect to the Restructuring and the Company Distribution). Capitalized terms not defined in this Proxy Statement/Prospectus have the respective meanings specified in the Merger Agreement.
                               ------------------

     All information contained in this Proxy Statement/Prospectus with respect to the Westinghouse Group has been provided by Westinghouse. All information contained in this Proxy Statement/Prospectus with respect to Gaylord has been provided by the Company.

                           FORWARD-LOOKING STATEMENTS


     Certain statements in this Proxy Statement/Prospectus (including the documents incorporated by reference herein) constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Westinghouse Group, the Cable Networks Business and the New Gaylord Companies to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. When used in this Proxy Statement/Prospectus, the words "estimate," "project," "intend," "expect" and similar expressions, when used in connection with the Westinghouse Group, the Cable Networks Business or the New Gaylord Companies, including their respective management, are intended to identify forward-looking statements. These forward-looking statements were based on various factors and were derived utilizing numerous important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements with respect to the Westinghouse Group and the Cable Networks Business include, but are not limited to: the Westinghouse Group's ability to increase audience share for its programs, particularly in key demographic segments; uncertainty as to the effectiveness of the Westinghouse Group's strategy to grow through international expansion, particularly in its industrial and technology businesses; uncertainty as to the effect of increased competition across all of the Westinghouse Group's businesses; uncertainty as to continued growth in the popularity of country music and country lifestyles; consumer tastes and preferences for the programming and other entertainment offerings of the Cable Networks Business; the ability of the Westinghouse Group to successfully integrate all of its recent acquisitions; and uncertainty as to whether the Westinghouse Distribution will occur, the possible timing thereof and the allocation of assets and liabilities therein. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements with respect to the New Gaylord Companies include, but are not limited to: uncertainty as to the New Gaylord Companies' future profitability without the Cable Networks Business; the growth in the popularity of Christian music and family values lifestyles; the advertising market in the United States in general and in the New Gaylord Companies' local television and radio markets; the perceived attractiveness of Nashville, Tennessee as a convention and tourist destination; competition in the New Gaylord Companies' existing and potential future lines of business; the New Gaylord Companies' ability to integrate and successfully operate acquired businesses and the risks associated with such businesses; and uncertainty as to the future profitability of any acquired businesses. Other factors and assumptions not identified above were also involved in the derivation of these forward-looking statements and the failure of such other assumptions to be realized as well as other factors may also cause actual results to differ materially from those projected. The Westinghouse Group, Gaylord and the New Gaylord Companies assume no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere or incorporated by reference in this Proxy Statement/Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained or incorporated by reference in this Proxy
Statement/Prospectus and the Annexes hereto.
                               ------------------

     STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THIS PROXY
STATEMENT/PROSPECTUS, INCLUDING THE ANNEXES HERETO AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE, IN THEIR ENTIRETY AND SHOULD CONSIDER CAREFULLY THE INFORMATION SET FORTH BELOW UNDER THE HEADING "RISK FACTORS."

                               ------------------

THE WESTINGHOUSE GROUP, GAYLORD AND THE CABLE NETWORKS BUSINESS

     The Westinghouse Group. Westinghouse is a global company which operates its businesses through the Westinghouse/CBS Group and the Industries & Technology Group. The Westinghouse/CBS Group combines the operations of CBS Inc. ("CBS"), which Westinghouse acquired in 1995, Infinity Broadcasting Corporation ("Infinity"), which Westinghouse acquired in 1996, and the former Westinghouse Broadcasting Company, Inc., and includes the CBS Television Network; CBS Television Stations; CBS Radio; CBS Cable; and EYEMARK Entertainment. The Westinghouse/CBS Group operates in the principal business areas of television and radio station ownership and broadcast and cable programming. The Industries & Technology Group provides services, fuel and equipment for the nuclear energy market, services and equipment for the power generation market, transport temperature control equipment and management services at government-owned facilities. Westinghouse has announced that it intends to separate its power-related and non-power-related businesses during 1997. See "RECENT DEVELOPMENTS." Westinghouse's principal executive offices are located at 11 Stanwix Street, Pittsburgh, Pennsylvania 15222, and its telephone number is
(412) 244-2300. See "BUSINESS OF THE WESTINGHOUSE GROUP."

     Gaylord and the Cable Networks Business. Gaylord is a diversified entertainment and communications company whose businesses include hospitality, attractions, music, television, radio and cable networks. Gaylord's cable networks business consists primarily of TNN, CMT, CMT International and the management of and option to acquire 95% of Z Music. Gaylord's hospitality and attractions operations consist of an interrelated group of businesses based in Nashville, Tennessee including the Grand Ole Opry, the Opryland Hotel, the Opryland theme park, the Wildhorse Saloon, the Ryman Auditorium, the General Jackson (an entertainment showboat) and related businesses. Gaylord's music business includes recorded music and music publishing and consists primarily of Word Entertainment and Opryland Music Group. Gaylord's broadcasting operations include broadcast television station KTVT (Fort Worth-Dallas, Texas), and three radio stations: WSM-AM, WSM-FM, and WWTN-FM, all of which are based in Nashville. Gaylord's principal executive offices are located at One Gaylord Drive, Nashville, Tennessee 37214, and its telephone number is (615) 316-6000.

     The Cable Networks Business, which will be acquired by Westinghouse pursuant to the Merger, consists primarily of Gaylord's cable networks segment, including TNN and CMT, but excluding CMT International and the management of and option to acquire 95% of Z Music. CMT International and the management of and option to acquire 95% of Z Music, together with all other businesses and assets of Gaylord that are not part of the Cable Networks Business (collectively, the "New Gaylord Business"), will, as a result of the Restructuring, be transferred to or retained by one of the New Gaylord Companies. Upon completion of the Restructuring and on the day prior to the Effective Time, all the outstanding shares of New Gaylord Common Stock will be distributed to the Company's stockholders. See "THE COMPANY DISTRIBUTION AND RELATED TRANSACTIONS--Terms of the Distribution Agreement" and "BUSINESS OF GAYLORD AND THE CABLE NETWORKS BUSINESS."

     Detailed information concerning New Gaylord, including historical financial information and pro forma financial information, which gives effect to the Restructuring, the Company Distribution and the Merger, as well as information concerning the business and operations of New Gaylord following the Restructuring, the Company Distribution and the Merger, its directors and officers and their stock ownership, remuneration and options granted to them, is contained in the Information Statement, a copy of which accompanies this Proxy Statement/Prospectus.
THE SPECIAL MEETING

     General. The Special Meeting will be held at the Ryman Auditorium, 116 5th Avenue North, Nashville, Tennessee, on Friday, August 15, 1997, at 10:00 a.m., local time. At the Special Meeting, the Company's stockholders will be asked to consider and vote upon (i) the approval and adoption of the Merger Agreement and
(ii) the approval and adoption of the New Gaylord Stock Plan. In accordance with the Restated By-laws of the Company, as amended (the "Company By-Laws"), no business other than that specified in the Notice of Special Meeting may properly be brought before the Special Meeting.

     Record Date. The Company Board has fixed the close of business on June 19, 1997 as the record date (the "Record Date") for the determination of the stockholders of the Company entitled to receive notice of and to vote at the Special Meeting and at any adjournments or postponements thereof. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at such meeting.

     Required Vote. At the close of business on the Record Date, 45,449,719 shares of Company Class A Common Stock and 50,943,845 shares of Company Class B Common Stock were outstanding. The approval and adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the votes entitled to be cast at the Special Meeting by the holders of the outstanding shares of Company Common Stock, voting as a single class. Under Section 162(m) of the United States Internal Revenue Code of 1986, as amended (the "Code"), and the rules of the NYSE, the approval and adoption of the New Gaylord Stock Plan requires the affirmative vote of the holders of a majority of the votes cast on such Proposal by the holders of the outstanding shares of Company Common Stock, voting as a single class, provided that the total number of votes cast on such Proposal represents over 50% of the number of votes entitled to be cast on such Proposal. Each share of Company Class A Common Stock is entitled to one vote and each share of Company Class B Common Stock is entitled to five votes on each Proposal properly presented at the Special Meeting.

     Certain stockholders of the Company have entered into an agreement with Westinghouse in which they have committed to vote certain shares of Company Common Stock representing approximately 65% of the outstanding voting power of Company Common Stock in favor of the approval and adoption of the Merger Agreement. Therefore, the approval and adoption of the Merger Agreement are assured. Such stockholders have also informed the Company that they intend to vote all of their shares in favor of the approval and adoption of the New Gaylord Stock Plan. Therefore, its approval and adoption are also assured. See "THE SPECIAL MEETING--Required Vote" and "THE MERGER--The Stockholder Agreement."

     Proxies; Quorum. The shares of Company Common Stock represented by valid proxies received will be voted in the manner specified on the proxies. Where a specific choice is not indicated, the shares represented by valid proxies received will be voted FOR the approval and adoption of (i) the Merger Agreement and (ii) the New Gaylord Stock Plan. An abstention will have the effect of a vote cast against approval and adoption of (i) the Merger Agreement and (ii) the New Gaylord Stock Plan. Brokers who hold shares of Company Class A Common Stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof. Any shares which are not voted because the nominee-broker lacks such discretionary authority will (i) have the effect of votes cast against approval and adoption of the Merger Agreement and (ii) be disregarded and have no effect on the approval and adoption of the New Gaylord Stock Plan. See "THE SPECIAL MEETING--Required Vote." The presence, in person or by properly executed proxy, of the holders of a majority of the votes represented by the issued and outstanding shares of Company Common Stock, considered as a single class, is necessary to constitute a quorum at the Special Meeting.
THE MERGER AND THE MERGER AGREEMENT

     General. At the Effective Time, Sub will be merged with and into the Company, with the Company continuing as the surviving corporation (the "Surviving Corporation") and a wholly owned subsidiary of

Westinghouse. As a result of the Merger, the separate corporate existence of Sub will cease and the Company will succeed to all the rights and be responsible for all the obligations of Sub in accordance with the General Corporation Law of the State of Delaware (the "DGCL"). The Per Share Merger Consideration to be received by the Company's stockholders in the Merger will be equal to (i) the quotient of (x) $1.55 billion divided by (y) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time divided by (ii) the average of the daily closing prices per share of Westinghouse Common Stock as reported on the NYSE Composite Transactions List for the Averaging Period; provided, that Westinghouse will not be required to issue more than 110 million shares of Westinghouse Common Stock in the Merger (or 88 million shares in the unlikely event that Westinghouse consummates the Westinghouse Distribution prior to the Effective Time). If the issuance of 110 million shares (or 88 million shares, as the case may be) of Westinghouse Common Stock would result in the Company's stockholders receiving shares with an aggregate value of less than $1.55 billion (calculated in accordance with the Merger Agreement as described above), then the Company would have the right to terminate the Merger Agreement, subject to Westinghouse's right to issue additional shares. Based on the average of the daily closing prices per share of Westinghouse Common Stock as reported on the NYSE Composite Transactions List for the 15 day trading period ended July 15, 1997 ($23.688) and on the number of shares of Company Common Stock outstanding on that date, the Per Share Merger Consideration would have been 0.673 shares of Westinghouse Common Stock. However, the actual Per Share Merger Consideration at the Effective Time may be greater or less than the above number.

     The Company and Westinghouse currently anticipate that the Merger will be consummated prior to the consummation of the Westinghouse Distribution. However, the Merger Agreement provides that under certain circumstances the Merger will not be consummated until after the consummation of the Westinghouse Distribution (the "Alternative Transaction") and in such event each share of Company Common Stock will be converted in the Merger into the right to receive a number of shares of Westinghouse Common Stock calculated in accordance with the Merger Agreement, except that Westinghouse will not be required to issue more than 88 million shares of Westinghouse Common Stock. If the issuance of 88 million shares of Westinghouse Common Stock would result in the Company's stockholders receiving shares with an aggregate market value of less than $1.55 billion (calculated in accordance with the Merger Agreement), then the Company would have the right to terminate the Merger Agreement, subject to Westinghouse's right to issue additional shares. In the unlikely event that the Alternative Transaction is to be consummated, the Company would mail additional information to its stockholders.

     The calculation of the Per Share Merger Consideration is more fully described under "THE MERGER AGREEMENT--Per Share Merger Consideration," "--Alternative Transaction" and "--Conversion of Company Common Stock." The Company's termination right and Westinghouse's right to increase the number of shares of Westinghouse Common Stock it will issue in connection with the Merger are more fully described under "THE MERGER AGREEMENT--Per Share Merger Consideration," "--Alternative Transaction" and "--Termination."

     HOLDERS OF COMPANY COMMON STOCK SHOULD NOT SEND ANY CERTIFICATES REPRESENTING SHARES OF COMPANY COMMON STOCK WITH THE ENCLOSED PROXY CARD. IF THE MERGER IS CONSUMMATED, A LETTER OF TRANSMITTAL WILL BE MAILED AS SOON AS PRACTICABLE AFTER THE MERGER TO EACH PERSON WHO WAS A HOLDER OF OUTSTANDING SHARES OF COMPANY COMMON STOCK IMMEDIATELY PRIOR TO THE CONSUMMATION OF THE MERGER. COMPANY STOCKHOLDERS SHOULD SEND CERTIFICATES REPRESENTING COMPANY COMMON STOCK TO THE EXCHANGE AGENT (AS DEFINED HEREIN) ONLY AFTER THEY RECEIVE, AND IN ACCORDANCE WITH THE INSTRUCTIONS CONTAINED IN, THE LETTER OF TRANSMITTAL. See "THE MERGER AGREEMENT--Exchange of Company Common Stock."

     As soon as practicable on or after the date specified by the parties for the closing of the Merger (the "Closing Date"), the parties to the Merger Agreement will file a Certificate of Merger with the Secretary of State of the State of Delaware (the "Certificate of Merger"). The Certificate of Merger will specify that the

Merger will become effective at 12:01 a.m. on the day following the Closing Date or at such other time as Westinghouse and the Company may agree to specify in the Certificate of Merger. See "THE MERGER AGREEMENT--Effective Time of the Merger" and "--Conditions to Each Party's Obligation to Effect the Merger."



     Recommendation of the Company Board. The Company Board has unanimously approved the Restructuring, the Company Distribution and the Merger and believes that such transactions are in the best interests of Gaylord and the holders of Company Common Stock. Accordingly, the Company Board recommends that the Company's stockholders vote FOR the approval and adoption of the Merger Agreement. For a description of the factors considered by the Company Board and the reasons for its recommendation, see "THE MERGER--The Company's Reasons for the Merger; Recommendation of its Board of Directors."


     The Board of Directors of New Gaylord has unanimously approved the terms of the New Gaylord Stock Plan and believes that such plan is in the best interests of New Gaylord and its stockholders. Accordingly, the Company Board recommends that the Company's stockholders vote FOR the approval and adoption of the New Gaylord Stock Plan. See "APPROVAL AND ADOPTION OF THE NEW GAYLORD STOCK PLAN."

     Interests of Certain Persons in the Merger. In considering the recommendation of the Company Board and whether to vote in favor of the approval and adoption of the Merger Agreement, the Company's stockholders should be aware that certain persons may have interests in the Merger that are different from or in addition to those of the Company's stockholders generally. See "THE MERGER--Interests of Certain Persons in the Merger."

     Opinion of the Company's Financial Advisor. The Company retained Merrill Lynch & Co. ("Merrill Lynch") to act as its exclusive financial advisor in connection with the Merger. On February 9, 1997, Merrill Lynch rendered to the Company Board its written opinion (the "Merrill Lynch Opinion") that, as of such date and based upon and subject to the factors and assumptions set forth therein, the Per Share Merger Consideration (the Per Share Merger Consideration is referred to in the Merrill Lynch Opinion as the "Exchange Ratio") was fair to the holders of the Company Common Stock from a financial point of view. The full text of the Merrill Lynch Opinion is attached as Annex VI hereto and stockholders of the Company are urged to read the full text of such opinion. The Merrill Lynch Opinion was provided to the Company Board for its information and is directed only to the fairness from a financial point of view of the Per Share Merger Consideration to the holders of the Company Common Stock, does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to the Company's stockholders as to how such stockholders should vote on the approval and adoption of the Merger Agreement or any matter related thereto. See "THE MERGER--Opinion of the Company's Financial Advisor."


     The Stockholder Agreement. Pursuant to the terms of the Stockholder Agreement, dated as of February 9, 1997, a copy of which is attached as Annex III hereto (the "Stockholder Agreement"), among Westinghouse, certain holders of Company Common Stock (each a "Principal Stockholder", and collectively, the "Principal Stockholders") and the trustees (including the Company's Chairman, Edward L. Gaylord) (the "Voting Trustees") of that certain voting trust (the "Voting Trust") created pursuant to the Agreement dated as of October 3, 1990, as amended by Amendment No. 1 to Voting Trust Agreement dated as of October 23, 1991 (as so amended, the "Voting Trust Agreement"), among the Voting Trustees and certain stockholders of the Company party thereto from time to time, the Voting Trustees and the Principal Stockholders have agreed to vote certain shares of Company Common Stock in favor of the approval and adoption of the Merger Agreement at the Special Meeting. Together, the Voting Trustees and the Principal Stockholders control approximately 65% of the outstanding voting power of Company Common Stock. Therefore, the approval and adoption of the Merger Agreement are assured. See "THE MERGER--The Stockholder Agreement." The Voting Trustees and the Principal Stockholders have also informed the Company that they intend to vote all of their shares of Company Common Stock in favor of the approval and adoption of the New Gaylord Stock Plan. Therefore, its approval and adoption are also assured.

     Accounting Treatment. The Merger will be accounted for by Westinghouse under the "purchase" method of accounting, in accordance with generally accepted accounting principles. After the Merger, the results of operations of the Cable Networks Business will be included in the consolidated financial statements of Westinghouse.

     Termination of the Merger Agreement. The Merger Agreement may be terminated at any time prior to the Effective Time by mutual written consent of Westinghouse, Sub and the Company. The Merger Agreement may also be terminated prior to the Effective Time by either Westinghouse or the Company if, among other things, (i) (a) at the Special Meeting, the Merger Approval is not obtained; (b) the Merger is not consummated on or before February 9, 1998, subject to certain exceptions; or (c) any federal, state or local government, or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), has issued an order, decree, ruling or injunction or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling, injunction or other action shall have become final and nonappealable; or (ii) the other party or any of its subsidiaries breaches any of the representations, warranties, covenants or other agreements contained in the Transaction Agreements (as defined below), which would give rise to the failure of certain conditions to the Merger and cannot be or has not been cured within 30 days following written notice to the breaching party of such breach (a "Material Breach"), provided that the terminating party is not then in Material Breach. In addition, the Merger Agreement may be terminated by the Company if the shares of Westinghouse Common Stock to be received by the Company's stockholders in connection with the Merger would have an aggregate value of less than $1.55 billion (calculated in accordance with the Merger Agreement), subject to Westinghouse's right to issue additional shares. See "THE MERGER AGREEMENT--Termination."

     As used herein "Transaction Agreements" means the Merger Agreement, the Distribution Agreement, the Stockholder Agreement, the Post-Closing Covenants Agreement to be entered into by Westinghouse, the Company, New Gaylord and certain subsidiaries of New Gaylord, the form of which is attached as Annex IV hereto (the "Post-Closing Covenants Agreement"), the Tax Disaffiliation Agreement to be entered into by the Company, New Gaylord and Westinghouse, the form of which is attached as Annex V hereto (the "Tax Disaffiliation Agreement"), and the Ancillary Agreements (as defined herein; see "THE COMPANY DISTRIBUTION AND RELATED TRANSACTIONS--Terms of the Distribution Agreement").

     Conditions. The obligations of the Company and Westinghouse to consummate the Merger are subject to the satisfaction or waiver of certain conditions including, among other things: (i) the receipt of the Merger Approval; (ii) the issuance by the IRS of certain rulings described under "--Certain U.S. Federal Income Tax Considerations" below; (iii) the absence of any adverse tax development that would cause the Company Distribution to be taxable to the Company or the Company's stockholders; (iv) the receipt of all necessary governmental approvals and consents; and (v) the consummation of the Restructuring and the Company Distribution. See "THE MERGER AGREEMENT--Conditions to Each Party's Obligation to Effect the Merger."


     Fees and Expenses. Regardless of whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with the Transaction Agreements and the transactions contemplated thereby will be paid by the party incurring such fees, costs or expenses, except that each of Westinghouse and the Company will pay one-half of (i) the fees, costs and expenses incurred in connection with filing, printing and mailing the Westinghouse Form S-4, the New Gaylord Form 10 and this Proxy Statement/Prospectus and (ii) all filing fees incurred under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). See "THE MERGER AGREEMENT -- Fees and Expenses."


     If the Merger is consummated, New Gaylord will be responsible for and will pay all expenses of Gaylord directly related to the Restructuring, the Company Distribution and the Merger. See "THE POST-CLOSING COVENANTS AGREEMENT--Other Agreements."

     Absence of Dissenters' Appraisal Rights. Under the DGCL, the stockholders of the Company are not entitled to appraisal rights in connection with the Merger or any of the other transactions contemplated by the Merger Agreement or the Distribution Agreement, including the Restructuring and the Company Distribu-tion. See "THE MERGER--Absence of Dissenters' Appraisal Rights" and "COMPARISON OF THE RIGHTS OF WESTINGHOUSE AND COMPANY STOCKHOLDERS."
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The Company and Westinghouse have requested a private letter ruling from the IRS containing rulings (the "Tax Rulings") substantially to the effect that each of the following generally will be tax-free to the Company and the Company's stockholders: (a) the transfer of certain assets and related liabilities to New Gaylord prior to the Company Distribution, (b) the Company Distribution, (c) the Merger and (d) certain other transactions that are part of the Restructuring. Receipt of the Tax Rulings in form and substance reasonably satisfactory to each of the Company and Westinghouse is a condition to the respective obligations of each of the Company, Westinghouse and Sub to consummate the Company Distribution and the Merger (as applicable). However, under certain circumstances such transactions may be consummated without the rulings described in (d) above if opinions of counsel substantially to the same effect are received. See "THE MERGER AGREEMENT--Conditions to Each Party's Obligation to Effect the Merger" and "CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS."
THE COMPANY DISTRIBUTION AND RELATED TRANSACTIONS

     General. In connection with the Merger, prior to the Effective Time, Gaylord will engage in a series of transactions including the Restructuring, the Recapitalization and the Company Distribution, the purpose of which is to make possible Westinghouse's acquisition of the Cable Networks Business on a tax-free basis to the Company and the holders of Company Common Stock in a transaction in which the holders of Company Common Stock will receive Westinghouse Common Stock and will also retain their proportionate equity interests in the New Gaylord Business in the form of New Gaylord Common Stock to be received in the Company Distribution. The Company's stockholders are being asked to vote on the approval and adoption of the Merger Agreement and are not being asked to vote on the Restructuring, the Recapitalization or the Company Distribution.

     The Restructuring. Gaylord will effect a series of mergers, asset and stock transfers and liability assumptions among itself and its subsidiaries. The purpose and effect of the Restructuring is to separate the New Gaylord Business, which is not being acquired by Westinghouse in the Merger, from the Cable Networks Business. In connection with the Restructuring, New Gaylord will, or will cause one of its subsidiaries to, assume all liabilities of Gaylord (the "Assumed Liabilities") other than certain liabilities to the extent that they arise out of the Cable Networks Business (the "Cable Networks Liabilities"), which the Company will, or will cause one of its subsidiaries to, retain or assume. See "THE COMPANY DISTRIBUTION AND RELATED TRANSACTIONS--Terms of the Distribution Agreement."

     The Recapitalization. The Company will cause New Gaylord to amend its certificate of incorporation to, among other things, authorize shares of New Gaylord Common Stock, increase the authorized number of shares of common stock of New Gaylord and convert the currently outstanding shares of common stock, $100.00 par value ("Old Common Stock"), of New Gaylord (all of which is currently held by the Company) into a number of shares of New Gaylord Common Stock equal to one-third of the total number of shares of Company Common Stock outstanding immediately prior to the date designated by the Company Board for the purpose of determining the Company's stockholders entitled to participate in the Company Distribution (the "Company Distribution Record Date") (collectively, the "Recapitalization"). See "THE COMPANY DISTRIBUTION AND RELATED TRANSACTIONS--Terms of the Distribution Agreement."

     The Company Distribution. Upon completion of the Restructuring and on the day prior to the Effective Time, the Company will effect the Company Distribution by distributing to each holder of record of Company Common Stock as of the record date for the Company Distribution certificates representing that number of shares of New Gaylord Common Stock equal to one-third the number of shares of Company Common Stock held of record by such stockholder. Cash will be distributed in lieu of any fractional shares of New Gaylord Common Stock. See "THE COMPANY DISTRIBUTION AND RELATED TRANSACTIONS--Terms of the Distribution Agreement."

THE POST-CLOSING COVENANTS AGREEMENT

     Pursuant to the Merger Agreement and prior to the Company Distribution, Westinghouse, the Company, New Gaylord and certain of New Gaylord's subsidiaries will enter into the Post-Closing Covenants Agreement which will provide, among other things, (i) that New Gaylord and certain of its subsidiaries will indemnify Westinghouse and its affiliates against certain losses and liabilities and Westinghouse will indemnify New Gaylord and its affiliates against certain losses and liabilities; (ii) that New Gaylord and its subsidiaries will not engage in certain specified activities which would constitute competition with the Cable Networks Business and the Westinghouse Group will not engage in certain activities which would constitute competition with CMT International; and (iii) for a post-closing adjustment based on the level of working capital of the Cable Networks Business. See "THE POST-CLOSING COVENANTS AGREEMENT."
THE TAX DISAFFILIATION AGREEMENT

     Pursuant to the Merger Agreement and prior to the Company Distribution, the Company, New Gaylord and Westinghouse will enter into the Tax Disaffiliation Agreement which will set forth each party's rights and obligations with respect to U.S. Federal, state, local and foreign taxes for periods before and after the Merger and related matters such as the filing of tax returns and the conduct of audits and other tax proceedings. See "THE TAX DISAFFILIATION AGREEMENT."

          WESTINGHOUSE SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

     The selected consolidated historical financial data presented below have been derived from and should be read in conjunction with the Westinghouse restated audited consolidated financial statements and the notes thereto included in Westinghouse's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as amended by Form 10-K/A Amendment No. 1 filed on July 14, 1997 and the restated unaudited interim consolidated financial statements and the notes thereto included in Westinghouse's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1997, as amended by Form 10-Q/A Amendment No. 1 filed on July 14, 1997, which are incorporated by reference in this Proxy Statement/Prospectus. The unaudited interim data reflect, in the opinion of Westinghouse management, all adjustments considered necessary for a fair presentation of results of such interim period. Results for unaudited interim periods are not necessarily indicative of results which may be expected for any other interim or annual period. The historical financial data presented below include the results of CBS subsequent to its acquisition by Westinghouse on November 24, 1995 and the results of Infinity subsequent to its acquisition by Westinghouse on December 31, 1996.



                                             THREE MONTHS ENDED
                                                  MARCH 31,                          YEAR ENDED DECEMBER 31,
                                             -------------------     -------------------------------------------------------
                                              1997        1996        1996        1995        1994        1993        1992
                                             -------     -------     -------     -------     -------     -------     -------
                                             (UNAUDITED)
                                                            (IN MILLIONS, EXCEPT SHARE AND PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Sales of services and products............   $ 2,223     $ 2,039     $ 8,605     $ 5,548     $ 5,125     $ 5,153     $ 5,272
Interest expense..........................      (114)       (146)       (456)       (236)       (134)       (164)       (169)
Income (loss) from Continuing Operations
  before income taxes and minority
  interest in income of consolidated
  subsidiaries............................      (210)       (998)     (1,190)        (39)        (58)       (238)        259
Income (loss) from Continuing
  Operations..............................      (151)       (658)       (773)        (44)        (37)       (174)        175
Income (loss) from Discontinued
  Operations..............................        --         967         961          34          85         (99)     (1,236)
Extraordinary item: Loss on early
  extinguishment of debt..................        --         (63)        (93)         --          --          --          --
Cumulative effect of changes in accounting
  principles..............................        --          --          --          --          --         (56)       (338)
Net income (loss).........................   $  (151)    $   246     $    95     $   (10)    $    48     $  (329)    $(1,399)
                                             =======     =======     =======     =======     =======     =======     =======
Earnings (loss) per common share:
Continuing Operations.....................   $ (0.23)    $ (1.50)    $ (1.74)    $ (0.19)    $ (0.23)    $ (0.64)    $  0.43
Discontinued Operations...................        --        2.20        2.17        0.08        0.22       (0.28)      (3.57)
Extraordinary item........................        --       (0.14)      (0.21)         --          --          --          --
Cumulative effect of changes in accounting
  principles..............................        --          --          --          --          --       (0.16)      (0.98)
                                             -------     -------     -------     -------     -------     -------     -------
Earnings (loss) per common share..........   $ (0.23)    $  0.56     $  0.22     $ (0.11)    $ (0.01)    $ (1.08)    $ (4.12)
                                             =======     =======     =======     =======     =======     =======     =======
Dividends per common share................   $  0.05     $  0.05     $  0.20     $  0.20     $  0.20     $  0.40     $  0.72
                                             =======     =======     =======     =======     =======     =======     =======
Average common and common stock equivalent
  shares outstanding (in thousands).......   641,562     439,409     443,399     410,138     383,736     352,902     346,103
                                             =======     =======     =======     =======     =======     =======     =======


                                                AS OF
                                              MARCH 31,                                 AS OF DECEMBER 31,
                                             ------------             -------------------------------------------------------
                                                 1997                  1996        1995        1994        1993        1992
                                             ------------             -------     -------     -------     -------     -------
                                             (UNAUDITED)

                                                                              (IN MILLIONS)
BALANCE SHEET DATA:
Total assets--Continuing Operations.......     $ 19,831               $19,889     $14,590     $ 6,629     $ 6,893     $ 6,220
Total assets--Discontinued Operations.....        1,457                 1,418       3,958       5,168       7,616      11,696
Total assets..............................       21,288                21,307      18,548      11,797      14,509      17,916
Total debt--Continuing Operations.........        6,315                 5,650       7,862       2,497       2,500       2,800
Total debt--Discontinued Operations.......          444                   424         506       1,240       3,850       7,133
Total debt................................        6,759                 6,074       8,368       3,737       6,350       9,933
Shareholders' equity......................        5,595                 5,742       1,442       1,774       1,050       2,226

      CABLE NETWORKS BUSINESS SELECTED COMBINED HISTORICAL FINANCIAL DATA

     The selected combined historical financial data as of March 31, 1997 and for the three months ended March 31, 1997 and 1996 presented below have been derived from and should be read in conjunction with the unaudited condensed combined financial statements of the Cable Networks Business included elsewhere in this Proxy Statement/Prospectus. The selected combined historical financial data as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, presented below have been derived from and should be read in conjunction with the audited combined financial statements and notes thereto of the Cable Networks Business included elsewhere in this Proxy Statement/Prospectus. The selected combined balance sheet data as of December 31, 1994 have been derived from the audited combined balance sheet of the Cable Networks Business as of December 31, 1994, which is not included in this Proxy Statement/Prospectus. The selected combined historical data as of December 31, 1993 and 1992, and for each of the two years in the period ended December 31, 1993, have been derived from unaudited combined financial statements of the Cable Networks Business.

                             THREE MONTHS
                                ENDED
                              MARCH 31,                          YEAR ENDED DECEMBER 31,
                         --------------------    --------------------------------------------------------
                           1997        1996        1996        1995        1994        1993        1992
                         --------    --------    --------    --------    --------    --------    --------
                         (UNAUDITED)
                                                          (IN THOUSANDS)
INCOME STATEMENT DATA:
Revenues..............   $ 79,962    $ 72,309    $320,612    $273,824    $237,527    $207,765    $176,231
Operating income......     19,508      17,553      90,042      75,171      63,557      51,236      43,334
Net income............     10,582       9,671      48,423      40,781      36,199      30,735      27,799

                            AS OF                                 AS OF DECEMBER 31,
                          MARCH 31,            --------------------------------------------------------
                             1997                1996        1995        1994        1993        1992
                          ----------           --------    --------    --------    --------    --------
                          (UNAUDITED)
                                                         (IN THOUSANDS)
BALANCE SHEET DATA:
Total assets...........    $192,914            $187,531    $157,090    $136,578    $123,836    $101,240
Notes payable..........       4,559               6,017       7,048       7,501       7,484       1,841
Divisional equity......     127,653             117,841     103,211      89,386      85,078      71,834

               SELECTED UNAUDITED PRO FORMA FINANCIAL INFORMATION
     The following selected unaudited pro forma combined condensed financial data are derived from the Unaudited Pro Forma Financial Information included elsewhere in this Proxy Statement/Prospectus and should be read in conjunction therewith and with the notes thereto. These selected unaudited pro forma combined condensed financial data: (a) are based upon the respective financial statements of Westinghouse and the Cable Networks Business; (b) in the case of the unaudited pro forma combined condensed financial data for the year ended December 31, 1996, are adjusted to give effect to the acquisition by Westinghouse of Infinity; and (c) are adjusted for the Merger. With respect to the Statement of Operations Data, the Merger is assumed to have been consummated on January 1 of each period presented and, in the case of the Statement of Operations Data for the year ended December 31, 1996, the acquisition by Westinghouse of Infinity is assumed to have been consummated on January 1, 1996. With respect to the Balance Sheet Data, the Merger is assumed to have been consummated as of March 31, 1997.
     These selected unaudited pro forma combined condensed financial data are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have been achieved had the acquisition of Infinity and the Merger been consummated as of the dates indicated or of the results that may be obtained in the future. See "UNAUDITED PRO FORMA FINANCIAL INFORMATION."


                                                            THREE MONTHS                      YEAR ENDED
                                                        ENDED MARCH 31, 1997               DECEMBER 31, 1996
                                                    -----------------------------    -----------------------------
                                                          (IN MILLIONS, EXCEPT SHARE AND PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Sales of services and products...................             $   2,281                        $   9,591
Interest expense.................................                  (114)                            (537)
Loss from Continuing Operations before income
  taxes and minority interest in income of
  consolidated subsidiaries......................                  (210)                          (1,152)
Loss from Continuing Operations..................             $    (154)                       $    (799)
                                                              =========                        =========
Loss per common share from Continuing
  Operations.....................................             $   (0.22)                       $   (1.14)
                                                              =========                        =========
Average common and common stock equivalent shares
  outstanding (in thousands).....................               706,996                          701,414(1)
                                                              =========                        =========


                                                                                     AS OF
                                                                                 MARCH 31, 1997
                                                                          ----------------------------
                                                                                 (IN MILLIONS)
BALANCE SHEET DATA:
Total assets-Continuing Operations.....................................             $ 21,398
Total debt-Continuing Operations.......................................                6,315
Shareholders' equity...................................................                7,140

COMPARATIVE PER SHARE DATA:


                                                                                              COMPANY
                                                           WESTINGHOUSE,     PRO FORMA       PRO FORMA
                                                            AS ADJUSTED       COMBINED     EQUIVALENT(3)
                                                           --------------    ----------    --------------
Loss per common share from Continuing Operations for the
  three months ended March 31, 1997.....................       $(0.23)         $(0.22)        $  (0.15)
Loss per common share from Continuing Operations for the
  year ended December 31, 1996..........................       $(1.24)         $(1.14)        $  (0.77)
Book value per common share as of March 31, 1997(2).....       $ 8.59          $10.09         $   6.79
Cash dividend per common share for the three months
  ended March 31, 1997..................................       $ 0.05          $ 0.05         $   0.03
Cash dividend per common share for the year ended
  December 31, 1996.....................................       $ 0.20          $ 0.20         $   0.13


 See accompanying Notes to Selected Unaudited Pro Forma Financial Information.

NOTES TO SELECTED UNAUDITED PRO FORMA FINANCIAL INFORMATION
(1) The average common and common stock equivalent shares outstanding used in calculating pro forma loss per common share from Continuing Operations are calculated assuming the estimated number of shares of Westinghouse Common Stock to be issued in connection with the Merger were outstanding from January 1 of each period presented and, in the case of the average common and common stock equivalent shares outstanding used in calculating pro forma loss per common share from Continuing Operations for the year ended December 31, 1996, assuming the Westinghouse Common Stock issued in connection with the acquisition by Westinghouse of Infinity were outstanding from January 1, 1996.
(2) The historical book value per common share amounts of Westinghouse were calculated by dividing shareholders' equity, less the liquidation value of the Westinghouse preferred shares, by the number of common shares outstanding, excluding treasury shares, at the end of the period.

    The common shares outstanding used in the calculation of pro forma combined book value per share are the number of Westinghouse common shares outstanding at March 31, 1997 plus 65,433,975 the estimated number of common shares assumed to be issued in connection with the Merger. See Note 2 to the Unaudited Pro Forma Combined Condensed Financial Statements.

    The historical book value per common share for Westinghouse as of December 31, 1996 was $8.90.

(3) Company pro forma equivalent amounts are calculated by multiplying the respective pro forma combined per share amounts by 0.673, the Per Share Merger Consideration based on the average daily closing prices per share of Westinghouse Common Stock for the 15 day trading period ended July 15, 1997, and on the number of shares of Company Common Stock outstanding on that date (97,275,690). However, the actual Per Share Merger Consideration at the Effective Time may be greater or less than the above number.

                                  RISK FACTORS

     In considering whether to approve and adopt the Merger Agreement the stockholders of the Company should consider the following matters.

TERMINATION RIGHTS


     Pursuant to the Merger Agreement, the Per Share Merger Consideration is subject to the limitation that Westinghouse will not be obligated to issue more than 110 million shares of Westinghouse Common Stock in connection with the Merger (or 88 million shares in the unlikely event that Westinghouse consummates the Westinghouse Distribution prior to the Effective Time). In the event that the Per Share Merger Consideration calculated in accordance with the Merger Agreement multiplied by the number of outstanding shares of Company Common Stock immediately prior to the Effective Time would exceed such 110 million share limit (or 88 million share limit, as the case may be), then the Company will have the right to terminate the Merger Agreement, subject to Westinghouse's right to elect to increase the number of shares of Westinghouse Common Stock to the Per Share Merger Consideration calculated without regard to such limit. In the event Westinghouse elects to exercise such right, the Company's election to terminate the Merger Agreement would not be effective. If the Company does not exercise its right to terminate the Merger Agreement, the Company's stockholders would receive less than the $1.55 billion fixed dollar price. See "THE MERGER AGREEMENT--Termination."


     The Company currently has no intention of waiving its termination right, if applicable, although the Company might do so if the Company Board were to determine in the exercise of its fiduciary duties, based on the facts and circumstances then existing, that such waiver was in the best interests of Gaylord and its stockholders. In any event, the Company would not waive its termination right, if applicable, unless the Company Board were to receive an updated opinion from Merrill Lynch to the effect that the actual Per Share Merger Consideration was fair to the holders of Company Common Stock from a financial point of view. In the unlikely event that the Company Board were to determine to waive its termination right, the Company would mail additional information to its stockholders and would consider whether it would be appropriate to resolicit proxies from the Company's stockholders to reobtain the Merger Approval based on circumstances then existing, including, among other things, the amount by which the actual aggregate Per Share Merger Consideration (calculated in accordance with the Merger Agreement) was less than $1.55 billion.

     If the Company Board were to exercise its termination right, if applicable, Westinghouse's decision as to whether or not to issue additional shares of Westinghouse Common Stock would be based upon circumstances existing at that time as well as other factors, including, among others, the number of shares that Westinghouse would need to issue above 110 million (or 88 million, as the case may be), the dilutive impact that the issuance of such additional shares would have on its shareholders, the reasons for the decrease in the price of Westinghouse Common Stock and then existing market conditions.

     So long as the average of the daily closing prices per share of Westinghouse Common Stock for the Averaging Period remains at or above $14.09 (or $17.61 in the unlikely event that Westinghouse consummates the Westinghouse Distribution prior to the Effective Time), the Company's stockholders will receive shares of Westinghouse Common Stock having an aggregate value equal to the agreed upon transaction price of $1.55 billion (calculated in accordance with the Merger Agreement), and the Company's termination right will not be applicable.

TAX CONSIDERATIONS


     The obligations of the Company, Westinghouse and Sub to consummate the Company Distribution and the Merger (as applicable) are conditioned on, among other things, the receipt of the Tax Rulings from the IRS (or the waiver of such condition) relating to the Company Distribution and the Merger. Tax Rulings have also been requested from the IRS to the effect that that certain aspects of the Restructuring will be tax-free to the Company, New Gaylord and certain of their respective subsidiaries. The Company Distribution and the Merger may be consummated without the receipt of those rulings described in the previous sentence from the IRS, provided that opinions of counsel to the same effect are received or such condition is waived. An opinion of counsel, however, is not binding on the IRS or the courts. Moreover, it is expected that the Company or New Gaylord will recognize taxable income as a result of certain other aspects of the Restructuring. Any tax liability resulting from the Restructuring generally will be the responsibility of New Gaylord. The consummation of the Company Distribution and the Merger are also conditioned on the absence of certain adverse tax legislation or adverse legislative proposals on the Closing Date. See "CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS" and "THE MERGER--Conditions to Each Party's Obligation to Effect the Merger."

     The Company currently has no intention of waiving the conditions relating to the receipt of the Tax Rulings and the absence of certain adverse tax legislation or legislative proposals, if applicable. In the unlikely event that the Company Board were to determine to waive either or both of such conditions, the Company would mail additional information to its stockholders as to any changes in the material tax consequences that will result from the Restructuring, the Company Distribution and the Merger and would resolicit proxies from the Company's stockholders in order to reobtain the Merger Approval if there are any changes in the tax consequences to them or any material changes in the tax consequences to the Company or New Gaylord.

BROADCASTING INDUSTRY SUBJECT TO FEDERAL REGULATION

     The television and radio broadcasting industry is subject to regulation by the Federal Communications Commission (the "FCC") under the Communications Act of 1934, as amended (the "Communications Act") and the Telecommunications Act of 1996 (the "Telecommunications Act"). Approval of the FCC is required for the issuance, renewal or transfer of television and radio broadcast station operating licenses. In particular, Westinghouse's television and radio broadcast business will be dependent upon its continuing to hold broadcasting licenses from the FCC. Television and radio broadcast licenses were previously issued for terms of five and seven years, respectively. The FCC has adopted new rules to implement a provision of the Telecommunications Act pursuant to which licenses issued for radio renewal applications filed on or after June 1, 1995 and for television renewal applications filed on or after June 3, 1996, will have terms of eight years. While in the vast majority of cases such licenses are renewed by the FCC, there can be no assurance that any of the stations' licenses will be renewed at their expiration dates. The FCC currently has under consideration and may in the future adopt new laws, regulations and policies regarding a wide variety of matters (including technological changes) which could, directly or indirectly, affect the operations and ownership of Westinghouse's broadcast properties. In addition, the Communications Act and FCC rules restrict alien ownership and voting of the capital stock of and participation in the affairs of Westinghouse.

INDUSTRIAL COMPANY RISKS

     Westinghouse is a global company which operates its business through the Westinghouse/CBS Group and the Industries & Technology Group. Through its Industries & Technology Group, Westinghouse provides services, fuel and equipment for the nuclear energy market, provides services and equipment for the power generation market, manufactures transport temperature control equipment and provides management services at government-owned facilities. The domestic utility sector is restructuring in response to a new competitive environment brought about by regulatory changes. There is continued softness in this sector and intense price pressures. The nuclear industry is a mature business with no new nuclear plants scheduled to be built in the United States in the foreseeable future. The businesses in the Industries & Technology Group are dependent on the development of new products and technologies and also face a variety of potential liabilities and lawsuits not common to broadcasting-based companies, such as environmental clean-up liabilities and product liability litigation. Litigation is inherently uncertain and always difficult to predict. Substantial damages are sought in certain of the lawsuits pending against Westinghouse and, although Westinghouse's management believes a significant adverse judgment is unlikely, any such judgment could have a material adverse effect on Westinghouse's results of operations for a quarter or a year.

COMPETITION

     The television and radio broadcasting business is highly competitive. The Westinghouse Group's television and radio broadcasting businesses currently compete for audiences with other television and radio networks and stations, including cable and satellite television as well as with other media, including newspapers, movie theaters and other advertising media. In addition, the Telecommunications Act provides opportunities for potential new competition for the television and radio broadcasting business. For example, the Telecommunications Act allows the entry of telephone companies into the video programming and distribution businesses, which may mean new competition in program sales. Current and future technological developments may also affect competition within the television and radio broadcasting business. Developments such as advanced digital technology, digital compression technology and "digital audio broadcasting" may allow competitors to provide broadcasting quality superior to that currently provided by the Westinghouse Group's television and radio stations. Westinghouse cannot predict the extent to which any of the foregoing competitive factors may affect its television and radio broadcasting business and there can be no assurance that such factors will not adversely affect the Westinghouse Group's future broadcasting operations and competitive position.

     In addition to its television and radio broadcasting business, the Westinghouse Group's Industries & Technology Group competes in a variety of domestic and international businesses, including, among other things, the design, development, manufacture and service of nuclear and fossil-fueled power generation systems, the manufacture of transport temperature control equipment and management services at government-owned facilities. Each of these businesses is subject to worldwide competition and there can be no assurance that such competition will not have an adverse effect on any of such businesses.

SMALLER BUSINESS BASE FOR NEW GAYLORD

     The cable networks segment of the Company's operations has historically contributed a significant portion of the Company's total revenues (44.4% in 1996) and total operating income (59.1% in 1996). Although the net cash flow generated by the Cable Networks Business will no longer be available to the New Gaylord Business, the sale of the Cable Networks Business to Westinghouse pursuant to the Merger is not expected to adversely affect New Gaylord's ability to conduct and expand the New Gaylord Business. In addition, the net cash flow of the New Gaylord Business has historically exceeded its net investing and financing requirements and the Company's management believes that the net cash flow of the New Gaylord Business will continue to do so.

     On a pro forma basis, after giving effect to the Restructuring, the Company Distribution and the Merger, New Gaylord had total operating income of $31.3 million in 1996 and incurred an operating loss of $6.6 million for the first three months of 1997. See "SELECTED CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL DATA OF NEW GAYLORD" in the Information Statement. The 1997 first quarter pro forma loss is due primarily to the seasonal nature of the two most profitable of New Gaylord's three business segments: hospitality and attractions and broadcasting and music. Many of the operations in the hospitality and attractions segment are either closed or operate on a limited basis during the first quarter of the year and conduct most of their business during the summer tourism season. The first calendar quarter is also the weakest quarter for most television and radio broadcasters, including New Gaylord, as advertising revenues fall off in the post-Christmas period. As a result, the Company believes that the seasonality of New Gaylord's hospitality and attractions and broadcasting and music segments distorts the impact of the cable networks segment's operating losses for the first three months of 1997. This seasonality is further evidenced by New Gaylord's actual operating results for the full year 1996: the hospitality and attractions segment had operating income of $45.9 million in 1996, despite an operating loss of $0.2 million in the first quarter of the year; and the broadcasting and music segment had operating income of $23.8 million in 1996, only $2.3 million of which was recorded in the first quarter of the year. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" in the Information Statement.

     Although CMT International has yet to operate profitably, the Company's management believes that its operating results can be improved. If CMT International's results of operations do not improve, however, New Gaylord's management will consider various possible courses of action, including seeking a joint venture partner, a sale of CMT International or ceasing its operations. New Gaylord's ability to improve CMT International's operating results may be negatively impacted by the restrictions on its ability to change CMT

International's programming content for the five-year period immediately following the Merger under the non-competition provisions of the Post-Closing Covenants Agreement. See "THE POST-CLOSING COVENANTS AGREEMENT -- Agreement Not to Compete."

                              RECENT DEVELOPMENTS

     In November 1996, Westinghouse announced that its Board of Directors (the "Westinghouse Board") had approved, subject to certain conditions, a plan to separate its media and industrial business into two separate companies (the "Separation Plan") by way of a tax-free dividend to Westinghouse's shareholders of a new publicly traded company to be called Westinghouse Electric Company ("WELCO"). See "BUSINESS OF THE WESTINGHOUSE GROUP." Under this Separation Plan, after the Merger and the Westinghouse Distribution, Westinghouse (to be renamed "CBS Corporation") would have consisted primarily of the CBS Television Network, CBS Television Stations, CBS Radio, CBS Cable (formerly known as Group W Satellite Communications ("GWSC"), and which would include the Cable Networks Business) and EYEMARK Entertainment; and WELCO would have consisted primarily of the manufacturing and service businesses for the nuclear and fossil-fueled power generation industry, Thermo King Corporation ("Thermo King"), Westinghouse's transport temperature control company, and the government operations businesses. Also, Westinghouse would have retained debt obligations of Westinghouse as well as the tax net operating loss carry forward ($1.5 billion as of December 31, 1996), and WELCO would have assumed the existing pension and other post-retirement benefit obligations of Westinghouse and certain obligations generated by the Westinghouse Group's industrial businesses.


     In June 1997, the Westinghouse Board modified the Separation Plan. Under the modified Separation Plan, Thermo King will remain with the parent company, along with the existing pension and other post-retirement benefit obligations of Westinghouse. Westinghouse will consider various options to enhance Thermo King's value to shareholders, including a sale, public offering or spin-off to shareholders. If Thermo King is sold, it is anticipated that Westinghouse's tax net operating loss carry forward would offset the gain on disposition.



     If the Westinghouse Distribution is completed, shares of WELCO common stock will be distributed on a pro rata basis to the shareholders of record of Westinghouse Common Stock as of a date to be determined. The modified Separation Plan will not affect the timing of the Westinghouse Distribution which is scheduled for this fall.


     Completion of the Westinghouse Distribution is subject to a number of conditions, including a favorable ruling from the IRS that the transaction will not be taxable for U.S. Federal income tax purposes to Westinghouse or its shareholders and the registration of the WELCO common stock under the Exchange Act.

     There can be no assurance that the Westinghouse Distribution will occur or as to the related timing. Furthermore, if the Westinghouse Distribution does occur, there can be no assurance that the assets, liabilities and contractual obligations will be transferred as currently contemplated or that changes will not be made to the modified Separation Plan.

     The Company and Westinghouse currently anticipate that the Merger will be consummated prior to the consummation of the Westinghouse Distribution. In such event, stockholders of the Company who become shareholders of Westinghouse in connection with the Merger and who continue to hold their shares of Westinghouse Common Stock will be entitled to participate in the Westinghouse Distribution on the same basis as all other shareholders of Westinghouse.

                              THE SPECIAL MEETING

GENERAL


     This Proxy Statement/Prospectus is being furnished to holders of Company Common Stock in connection with the solicitation of proxies by the Company Board for use at the Special Meeting of Stockholders, to be held at the Ryman Auditorium, 116 5th Avenue North, Nashville, Tennessee, on Friday, August 15, 1997, at 10:00 a.m., local time, and at any adjournments or postponements thereof. At the Special Meeting the Company's stockholders will be asked to consider and vote upon (i) the approval and adoption of the Merger Agreement and
(ii) the approval and adoption of the New Gaylord Stock Plan. Each Proposal will be voted upon separately by the stockholders of the Company.


     STOCKHOLDERS ARE REQUESTED TO DATE, EXECUTE AND MAIL PROMPTLY THE ENCLOSED PROXY CARD IN THE ENCLOSED, POSTAGE-PAID ENVELOPE.


     If the Merger Agreement is approved and adopted by the Company's stockholders and the other conditions to consummation of the Merger are satisfied or waived, the Company will, on the day prior to the Effective Time, consummate the Restructuring, the Recapitalization and the Company Distribution. See "THE MERGER AGREEMENT--Conditions to Each Party's Obligation to Effect the Merger," "--Conditions to the Obligations of Westinghouse and Sub" and "--Conditions to the Obligations of the Company."


RECORD DATE; STOCKHOLDERS ENTITLED TO VOTE

     The Company Board has fixed the close of business on June 19, 1997, as the Record Date for the determination of the stockholders of the Company entitled to receive notice of and to vote at the Special Meeting and at any adjournments or postponements thereof. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting. A list of such stockholders will be available for examination by any stockholder for any purpose germane to the Special Meeting at the offices of the Company located at One Gaylord Drive, Nashville, Tennessee 37214, at least ten days prior to the Special Meeting.

REQUIRED VOTE


     At the close of business on the Record Date, 45,449,719 shares of Company Class A Common Stock and 50,943,845 shares of Company Class B Common Stock were outstanding and held by approximately 4,131 and 171 holders of record, respectively. The approval and adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the votes entitled to be cast at the Special Meeting by the holders of the outstanding shares of Company Common Stock, voting as a single class. Under Section 162(m) of the Code and the rules of the NYSE, the approval and adoption of the New Gaylord Stock Plan requires the affirmative vote of the holders of a majority of the votes cast on such Proposal by the holders of the outstanding shares of Company Common Stock, voting as a single class, provided that the total number of votes cast on such Proposal represents over 50% of the number of votes entitled to be cast on such Proposal. Each share of Company Class A Common Stock is entitled to one vote and each share of Company Class B Common Stock is entitled to five votes on each Proposal. In 1990, certain stockholders of the Company established the Voting Trust under which the Voting Trustees have the right to vote the shares of Company Class B Common Stock held in the Voting Trust. See "--Stock Ownership of Directors and Management." In connection with the execution of the Merger Agreement, the Voting Trustees and the Principal Stockholders entered into the Stockholder Agreement with Westinghouse, pursuant to which the Voting Trustees and the Principal Stockholders have agreed to vote the shares of Company Common Stock held by them, representing approximately 65% of the total number of votes entitled to be cast at the Special Meeting, in favor of the approval and adoption of the Merger Agreement. Therefore, the approval and adoption of the Merger Agreement are assured. See "THE MERGER--The Stockholder Agreement." The Voting Trustees and the Principal Stockholders have also advised the Company that they intend to vote all their shares in favor of the approval and adoption of the New Gaylord Stock Plan. Therefore, its approval and adoption are also assured.

STOCK OWNERSHIP OF DIRECTORS AND MANAGEMENT

     As of June 19, 1997, the members of the Company Board and certain executive officers of the Company collectively beneficially owned 1,352,059 shares of Company Class A Common Stock and 39,041,594 shares of Company Class B Common Stock (including 37,727,956 shares of Company Class B Common Stock held in the Voting Trust), representing approximately 65% of the voting power of the Company Common Stock. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT" in the Information Statement.


     Pursuant to the terms of the Stockholder Agreement, the Voting Trustees and the Principal Stockholders, including certain members of the Company Board, have agreed to vote shares of Company Common Stock representing approximately 65% of the total number of votes entitled to be cast at the Special Meeting, in favor of the approval and adoption of the Merger Agreement. See "THE MERGER--The Stockholder Agreement."


PROXIES; QUORUM

     The Company's stockholders of record on the Record Date are entitled to cast their votes, in person or by properly executed proxy, at the Special Meeting. The shares of Company Common Stock represented by valid proxies received will be voted in the manner specified on the proxies. Where a specific choice is not indicated, the shares represented by valid proxies received will be voted FOR the approval and adoption of (i) the Merger Agreement and (ii) the New Gaylord Stock Plan. An abstention will have the effect of a vote cast against approval and adoption of (i) the Merger Agreement and (ii) the New Gaylord Stock Plan. Brokers who hold shares of Company Class A Common Stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof. Any shares which are not voted because the nominee-broker lacks such discretionary authority will (i) have the effect of votes cast against approval and adoption of the Merger Agreement and (ii) be disregarded and have no effect on the approval and adoption of the New Gaylord Stock Plan. See "--Required Vote." In accordance with the Company By-Laws, no business other than that specified in the Notice of Special Meeting may properly be brought before the Special Meeting.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Any stockholder of the Company has the unconditional right to revoke his or her proxy at any time prior to the voting thereof by any action inconsistent with such proxy, including notifying the Secretary of the Company in writing, executing a subsequent proxy or personally appearing at the Special Meeting and casting a contrary vote. No such revocation will be effective, however, until such notice of revocation has been received by the Company at or prior to the Special Meeting.

     The presence, in person or by properly executed proxy, of the holders of a majority of the votes represented by the issued and outstanding shares of Company Common Stock, considered as a single class, is necessary to constitute a quorum at the Special Meeting. The officer presiding over the Special Meeting may adjourn the meeting if: (i) no quorum is present for the transaction of business, or (ii) the Company Board determines that adjournment is necessary or appropriate to enable the stockholders (A) to consider fully information which the Company Board determines has not been made sufficiently or timely available to the stockholders or (B) to exercise effectively their voting rights.

SOLICITATION OF PROXIES

     The solicitation of proxies for the Special Meeting is being made on behalf of the Company Board. Pursuant to the Merger Agreement, the entire cost of proxy solicitation for the Special Meeting, including the reasonable expenses of brokers, fiduciaries and other nominees in forwarding solicitation materials to beneficial owners, will be borne by the Company, except that Westinghouse and the Company will share equally all printing and mailing expenses and filing fees for the Westinghouse Form S-4, the Gaylord Form-10 and this Proxy Statement/Prospectus. Solicitation will be by mail, except for any personal solicitation that may be made orally or in writing by or under the direction of directors, officers and employees of Gaylord. The Company may request persons, such as brokers, nominees and fiduciaries, holding Company Common Stock in their names to forward proxy materials to the beneficial owners and it will reimburse such persons for their reasonable expenses incurred in doing so.

                                   THE MERGER
GENERAL

     At the Effective Time, Sub will be merged with and into the Company, with the Company continuing as the Surviving Corporation and a wholly owned subsidiary of Westinghouse. Subject to the terms and conditions of the Merger Agreement, each share of Company Common Stock outstanding immediately prior to the Effective Time (other than shares owned directly or indirectly by the Company, which will be canceled) will be converted into the right to receive the Per Share Merger Consideration and cash in lieu of any fractional shares of Westinghouse Common Stock. See "THE MERGER AGREEMENT--Per Share Merger Consideration," "--Conversion of Company Common Stock" and "--No Fractional Shares." The Merger Agreement also provides for the assumption by Westinghouse of certain Company employee stock options.

     Westinghouse and the Company currently anticipate that the Merger will be consummated prior to the consummation of the Westinghouse Distribution. See "RECENT DEVELOPMENTS." However, the Merger Agreement provides that under certain circumstances the Alternative Transaction may be consummated and in such event each share of Company Common Stock outstanding immediately prior to the Effective Time will be converted in the Merger into the right to receive the Alternative Per Share Consideration (as defined herein) and cash in lieu of fractional shares. See "THE MERGER AGREEMENT--Alternative Transaction."


     Based on the average of the daily closing prices per share of Westinghouse Common Stock as reported on the NYSE Composite Transactions List for the 15 day trading period ended July 15, 1997, and on the number of shares of Company Common Stock outstanding on that date, the Per Share Merger Consideration would have been 0.673 shares of Westinghouse Common Stock. However, the actual Per Share Merger Consideration at the Effective Time may be greater or less than the above number.



     As soon as practicable on or after the Closing Date, the parties to the Merger Agreement will file the Certificate of Merger with the Secretary of State of the State of Delaware. The Certificate of Merger will specify that the Merger will become effective at 12:01 a.m. on the day following the Closing Date or at such other time as Westinghouse and the Company may agree to specify in the Certificate of Merger. See "THE MERGER AGREEMENT--Effective Time of the Merger" and "--Conditions to Each Party's Obligation to Effect the Merger."


BACKGROUND OF THE MERGER

     In connection with the formation and launch of TNN, the Company and Westinghouse formed a relationship whereby Westinghouse, through certain divisions and subsidiaries, marketed and distributed the cable television programming produced by TNN. Currently, under a Distribution Agreement dated as of January 1, 1989 (as amended, the "Group W Distribution Agreement"), among New Gaylord, as successor to Opryland USA Inc, Westinghouse, as successor to Westinghouse Broadcasting Company, Inc. and Group W Television Inc. ("Group W Television"), and GWSC, Westinghouse continues to provide such services to TNN. Furthermore, similar services have been performed by Westinghouse on behalf of CMT and CMT International pursuant to a separate arrangement (the "Group W Services Arrangement"). See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."


     While the relationships established by the Group W Distribution Agreement and the Group W Services Arrangement permitted TNN and CMT to experience significant growth, in the early 1990s Gaylord began to assess its long-term strategy in light of the increasing consolidation in the cable and broadcasting industries. Specifically, Gaylord felt that TNN's and CMT's reliance on the Group W Distribution Agreement and the Group W Services Arrangement limited the Company's involvement in the cable network industry. As a result, in mid-1994, the Company made a proposal to Westinghouse to restructure the relationship between the parties. Thereafter, Westinghouse indicated that it was not interested in modifying the existing relationship.

     With the acquisition of CBS by Westinghouse in late 1995, Gaylord recognized the impact of consolidation in the cable and broadcasting industry. In late 1995, Gaylord engaged Merrill Lynch to further explore a restructuring of Gaylord's relationship with Westinghouse. From November 1995 through February 1996, a series of meetings took place among the Company, Merrill Lynch and Westinghouse in which the parties discussed various possible alternative transactions, including one that would have involved the transfer of Gaylord's television stations and certain other assets, including a one-third equity interest in TNN, to Westinghouse. Prior to beginning its discussions with Westinghouse, the Company also had exploratory discussions with a number of other companies in the media and entertainment businesses concerning possible business combination transactions, although such discussions never advanced beyond the preliminary stage and no agreements, arrangements or understandings were reached, in part, because of the Company's existing arrangements with Westinghouse.

     In March 1996, Michael H. Jordan, Chairman and Chief Executive Officer of Westinghouse, informed the Company that Westinghouse desired to discuss an alternative transaction directly with Edward L. Gaylord, the Chairman of the Company. In May 1996, Mr. Jordan discussed with Mr. Gaylord a transaction in which Westinghouse would acquire Gaylord's television stations, as well as TNN, CMT and CMT International, in exchange for an unspecified number of shares of Westinghouse Common Stock. The Company suggested that such a transaction would involve a tax-free spin-off of those Gaylord assets that Westinghouse did not want to acquire followed by a tax-free stock merger of the Company and Westinghouse or a wholly owned subsidiary of Westinghouse. Thereafter, Mr. Gaylord informed Mr. Jordan that the Company would consider such a transaction only after Westinghouse provided its proposed economic terms. In June 1996, Westinghouse agreed to acquire Infinity. For the next few months, there were periodic discussions between the Company and Westinghouse regarding a possible transaction.

     Beginning in September 1996, renewed discussions took place in person and telephonically between the Company and Westinghouse with respect to a possible transaction. During these discussions, the possible transaction was modified to exclude the acquisition of the Company's television stations and the operations of CMT International. For reasons related to the then pending Infinity transaction, Westinghouse had decided not to include the Company's television stations in a possible transaction. Westinghouse had decided not to include CMT International in a possible transaction because it had acquired CBS TeleNoticias in June 1996, had decided that CBS TeleNoticias would be the focus of its international expansion and did not believe that CMT International fit well strategically with CBS TeleNoticias.

     In mid-December 1996, Terry E. London, then Senior Vice President and Chief Financial and Administrative Officer of the Company and currently its President and Chief Executive Officer, the Company's legal counsel and representatives from Merrill Lynch met with Fredric G. Reynolds, Executive Vice President and Chief Financial Officer of Westinghouse, J. Phillip Adams, Vice President and General Tax Counsel of Westinghouse, and other officers of Westinghouse. Among the issues discussed at the meeting were the specific assets of Gaylord that might be acquired by Westinghouse, the value of the shares of Westinghouse Common Stock that would be issued to the Company's stockholders, the structuring of the possible transaction to ensure it would be tax-free to the Company and the Company's stockholders, the terms under which New Gaylord and Westinghouse would continue to provide services to each other after consummation of the transaction, possible representation for the Company on the Westinghouse Board and employee benefit issues.

     Between January 9, 1997 and January 13, 1997, a team of Westinghouse representatives conducted due diligence in Nashville, Tennessee. On January 14, 1997, counsel for the Company distributed a preliminary draft of an Agreement and Plan of Distribution providing for (i) the separation of the Cable Networks Business from the New Gaylord Business and (ii) the Company Distribution. This structure was designed to enable (i) the Company to transfer the Cable Networks Business to Westinghouse on a tax-free basis and (ii) the Company's stockholders to receive the proceeds of such transfer on a tax-free basis while addressing Westinghouse's objective to effect a transaction that would result in its stock being issued directly to the Company's stockholders.

     On January 15, 1997, counsel for Westinghouse distributed a preliminary draft of an Agreement and Plan of Merger providing for the merger of Sub with and into the Company. On January 16, 1997, Mr. London and Carl Kornmeyer, Senior Vice President of the Company's communications group, on behalf of the Company, and Mr. Reynolds, Louis J. Briskman, Senior Vice President and General Counsel of Westinghouse, Mr. Adams and Claudia E. Morf, Vice President and Treasurer of Westinghouse, on behalf of Westinghouse, together with their respective legal counsel, met in New York City to negotiate the principal terms of the Merger Agreement. At that meeting, the parties identified numerous open issues including a proposal by Westinghouse to cap the number of shares of Westinghouse Common Stock to be issued by Westinghouse in the Merger and possible representation for the Company on the Westinghouse Board. Westinghouse proposed to cap the number of shares of Westinghouse Common Stock to be issued in the Merger in order to limit the potential dilutive effects of the Merger on its current shareholders.

     On January 20, 1997, the Company Board met for several hours to consider the proposed transaction. Representatives from Merrill Lynch summarized the discussions between the Company and Westinghouse to date and presented valuations prepared by Merrill Lynch regarding the Cable Networks Business and Westinghouse. In addition, the Company's legal counsel described the primary legal and tax considerations associated with the proposed transaction.

     Between January 21, 1997, and February 6, 1997, Messrs. London and Kornmeyer, together with the Company's legal counsel and representatives from Merrill Lynch, on behalf of the Company, and Mr. Reynolds, Ms. Morf, Mr. Adams and Mr. Briskman, together with Westinghouse's legal counsel, on behalf of Westinghouse, continued to negotiate the remaining principal terms of the transaction. By Saturday, February 8, 1997, Mr. London and Mr. Reynolds reached an agreement in principle with respect to the transaction, subject to finalizing the negotiation and execution of definitive agreements and obtaining the approvals of their respective Boards of Directors.

     Thereafter, the Company and Westinghouse and their respective legal counsel finalized the terms of the Merger Agreement and the related agreements, including the Distribution Agreement. On Sunday, February 9, 1997, the Company Board and the Westinghouse Board, at their respective special meetings, each approved the forms of the Merger Agreement and the related agreements. On the same day, the Merger Agreement was executed and the transaction was publicly announced prior to the opening of the financial markets in New York City on Monday, February 10, 1997.

THE COMPANY'S REASONS FOR THE MERGER; RECOMMENDATION OF ITS BOARD OF DIRECTORS

     The Company Board has unanimously approved the Restructuring, the Company Distribution and the Merger and believes that such transactions are in the best interests of Gaylord and the Company's stockholders. Accordingly, the Company Board recommends that the Company's stockholders vote FOR the approval and adoption of the Merger Agreement.

     The Company believes that the Merger will permit the Cable Networks Business to maximize its competitive advantage while allowing New Gaylord to focus on its core entertainment businesses. The Company further believes that, taken together, the Restructuring, the Company Distribution and the Merger will permit the Company's stockholders to continue to be involved in New Gaylord's core entertainment businesses, while also providing them with the opportunity to participate in growth of the Cable Networks Business, as well as the other and much larger media and entertainment businesses comprising the Westinghouse/CBS Group, including the CBS Television Network, CBS Television Stations, CBS Radio and CBS Cable, as shareholders of Westinghouse.

     In reaching its conclusion, the Company Board considered a number of factors, including, without limitation: (i) the financial condition, results of operations and business and prospects of the Company, which formed the framework for its evaluation of the Merger; (ii) the increasing consolidation of the cable and broadcasting industries resulting in the competitors of the Cable Networks Business having substantially greater assets and resources than those of the Company; (iii) its belief that the Cable Networks Business would potentially be disadvantaged if it did not participate in the consolidation occurring in the cable and broadcasting industries; (iv) its belief that the Merger would provide the Company and its stockholders with the opportunity to continue to be involved in New Gaylord's core entertainment businesses, while also providing them with the opportunity to participate in growth of the Cable Networks Business, as well as the other and much larger media and entertainment businesses comprising the Westinghouse/CBS Group, including the CBS Television Network, CBS Television Stations, CBS Radio and CBS Cable, as shareholders of Westinghouse; (v) its positive assessment of the existing strength and future prospects of the New Gaylord Business, even without the net cash flow contributed by the Cable Networks Business; (vi) its belief in the long-term potential of CMT International, notwithstanding its history of losses during its start-up years and the restrictions that will be imposed upon its programming content for the five-year period immediately following the Merger under the non-competition provisions of the Post-Closing Covenants Agreement (see "THE POST-CLOSING COVENANTS AGREEMENT--Agreement Not to Compete"); (vii) that the Merger and the Company Distribution would be tax-free to the Company's stockholders (except for cash in lieu of fractional shares) and generally would be tax-free to the Company and New Gaylord; (viii) the terms and conditions of the Merger Agreement, the Distribution Agreement and the related agreements, and the likelihood of the consummation of the Restructuring, the Company Distribution and the Merger; and (ix) the presentation of Merrill Lynch and the fairness opinion of Merrill Lynch delivered to the Company Board, including the fact that the agreed upon transaction value of $1.55 billion was within or above the ranges of values for the Cable Networks Business determined by Merrill Lynch utilizing its various valuation methodologies. See "--Opinion of the Company's Financial Advisor."

     The foregoing discussion of the factors considered by the Company Board is not intended to be exhaustive, but includes all material factors considered by the Company Board. In view of the variety of factors considered in connection with its evaluation of the Merger, the Company Board did not find it practicable to, and therefore did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, different members of the Company Board may have given different weights to different factors.

     THE COMPANY BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Company Board and whether to vote in favor of the approval and adoption of the Merger Agreement, the Company's stockholders should be aware that certain persons may have interests in the Merger that are different from or in addition to those of the Company's stockholders generally.

     In connection with the Merger, and prior to the Time of Distribution, the Company will take actions (and New Gaylord will take such actions as are reasonably required to implement the same) with respect to the options, restricted stock and performance shares which are outstanding immediately prior to the Time of Distribution to provide that (i) effective immediately prior to the Time of Distribution, all restrictions with respect to restricted stock will lapse and all performance criteria with respect to performance shares will be deemed satisfied (as though the Company had achieved 100% of the applicable performance targets), (ii) any such options to acquire Company Common Stock which are held by employees of Gaylord who remain as employees of New Gaylord after the Effective Time will become fully vested and exercisable and will be converted into and represent options to acquire shares of New Gaylord Common Stock, under the New Gaylord Stock Plan, and (iii) the terms and/or number of such options to acquire Company Common Stock which are held by employees of Gaylord who remain as employees of the Cable Networks Business after the Effective Time will be adjusted and become options to acquire Westinghouse Common Stock in accordance with the Merger Agreement. See "THE MERGER AGREEMENT--Employee Matters and Stock Options." See also "EXECUTIVE COMPENSATION" in the Information Statement.

     The Merger will constitute a "Change in Control" under the terms of the severance agreements the Company has entered into with certain members of management. As a result, all persons party thereto will have two-year employment agreements with New Gaylord following the Merger. In the event such a person is terminated or his or her compensation is reduced during such two-year period, he or she will be entitled to a lump sum payment equal to 150% or 250%, as applicable, of the sum of his or her base salary and cash incentive bonus. See "EXECUTIVE COMPENSATION--Employment, Severance, and Change in Control Arrangements" in the Information Statement.


     In connection with the execution of the Merger Agreement, CBS entered into an employment agreement with David E. Hall, who is currently a Vice President of the Company, pursuant to which Mr. Hall will be employed as President of TNN and CMT following the Merger. See "THE MERGER AGREEMENT-- Directors and Officers."

     Finally, following the Merger, Martin C. Dickinson, a current director of the Company, is expected to be recommended to the Nominating and Governance Committee of the Westinghouse Board and to the Westinghouse Board for appointment as a director of Westinghouse.

OPINION OF THE COMPANY'S FINANCIAL ADVISOR

     The Company retained Merrill Lynch to act as its exclusive financial advisor in connection with the Merger. On February 9, 1997, Merrill Lynch rendered to the Company Board its written opinion that, as of such date and based upon and subject to the factors and assumptions set forth therein, the Per Share Merger Consideration (referred to in the Merrill Lynch Opinion as the "Exchange Ratio") was fair to the holders of Company Common Stock from a financial point of view.


     THE FULL TEXT OF THE MERRILL LYNCH OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY MERRILL LYNCH, IS ATTACHED AS ANNEX VI HERETO AND IS INCORPORATED HEREIN BY REFERENCE. THE SUMMARY OF THE MERRILL LYNCH OPINION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ SUCH OPINION IN ITS ENTIRETY. THE MERRILL LYNCH OPINION WAS PROVIDED TO THE COMPANY BOARD FOR ITS INFORMATION AND IS DIRECTED ONLY TO THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE PER SHARE MERGER CONSIDERATION TO THE HOLDERS OF COMPANY COMMON STOCK, DOES NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION BY THE COMPANY TO ENGAGE IN THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO THE COMPANY'S STOCKHOLDERS AS TO HOW SUCH STOCKHOLDERS SHOULD VOTE ON THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT OR ANY MATTER RELATED THERETO.


     The Per Share Merger Consideration was determined through negotiations between Westinghouse and the Company and was approved by the Company Board.

     The summary set forth below does not purport to be a complete description of the analyses underlying the Merrill Lynch Opinion or the presentation made by Merrill Lynch to the Company Board. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion.

     In performing its analyses, numerous assumptions were made with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Merrill Lynch, Gaylord or the Westinghouse Group. Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. In addition, as described above, the Merrill Lynch Opinion and Merrill Lynch's presentation to the Company Board were among several factors taken into consideration by the Company Board in making its determination to approve and adopt the Merger Agreement. Consequently, the Merrill

Lynch analyses described below should not be viewed as determinative of the decision of the Company Board or the Company's management with respect to the fairness of the Per Share Merger Consideration.

     In arriving at its opinion, Merrill Lynch, among other things, reviewed certain publicly available business and financial information relating to each of Gaylord and the Westinghouse Group, as well as a draft of the Merger Agreement. Merrill Lynch also reviewed certain other information, including financial forecasts, for Gaylord (after giving effect to the Restructuring and the Company Distribution) and the Westinghouse Group (before and after giving effect to the Westinghouse Distribution), in each case provided to it by Gaylord and Westinghouse, and met with members of senior management and representatives of each of Gaylord and Westinghouse to discuss the businesses and prospects of Gaylord (after giving effect to the Restructuring and the Company Distribution) and Westinghouse (before and after giving effect to the Westinghouse Distribution), including after giving effect to the Merger.

     Merrill Lynch also considered certain stock market data for the Company and Westinghouse and certain financial data for Gaylord (after giving effect to the Restructuring and the Company Distribution) and the Westinghouse Group (before and after giving effect to the Westinghouse Distribution) and compared that data with similar data for other publicly held companies that Merrill Lynch deemed to be comparable to Gaylord (after giving effect to the Restructuring and the Company Distribution) and the Westinghouse Group (before and after giving effect to the Westinghouse Distribution). In addition, Merrill Lynch considered the financial terms of certain other business combination transactions which Merrill Lynch deemed relevant. Merrill Lynch reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as it deemed necessary, including its assessment of general economic, market and monetary conditions.

     In preparing its opinion, Merrill Lynch relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch by Gaylord, Westinghouse or their respective representatives, discussed with or reviewed by or for Merrill Lynch, or publicly available, and further relied on the assurances of management of Gaylord and Westinghouse that they were not aware of any facts that would make such information inaccurate or misleading. Merrill Lynch has not assumed any responsibility for independently verifying such information, has not undertaken an independent evaluation or appraisal of the assets or liabilities of Gaylord or the Westinghouse Group or been furnished with such an evaluation or appraisal and has not conducted a physical inspection of the properties or facilities of Gaylord or the Westinghouse Group. With respect to the financial forecast information furnished to or discussed with Merrill Lynch by Gaylord, Westinghouse or their representatives, Merrill Lynch assumed that it was reasonably prepared and reflected the best currently available estimates and judgments of Gaylord's and Westinghouse's managements as to the expected future financial performance of Gaylord (after giving effect to the Restructuring and the Company Distribution) or the Westinghouse Group (before and after giving effect to the Westinghouse Distribution), as the case may be, including after giving effect to the Merger. Merrill Lynch expressed no opinion as to such financial forecast information or the assumptions on which they were based. In addition, Merrill Lynch assumed that the Merger will qualify as a tax-free reorganization for U.S. Federal income tax purposes. For purposes of rendering its opinion Merrill Lynch assumed, in all respects material to its analysis, that the representations and warranties of each party to the Merger Agreement, the other Transaction Agreements and all related documents and instruments contained therein are true and correct, that each party to such documents will perform all of the covenants and agreements required to be performed by such party under such documents and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. Merrill Lynch also assumed that all material governmental, regulatory or other consents and approvals will be obtained in connection with the Merger and that in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which either of Gaylord or the Westinghouse Group is a party, no restrictions will be imposed or amendments, modifications or waivers made that would have any material adverse effect on the contemplated benefits to Gaylord of the Merger.

     The Merrill Lynch Opinion is necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of such opinion. For purposes of rendering the Merrill Lynch Opinion, Merrill Lynch assumed that the Merger will not be consummated under circumstances in which the

Company's termination right based on the aggregate market value of the shares of Westinghouse Common Stock issuable in connection with the Merger would be exercisable. See "THE MERGER AGREEMENT-- Per Share Merger Consideration." Merrill Lynch was not authorized by the Company or the Company Board to solicit, nor did it solicit or take into account any prospect of, third-party indications of interest for the acquisition of all or any part of Gaylord. In addition, Merrill Lynch was not asked to consider, and the Merrill Lynch Opinion does not in any manner address, the price at which shares of Westinghouse Common Stock will actually trade following consummation of the Merger. Furthermore, Merrill Lynch was not asked to consider, and the Merrill Lynch Opinion does not in any manner address, the Restructuring and the Company Distribution or any aspect thereof, including, without limitation, its fairness, the merits of the underlying decision by the Company to engage therein or the price at which the shares of New Gaylord Common Stock will trade following the Restructuring and the Company Distribution. The Company did not impose any other limitations on the scope of Merrill Lynch's analyses.

     The following is a brief summary of the material analyses performed by Merrill Lynch in connection with its preparation of the Merrill Lynch Opinion.

Valuation of the Cable Networks Business After the Restructuring and the Company Distribution

     Comparable Transaction Analysis. Merrill Lynch reviewed certain publicly available information regarding nine selected entertainment and broadcasting related transactions between March 1993 and January 1997 (the "Entertainment Comparable Transactions") and compared certain financial information and multiples from the Entertainment Comparable Transactions to corresponding financial information and multiples for Gaylord and the Westinghouse Group. The Entertainment Comparable Transactions and the dates the transactions were announced are as follows: The Walt Disney Company's proposed acquisition of E! Entertainment (January 1997); Time Warner Inc.'s acquisition of Turner Broadcasting System (August 1995); Westinghouse's acquisition of CBS (August
1995); The Walt Disney Company's acquisition of Capital Cities/ABC (August
1995); The Seagram Company's acquisition of MCA, Inc. (April 1995); Pearson plc's acquisition of Grundy Worldwide Limited (March 1995); Hallmark Cards Inc.'s acquisition of RHI Entertainment (April 1994); Viacom/Paramount's acquisition of Blockbuster Entertainment Corp. (January 1994); and Blockbuster Entertainment Corp.'s acquisition of Spelling Entertainment Group Inc. (March
1993).

     Merrill Lynch's analysis indicated transaction value as a multiple of (i) last twelve month's ("LTM") earnings before interest, taxes, depreciation and amortization ("EBITDA") for the Entertainment Comparable Transactions ranging from 10.5x to 21.9x with a median of 13.9x and a mean of 14.9x compared to an implied LTM EBITDA multiple of 16.6x to be paid in the Merger for the Cable Networks Business and (ii) LTM earnings before interest and taxes ("EBIT") for the Entertainment Comparable Transactions ranging from 11.6x to 25.9x with a median of 15.0x and a mean of 17.1x compared to an implied LTM EBIT multiple of 18.9x to be paid in the Merger for the Cable Networks Business. Based on the comparable transaction analysis, Merrill Lynch derived a summary reference range of implied enterprise values for the Cable Networks Business of $1.1 billion to $1.4 billion.

     No transaction utilized in the comparable transaction analysis was identical to the Merger. Accordingly, an analysis of the results of this comparison is not purely mathematical; rather, it involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the comparable acquired companies and other factors that could affect the acquisition value of such companies and the Cable Networks Business.

     Comparable Company Trading Analysis. Using publicly available information, Merrill Lynch compared the Adjusted Market Value (as defined below) as a multiple of estimated EBITDA for 1996 and 1997 for Gaylord and the Westinghouse Group with corresponding financial and operating information and multiples for two groups of publicly traded companies that Merrill Lynch deemed to be comparable: a group consisting of three selected basic cable programming companies (the "Cable Comparables") and a group consisting of four selected entertainment companies (the "Entertainment Comparables"). The Cable Comparables were BET Holdings, Inc., International Family Entertainment, Inc. and Valuevision International, Inc. and the

Entertainment Comparables were The Walt Disney Company, Viacom/Paramount, News Corporation and Time Warner. Merrill Lynch calculated adjusted market value as fully-diluted market value of the common stock plus total debt, preferred stock and minority interests, less cash and cash equivalents ("Adjusted Market Value"). For purposes of computing the Adjusted Market Value with respect to the Cable Comparables and the Entertainment Comparables in the comparable company trading analysis, Merrill Lynch assumed that options with exercise prices less than the fair market value of the stock underlying such options ("in-the money") were exercised and proceeds from such exercise were used to repurchase common stock at the market price and in certain cases, also assumed the conversion of significantly in-the-money convertible debt and preferred stock issues. Merrill Lynch based the analysis on share prices for the Company and Westinghouse on January 29, 1997 of $24.75 and $18.50, respectively, and Merrill Lynch research estimates of EBITDA for 1996 and 1997. The analysis indicated Adjusted Market Value as a multiple of (i) 1996 estimated EBITDA for (A) the Cable Comparables ranging from 8.7x to 13.9x with a mean of 11.2x, (B) the Entertainment Comparables ranging from 9.1x to 11.5x with a mean of 10.1x, (C) Gaylord of 14.8x and (D) the Westinghouse Group of 20.0x and (ii) 1997 estimated EBITDA for
(W) the Cable Comparables ranging from 4.7x to 12.1x with a mean of 8.1x, (X) the Entertainment Comparables ranging from 7.7x to 10.1x with a mean of 8.8x,
(Y) Gaylord of 12.6x and (Z) the Westinghouse Group of 12.9x. Based on the multiples calculated in the comparable company trading analysis and the estimates of Gaylord's management for 1996 and 1997 EBITDA for the Cable Networks Business, Merrill Lynch derived a summary reference range of implied enterprise values for the Cable Networks Business of $1 billion to $1.3 billion.

     Discounted Cash Flow Analysis. Using a discounted cash flow methodology, Merrill Lynch calculated ranges of implied firm values for the Cable Networks Business. The analysis was based on projections prepared by Gaylord's management for the Cable Networks Business, 2001 terminal EBITDA multiples ranging from 10.0x to 12.0x and discount rates ranging from 11.0% to 13.0% which were based on an analysis of the weighted average cost of capital for comparable television and network companies. Based on the discounted cash flow analysis, Merrill Lynch derived a summary reference range of implied enterprise values for the Cable Networks Business of $1.3 billion to $1.6 billion.

     Pursuant to a letter agreement between the Company and Merrill Lynch, the Company agreed to pay Merrill Lynch (i) $100,000 upon the Company's execution of such letter agreement and (ii) an additional fee in an amount equal to 0.5% of the aggregate purchase price paid in the Merger or certain other business combinations involving the Company, payable upon the closing of the Merger or such other business combination. Assuming the aggregate value of the shares of Westinghouse Common Stock issuable in connection with the Merger is $1.55 billion, upon the closing of the Merger, Merrill Lynch will be entitled to receive a fee of approximately $7.75 million. The Company also agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses, including certain reasonable fees and disbursements of its legal counsel. Additionally, the Company agreed to indemnify Merrill Lynch and certain related persons for certain liabilities related to or arising out of its engagement, including liabilities under the federal securities laws.

     The Company retained Merrill Lynch based upon Merrill Lynch's experience and expertise. Merrill Lynch is an internationally recognized investment banking and advisory firm. Merrill Lynch, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Merrill Lynch has, in the past, provided financial advisory and/or financing services to the Company and/or Westinghouse and may continue to do so and has received, and may receive, fees for the rendering of such services. In the ordinary course of its business, Merrill Lynch and its affiliates may actively trade the debt and equity securities of the Company and Westinghouse (and anticipate trading after the Merger in the securities of Westinghouse and New Gaylord) for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

RESALE OF SHARES OF WESTINGHOUSE COMMON STOCK ISSUED IN THE MERGER; AFFILIATES

     The shares of Westinghouse Common Stock to be issued in connection with the Merger will be freely transferable, except that shares issued to any stockholder of the Company who may be deemed to be an

"affiliate" (as defined under the Securities Act, and which generally includes, without limitation, directors, certain executive officers and beneficial owners of 10% or more of a class of capital stock) of the Company for purposes of Rule 145 under the Securities Act may be resold by them only in transactions permitted by the resale provisions of Rule 145 or as otherwise permitted under the Securities Act. The Merger Agreement provides that Westinghouse's obligation to consummate the Merger is subject to Westinghouse receiving, prior to the Closing Date, a letter agreement from each affiliate of the Company to the effect that such person will not offer or sell or otherwise dispose of any shares of Westinghouse Common Stock issued to such person in connection with the Merger in violation of the Securities Act or the rules and regulations promulgated thereunder. This Proxy Statement/Prospectus does not cover resales of shares of Westinghouse Common Stock received by any person who may be deemed to be an affiliate of the Company.

BOARD REPRESENTATION

     Following the Merger, Martin C. Dickinson, a member of the Company Board, is expected to be recommended to the Nominating and Governance Committee of the Westinghouse Board and the Westinghouse Board for appointment as a director of Westinghouse.

ACCOUNTING TREATMENT

     The Merger will be accounted for by Westinghouse under the "purchase" method of accounting, in accordance with generally accepted accounting principles. After the Merger, the results of operations of the Cable Networks Business will be included in the consolidated financial statements of Westinghouse. The purchase price (i.e., the aggregate Per Share Merger Consideration) will be allocated based on the fair values of the assets acquired and the liabilities assumed. Such allocations will be made based upon valuations and other studies that have not yet been finalized.

ABSENCE OF DISSENTERS' APPRAISAL RIGHTS

     Holders of Company Common Stock will not have the right to elect to have the fair value of their shares of Company Common Stock judicially appraised and paid to them in cash in connection with the Merger. Section 262 of the DGCL ("Section 262") provides appraisal rights to stockholders of Delaware corporations in connection with certain mergers and consolidations. Under
Section 262, appraisal rights are not available to the stockholders of a corporation that is a party to a merger if the corporation's stock is listed on a national securities exchange as of the record date set to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to approve the merger so long as the consideration to be received by such stockholders in the merger consists of (i) shares of the capital stock of the surviving corporation in the merger, (ii) shares of the capital stock of any other corporation provided that such stock is listed on a national securities exchange as of the date on which the merger becomes effective, (iii) cash in lieu of fractional shares or (iv) a combination of the foregoing.

STOCK EXCHANGE LISTING

     It is a condition to the consummation of the Merger that the shares of Westinghouse Common Stock issuable to holders of Company Common Stock in connection with the Merger be approved for listing on the NYSE, subject to official notice of issuance.

DELISTING AND DEREGISTRATION OF COMPANY CLASS A COMMON STOCK

     If the Merger is consummated, the Company Class A Common Stock will be delisted from the NYSE and will be deregistered under the Exchange Act.

THE STOCKHOLDER AGREEMENT

     The description of the Stockholder Agreement contained in this Proxy Statement/Prospectus does not purport to be complete and is qualified in its entirety by reference to the Stockholder Agreement, a copy of which is attached as Annex III and is incorporated herein by reference.

     In connection with the execution of the Merger Agreement, Westinghouse, the Voting Trustees and the Principal Stockholders entered into the Stockholder Agreement. Together, the Voting Trustees and the Principal Stockholders had the right to vote, at the Record Date, 89,612 shares of Company Class A Common Stock and 39,048,819 shares of Company Class B Common Stock, representing approximately 65% of the combined voting power of the outstanding Company Common Stock.

     Pursuant to the terms of the Stockholder Agreement, the Voting Trustees have agreed to vote (or cause to be voted) the Company Class B Common Stock held in the Voting Trust (the "Voting Trust Shares"), and each of the Principal Stockholders has agreed to vote (or cause to be voted) the Company Common Stock owned of record by such Principal Stockholder (i) in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated thereby or by any of the other Transaction Agreements and (ii) against any alternative takeover proposal or any amendment to the Restated Certificate of Incorporation of the Company (the "Company Charter") or the Company By-Laws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated thereby or by any of the other Transaction Agreements or change in any manner the voting rights of the Company Common Stock.

     Shares of Company Class B Common Stock (including the Voting Trust Shares) are convertible into shares of Company Class A Common Stock at any time and automatically convert upon the occurrence of certain events, including upon certain transfers. However, pursuant to the terms of the Stockholder Agreement,
(i) the Voting Trustees have agreed, among other things, (a) not to consent to the withdrawal of any of the Voting Trust Shares from the Voting Trust, (b) not to take any action that would result in the conversion of any of the Voting Trust Shares into shares of Company Class A Common Stock, (c) not to vote, without the consent of Westinghouse, to amend, alter or modify the Voting Trust Agreement, and (d) not to resign from their respective positions as Voting Trustees or to vote for the removal of any of the other Voting Trustees; and
(ii) each Principal Stockholder has agreed (a) subject to certain exceptions, not to sell, transfer (including by gift), pledge, assign or otherwise dispose of his, her or its shares of Company Common Stock (whether owned of record or beneficially), not to enter into any contract, option or other arrangement with respect to the transfer of such Company Common Stock, and not to convert or cause to be converted any shares of Company Class B Common Stock owned of record by such Stockholder into shares of Company Class A Common Stock, (b) not to enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in connection with, directly or indirectly, any takeover proposal,
(c) not to seek the withdrawal from the Voting Trust of any shares of Company Common Stock held in the Voting Trust, and (d) not to execute any instrument directing the termination of the Voting Trust.

     Pursuant to the terms of the Stockholder Agreement, during the term of the Stockholder Agreement each Principal Stockholder has agreed not to, and not to authorize any investment banker, attorney or other advisor or representative to, solicit, initiate or encourage the submission of any takeover proposal, or participate in any discussions or negotiations regarding, or furnish to any person information with respect to, or take any other actions to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, a takeover proposal. In addition, each Principal Stockholder has agreed, until the consummation of the Merger or the termination of the Merger Agreement, to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and each of the other transactions contemplated by the Merger Agreement or any of the other Transaction Agreements.

     The Stockholder Agreement will terminate upon the earlier of (i) the Effective Time of the Merger or (ii) the time the Merger Agreement is terminated in accordance with its terms unless the Merger Agreement is terminated (a) by Westinghouse or the Company because, at the Special Meeting, the Merger Approval was not obtained, (b) by the Company because a Governmental Entity has issued an order, decree, ruling or injunction or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling, injunction or other action has become final and nonappealable, but only if at the time of such termination Westinghouse had the right to terminate the Merger Agreement due to a Material Breach by Gaylord of any representation, warranty, covenant or other agreement contained in the Transaction Agreements which would give rise to the failure of certain conditions contained in the Merger Agreement, (c) by Westinghouse due to a Material Breach by Gaylord of any representation, warranty, covenant or other agreement contained in the Transaction Agreements which would give rise to the failure of certain conditions contained in the Merger Agreement, or (d) at a time when one or more of the Voting Trustees or Principal Stockholders is in breach in any material respect of any of the terms or provisions of the Stockholder Agreement and such breach cannot be or has not been cured within 30 days after the giving of written notice by Westinghouse to the breaching Voting Trustee or Principal Stockholder of such breach, in all of which cases, the Stockholder Agreement will terminate on August 9, 1998. See the "THE MERGER AGREEMENT--Termination."

                              THE MERGER AGREEMENT

     The description of the Merger Agreement contained in this Proxy Statement/Prospectus does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Annex I and is incorporated herein by reference.

THE MERGER

     At the Effective Time, the Company, Westinghouse and Sub will consummate the Merger in which Sub will be merged with and into the Company, with the Company continuing as the Surviving Corporation. As a result of the Merger, the separate corporate existence of Sub will cease and the Company will become a wholly owned subsidiary of Westinghouse.

PER SHARE MERGER CONSIDERATION

     Subject to the terms and conditions of the Merger Agreement, each share of Company Common Stock outstanding immediately prior to the Effective Time (other than shares owned directly or indirectly by the Company, which will be canceled) will be converted into the right to receive the Per Share Merger Consideration, which is equal to the quotient, rounded to the nearest thousandth, or if there shall not be a nearest thousandth, the next higher thousandth, of (i) the quotient of (x) $1.55 billion divided by (y) the number (the "Outstanding Number") of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares owned directly or indirectly by the Company, which are to be canceled), divided by (ii) the Market Price (as defined below) of Westinghouse Common Stock on the date on which the Effective Time shall occur; provided, however, that in the event that the product of the Per Share Merger Consideration multiplied by the Outstanding Number would exceed 110 million (the "Maximum Number of Shares"), then the Per Share Merger Consideration will be adjusted to mean the highest number (after taking into account the rounding provision described above) that would not result in the product of such number multiplied by the Outstanding Number exceeding 110 million. In the event of any such adjustment, the Company will have the right to terminate the Merger Agreement (the "Cap Termination Right"), subject to the right of Westinghouse to elect, after notice of the Company's election to terminate, to increase the Per Share Merger Consideration to the Per Share Merger Consideration calculated without giving effect to the Maximum Number of Shares (a "Top-Up Right"). In the event of any such election by Westinghouse, the Company's exercise of the Cap Termination Right would not be effective. See "--Termination." The "Market Price" of Westinghouse Common Stock on any date means the average of the daily closing prices per share of Westinghouse Common Stock as reported on the NYSE Composite Transactions List (as reported by The Wall Street Journal or, if not reported thereby, by another authoritative source mutually selected by Westinghouse and the Company) for the Averaging Period; provided that (A) if the Westinghouse Board declares a dividend on the outstanding shares of Westinghouse Common Stock having a record date after the Effective Time but an ex-dividend date (based on "regular way" trading on the NYSE of shares of Westinghouse Common Stock (the "Ex-Date")) that occurs during the Averaging Period, then for purposes of computing the Market Price, the closing price on the Ex-Date and any trading day in the Averaging Period after the Ex-Date will be adjusted by adding thereto the amount of such dividend and
(B) if the Westinghouse Board declares a dividend on the outstanding shares of Westinghouse Common Stock having a record date before the Effective Time and an Ex-Date that occurs during the Averaging Period, then for purposes of computing the Market Price, the closing price on any trading day before the Ex-Date will be adjusted by subtracting therefrom the amount of such dividend. For purposes of the immediately preceding sentence, the amount of any non-cash dividend will be the fair market value thereof on the payment date for such dividend as determined in good faith by mutual agreement of Westinghouse and the Company. Cash will be paid in lieu of any fractional shares of Westinghouse Common Stock. See "--No Fractional Shares."

CONVERSION OF COMPANY COMMON STOCK

     As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock, each share of Company Common Stock that is owned by the Company or by any subsidiary of the Company will automatically be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor and, subject to the provision of the Merger Agreement that no fractional shares of Westinghouse Common Stock will be issued, each issued and outstanding share of Company Common Stock (other than shares to be canceled) will be converted into the right to receive the Per Share Merger Consideration. As of the Effective Time, all shares of Company Common Stock will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each holder of a certificate representing any such shares of Company Common Stock will cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration and any cash in lieu of fractional shares of Westinghouse Common Stock to be issued or paid in consideration therefor upon surrender of such certificate (as set forth below), without interest.

NO FRACTIONAL SHARES

     No fractional shares of Westinghouse Common Stock will be issued in the Merger. Each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Westinghouse Common Stock (after taking into account all Certificates (as defined below) delivered by such holder) will receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Westinghouse Common Stock multiplied by the closing price of a share of Westinghouse Common Stock on the NYSE Composite Transactions List (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source mutually selected by Westinghouse and the Company) on the Closing Date.

EFFECTIVE TIME OF THE MERGER

     As soon as practicable on or after the Closing Date, the parties to the Merger Agreement will file a Certificate of Merger with the Secretary of State of the State of Delaware. The Certificate of Merger will specify that the Merger will become effective at 12:01 a.m. on the day following the Closing Date or at such other time as Westinghouse and the Company may agree to specify in the Certificate of Merger.

EXCHANGE OF COMPANY COMMON STOCK

     The Merger Agreement provides that the exchange of shares of Company Common Stock in the Merger will be effected as follows:

          (i) as of the Effective Time, Westinghouse will deposit with such bank or trust company as may be designated by Westinghouse and not reasonably disapproved of by the Company (the "Exchange Agent"), for the benefit of holders of shares of Company Common Stock, certificates representing shares of Westinghouse Common Stock issuable in exchange for outstanding shares of Company Common Stock;

          (ii) as soon as reasonably practicable after the Effective Time, Westinghouse will cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (each a "Certificate" and collectively, the "Certificates") whose shares were converted into a right to receive the Per Share Merger Consideration, a transmittal letter and instructions for use in effecting the surrender of the Certificates for the Per Share Merger Consideration;

          (iii) upon surrender of a Certificate for cancellation to the Exchange Agent, together with a letter of transmittal duly executed and any other required documents, the holder of such Certificate will be entitled to receive in exchange therefor whole shares of Westinghouse Common Stock equal to the Per Share Merger Consideration, and cash in lieu of any fractional share of Westinghouse Common Stock, and the surrendered Certificate will be canceled; and

          (iv) after the Effective Time, each outstanding, unsurrendered Certificate will be deemed to represent only the right to receive upon such surrender shares of Westinghouse Common Stock and cash, if any, into which such shares of Company Common Stock will have been converted; however, the holders of outstanding, unsurrendered Certificates after the Effective Time will not be entitled to receive any dividends or distributions with respect to Westinghouse Common Stock with a record date after the Effective Time theretofore paid with respect to the shares of Westinghouse Common Stock until such Certificates are surrendered, although any such dividends or distributions will accrue and be payable to the holder, without interest, upon surrender of the Certificate.

     COMPANY STOCKHOLDERS SHOULD NOT FORWARD CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED LETTERS OF TRANSMITTAL AND INSTRUCTIONS.

     All shares of Westinghouse Common Stock issued and cash in lieu of fractional shares paid upon surrender of Certificates will be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock theretofore represented by such Certificates.

EMPLOYEE MATTERS AND STOCK OPTIONS

     The Merger Agreement provides that as of the Effective Time, the employees of Gaylord who remain with the Cable Networks Companies (each, a "Cable Networks Employee" and collectively, the "Cable Networks Employees") immediately following the time as of which the Company Distribution is effective (the "Time of Distribution") will participate in the applicable employee benefit plans or programs of CBS on the same basis as similarly situated employees of CBS. The Merger Agreement further provides that Westinghouse will, or will cause the Cable Networks Companies to, continue to employ, with comparable compensation, as of the Effective Time, all of the Cable Networks Employees, including all such Cable Networks Employees covered by any collective bargaining agreement. The Merger Agreement provides that any Cable Networks Employee whose employment is involuntarily terminated within a period of 90 days following the Effective Time will be entitled to severance from Westinghouse or the Company on a basis no less favorable than the severance that would have been provided to such individual under the applicable severance policy or program of the Company in effect on February 9, 1997 had such Cable Networks Employee been terminated while covered by such policy or program. The Merger Agreement provides that Westinghouse will, or will cause the Company to, give the Cable Networks Employees full credit for purposes of eligibility and vesting (and for purposes of calculating any severance, vacation, holiday and sick day entitlements) under any employee benefit plans or arrangements maintained by Westinghouse, the Company or any of their respective subsidiaries to the same extent recognized by the Company immediately prior to the Effective Time.

     The Merger Agreement also provides that Westinghouse will honor, or will cause the Company to honor, the terms of the Company's annual incentive bonus program as in effect as of the date of the Merger Agreement so that, upon completion of the calendar year in which the Effective Time occurs, each Cable Networks Employee who would have been entitled to a bonus thereunder had the transactions contemplated under the Merger Agreement and the Distribution Agreement not been consummated will receive an annual incentive bonus in an amount not less than the annual bonus such Cable Networks Employee would have received had such transactions not been consummated (prorated to the extent that the employment of any such Cable Networks Employee is involuntarily terminated by the Company prior to December 31 of the calendar year in which the Effective Time will occur).


     Furthermore, during the period from the date of the Merger Agreement through the Closing Date, Westinghouse and the Company have agreed to use their reasonable efforts to agree upon those Cable Networks Employees who also perform financial, human resources and purchasing services for the New Gaylord Companies to whom the New Gaylord Companies may offer employment without violating the restrictions contained in the Post-Closing Covenants Agreement. (See "THE POST-CLOSING COVENANTS AGREEMENT--Agreement Not to Compete").



     In addition to the above, the Merger Agreement provides that each option to acquire Company Class A Common Stock (each, an "Employee Stock Option") granted pursuant to the Gaylord Entertainment Company Amended and Restated 1993 Stock Option and Incentive Plan and the Gaylord Entertainment Company Amended and Restated 1991 Stock Option and Incentive Plan (the "Company Stock Plans") held by an employee of Gaylord who will be a Cable Networks Employee at the Effective Time and that is outstanding immediately prior to the Effective Time and that is not required to be assumed by New Gaylord pursuant to the Distribution Agreement, whether or not then vested or exercisable, will, effective as of the Effective Time, be assumed by Westinghouse and become and represent an option to acquire the number of shares of Westinghouse Common Stock (a "Substitute Option"), rounded up to the nearest whole share, determined in a manner that will preserve the spread between the option exercise price and the fair market value of the Company Class A Common Stock subject to such option and the ratio of the spread to the exercise price of such option as provided in Section 425 of the Code and the regulations promulgated thereunder, with such adjustments as are necessary to preserve the tax favored status of incentive stock options under the Code. The Merger Agreement provides that after the Effective Time, each Substitute Option will be exercisable upon the same terms and conditions as were applicable to the related Employee Stock Option immediately prior to the Effective Time. Westinghouse, in its sole discretion, will determine whether such Substitute Options will be issued under an existing or newly established plan of Westinghouse, the Company or any of their respective subsidiaries.

REPRESENTATIONS AND WARRANTIES; SURVIVAL


     The Merger Agreement contains various representations and warranties of the Company, Westinghouse and Sub. The representations and warranties of the Company relate generally to due corporate organization and qualification; corporate authority; absence of violations of, among other things, certificates of incorporation, by-laws, and certain contracts or laws; required filings with and consents and approvals of governmental authorities; the capital structure of the Company; the Cable Networks Companies; the New Gaylord Companies; documents filed with the SEC, including this Proxy Statement/Prospectus, and the accuracy of information, including financial statements, contained therein; absence of undisclosed liabilities; financial statements with respect to the Cable Networks Business; absence of certain material events and changes; compliance with applicable laws; title to assets; litigation; taxes; employee benefit plans; compliance with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); environmental matters; voting requirements; takeover statutes; labor matters; brokers and finders; intellectual property; employees; contracts; and opinions of financial advisors. The representations and warranties of Westinghouse and Sub relate generally to due corporate organization and qualification; corporate authority; absence of violations of, among other things, certificates of incorporation, by-laws, and certain contracts or laws; required filings with and consents and approvals of governmental authorities; the capital structure of Westinghouse; documents filed with the SEC, including this Proxy Statement/Prospectus, and the accuracy of information, including financial statements, contained therein; absence of undisclosed liabilities; absence of certain material changes or events; compliance with applicable laws; litigation; takeover statutes; taxes; interim operations of Sub; voting requirements; ownership of Company Common Stock; and brokers and finders.


     The representations and warranties of the Company survive until the second anniversary of the Effective Time, except that the representations and warranties of the Company with respect to certain tax matters do not survive the Effective Time. The representations and warranties of Westinghouse and Sub do not survive past the Effective Time. The Tax Disaffiliation Agreement also contains indemnification provisions with respect to certain tax matters. See "THE TAX DISAFFILIATION AGREEMENT." Furthermore, pursuant to the Post-Closing Covenants Agreement, New Gaylord will indemnify Westinghouse for certain breaches of the representations and warranties of the Company. See "THE POST-CLOSING COVENANTS AGREEMENT--Indemnification." The survival or nonsurvival of any particular representation or warranty will not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

BUSINESS OF GAYLORD PENDING THE MERGER

     The Company has agreed that, during the period from the date of the Merger Agreement to the Effective Time, it will, and it will cause its subsidiaries to, carry on the Cable Networks Business in the usual, regular and ordinary course in substantially the same manner as conducted prior to the execution of the Merger Agreement and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent with the above, use all reasonable efforts to preserve intact the current business organizations of the Cable Networks Business, use reasonable efforts to keep available the services of the current officers and other key employees of the Cable Networks Business and preserve its relationships with those persons having business dealings with the Cable Networks Business to the end that the goodwill and ongoing businesses of the Cable Networks Business will be unimpaired at the Effective Time. The Company has also agreed, without limiting the generality of the foregoing, as to itself and its subsidiaries, except for the Restructuring and the Company Distribution, or as otherwise expressly contemplated by the Transaction Agreements, that during the period from the date of the Merger Agreement to the Effective Time: (i) Gaylord will not (a) declare, set aside or pay any dividends or other distributions with respect to shares of its capital stock, other than regular quarterly cash dividends or (b) split, combine or reclassify any of the Company's capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company's capital stock; (ii) that Gaylord will not issue, deliver, sell, pledge or otherwise encumber any shares of capital stock of the Cable Networks Companies, any other voting securities or any securities convertible into, or any options, warrants or rights to acquire, any such shares, voting securities or convertible securities, other than (a) the issuance of Company Class A Common Stock upon the exercise of Employee Stock Options outstanding on February 9, 1997, and in accordance with their terms on such date, and (b) the issuance of Company Class A Common Stock upon conversion of Company Class B Common Stock in accordance with the terms of the Company Charter (but only if such conversion does not involve a violation of the Stockholder Agreement); (iii) the Company will not amend the Company Charter or the Company By-Laws, nor will it permit any of the other Cable Networks Companies to amend its comparable organizational documents; (iv) none of the Cable Networks Companies will acquire or agree to acquire (a) by merging or consolidating with, or by purchasing a substantial portion of the capital stock or assets of, or by any other manner, any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof, (b) any assets that individually or in the aggregate are material to the Cable Networks Business or (c) any Trust Certificates (as defined in the Stockholder Agreement); (v) Gaylord will not, sell, lease, license, otherwise encumber or subject to any lien or otherwise dispose of any of the properties or assets of the Cable Networks Business, other than in the ordinary course of business consistent with past practice or pursuant to existing contractual obligations set forth in the disclosure schedule delivered by the Company to Westinghouse simultaneously with the execution of the Merger Agreement (the "Company Disclosure Schedule"); (vi) the Cable Networks Companies will not (a) incur any indebtedness except in the case of the Company for indebtedness incurred in the ordinary course of business consistent with past practice which is either repaid or retired prior to the Effective Time or which becomes an Assumed Liability pursuant to the terms of the Distribution Agreement or (b) make any loans, advances, extensions of credit or capital contributions to, or investments in, any other person, other than to officers and employees of the Cable Networks Companies for travel, business or relocation expenses in the ordinary course of business and other than investments in any entity that was a wholly owned Cable Networks Subsidiary before giving effect to such investment; (vii) Gaylord will continue to make capital expenditures with respect to the Cable Networks Business in the ordinary course of business (other than with respect to additional NASCAR Thunder retail stores) in an amount of up to $14,599,903 on an annualized basis as specified in the Merger Agreement (the "Total Expenditure Amount;" any portion of the Total Expenditure Amount not spent during the period from January 1, 1997, to the Closing Date is referred to herein as the "Unspent Amount"); provided, however, that Gaylord will not make or agree to make any capital expenditure or capital expenditures relating to a single project in excess of $100,000 without the prior written consent of Westinghouse; furthermore, Gaylord will (a) make all capital expenditures necessary to complete the build-out and opening of the NASCAR Thunder retail store to be located in Cincinnati, Ohio, and (b) make such capital expenditures as Westinghouse requests related to the acquisition of leases for, or the build-out and opening of, other NASCAR Thunder retail stores (collectively, the "NASCAR Expenditures"), and in each case such capital expenditures will not be included in the calculation of the Total Expenditure Amount or of the Unspent Amount;
(viii) with respect to the Cable Networks Companies, Gaylord will not make any tax election that would reasonably be expected to have a material adverse effect on the Cable Networks Companies or settle or compromise any material income tax liability; (ix) Gaylord will not enter into any programming agreements with a term of more than one year to which any Cable Networks Company will be a party or subject; (x) except in the ordinary course of business or except as would not reasonably be expected to have a material adverse effect on the Cable Networks Companies, the Cable Networks Companies will not modify, amend or terminate any material contract to which any Cable Networks Company is, or at the Effective Time will be, a party or waive, release or assign any material rights or claims thereunder; (xi) except as required by law or in the ordinary course of business consistent with past practice, the Company will not, nor will it permit any of its subsidiaries to, (a) increase the compensation of any Cable Networks Employee, (b) enter into any contract with any Cable Networks Employee regarding his employment, compensation or benefits, or (c) adopt or amend any benefit plan, arrangement or policy to the extent such adoption or amendment would create or increase any material liability or obligation on the part of the Cable Networks Companies that will not either (A) be fully performed or satisfied prior to the Effective Time or (B) be an Assumed Liability pursuant to the Distribution Agreement; (xii) the Cable Networks Companies will not make any change to their accounting methods, principles or practices, except as may be required by GAAP or Regulation S-X promulgated by the SEC or as relates only to the New Gaylord Companies; (xiii) Gaylord will not take or cause or permit to be taken any action prior to the Effective Time that would disqualify the Company Distribution as a transaction described in Section 355 of the Code or disqualify the Merger as a "reorganization" within the meaning of Section 368(a)(1)(B) of the Code and the Company will use reasonable efforts to do everything reasonably necessary to cause the Company Distribution and the Merger so qualify; (xiv) the Company will not, and will not permit any of its subsidiaries to, create, incur, suffer to exist or assume any lien on any Cable Networks Asset, except for Permitted Liens (as defined in the Merger Agreement); (xv) the Cable Networks Companies will continue to maintain and repair all property material to the operation of the Cable Networks Business in a manner consistent with past practice; (xvi) the Company will (a) not engage in or allow transfers of assets or liabilities or engage or enter into other transactions between any of the Cable Networks Companies, on the one hand, and any of the New Gaylord Companies, on the other hand, except as contemplated by the Distribution Agreement, (b) from and after the time of execution of any Transaction Agreement, abide and cause the New Gaylord Companies to abide by their respective obligations under such Transaction Agreements and (c) not terminate or amend, or waive compliance with any obligations under, the Distribution Agreement; provided that nothing contained in this clause (xvi) will prohibit transfers of cash between the Cable Networks Companies and the New Gaylord Companies, so long as such transfers are properly recorded on the intercompany accounts of the Cable Networks Companies; (xvii) Gaylord will not make any change in its lines of business as of February 9, 1997, that would, based on the facts and circumstances and conduct of the particular business, materially increase the potential liability of any of the Cable Networks Companies under statutes or legal doctrines permitting the imposition of liability on a parent corporation in respect of the liabilities of its subsidiaries; and (xviii) Gaylord will not authorize, or commit or agree to take, any of the foregoing actions.

     Notwithstanding anything in the Merger Agreement to the contrary, the Company will cause Closing Working Capital (as defined herein) of the Cable Networks Business to be positive as of the Effective Time. See "THE POST-CLOSING COVENANTS AGREEMENT--Working Capital Adjustment."

BUSINESS OF WESTINGHOUSE PENDING THE MERGER

     Westinghouse has agreed that, during the period from the date of the Merger Agreement to the Effective Time, it will, and will cause its subsidiaries to,
(i) not take or cause or permit to be taken any action that would disqualify the Company Distribution as a transaction described in Section 355 of the Code or disqualify the Merger as a "reorganization" within the meaning of Section 368(a)(1)(B) of the Code and will use reasonable efforts to do everything reasonably necessary to cause the Company Distribution and the Merger to so qualify; (ii) not make any material acquisitions except as previously discussed with the Company; and (iii) continue to provide the advertising sales services and billing, collection and cash management services to Gaylord that it is currently providing consistent with past practices.

CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER

     The respective obligations of Westinghouse, Sub and the Company to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions: (i) the Merger Approval and, if required by the applicable rules of the NYSE, the affirmative vote of the holders of a majority of the votes cast at a duly held meeting of the holders of Westinghouse Common Stock (the "Westinghouse Shareholder

Meeting") to authorize the issuance of the Westinghouse Common Stock in connection with the Merger (the "Westinghouse Shareholder Approval") (see the following paragraph) shall have been obtained; (ii) the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or expired; (iii) no judgment, order, decree, statute, law, ordinance, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; (iv) the Westinghouse Form S-4 and the New Gaylord Form 10 shall have become effective under the Securities Act or the Exchange Act, as applicable, no stop order suspending the effectiveness of either of the Westinghouse Form S-4 or the New Gaylord Form 10 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC; (v) the shares of Westinghouse Common Stock issuable to the Company's stockholders in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance; (vi) the Restructuring, the Company Distribution and the execution and delivery of the Transaction Agreements not executed on the date of the Merger Agreement, shall have been consummated in accordance with the terms of the Merger Agreement and the Distribution Agreement; (vii) the IRS shall have issued and not revoked the Tax Rulings, reasonably satisfactory in form and substance to Westinghouse and the Company and, in the event that the IRS shall have issued all of the Tax Rulings except for one or more of the Tax Rulings to the effect that certain aspects of the Restructuring will not be taxable to New Gaylord or any of its subsidiaries (each, an "Internal Merger Ruling" and collectively, the "Internal Merger Rulings"), then, in lieu of each such Internal Merger Ruling, the conditions of this clause (vii) will be satisfied if, as to the Company, the Company shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Company, and, as to Westinghouse, if Westinghouse shall have received an opinion of Cravath, Swaine & Moore, counsel to Westinghouse, in each case to the same effect as each such Internal Merger Ruling, reasonably satisfactory in form and substance to the Company or Westinghouse, as the case may be, and dated as of the Closing Date; and (viii) there shall not be outstanding as of the Closing Date any Adverse Tax Development. As used in the Merger Agreement, "Adverse Tax Development" means (a) the enactment of any legislation, the passage of any bill by either House of Congress or the introduction of a bill by any Member of Congress, (b) that has not been withdrawn or modified so as not to be an Adverse Tax Development, and (c) with respect to which either Westinghouse or the Company provides the other with an opinion of Cravath, Swaine & Moore, in the case of Westinghouse, or Skadden, Arps, Slate, Meagher & Flom LLP, in the case of the Company, to the effect that such legislation, as enacted, has, or if such bill were enacted into law with the effective date and transition rules contained therein, such bill would have, the effect of amending the Code so as to cause the Company Distribution to be taxable for U.S. Federal income tax purposes to, and result in a material increase in the U.S. Federal income tax liability of, the Company or its stockholders; provided, however, that if the Adverse Tax Development does not by its terms apply to contracts that are binding on the date of the Merger Agreement (or on a later date), and if under the terms of such bill or legislation constituting an Adverse Tax Development contracts are considered binding despite conditions or contractual provisions that are referred to in such bill or legislation as "customary" or "normal" or other language to the same effect ("Customary Conditions"), then such opinion will be required to reach its conclusion on the assumption that all conditions to the parties' obligations to effect the Merger and all provisions of the Transaction Agreements are Customary Conditions.

     With respect to the condition set forth in clause (i) of the preceding paragraph, the Westinghouse Shareholder Approval would only be required by the applicable rules of the NYSE if the number of shares of Westinghouse Common Stock to be issued in the Merger was equal to or exceeded 20% of the number of shares of Westinghouse Common Stock outstanding at the Effective Time. Based on the number of shares of Westinghouse Common Stock expected to be issued in the Merger, assuming the Company's Cap Termination Right and Westinghouse's Top-Up Right are not applicable (as is currently anticipated to be the case), the Westinghouse Shareholder Approval will be neither required nor sought.

CONDITIONS TO THE OBLIGATIONS OF WESTINGHOUSE AND SUB

     In addition to the foregoing conditions, the obligations of Westinghouse and Sub to effect the Merger are further subject to satisfaction or waiver (by Westinghouse) on or prior to the Closing Date of the following conditions: (i) the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of the Company set forth in the Merger Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of the Merger Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such date), and Westinghouse shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect; (ii) each of the Company and its subsidiaries shall have performed in all material respects all obligations required to be performed by it under the Transaction Agreements at or prior to the Closing Date, and Westinghouse shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect; (iii) Westinghouse shall have received an executed agreement from each person who is an "affiliate" of the Company for purposes of Rule 145 under the Securities Act relating to, among other things, limitations on such person's subsequent sale of shares of Westinghouse Common Stock received in connection with the Merger; (iv) there shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (a) challenging the acquisition by Westinghouse of any shares of capital stock of any of the Cable Networks Companies, seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by the Transaction Agreements or seeking to obtain from the Company or Westinghouse or any of their respective subsidiaries any damages that are material in relation to the Cable Networks Companies taken as a whole, or the Westinghouse Group taken as a whole, (b) seeking to prohibit or limit the ownership or operation by the Cable Networks Companies or by the Westinghouse Group of any material portion of the Cable Networks Business or of the business or assets of the Westinghouse Group taken as a whole, as applicable, or to compel the Cable Networks Companies or the Westinghouse Group to dispose of or hold separate any material portion of the Cable Networks Business or of the business or assets of the Westinghouse Group taken as a whole, as applicable, as a result of the transactions contemplated by the Transaction Agreements, (c) seeking to impose limitations on the ability of Westinghouse to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of any of the Cable Networks Companies or the Surviving Corporation, (d) seeking to prohibit the Westinghouse Group from effectively controlling in any material respect the Cable Networks Business, or (e) which otherwise would reasonably be expected to have a material adverse effect on the Cable Networks Companies or on the Westinghouse Group (excluding for this purpose the Cable Networks Companies); in addition, there shall not be any judgment, order, decree, statute, law, ordinance, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (b) through (d) above; (v) the conditions to the obligations of the Company to consummate the Company Distribution set forth in the Distribution Agreement shall have been satisfied (without giving effect to any waiver of any such condition not approved by Westinghouse) (see "THE COMPANY DISTRIBUTION AND RELATED TRANSACTIONS--Terms of the Distribution Agreement"); (vi) all consents, approvals, orders and authorizations of, and all registrations, declarations or filings with, any Governmental Entity required to be obtained prior to the Closing Date in connection with the execution, delivery and performance of the Transaction Agreements shall have been obtained or made, except where the failure to obtain or make the same individually or in the aggregate would not be reasonably likely to have a material adverse effect on the Cable Networks Companies or on the Westinghouse Group; (vii) each of Edward L. Gaylord and E.
K. Gaylord II shall have entered into noncompetition agreements with Westinghouse with substantially the terms applicable to New Gaylord set forth in the Post-Closing Covenants Agreement, and such agreements will be in full force and effect (see "THE POST-CLOSING COVENANTS AGREEMENT--Agreement Not to Compete"); and (viii) except as disclosed in the reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC since January 1, 1995 (the "SEC Documents") that had been filed and were publicly available prior to February 9, 1997 (the "Filed SEC Documents"), in the Company Disclosure Schedule or as otherwise expressly contemplated by the Transaction Agreements, since the date of the most recent audited financial statements included in the Filed SEC Documents, there shall not have been any event, change or development which individually or in the aggregate has had or would reasonably be expected to have a material adverse effect on the Cable Networks Companies or on the New Gaylord Companies or would impair the ability of the Cable

Networks Companies or the New Gaylord Companies, as the case may be, to consummate the transactions contemplated by, or to satisfy their obligations under, the Transaction Agreements.

CONDITIONS TO THE OBLIGATIONS OF THE COMPANY

     In addition to the foregoing, the obligation of the Company to effect the Merger is further subject to satisfaction or waiver (by the Company) on or prior to the Closing Date of the following conditions: (i) the representations and warranties of Westinghouse and Sub set forth in the Merger Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of Westinghouse and Sub set forth in the Merger Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of the Merger Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such date), and the Company shall have received a certificate signed on behalf of Westinghouse by an executive officer of Westinghouse to such effect; (ii) Westinghouse and Sub shall have performed in all material respects all obligations required to be performed by them under the Transaction Agreements at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Westinghouse by an executive officer of Westinghouse to such effect; (iii) all consents, approvals, orders and authorizations of, and all registrations, declarations or filings with, any Governmental Entity required to be obtained prior to the Closing Date in connection with the execution, delivery and performance of the Transaction Agreements shall have been obtained or made, except where the failure to obtain or make the same individually or in the aggregate would not be reasonably likely to have a material adverse effect on the New Gaylord Companies; and (iv) except as disclosed in the reports, schedules, forms, statements and other documents required to be filed by Westinghouse with the SEC since January 1, 1995 (the "Westinghouse SEC Documents") that had been filed and were publicly available prior to February 9, 1997 (the "Filed Westinghouse SEC Documents"), in connection with the Westinghouse Distribution or as otherwise expressly contemplated by the Transaction Agreements, since the date of the most recent audited financial statements included in the Filed Westinghouse SEC Documents, there shall not have been any event, change or development which individually or in the aggregate has had or would reasonable be expected to have a material adverse effect on Westinghouse or impair the ability of Westinghouse and Sub to consummate the transactions contemplated by, or to satisfy their obligations under, the Transaction Agreements.

DIRECTORS AND OFFICERS

     The directors of Sub immediately prior to the Effective Time will become the directors of the Surviving Corporation until the earlier of their resignation or removal, or until their respective successors have been duly elected. The directors of Sub currently are Louis J. Briskman, Senior Vice President and General Counsel of Westinghouse, Frederic G. Reynolds, Executive Vice President and Chief Financial Officer of Westinghouse and James A. DePalma, Vice President, Audit and Control, of Westinghouse. The officers of Sub immediately prior to the Effective Time will become the officers of the Surviving Corporation until the earlier of their resignation or removal, or until their respective successors have been duly elected. The officers of Sub currently are Mr. Reynolds, President, Mr. Briskman, Vice President and Secretary, Claudia E. Morf, Vice President and Treasurer of Westinghouse, Vice President and Treasurer, and Angeline C. Straka, Vice President, Secretary and Associate General Counsel of Westinghouse, Assistant Secretary.

     Employment Contract. In connection with the execution of the Merger Agreement, CBS entered into an employment agreement with David E. Hall, who is currently a Vice President of the Company (the "Employment Agreement"). Pursuant to the Employment Agreement, which, by its terms, becomes effective at the Effective Time, Mr. Hall will be employed as President of TNN and CMT following the Merger. The Employment Agreement provides for an employment term of three years commencing on the Effective Date, and for a starting salary of $385,000 per annum, which salary will be subject to merit review and the potential for annual increases (but not decreases) in accordance with CBS compensation guidelines and practices. The Employment Agreement further provides that Mr. Hall will have the opportunity to receive incentive bonuses of 50% of his base salary for each calendar year during the employment term. The Employment Agreement also provides that, subject to approval of the Compensation Committee of the Westinghouse Board, Mr. Hall will be granted, as of the date the employment term commences, 50,000 options to acquire Westinghouse Common Stock, and will thereafter be considered, in a manner consistent with Westinghouse policy for executives in positions comparable to Mr. Hall's, for standard grants of 25,000 options to acquire Westinghouse Common Stock on an annual basis, during the employment term.

     The Employment Agreement provides that Mr. Hall may be terminated for cause, which is defined in the Employment Agreement to mean (i) fraud, misappropriation or embezzlement by Mr. Hall; (ii) Mr. Hall's willful failure to perform services under the Employment Agreement; (iii) Mr. Hall's intentional breach of the provisions of the Employment Agreement covering time and attention to be devoted to CBS and conflicts of interest; or (iv) Mr. Hall's incapacity (subject to certain limitations).

     In the event Mr. Hall is terminated without cause, CBS will be obligated to pay to Mr. Hall all base salary otherwise payable pursuant to the Employment Agreement, and to continue all plans or welfare benefits granted to Mr. Hall pursuant to the Employment Agreement for the remainder of the employment term, so long as Mr. Hall is willing, ready and able to render exclusive services under the Employment Agreement during the remainder of the term of such agreement; provided, however, that Mr. Hall will receive not less than the greater of any remaining base salary payable under the Employment Agreement, one year's base salary, or an applicable severance amount; provided further, however, that if the employment of Mr. Hall is terminated for cause no severance will be payable and CBS will have no further obligation to Mr. Hall. Furthermore, pursuant to the Employment Agreement if, after the expiration of the original three year employment term, the Employment Agreement is not renewed, extended, renegotiated or replaced, Mr. Hall will be entitled to receive one year's base salary and continuation of all health plans and welfare benefits to which he is otherwise entitled under the Employment Agreement, on the same basis made available to him as an active employee, for one year in lieu of any severance pay to which he may otherwise be entitled.

CERTIFICATE OF INCORPORATION AND BY-LAWS

     The Merger Agreement provides that the Company Charter, as in effect immediately prior to the Effective Time, will become the certificate of incorporation of the Surviving Corporation until thereafter changed or amended, except that such certificate of incorporation will be amended as of the Effective Time so that Article I thereof reads in its entirety as follows: "The name of this Corporation is G Corp. (the "Corporation")."

     The By-Laws of Sub, as in effect as of the Effective Time, will become the By-laws of the Surviving Corporation until thereafter changed or amended.

NO SOLICITATION

     The Merger Agreement provides that the Company will not, nor will it permit any of its subsidiaries to, nor will it authorize or permit any employee, officer or director of or any investment banker, attorney or other advisor or representative of, the Company or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any takeover proposal (as defined below), (ii) enter into any agreement with respect to any takeover proposal or give any approval with respect to any takeover proposal or
(iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal; provided, however, that nothing contained in this clause (iii) will prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act. As used herein, "takeover proposal" means any proposal for a merger, consolidation or other business combination involving the Company or any of its subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in or any voting securities of the Company or any of its subsidiaries or a substantial portion of the assets of Gaylord taken as a whole, other than the transactions contemplated by the Merger Agreement.

     The Merger Agreement also provides that neither the Company Board nor any committee thereof will (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Westinghouse, the approval or recommendation by the Company Board or such committee of the Merger Agreement or the Merger or

(ii) approve or recommend, or propose to approve or recommend, any takeover proposal. Under the Merger Agreement the Company is also required to promptly advise Westinghouse orally and in writing of any request for information or of any takeover proposal or any inquiry with respect to or which would reasonably be expected to lead to any takeover proposal, the identity of the person making any such request, takeover proposal or inquiry and all the terms and conditions thereof and to keep Westinghouse fully informed of the status and details (including amendments or proposed amendments) of any such request, takeover proposal or inquiry.

NONCOMPETITION AGREEMENTS


     In connection with the Merger Agreement, and as a condition to the obligation of Westinghouse and Sub to consummate the Merger, each of Edward L. Gaylord and E. K. Gaylord II will enter into noncompetition agreements with Westinghouse with substantially the same terms applicable to the New Gaylord Companies as set forth in the Post-Closing Covenants Agreement. See "THE MERGER AGREEMENT--Conditions to the Obligations of Westinghouse and Sub" and "THE POST-CLOSING COVENANTS AGREEMENT-- Agreement not to Compete."


ALTERNATIVE TRANSACTION

     The Merger Agreement provides that, notwithstanding any provision of the Merger Agreement to the contrary, in the event that (i) the IRS fails to issue all of the Tax Rulings in form and substance reasonably satisfactory to Westinghouse and the Company and a representative of the IRS has indicated that, or Westinghouse and the Company reasonably believe that, the Tax Rulings (other than the Merger Rulings) could be obtained if the Merger was delayed until after the consummation of the Westinghouse Distribution, or (ii) Westinghouse, in its sole discretion, determines to consummate the Westinghouse Distribution prior to the consummation of the transactions contemplated by the Merger Agreement, then (and only then) (a) the Merger will not be consummated until after the consummation of the Westinghouse Distribution and (b) Westinghouse and the Company will attempt to obtain the Tax Rulings based on the Merger being consummated after the Westinghouse Distribution.

     The Merger Agreement provides that in the unlikely event that, as a result of the circumstances described immediately above, the Merger is to be consummated after the consummation of the Westinghouse Distribution, then, for all purposes of the Merger Agreement and this Proxy Statement/Prospectus, "Per Share Merger Consideration" will mean that number of duly authorized, validly issued, fully paid and nonassessable shares of Westinghouse Common Stock equal to the quotient, rounded to the nearest thousandth, or if there will not be a nearest thousandth, the next higher thousandth, of (i) the quotient of (x) $1.55 billion divided by (y) the Outstanding Number, divided by (ii) the Market Price of Westinghouse Common Stock on the date on which the Effective Time will occur; provided, however, that in the event that the product of the Per Share Merger Consideration multiplied by the Outstanding Number would exceed 88 million (the "Maximum Number of Alternative Shares"), then the Per Share Merger Consideration will mean the highest number (after taking into account the rounding provision of this sentence) that would not result in the product of such number multiplied by the Outstanding Number exceeding 88 million. In the event of any such adjustment, the Company will have its Cap Termination Right, subject to Westinghouse's Top-Up Right.

     In the unlikely event that the Alternative Transaction is to be consummated, the Company would mail additional information to its stockholders.

TERMINATION

     The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the Merger Approval or the Westinghouse Shareholder Approval, if required (which, based on the number of shares of Westinghouse Common Stock expected to be issued in the Merger, will not be required):

          (i) by mutual written consent of Westinghouse, Sub and the Company; or

          (ii) by either Westinghouse or the Company:

                  (a) if, upon a vote at the Special Meeting or any adjournment thereof at which the Merger Approval is voted upon, the Merger Approval is not obtained;

                  (b) if, upon a vote at a duly held Westinghouse Shareholder Meeting or any adjournment thereof at which the Westinghouse Shareholder Approval is voted upon, the Westinghouse Shareholder Approval is not obtained;

                  (c) if the Merger has not been consummated on or before February 9, 1998, unless the failure to consummate the Merger is the result of a wilful and material breach of any Transaction Agreement by the party seeking to terminate the Merger Agreement or any of its subsidiaries, and, in the case of a termination by the Company, unless the failure to consummate the Merger is the result of a wilful and material breach of the Stockholder Agreement by any Stockholder or Voting Trustee; provided, however, that the passage of such period will be tolled for any part thereof (but not exceeding 60 calendar days in the aggregate) during which any party is subject to a nonfinal order, decree, ruling, injunction or action restraining, enjoining or otherwise prohibiting the consummation of the Merger or the calling or holding of the Special Meeting or, if the Westinghouse Shareholder Approval is required by the applicable rules of the NYSE, the Westinghouse Shareholder Meeting;

                  (d) if any Governmental Entity has issued an order, decree, ruling or injunction or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling, injunction or other action has become final and nonappealable; or


                  (e) in the event of a breach by the other party or any of its subsidiaries of any representation, warranty, covenant or other agreement contained in the Transaction Agreements which would give rise to the failure of a condition set forth in clause (i) or (ii) above under "--Conditions to the Obligations of Westinghouse and Sub" or in clause (i) or (ii) above under "--Conditions to the Obligations of the Company", as applicable, that cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach (provided that the terminating party is not then in such breach of any representation, warranty, covenant or other agreement contained in the Transaction Agreements);


          (iii) by the Company in the event that the product of the Per Share Merger Consideration multiplied by the Outstanding Number would be greater than the Maximum Number of Shares but for the limitation on such amount to the Maximum Number of Shares, by written notice to Westinghouse (the "Company Termination Intent Notice") at least two days prior to the Closing Date to the effect that the Company is unwilling to accept the Per Share Merger Consideration calculated in accordance with the Merger Agreement; provided, however, that the Company's exercise of its termination right as described in this clause (iii) will not be effective if Westinghouse gives written notice to the Company, at any time within 24 hours of its receipt of the Company Termination Intent Notice, that Westinghouse elects to exercise its Top-Up Right;

          (iv) by the Company in the event that (i) the Merger is to be consummated after the consummation of the Westinghouse Distribution, and
     (ii) the product of the Per Share Merger Consideration multiplied by the Outstanding Number would be greater than the Maximum Number of Alternative Shares but for the limitation on such amount to the Maximum Number of Alternative Shares, by written notice to Westinghouse (the "Alternative Termination Intent Notice") at least two days prior to the Closing Date that the Company is unwilling to accept the Per Share Merger Consideration calculated in accordance with the Merger Agreement; provided, however, that the Company's exercise of its termination right as described in this clause
     (iv) will not be effective if Westinghouse gives written notice to the Company, at any time within 24 hours of its receipt of the Alternative Termination Intent Notice, that Westinghouse elects to exercise its Top-Up Right.

FEES AND EXPENSES

     Regardless of whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with the Transaction Agreements and the transactions contemplated thereby will be paid by the party incurring such fees, costs or expenses, except that each of Westinghouse and the Company will bear and pay one-half of (i) the fees, costs and expenses incurred in connection with filing, printing and mailing the Westinghouse Form S-4, the New Gaylord Form 10 and this Proxy Statement/Prospectus and (ii) all filing fees incurred under the HSR Act.


     If the Merger is consummated, New Gaylord will be responsible for and will pay all expenses of Gaylord directly related to the Restructuring, the Company Distribution and the Merger. See "THE POST-CLOSING COVENANTS AGREEMENT--Other Agreements."


AMENDMENT

     The Merger Agreement provides that it may be amended by the parties thereto by an instrument in writing signed on behalf of each party thereto at any time before or after the Merger Approval or the Westinghouse Shareholder Approval (if necessary), subject, if required by the Stockholder Agreement, to the prior approval of the Voting Trustees and the Principal Stockholders; provided, however, that after any such approval, there will not be made any amendment that by law requires further approval by the stockholders of the Company without the further approval of such stockholders.

WAIVER

     At any time prior to the Effective Time, the Merger Agreement permits each party thereto (in each case pursuant to a written instrument) to: (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties of the other parties contained in the Transaction Agreements or in any document delivered pursuant to the Transaction Agreements or (iii) subject to the proviso in the first sentence of the paragraph immediately above, waive compliance by the other parties with any of the agreements or conditions contained in the Transaction Agreements.

SUBSTITUTION OF PARTIES

     The Merger Agreement provides that, at the election of Westinghouse, any direct wholly owned subsidiary of Westinghouse may be substituted for Sub as a constituent corporation in the Merger (subject to the parties executing an appropriate amendment to the Merger Agreement).

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

     General. The following is a discussion of certain U.S. Federal income tax consequences of the Company Distribution, the Merger and certain aspects of the Restructuring. The discussion which follows is based on the Code, Treasury regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect on the date hereof, and is subject to any changes in these or other laws occurring after such date, possibly with retroactive effect. The discussion below is for general information only and does not address the effects of any state, local or foreign tax laws on the Restructuring, the Company Distribution and the Merger. The tax treatment of a Company stockholder may vary depending upon his or her particular situation, and certain stockholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, persons who do not hold the Company Common Stock as capital assets, individuals who received Company Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, and non-U.S. persons) may be subject to special rules not discussed below.

     EACH STOCKHOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF THE TRANSACTIONS DESCRIBED HEREIN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF CHANGES IN APPLICABLE TAX LAWS.

     U.S. Federal Income Tax Consequences of the Transactions. Consummation of the Company Distribution and the Merger is conditioned upon the receipt of the Tax Rulings issued by the IRS to the effect that (i) the Company Distribution will qualify as a transaction described in Section 355(a) of the Code and the transfer of assets and liabilities to New Gaylord immediately preceding the Company Distribution will qualify as a transaction described in Section 351 of the Code and/or a "reorganization" under Section 368(a)(1)(D) of the Code and
(ii) the Merger will qualify as a "reorganization" under Section 368(a)(1)(B) of the Code. In addition, the Company has requested rulings from the IRS to the effect that certain aspects of the Restructuring will not be taxable to New Gaylord or any of its subsidiaries, and consummation of the Company Distribution and the Merger is conditioned upon either (i) the receipt of such rulings or
(ii) the receipt by the Company and Westinghouse of opinions of their respective counsel to the same effect.

     The Tax Rulings and the opinions of counsel (if any) will be based on current law, and will be based on certain representations as to factual matters made by, among others, the Company, New Gaylord and Westinghouse. Such representations, if incorrect in certain material respects, could jeopardize the conclusions reached in the Tax Rulings or the opinions. None of the Company, New Gaylord or Westinghouse is currently aware of any facts or circumstances which would cause any such representations required to be made to the IRS or to counsel to be untrue or incorrect in any material respect. Further, an opinion of counsel is not binding on the IRS or the courts.

     Based on the rulings and opinions (if any) discussed above, the material federal income tax consequences that will result from the Restructuring, the Company Distribution and the Merger are as follows:

          (a) No income, gain or loss will be recognized by the Company or New Gaylord in the Company Distribution or as a result of certain aspects of the Restructuring. However, as a result of certain other aspects of the Restructuring, the Company or New Gaylord will recognize income, gain or loss.

          (b) A Company stockholder will not recognize any income, gain or loss as a result of the receipt of New Gaylord Common Stock in the Company Distribution, except with respect to any cash received in lieu of fractional shares of New Gaylord Common Stock.

          (c) A Company stockholder's tax basis for the New Gaylord Common Stock and Company Common Stock immediately after the Company Distribution, including any fractional share interest of New Gaylord Common Stock for which cash is received, will equal such stockholder's tax basis in the Company Common Stock immediately before the Company Distribution, allocated in proportion to the relative fair market values of New Gaylord Common Stock and Company Common Stock at the time of the Company Distribution.

          (d) A Company stockholder's holding period for the shares of New Gaylord Common Stock received in the Company Distribution, including any fractional share interest of New Gaylord Common Stock for which cash is received, will include the period during which the stockholder held Company Common Stock, provided that the Company Common Stock was held as a capital asset.

          (e) The Merger will qualify as a "reorganization" under Section 368(a) of the Code.

          (f) No income, gain or loss generally will be recognized by the Company, Westinghouse or Sub in the Merger.

          (g) A Company stockholder will not recognize any income, gain or loss as a result of the receipt of Westinghouse Common Stock in the Merger, except with respect to any cash received in lieu of fractional shares of Westinghouse Common Stock.

          (h) A Company stockholder's tax basis for shares of Westinghouse Common Stock received in the Merger, including any fractional share interest of Westinghouse Common Stock for which cash is received, will equal such stockholder's tax basis in the Company Common Stock surrendered (as determined immediately following the Company Distribution).

          (i) A Company stockholder's holding period for the shares of Westinghouse Common Stock received in the Merger, including any fractional share interest of Westinghouse Common Stock for which cash is received, will include the period during which the stockholder held Company Common Stock, provided that the Company Common Stock was held as a capital asset.

          (j) A Company stockholder that receives cash in lieu of a fractional share interest of New Gaylord Common Stock pursuant to the Company Distribution or of Westinghouse Common Stock pursuant to the Merger will be treated as having received such cash in exchange for such fractional share interest and generally will recognize capital gain or loss on such deemed exchange in an amount equal to the difference between the amount of cash received and the Company stockholder's adjusted tax basis in such fractional share. Such capital gain or loss generally will be long-term capital gain or loss if the holding period for the New Gaylord Common Stock or the Company Common Stock with respect to which such fractional share is deemed issued exceeds one year.

     BECAUSE OF THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, EACH COMPANY STOCKHOLDER IS URGED TO CONSULT ITS TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO IT OF THE COMPANY DISTRIBUTION AND THE MERGER, INCLUDING THE EFFECT OF U.S. FEDERAL, STATE AND LOCAL, AND FOREIGN AND OTHER TAX RULES, AND THE EFFECT OF POSSIBLE CHANGES IN TAX LAWS.

     Unless the Merger is effected after the consummation of the Westinghouse Distribution, the Company's stockholders who continue to hold Westinghouse Common Stock until the record date for the Westinghouse Distribution will be entitled to participate in the Westinghouse Distribution in the same manner as all other Westinghouse stockholders. Westinghouse has applied to the IRS for rulings substantially to the effect that no income, gain or loss will be recognized by Westinghouse stockholders (including former stockholders of the Company) as a result of participating in the Westinghouse Distribution.

     Possible Legislative Action. On June 26, 1997, the U.S. House of Representatives passed a bill, and on June 27, 1997, the U.S. Senate passed a similar bill (together, the "Proposed Legislation"), proposing certain changes to the Code, which, if enacted, would, among other things, cause transactions similar to the Company Distribution followed by the Merger to be taxable to the distributed (or controlled) corporation (but not the distributing corporation's stockholders). While the Proposed Legislation would generally apply to distributions occurring after April 16, 1997, the Proposed Legislation contains certain "grandfathering" rules that would apply to the Company Distribution and related transactions. Accordingly, if the Proposed Legislation were enacted in its current form, the Proposed Legislation would not apply to the Company Distribution and such related transactions. There can be no assurance that the Proposed Legislation will be enacted in its current form or that other legislation with different effective date and grandfathering provisions will not be introduced or enacted after the date hereof. The Company's and Westinghouse's respective obligations to consummate the Company Distribution and the Merger (as applicable) are conditioned upon there not being any pending legislation in bill form introduced, passed by either House of Congress or enacted, which, in the opinion of either Skadden, Arps, Slate, Meagher & Flom LLP (in the case of the Company) or Cravath, Swaine & Moore (in the case of Westinghouse), if enacted with the effective date and transition rules described therein, would have the effect of causing the Company Distribution to be taxable for U.S. Federal income tax purposes to, and result in a material increase in the U.S. Federal income tax liability of, the Company or its stockholders. Accordingly, the introduction or enactment of legislation differing from the Proposed Legislation could delay or prevent the consummation of the Company Distribution and the Merger.

                        REGULATORY REVIEWS AND APPROVALS

General

     Except as disclosed below, neither the Company nor Westinghouse is aware of any material approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required in order to consummate the Merger or for Westinghouse to acquire the Cable Networks Business. Should any such approval or other action be required, the Company and Westinghouse currently contemplate that such approval or action would be sought. While the Company and Westinghouse do not currently intend to delay the consummation of the Merger pending the outcome of any such matter, there can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company or Westinghouse or that certain parts of the businesses of the Company or Westinghouse might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken.

Antitrust

     Pursuant to the Merger Agreement, the obligation of each of the Company, Westinghouse and Sub to consummate the Merger is conditioned upon the expiration or termination of the waiting period under the HSR Act. The Company and Westinghouse filed Premerger Notification and Report Forms pursuant to the HSR Act with the Antitrust Division of the Department of Justice ("DOJ") and the Federal Trade Commission ("FTC") on May 12, 1997, and early termination of the waiting period was granted on June 2, 1997. At any time before or after the Effective Time, the FTC, the DOJ or any third party could take action under the antitrust laws with respect to the Merger, including seeking to enjoin the consummation of the Merger, to rescind the Merger or to require divestiture of substantial assets of the Company or Westinghouse. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made, or if such a challenge is made, that it would not be successful.

FCC Matters

     As a result of the Merger, certain of the FCC licenses relating to the Cable Networks Business will be transferred to the Westinghouse Group. Such transfers will require prior FCC approval. In addition, certain FCC licenses currently held by subsidiaries of the Company will have to be transferred to the Company or other subsidiaries of the Company as part of the Restructuring. Certain of such transfers will also require prior FCC approval. Westinghouse and Gaylord have filed applications with the FCC requesting approval of the proposed transfers and do not expect that the FCC will object to such transfers.

               THE COMPANY DISTRIBUTION AND RELATED TRANSACTIONS

     This section of the Proxy Statement/Prospectus describes certain aspects of the Restructuring, the Recapitalization and the Company Distribution. To the extent that they relate to the Distribution Agreement, the following descriptions do not purport to be complete and are qualified in their entirety by reference to the Distribution Agreement, the form of which is attached as Annex II and is incorporated herein by reference.

GENERAL

     In connection with the Merger, and prior to the Effective Time, Gaylord will engage in a series of transactions, including the Restructuring, the Recapitalization and the Company Distribution, the purpose of which is to make possible Westinghouse's acquisition of the Cable Networks Business on a tax-free basis to the Company and the Company's Stockholders in a transaction in which the Company's stockholders will receive Westinghouse Common Stock and will also retain their proportionate equity interests in New Gaylord in the form of New Gaylord Common Stock to be received in the Company Distribution. The Company's stockholders are being asked to vote on the approval and adoption of the Merger Agreement and are not being asked to vote on the Restructuring, the Recapitalization or the Company Distribution.


     Although the Restructuring, the Recapitalization and the Company Distribution will not be effected unless the Merger Agreement is approved and adopted by the Company's stockholders and all other conditions to consummation of the Merger (other than completion of the Company Distribution) have been satisfied or waived, these transactions are separate from the Merger, and the New Gaylord Common Stock to be received by holders of Company Common Stock in the Company Distribution does not constitute a part of the Per Share Merger Consideration. However, consummation of the Restructuring, the Recapitalization and the Company Distribution are conditions to the Merger.


TERMS OF THE DISTRIBUTION AGREEMENT

     The Restructuring. Gaylord will effect a series of mergers, asset and stock transfers and liability assumptions among itself and its subsidiaries. The purpose and effect of the Restructuring is to separate the New Gaylord Business, which is not being acquired by Westinghouse in the Merger, from the Cable Networks Business. In connection with the Restructuring, New Gaylord will, or will cause one of its subsidiaries to, assume the Assumed Liabilities, and the Company will retain, or will cause one of its subsidiaries, other than the New Gaylord Companies, to assume, the Cable Networks Liabilities.

     Following the Restructuring, the assets transferred to or retained by the Cable Networks Companies (the "Cable Networks Assets") will consist principally of all of the assets that are used, or are being held for use, in the Cable Networks Business (excluding certain specified excluded assets) including, but not limited to: (i) TNN and CMT, (ii) all of Gaylord's contractual rights and obligations under the programming contracts for programs (a) produced for and originally aired on TNN and/or CMT or (b) licensed from a third party for exhibition on TNN or CMT, (iii) all of Gaylord's right, title and interest in and to the program inventory in its inventory tape library that was produced for and originally aired on TNN and/or CMT and (iv) all of Gaylord's right, title and interest in and to certain trademarks and other registered intellectual property relating primarily to the Cable Networks Business. The Distribution Agreement provides that certain assets that are or may be used or held for use in the Cable Networks Business prior to the Closing Date will be transferred to or retained by the New Gaylord Companies, including, but not limited to: (i) all prepaid insurance amounts, (ii) the Company's, or its subsidiaries', investment in the Wildhorse Saloon Joint Venture and related entities, (iii) certain specified assets related to CMT International and Z Music, (iv) the cash surrender value of all life insurance policies owned by the Company or any of its subsidiaries, (v) the Opryland Duplicating Services service mark, (vi) all real property and related improvements (excluding the property located at Unit No. 206, Roland Martin's Lakeside Condominiums, Hendry County, Florida) owned by, used by or in any way related to the Cable Networks Business, (vii) certain shared computer software and (viii) one Astra jet aircraft.

     The Recapitalization. The Company will cause New Gaylord to amend its certificate of incorporation to authorize the New Gaylord Common Stock, increase the authorized number of shares of common stock of

New Gaylord, convert the currently outstanding Old Common Stock (all of which is currently held by the Company) into that number of shares of New Gaylord Common Stock equal to one-third of the total number of shares of Company Common Stock outstanding immediately prior to the Company Distribution Record Date and authorize 100 million shares of preferred stock, $.01 par value.


     The Company Distribution. Following the Restructuring and the Recapitalization, the Company will effect the Company Distribution by distributing to each holder of record of Company Common Stock as of the record date for the Company Distribution certificates representing that number of shares of New Gaylord Common Stock equal to one-third the number of shares of Company Common Stock held of record by such holder. Cash will be distributed in lieu of any fractional shares of New Gaylord Common Stock.


     The Company Board will formally declare the Company Distribution and authorize the Company to effect the Company Distribution at the close of business on the day immediately preceding the Effective Time subject to the satisfaction or waiver of the conditions described under "--Conditions to Consummation of the Company Distribution," by delivery of certificates representing shares of New Gaylord Common Stock to the transfer agent to be used in connection with the Company Distribution (the "Distribution Transfer Agent") for delivery to the holders of Company Common Stock entitled thereto. The Distribution Transfer Agent will deliver to the holders of record of Company Common Stock on the record date for the Company Distribution certificates for shares of New Gaylord Common Stock without any further action by such holders.

     Other Agreements. Prior to the Time of Distribution, one or more of the Cable Networks Companies will enter into various agreements with one or more of the New Gaylord Companies relating to the future relationship between the Cable Networks Companies and the New Gaylord Companies, including, but not limited to, leases, agreements for transition services and intellectual property license agreements (each an "Ancillary Agreement" and collectively, the "Ancillary Agreements"). See "--Terms of the Ancillary Agreements."

     Use of "Gaylord" and "Opryland" Names. New Gaylord will have all rights in and use of the name "Gaylord" and all derivatives thereof and, except as contemplated by the Ancillary Agreements, the name "Opryland" and all derivatives thereof.

     Listing on the NYSE. New Gaylord will use its reasonable best efforts to list the shares of New Gaylord Common Stock to be issued pursuant to the Company Distribution on the NYSE, subject to official notice of issuance, or to have such shares designated as a national market system security on the interdealer quotation system by the National Association of Securities Dealers, Inc.

     Mutual Release. Effective as of the Time of Distribution, and except as otherwise specifically set forth in the Transaction Agreements, each of the Company, on the one hand, and New Gaylord, on the other hand, will release and forever discharge the other and its affiliates, and its and their directors, officers, employees and agents from all liabilities whatsoever against such other party or any of its assigns, which arise out of or relate to events, circumstances or actions taken by such other party prior to the Time of Distribution; provided, however, that such release will not apply to the Distribution Agreement, the Merger Agreement or the Tax Disaffiliation Agreement or the transactions contemplated thereby and will not affect either party's right to enforce the Distribution Agreement or any other agreement contemplated thereby in accordance with its terms.

     Employee Matters. The Cable Networks Employees will remain with the Cable Networks Companies immediately following the Time of Distribution, each in the same capacity as then held by such employee (or in such other capacities and upon such other terms and conditions as the Company will determine in its sole discretion). All other employees of Gaylord (each a "New Gaylord Employee" and collectively, the "New Gaylord Employees") will become employees of one of the New Gaylord Companies, each in the same capacity as then held by such employee (or in such other capacities and upon such other terms and conditions as New Gaylord will determine in its sole discretion). Effective as of the Time of Distribution, the Company will be solely responsible for (i) all liabilities and obligations related to the Cable Networks Employees incurred after the Time of Distribution, (ii) all holiday, vacation and sick day benefits of the Cable Networks Employees accrued as of the Time of Distribution to the extent reflected on the audited combined balance sheet of the Cable Networks Companies (the "Closing Balance Sheet") to be prepared and delivered by Westinghouse in connection with the working capital adjustment pursuant to the Post-Closing Covenants Agreement (see "THE POST-CLOSING COVENANTS AGREEMENT--Working Capital Adjustment") and (iii) all other liabilities, including, without limitation, for worker's compensation and medical benefits, to the extent reflected as a current liability on the Closing Balance Sheet. Effective as of the Time of Distribution, New Gaylord will be solely responsible for all liabilities and obligations related to (i) the New Gaylord Employees and (ii) the Cable Networks Employees that were incurred on or before the Time of Distribution with the exception of holiday, vacation and sick day benefits accrued as of the Time of Distribution, as set forth above. Notwithstanding the foregoing, New Gaylord will also be solely responsible for
(i) all liabilities and obligations related to certain Cable Networks Employees who also perform services for the New Gaylord Companies and (ii) deferred directors' fees in connection with the members of the Company Board.


     Notwithstanding the above, effective as of the Time of Distribution, New Gaylord will assume sponsorship of the Retirement Plan for Employees of Gaylord Entertainment Company and Affiliated and Adopting Corporations (the "New Gaylord Pension Plan") and the Gaylord Entertainment Company 401(k) Savings Plan (the "New Gaylord Savings Plan") and the trusts related thereto. As of the Time of Distribution, Cable Networks Employees will cease to actively participate in the New Gaylord Pension Plan and the New Gaylord Savings Plan and will be fully vested in their accrued benefits and account balances thereunder. The accrued benefits and account balances of the Cable Networks Employees under the New Gaylord Pension Plan and the New Gaylord Savings Plan will be maintained by New Gaylord until distributed in accordance with the terms of the applicable plan. Furthermore, the Distribution Agreement provides that, effective as of the Time of Distribution, New Gaylord will assume sponsorship of the employee welfare benefit plans (as such term is defined in ERISA) maintained or sponsored by the Company (the "New Gaylord Welfare Plans"). As of the Time of Distribution, Cable Networks Employees will cease to participate in the New Gaylord Welfare Plans and, unless allowed to participate in the Westinghouse Group's welfare plans, will participate in welfare benefit plans of the Company (such Westinghouse Group or Company plans being hereinafter referred to as the "Replacement Welfare Plans"). The Distribution Agreement further provides that the Company will, or will use its best efforts to cause Westinghouse (or any of its subsidiaries) to,
(i) waive all limitations as to pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements applicable to Cable Networks Employees under the Replacement Welfare Plans, other than limitations or waiting periods that were in effect for such Cable Networks Employees under the New Gaylord Welfare Plans and that have not been satisfied as of the Time of Distribution, and (ii) provide each Cable Networks Employee with credit for any co-payments and deductibles paid prior to the Time of Distribution in satisfying any deductible or out-of-pocket requirements under the Replacement Welfare Plans. Effective as of the Time of Distribution, New Gaylord will assume sponsorship of the Gaylord Entertainment Company VEBA, a benefit arrangement established under Section 501(c)(9) of the Code.

     Effective as of the Time of Distribution, with respect to those collective bargaining agreements to which any of the Cable Networks Companies or the New Gaylord Companies is a party and which cover New Gaylord Employees, New Gaylord will assume the liabilities and obligations of the Cable Networks Companies and the New Gaylord Companies thereunder, to the extent that such liabilities and obligations relate to New Gaylord Employees and the New Gaylord Business. Furthermore, the Distribution Agreement provides that, effective as of the Time of Distribution, New Gaylord will assume sponsorship of the Company's Opryland USA Inc Supplemental Deferred Compensation Plan ("SUDCOMP Plan"), NLT Supplemental Executive Retirement Plan, Gaylord Entertainment Company Retirement Benefit Restoration Plan and Gaylord Entertainment Company Supplemental Executive Retirement Plan (collectively, the "Nonqualified Plans"). The Distribution Agreement further provides that, as of the Time of Distribution, Cable Networks Employees will cease to participate in the Nonqualified Plans and will be fully vested in their accrued benefits or account balances thereunder, as applicable, as of the Time of Distribution and that distributions from the Nonqualified Plans will be made to the covered Cable Networks Employees pursuant to the terms of the applicable Nonqualified Plan.

     Effective as of the Time of Distribution, New Gaylord will assume all liabilities and obligations attributable to New Gaylord Employees under their respective employment, consulting and severance agreements with Gaylord, as the same are in effect immediately prior to the Time of Distribution, subject to the rights of New Gaylord to alter such agreements, except as otherwise provided in the Merger Agreement or the Distribution Agreement. Effective as of the Time of Distribution, the Company will retain all liabilities and obligations attributable to certain specified Cable Networks Employees under their respective employment, consulting and severance agreements with the Cable Networks Companies or the New Gaylord Companies.

     Prior to the Time of Distribution, the Company will amend the Company Stock Plans, make adjustments and take actions (and New Gaylord will take such actions as are reasonably required to implement the same) with respect to the options, restricted stock and performance shares which are outstanding immediately prior to the Time of Distribution to provide that (i) effective immediately prior to the Time of Distribution, all restrictions with respect to restricted stock will lapse and all performance criteria with respect to performance shares will be deemed satisfied (as though the Company had achieved 100% of the applicable performance targets), (ii) any such options to acquire Company Common Stock which are held by New Gaylord Employees will become fully vested and exercisable and will be converted into and represent options to acquire shares of New Gaylord Common Stock, under the New Gaylord Stock Plan, with such other amendments and adjustments as are reasonable and appropriate, and (iii) the terms and/or number of such options to acquire Company Common Stock which are held by Cable Networks Employees will be adjusted and become options to acquire Westinghouse Common Stock in accordance with the Merger Agreement. See "THE MERGER AGREEMENT--Employee Matters and Stock Options."

     The Company has entered into severance agreements with certain members of management (the "Severance Agreements"). These Severance Agreements become effective following a "Change in Control" (as defined therein) and provide for a two year employment agreement thereafter. In the event a person covered by one of the Severance Agreements is terminated or such person's compensation is reduced during such two year period, he or she is entitled to a lump sum payment equal to between 150% and 250% of the sum of base salary and cash incentive bonus. The Merger will constitute a Change in Control for purposes of the Severance Agreements. Accordingly, all persons party thereto will have two year employment agreements with a member of the Westinghouse Group or New Gaylord, as applicable.

     Conditions to Consummation of the Company Distribution. The obligations of the Company and New Gaylord to consummate the Company Distribution will be subject to the fulfillment or waiver of each of the following conditions: (i) the Recapitalization shall have been consummated in accordance with the terms of the Distribution Agreement in all material respects, (ii) the Tax Disaffiliation Agreement shall have been executed and delivered by each of the Company, New Gaylord and Westinghouse, (iii) the Restructuring shall have been consummated in accordance with the terms of the Distribution Agreement in all material respects, (iv) each condition to the closing of the Merger set forth in the Merger Agreement, other than (a) the condition to each party's obligations set forth therein as to the consummation of the transactions contemplated by the Distribution Agreement and (b) the condition to Westinghouse's obligation set forth therein as to the satisfaction of conditions contained in the Distribution Agreement, shall have been satisfied or waived by the party for whose benefit such provision exists and (v) the Company Board shall be reasonably satisfied that, after giving effect to the Restructuring, (a) the Company will not be insolvent and will not have unreasonably small capital with which to engage in its businesses and (b) the Company's surplus will be sufficient to permit, without violation of Section 170 of the DGCL, the Company Distribution.

TERMS OF THE ANCILLARY AGREEMENTS

     General. Pursuant to the Distribution Agreement, prior to the Time of Distribution, one or more of the Cable Networks Companies will enter into the Ancillary Agreements described below with one or more of the New Gaylord Companies. The Ancillary Agreements relate to the future relationship between the Cable Networks Companies and the New Gaylord Companies. For the purposes of this section, "New Gaylord" shall mean one or more of the New Gaylord Companies and the "Company" shall mean one or more of the Cable Networks Companies.

     Leases. Prior to the Time of Distribution, New Gaylord and the Company will enter into various five year leases (each a "Lease", and collectively, the "Leases") of certain properties (each a "Leased Property", and collectively, the "Leased Properties"), which Leased Properties are currently used by the Cable Networks Business but which will be transferred to or retained by the New Gaylord Companies in the Restructuring. Each Lease will be on the terms set forth in the Annexes to the Distribution Agreement.

     Production and Promotional Services. Prior to the Time of Distribution, the Company and New Gaylord will enter into an agreement whereby the Company will provide to New Gaylord certain production, exhibition and promotional services, on the terms set forth in the Annexes to the Distribution Agreement, including but not limited to the following: (i) producing and exhibiting at the Company's expense the program "Grand Ole Opry Live", which will consist of (a) airing Grand Ole Opry Live, on a weekly basis for a period of five years from the Closing Date, each Saturday live at 8:30 pm EST and again at 11:30 pm EST as a rerun and (b) promoting the program on TNN and otherwise; and (ii) for so long as New Gaylord retains a 33-1/3% or greater ownership interest in the Wildhorse Saloon, (a) producing and exhibiting in prime-time at least four one-hour television specials originating from the Wildhorse Saloon each year for five years from the Closing Date, (b) promoting such specials on TNN and otherwise and (c) providing additional ongoing promotion of the Wildhorse Saloon restaurants on TNN and CMT.

     Promotional Advertising Services. Prior to the Time of Distribution, the Company and New Gaylord will enter into an agreement whereby the Company will provide to New Gaylord, for a period of five years from the Closing Date, certain promotional advertising services for the New Gaylord Business, on the terms set forth in the Annexes to the Distribution Agreement, including but not limited to: (i) exhibiting eight thirty-second commercial announcements per day on TNN, inserted in local breaks throughout the day and (ii) exhibiting five thirty-second commercial announcements on CMT, inserted in local breaks throughout the day.

     Intercompany Services to CMT International. Prior to the Time of Distribution, the Company and New Gaylord will enter into an agreement whereby the Company will provide, at New Gaylord's request, for a period of five years from the Closing Date, certain programming, operating, and management services to CMT International on the terms set forth in the Annexes to the Distribution Agreement.

     Transponder Use. Westinghouse, as successor in interest to Group W Television, Inc. ("Group W Television"), will provide to Z Music, for a period of five years from the Closing Date, the use of the GI-R transponder number 6 (the "Transponder") for the distribution of Z Music. Furthermore, the Company will provide uplink services to Z Music from Nashville, Tennessee, for such five year period, regardless of whether the use of the Transponder is terminated.

     Trademark License Agreements. Prior to the Time of Distribution, the Company and New Gaylord will enter various license agreements whereby: (i) the Company will grant to New Gaylord the exclusive, irrevocable, perpetual, royalty-free right to use all CMT trade marks and service marks in jurisdictions other than the U.S. and Canada and (ii) New Gaylord will grant to the Company the exclusive, worldwide, royalty-free right to use, for a period of one year from the Closing Date, the Opryland Productions Duplicating Services with mandolin design mark, in each case on the terms set forth in the Annexes to the Distribution Agreement.

     Software License Agreements. Prior to the Time of Distribution, the Company and New Gaylord will enter into an agreement whereby New Gaylord will grant to the Company the non-exclusive, worldwide, perpetual, irrevocable, royalty-free license to use certain software packages, in each case on the terms set forth in the Annexes to the Distribution Agreement.

     Transition Services Agreements. Prior to the Time of Distribution, the Company and New Gaylord will enter into an agreement whereby New Gaylord, at the request and expense of the Company, will provide, for a period of five years from the Closing Date (unless otherwise stated in the Annexes to the Distribution Agreement), certain goods and services on the terms set forth in the Annexes to the Distribution Agreement including (but not limited to) access to and use of the Opryland Hotel, the Opry House, the Wildhorse Saloon, Opryland theme park and the Ryman Auditorium.

     Furthermore, prior to the Time of Distribution, the Company and New Gaylord will enter into an agreement whereby the Company, at the request and expense of New Gaylord, will provide, for a period of five years from the Closing Date (unless otherwise stated in the Annexes to the Distribution Agreement) certain goods and services on the terms set forth in the Annexes to the Distribution Agreement including (but not limited to) access to and use of its production facilities, including, without limitation, studio, edit, post-production, remote units and staff.

                      THE POST-CLOSING COVENANTS AGREEMENT

     The description of the Post-Closing Covenants Agreement contained in this Proxy Statement/Prospectus does not purport to be complete and is qualified in its entirety by reference to the Post-Closing Covenants Agreement, the form of which is attached as Annex IV and is incorporated herein by reference.

INDEMNIFICATION

     Indemnification by the New Gaylord Indemnitors. New Gaylord and certain of its subsidiaries (the "New Gaylord Indemnitors") will jointly and severally indemnify, defend and hold harmless Westinghouse, each affiliate of Westinghouse, including any of its direct or indirect subsidiaries (including, after the Effective Time, the Cable Networks Companies), and each of their respective representatives and each of the heirs, executors, successors and assigns of any of the foregoing (the "Westinghouse Indemnitees", and, together with the New Gaylord Indemnitees (as defined below), the "Indemnitees") from and against, and pay or reimburse the Westinghouse Indemnitees for, all losses, liabilities, damages, deficiencies, obligations, fines, expenses, claims, demands, actions, suits, proceedings, judgments or settlements, whether or not resulting from third party claims, including interest and penalties recovered by a third party with respect thereto and out-of-pocket expenses and reasonable attorneys' and accountants' fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the Indemnitee's rights thereunder, suffered or incurred by an Indemnitee ("Indemnifiable Losses"), as incurred: (i) relating to or arising from the New Gaylord Business, the assets of the New Gaylord Business or the Assumed Liabilities (including the failure by New Gaylord or any New Gaylord Company to pay, perform or otherwise discharge any of the Assumed Liabilities in accordance with their terms), whether such Indemnifiable Losses relate to or arise from events, occurrences, actions, omissions, facts or circumstances occurring, existing or asserted before, at or after the Effective Time; (ii) relating to or arising from any untrue statement or alleged untrue statement of a material fact contained in any of the Registration Statements, this Proxy Statement/Prospectus and any other document filed or required to be filed with the SEC in connection with the transactions contemplated by the Transaction Agreements, or any preliminary or final form thereof or any amendment thereto (the "Filings"), or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; but only in each case with respect to information provided by the Company relating to the Company or any of its subsidiaries (including the Cable Networks Subsidiaries) contained in or omitted from the Filings; (iii) relating to or arising from the breach by any New Gaylord Company of any agreement or covenant contained in any Transaction Agreement (other than the Tax Disaffiliation Agreement, the Ancillary Agreements and the Stockholder Agreement) which by its express terms is to be performed or complied with after the Effective Time; or (iv) relating to or arising from any breach or inaccuracy of any representation or warranty of the Company contained in the Merger Agreement. The New Gaylord Indemnitors will not have any liability under the above clause (iv) unless the aggregate of all Indemnifiable Losses for which the New Gaylord Indemnitors would be liable under such clause (iv) exceed, on a cumulative pre-tax basis, an amount equal to $8.25 million.

     Indemnification by Westinghouse. Westinghouse will indemnify, defend and hold harmless New Gaylord, each affiliate of New Gaylord, including any of its direct or indirect subsidiaries, and each of their respective representatives and each of the heirs, executors, successors and assigns of any of the foregoing (the "New Gaylord Indemnitees") from and against, and pay or reimburse the New Gaylord Indemnitees for, all Indemnifiable Losses, as incurred: (i) subject to the provisions of clause (iv) in the immediately preceding paragraph, relating to or arising from the Cable Networks Business, the Cable Networks Assets or the Cable

Networks Liabilities (including the failure by any Cable Networks Company to pay, perform or otherwise discharge any of the Cable Networks Liabilities in accordance with their terms), whether such Indemnifiable Losses relate to or arise from events, occurrences, actions, omissions, facts or circumstances occurring, existing or asserted before, at or after the Effective Time; (ii) relating to or arising from any untrue statement or alleged untrue statement of a material fact contained in any of the Filings, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; but only in each case with respect to information provided by Westinghouse relating to Westinghouse or any of its subsidiaries other than the Cable Networks Companies contained in or omitted from the Filings; or (iii) relating to or arising from the breach by Westinghouse or any Cable Networks Company of any agreement or covenant contained in any Transaction Agreement (other than the Tax Disaffiliation Agreement, the Ancillary Agreements and the Stockholder Agreement) which by its express terms is to be performed or complied with after the Effective Time.

AGREEMENT NOT TO COMPETE

     Agreement of New Gaylord. Commencing at the Effective Time and continuing for a period of 5 years thereafter, New Gaylord will not, and will not permit any of its subsidiaries to, engage in, directly or indirectly, alone or in association with any other person, the business of (i) owning or operating retail stores with a motor sports theme other than those located in the Opryland complex, (ii) owning or operating a Cable Network (as defined below) featuring country music videos and/or a significant amount of musical, sports (including, but not limited to, motor sports and outdoor sports), variety or other entertainment features or series the theme of which is perceived by the viewing public as being, or related to, that which is commonly known as "country entertainment" programming (the "Theme"), or owning, sharing in the earnings of, financing or investing in the capital stock of any person engaged in such business or (iii) providing or otherwise making available for viewing on a Cable Network or an over-the-air broadcast television station or network programming featuring or related to the Theme (other than occasional (not regularly scheduled) country music related specials for viewing on an over-the-air broadcast television station or network), or owning, sharing in the earnings of, financing or investing in the capital stock of any person engaged in such business. Notwithstanding the foregoing, the New Gaylord Companies will not be prohibited from owning or operating CMT International in any area outside of the United States and Canada provided that, other than country music videos, CMT International's programming will not primarily consist of programming featuring or related to the Theme. In addition, pursuant to the Post-Closing Covenants Agreement, for a period of one year from the Effective Time, New Gaylord will not, and will cause its subsidiaries not to, directly or indirectly, (i) induce any Cable Networks Employee to leave the employ of the Cable Networks Companies, or recommend to any other person that they employ or solicit for employment any such employee, or (ii) knowingly hire any such employee, unless such employee is no longer employed by the Cable Networks Companies. As used herein, "Cable Network" means a television network making programming available for viewing by any technology other than over-the-air broadcast (whether or not retransmitted via cable), including, without limitation, cable television, MMDS, SMATV, DBS, TVRO and so-called "superstations."

     Agreement of Westinghouse. Commencing at the Effective Time and continuing for a period of 5 years thereafter, Westinghouse will not, and will not permit any of its subsidiaries to, engage in, directly or indirectly, alone or in association with any other person, the business of owning or operating a Cable Network that is telecast outside of the United States and Canada and that primarily features country music videos and occasional country music-related specials. Notwithstanding the foregoing, the Westinghouse Group will not be prohibited from owning or operating for viewing outside of the United States and Canada a Cable Network featuring the Theme or otherwise of a type that is currently featured on the TNN network. Westinghouse will not be deemed in breach of such agreements or of the license described in clause (i) of the first paragraph of "Trademark License Agreements" (see "THE COMPANY DISTRIBUTION AND RELATED TRANSACTIONS--Terms of the Ancillary Agreements") by virtue of the Westinghouse Group having licensed or having renewed the licenses of any current distributors of CMT in markets that are outside the United States and Canada; provided, however, that Westinghouse has agreed that the Westinghouse Group will not license any additional distributors of CMT in such markets.

WORKING CAPITAL ADJUSTMENT

     After the Closing Date Westinghouse and New Gaylord will agree on Working Capital (as defined below) for the Cable Networks Companies as of the Effective Time ("Closing Working Capital"). If the Closing Working Capital is less than $53.798 million (the "WC Amount"), New Gaylord will, and if the Closing Working Capital is greater than the WC Amount, Westinghouse will, make payment by wire transfer of immediately available funds of the amount of such difference together with interest.


     As used herein, the term "Working Capital" means Current Assets minus Current Liabilities (in each case as defined below). The WC Amount equals Working Capital as set forth on the Cable Networks Business Balance Sheet (as defined in the Merger Agreement) for December 31, 1996, provided to Westinghouse by the Company prior to the execution of the Merger Agreement. The terms "Current Assets" and "Current Liabilities" mean the current assets and current liabilities of the Cable Networks Business calculated in accordance with GAAP except that (i) accruals for taxes are excluded, (ii) all programming assets are treated as Current Assets and all programming liabilities are treated as Current Liabilities (with programming assets amortized on a basis consistent with the method of amortization followed in the financial statements of the Cable Networks Business provided by the Company to Westinghouse as part of the Company Disclosure Schedule pursuant to the Merger Agreement), (iii) certain cash held by certain entities immediately prior to the Time of Distribution will not be treated as Current Assets, (iv) any Unspent Amount will be treated as Current Liabilities, (v) any NASCAR Expenditures will be treated as Current Assets, and
(vi) purchase accounting adjustments will not be made.


OTHER AGREEMENTS

     Insurance. In the event that prior to the Effective Time any Cable Networks Asset suffers any damage, destruction or other casualty loss, New Gaylord will, or will cause one of its subsidiaries to, surrender to Westinghouse (i) all insurance proceeds received with respect to such damage, destruction or loss and
(ii) all rights of the New Gaylord Companies with respect to any causes of action, whether or not litigation has commenced as of the Effective Time, in connection with such damage, destruction or loss. Furthermore, pursuant to the Post-Closing Covenants Agreement New Gaylord will, and will cause each of its subsidiaries to, make available to the Cable Networks Companies the benefit of any workers' compensation, general liability, product liability, automobile liability, umbrella (excess) liability or crime or other insurance policy covering the Company or any of its subsidiaries (including the Cable Networks Companies) and relating to the Cable Networks Business with respect to insured events or occurrences prior to the Effective Time (whether or not claims relating to such events or occurrences are made prior to or after the Effective
Time); provided, however, that (i) all of New Gaylord's costs and expenses incurred in connection with the foregoing are promptly paid by Westinghouse and
(ii) such benefit will be subject to (and recovery thereon will be reduced by the amount of) any applicable deductibles and co-payments provisions or any payment or reimbursement obligations of New Gaylord or any of its subsidiaries or affiliates in respect thereof. Pursuant to the Post-Closing Covenants Agreement, the New Gaylord Companies will promptly pay to Westinghouse all insurance proceeds relating to the Cable Networks Business received by any New Gaylord Company under any insurance policy.

     Expenses. Except as otherwise expressly provided in the Transaction Agreements, New Gaylord will be responsible for and will pay all expenses of Gaylord directly related to the Restructuring, the Company Distribution and the Merger.

     Third Party Rights. If, after the Effective Time any of the New Gaylord Companies holds any right to indemnification or any other contractual or other right (a "Recourse Right") with respect to any Cable Networks Liability or any Assumed Liability for which any of the Cable Networks Companies are held responsible, then, to the extent possible such Recourse Right will be deemed to be held as a shared right of the applicable New Gaylord Companies and the applicable Cable Networks Companies against such liability, and, to the extent not so possible, the New Gaylord Companies will assert or otherwise make available to the Cable Networks Companies the full benefit of such Recourse Right by making a claim on behalf of the Cable Networks Companies or taking other steps reasonable requested by the Cable Networks Companies.

                        THE TAX DISAFFILIATION AGREEMENT

     The description of the Tax Disaffiliation Agreement contained in this Proxy Statement/Prospectus does not purport to be complete and is qualified in its entirety by reference to the Tax Disaffiliation Agreement, the form of which is attached as Annex V and is incorporated herein by reference.

TERMS OF THE TAX DISAFFILIATION AGREEMENT

     Prior to the Company Distribution, the Company, New Gaylord and Westinghouse will enter into the Tax Disaffiliation Agreement which sets forth each party's rights and obligations with respect to federal, state, local and foreign taxes for periods before and after the Merger, and related matters such as the filing of tax returns and the conduct of audits and other tax proceedings.

     In general, except as provided in the following paragraph, New Gaylord will be responsible for (i) any tax liability relating to the Company Distribution and the Restructuring, (ii) any tax liability of the Company and its subsidiaries for any taxable period (or portion thereof) ending on or prior to the date of the Merger, (iii) any tax liability of New Gaylord and its Subsidiaries for any taxable period (or portion thereof) beginning after the Merger and (iv) certain other tax liabilities imposed on Westinghouse or any of its subsidiaries after the Merger that are related to the tax position of the Company or its subsidiaries at the time of the Merger. New Gaylord will be entitled to any refunds or tax attributes that relate to those liabilities. Moreover, New Gaylord generally will be entitled to any tax benefits derived from carrying back any tax attributes relating to its business from a taxable period beginning after the Merger to a taxable period ending on or prior to the date of the Merger.


     Under the Tax Disaffiliation Agreement, Westinghouse will generally be responsible for (i) any liability for taxes incurred as a result of the Company Distribution or the Restructuring if such incurrence of taxes results from an action taken by Westinghouse, the Company or any of their respective subsidiaries after the Closing Date unless such action is contemplated by the Transaction Agreements or taken with the participation of New Gaylord, any of New Gaylord's subsidiaries or Edward L. Gaylord, (ii) 33% of any liability for taxes attributable to O&W Corporation, NV International Inc. or any of their subsidiaries for any taxable period (or portion thereof) ending on or prior to the Closing Date (other than taxes incurred in the Restructuring), and (iii) subject to exceptions described in the preceding paragraph, all tax liabilities of Westinghouse and its subsidiaries for any taxable period (or portion thereof) beginning after the Merger. Westinghouse generally will be entitled to retain any tax benefits derived from carrying back any tax attribute relating to the Cable Networks Business from a taxable period beginning after the Merger to a taxable period ending on or prior to the date of the Merger.

                    COMPARATIVE PER SHARE MARKET INFORMATION

     Westinghouse Common Stock is listed for trading under the symbol "WX" on the NYSE, the CSE, the PSE, the BSE and the PHSE. Company Class A Common Stock is listed for trading under the symbol "GET" on the NYSE. The following table sets forth, for the periods indicated, the range of the high and low sales prices of Westinghouse Common Stock and Company Class A Common Stock, as reported on the NYSE Composite Transactions List, together with the per share dividends declared on Westinghouse Common Stock and Company Class A Common Stock, as well as the Company pro forma per share equivalent data. The sales prices set forth below for Company Class A Common Stock have been adjusted to reflect a 5% stock dividend paid to the Company's stockholders in each of June 1995 and June 1996.


     The Company pro forma per share equivalent data is derived from the information of Westinghouse and is based upon an assumed Per Share Merger Consideration of 0.673 shares of Westinghouse Common Stock. This Per Share Merger Consideration is based on the value of the Westinghouse Common Stock payable in consideration of the Cable Networks Business under the terms of the Merger Agreement ($1.55 billion) and the assumptions that (i) the number of shares of Company Common Stock outstanding on the Effective Date will be 97,275,690, which is the total number of such shares outstanding at July 15, 1997, and (ii) the Market Price of Westinghouse Common Stock on the Effective Date will be equal to the average of the daily closing prices per share of Westinghouse Common Stock as reported on the NYSE Composite Transactions List for the 15 day trading period ended July 15, 1997 ($23.688). The Company Pro Forma Per Share Equivalent data in the table below do not reflect the value of shares of New Gaylord Common Stock to be received by the Company's stockholders in the Company Distribution.



                                 WESTINGHOUSE                        COMPANY                           COMPANY
                                 COMMON STOCK                  CLASS A COMMON STOCK         PRO FORMA PER SHARE EQUIVALENT
                        ------------------------------    ------------------------------    ------------------------------
                         HIGH        LOW      DIVIDEND     HIGH        LOW      DIVIDEND     HIGH        LOW      DIVIDEND
                        -------    -------    --------    -------    -------    --------    -------    -------    --------
Fiscal 1994
  First Quarter......   $15.250    $11.500     $ 0.05     $29.478    $22.222     $0.054     $10.263    $ 7.740     $0.034
  Second Quarter.....    13.250     10.875       0.05      24.376     19.955      0.054       8.917      7.319      0.034
  Third Quarter......    14.375     11.500       0.05      22.222     18.367      0.063       9.674      7.740      0.034
  Fourth Quarter.....    14.625     11.750       0.05      21.995     17.574      0.063       9.843      7.908      0.034
Fiscal 1995
  First Quarter......   $16.000    $12.125     $ 0.05     $25.737    $19.274     $0.073     $10.768    $ 8.160     $0.034
  Second Quarter.....    16.375     13.875       0.05      25.833     20.408      0.073      11.020      9.338      0.034
  Third Quarter......    15.500     12.625       0.05      27.619     23.095      0.076      10.432      8.497      0.034
  Fourth Quarter.....    17.875     13.375       0.05      26.429     21.310      0.076      12.030      9.001      0.034
Fiscal 1996
  First Quarter......   $21.000    $16.625     $ 0.05     $26.310    $23.452     $0.086     $14.133    $11.189     $0.034
  Second Quarter.....    20.125     17.375       0.05      28.250     24.048      0.086      13.544     11.693      0.034
  Third Quarter......    19.000     15.375       0.05      28.250     22.375      0.090      12.787     10.347      0.034
  Fourth Quarter.....    21.125     17.000       0.05      23.250     18.750      0.100      14.217     11.441      0.034
Fiscal 1997
  First Quarter......   $20.375    $16.750     $ 0.05     $26.500    $20.125     $0.100     $13.712    $11.273     $0.034
  Second Quarter.....    23.813     16.000       0.05      23.250     20.375      0.100      16.026     10.768      0.034
  Third Quarter
  (through July
    15)..............    25.063     22.750         --      23.500     22.625         --      16.867     15.311         --



     Set forth below are the last reported sales prices for Westinghouse Common Stock and Company Class A Common Stock on February 7, 1997, the last trading day prior to the execution of the Merger Agreement, as reported on the NYSE Composite Transactions List, and the equivalent pro forma sales price of Company Class A Common Stock on such date, as determined by multiplying such last reported sales price of Westinghouse Common Stock by 0.673, the assumed Per Share Merger Consideration as described above:



        Westinghouse Common Stock.........................................   $ 17.750
        Company Class A Common Stock......................................   $ 25.375
        Company Pro Forma Per Share Equivalent............................   $ 11.946



     On July 15, 1997, the last trading date prior to the printing of this Proxy Statement/Prospectus, the last reported sales prices for Westinghouse Common Stock and Company Class A Common Stock, as reported on the NYSE Composite Transactions List, were $24.625 and $23.063, respectively, and the Company pro forma per share equivalent sales price based on the assumed Per Share Merger Consideration described above was $16.573. For current price information, Company stockholders are urged to consult publicly available sources.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION
      Index to Unaudited Pro Forma Combined Condensed Financial Statements

                                                                                        PAGE
                                                                                        ----
Unaudited Pro Forma Combined Condensed Balance Sheet as of March 31, 1997
  for Westinghouse and the Cable Networks Business...................................    66
Unaudited Pro Forma Combined Condensed Statement of Operations for the Three
  Months Ended March 31, 1997 for Westinghouse and the Cable Networks Business.......    67
Unaudited Pro Forma Combined Condensed Statement of Operations for the Year
  Ended December 31, 1996 for Westinghouse and the Cable Networks Business...........    68
Notes to Unaudited Pro Forma Combined Condensed Financial Statements.................    69

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

     The following unaudited pro forma combined condensed financial statements are presented using the purchase method of accounting for the Merger and for the acquisition by Westinghouse of Infinity (which was consummated on December 31, 1996), and reflect the combination of consolidated historical financial data of Westinghouse and the Cable Networks Business.

     The unaudited pro forma combined condensed balance sheet as of March 31, 1997 is presented as if the Merger had occurred on March 31, 1997. The unaudited pro forma combined condensed statements of operations are presented as if the Merger had occurred on January 1 of each period presented and, in the case of the unaudited pro forma combined condensed statement of operations for the year ended December 31, 1996, as if the acquisition by Westinghouse of Infinity had occurred on January 1, 1996. In the opinion of Westinghouse management, all adjustments considered necessary for a fair presentation of the pro forma data have been made.


     These unaudited pro forma combined condensed financial statements should be read in conjunction with: (i) the restated consolidated financial statements and the notes thereto for the year ended and as of December 31, 1996 of Westinghouse and Management's Discussion and Analysis included in Westinghouse's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as amended by Form 10-K/A Amendment No. 1 filed on July 14, 1997, which is incorporated by reference in this Proxy Statement/ Prospectus (see "INCORPORATION OF DOCUMENTS BY REFERENCE"); (ii) the Combined Financial Statements and the notes thereto of the Cable Networks Business as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996, and Management's Discussion and Analysis of Financial Condition and Results of Operations of the Cable Networks Business, each included elsewhere in this Proxy Statement/Prospectus; (iii) Westinghouse's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1997, as amended by Form 10-Q/A Amendment No. 1 filed on July 14, 1997, which is incorporated by reference in this Proxy Statement/Prospectus; and (iv) the unaudited combined condensed financial statements of the Cable Networks Business as of March 31, 1997 and for the quarters ended March 31, 1997 and 1996 included elsewhere in this Proxy Statement/Prospectus. These unaudited pro forma combined condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have been achieved had the Merger or the acquisition by Westinghouse of Infinity been consummated as of the dates indicated or of the results that may be obtained in the future.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
     AS OF MARCH 31, 1997 FOR WESTINGHOUSE AND THE CABLE NETWORKS BUSINESS


                                                                  CABLE
                                                                 NETWORKS     PRO FORMA      PRO FORMA
                                                 WESTINGHOUSE    BUSINESS    ADJUSTMENTS     COMBINED
                                                 ------------    --------    -----------     ---------
                                                                     (IN MILLIONS)
ASSETS:
Cash and cash equivalents.....................     $     89        $  2        $    (2)(3)    $    89
Customer receivables..........................        1,686          58            (19)(4)      1,725
Inventories...................................          863                                       863
Uncompleted contracts costs over related
  billings....................................          661                                       661
Program rights................................          460          27             (8)(3)        479
Deferred income taxes.........................          792                                       792
Prepaid and other current assets..............          172           3                           175
                                                   --------        ----         ------       --------
    Total current assets......................        4,723          90            (29)         4,784
Plant and equipment, net......................        1,841          54                         1,895
Goodwill, net.................................        8,736          28          1,151(3)       9,887
                                                                                   (28)(3)
Other intangible and noncurrent assets........        4,531          21            500(3)       4,832
                                                                                   (24)(4)
                                                                                    (5)(4)
                                                                                  (203)(3)
                                                                                    12(3)
Net assets of discontinued operations.........           53                                        53
                                                   --------        ----         ------       --------
    Total assets..............................     $ 19,884        $193        $ 1,374        $21,451
                                                   ========        ====         ======       ========
LIABILITIES AND SHAREHOLDERS' EQUITY:
Short-term debt...............................     $    153        $           $              $   153
Current maturities of long-term debt..........           34                                        34
Accounts payable..............................          561          11                           572
Uncompleted contracts billings over related
  costs.......................................          410                                       410
Other current liabilities.....................        2,335          22            (19)(4)      2,343
                                                                                     5(3)
                                                   --------        ----         ------       --------
    Total current liabilities.................        3,493          33            (14)         3,512
Long-term debt................................        6,128           5             (5)(4)      6,128
Pension liability.............................        1,159                                     1,159
Other noncurrent liabilities..................        3,497           2                         3,499
                                                   --------        ----         ------       --------
    Total liabilities.........................       14,277          40            (19)        14,298
Minority interest in equity of consolidated
  subsidiaries................................           12          25            (24)(4)         13
Shareholders' equity:
Preferred stock...............................            4                                         4
Common stock..................................          612                         65(3)         677
Capital in excess of par value................        5,418                      1,480(3)       6,898
Divisional equity.............................           --         128           (128)(3)         --
Common stock held in treasury.................         (533)                                     (533)
Minimum pension liability adjustment..........         (796)                                     (796)
Cumulative foreign currency translation
  adjustments.................................           (4)                                       (4)
Retained earnings.............................          894                                       894
                                                   --------        ----         ------       --------
    Total shareholders' equity................        5,595         128          1,417          7,140
                                                   --------        ----         ------       --------
Total liabilities and shareholders' equity....     $ 19,884        $193        $ 1,374        $21,451
                                                   ========        ====         ======       ========


   See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                  Statements.

              UNAUDITED COMBINED CONDENSED STATEMENT OF OPERATIONS
    FOR THE THREE MONTHS ENDED MARCH 31, 1997 FOR WESTINGHOUSE AND THE CABLE
                               NETWORKS BUSINESS


                                                              CABLE
                                                            NETWORKS      PRO FORMA      PRO FORMA
                                           WESTINGHOUSE     BUSINESS     ADJUSTMENTS      COMBINED
                                           -------------    ---------    ------------    ----------
                                                     (IN MILLIONS, EXCEPT PER SHARE DATA)
Sales of services and products..........     $   2,223        $  80         $  (22)(4)    $  2,281
Costs of services and products..........        (1,590)         (45)            22(4)       (1,613)
Marketing, administrative and general
  expenses..............................          (763)         (15)           (19)(5)        (797)
Other income and expenses, net..........            34                          (1)(4)          33
Interest expense........................          (114)                                       (114)
                                             ---------        -----         ------        --------
(Loss) income from Continuing Operations
  before income taxes and minority
  interest in income of consolidated
  subsidiaries..........................          (210)          20            (20)           (210)
Income tax benefit (expense)............            59           (8)             5(6)           56
Minority interest in income of
  consolidated subsidiaries.............                         (1)             1(4)
                                             ---------        -----         ------        --------
(Loss) income from Continuing
  Operations............................     $    (151)       $  11         $  (14)       $   (154)
                                             =========        =====         ======        ========
(Loss) per common share from Continuing
  Operations............................     $   (0.23)                                   $  (0.22)
                                             =========                                    ========
Average common and common stock
  equivalent shares outstanding (in
  thousands) (See Note 7)...............       641,562                      65,434         706,996
                                             =========                      ======        ========


   See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                  Statements.

              UNAUDITED COMBINED CONDENSED STATEMENT OF OPERATIONS
  FOR THE YEAR ENDED DECEMBER 31, 1996 FOR WESTINGHOUSE AND THE CABLE NETWORKS
                                    BUSINESS


                                           WESTINGHOUSE,      CABLE
                                            AS ADJUSTED     NETWORKS      PRO FORMA      PRO FORMA
                                           (SEE NOTE 9)     BUSINESS     ADJUSTMENTS      COMBINED
                                           -------------    ---------    ------------    ----------
                                                     (IN MILLIONS, EXCEPT PER SHARE DATA)
Sales of services and products..........     $   9,356        $ 321         $  (86)(4)    $  9,591
Costs of services and products..........        (6,365)        (182)            86(4)       (6,461)
Restructuring, litigation and other
  matters...............................          (979)                                       (979)
Marketing, administrative and general
  expenses..............................        (2,552)         (50)           (80)(5)      (2,682)
Other income and expenses, net..........           (83)                          4(4)          (84)
                                                                                (5)(4)
Interest expense........................          (537)                                       (537)
                                             ---------        -----         ------        --------
(Loss) income from Continuing Operations
  before income taxes and minority
  interest in income of consolidated
  subsidiaries..........................        (1,160)          89            (81)         (1,152)
Income tax benefit (expense)............           375          (35)            20(6)          360
Minority interest in income of
  consolidated subsidiaries.............            (6)          (6)             5(4)           (7)
                                             ---------        -----         ------        --------
(Loss) income from Continuing
  Operations............................     $    (791)       $  48         $  (56)       $   (799)
                                             =========        =====         ======        ========
(Loss) per common share from Continuing
  Operations (See Note 8)...............     $   (1.24)                                   $  (1.14)
                                             =========                                    ========
Average common and common stock
  equivalent shares outstanding (in
  thousands) (See Note 7)...............       635,980                      65,434         701,414
                                             =========                      ======        ========


   See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                  Statements.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS (tables in millions, except share data)

(1) Basis of Presentation

    The purchase method of accounting has been used in the preparation of the accompanying unaudited pro forma combined condensed financial statements. Under this method of accounting, the purchase price is allocated to assets acquired and liabilities assumed based on their estimated fair values. For purposes of the unaudited pro forma combined condensed financial statements, the preliminary fair values of the Cable Networks Business' assets and liabilities were estimated by Westinghouse management based primarily on information furnished by the management of Gaylord. The final allocation of the purchase price will be determined after the consummation of the Merger and will be based on a final evaluation of assets acquired and liabilities assumed of the Cable Networks Business.

(2) Purchase Price Information

    Pursuant to the Merger Agreement, stockholders of the Company will receive shares of Westinghouse Common Stock valued at the agreed upon transaction price of $1.55 billion, at a per share consideration to be determined based upon the average of the daily closing prices per share of Westinghouse Common Stock as reported on the NYSE Composite Transaction List for the Averaging Period.


    For purposes of computing the estimated number of shares to be issued pursuant to the Merger Agreement for the pro forma combined condensed financial statements, the average of the daily closing prices per share of Westinghouse Common Stock for the 15 day trading period ended July 15, 1997 was used. This per share amount was $23.688 per share.



        Estimated number of shares of Westinghouse Common Stock to be issued in connection with the Merger based on a value of
          $23.688 per share............................................    65,433,975
        Purchase price:
        Value of Westinghouse Common Stock to be issued in connection
          with the Merger..............................................   $     1,550
        Legal, accounting and other professional fees reducing
          equity.......................................................            (5)
                                                                          -----------
        Net increase in equity.........................................   $     1,545
                                                                           ==========


Adjustments to Unaudited Pro Forma Combined Condensed Balance Sheet

The accompanying unaudited pro forma combined condensed balance sheet as of March 31, 1997 assumes that the Merger was consummated on March 31, 1997 and reflects the following pro forma adjustments:

(3) To record the purchase price paid in connection with the Merger as described in Notes (1) and (2) above and to eliminate certain historical Cable Networks Business balances as follows:


             Issuance of new Westinghouse equity (see Note 2) (65,433,975 shares at $23.688) allocated as follows:
             Common stock, par value $1.00 per share......................   $     65
             Capital in excess of par value on stock issued, net of
              registration costs..........................................      1,480
                                                                             --------
             Net increase in equity (see Note 2)..........................   $  1,545
                                                                             --------
             Less: Fair value of net assets acquired:
               Divisional equity..........................................        128
               Adjustments:
               Cash not to be acquired....................................         (2)
               Adjustment of program rights...............................         (8)
               Elimination of Cable Networks Business existing goodwill,
                net.......................................................        (28)
               Subscriber agreements......................................        500
               Deferred tax liabilities...................................       (203)
                                                                             --------
             Fair value of net assets acquired............................   $    387
                                                                             --------
             Less: Westinghouse's investment in CMT International (See
              Note 4).....................................................         12
             Add: Accrued transaction costs...............................          5
                                                                             --------
             Excess purchase price over fair value of net assets
              acquired....................................................   $  1,151
                                                                             ========


(4) Existing Relationship Between Westinghouse and the Cable Networks Business

Westinghouse, through its divisions and subsidiaries, has the exclusive right to market and distribute the cable television programming produced by TNN. Westinghouse is primarily responsible for promoting, marketing, and selling advertising time on TNN, as well as providing a satellite transponder to deliver TNN's programming to cable systems. Under the Group W Distribution Agreement, Westinghouse is entitled to receive a commission of 33% of applicable gross receipts, net of agency commissions.

In 1991, Gaylord acquired a 67% interest in CMT and, at the same time, Westinghouse acquired a 33% interest therein. CMT launched CMT International in 1992. Westinghouse provides sales and marketing services to CMT and CMT International similar to those provided to TNN, and currently receives a commission of 10% of CMT's gross receipts, net of agency commissions. In connection with the Restructuring, New Gaylord will assume Westinghouse's 33% ownership of CMT International.

The following adjustments have been made to eliminate the balances associated with the transactions between Westinghouse and the Cable Networks Business and to eliminate the operating results of CMT International as of March 31, 1997, for the three months ended March 31, 1997 and for the year ended December 31, 1996.

                                                                    AS OF
                                                                MARCH 31, 1997
                                                                --------------
BALANCE SHEET
  Current assets/current liabilities.........................        $ 19
  Equity investment in CMT/minority interest in equity of
     consolidated subsidiaries...............................          24
  Non-current receivable/long-term debt......................           5

                                                                   THREE MONTHS
                                                                       ENDED          YEAR ENDED
                                                                     MARCH 31,       DECEMBER 31,
                                                                       1997              1996
                                                                   -------------     ------------
STATEMENT OF OPERATIONS
  Commission revenue/commission expense......................           $22              $ 86
  Other income/minority interest in income of consolidated
     subsidiaries............................................             1                 5
  CMT International operating loss...........................            --                 4

     Subsequent to the Merger, Westinghouse and Gaylord will enter into a number of agreements to exchange certain services. The net cost of such services to Westinghouse is not expected to be material.

Adjustments to Unaudited Pro Forma Combined Condensed Statements of Operations

The accompanying pro forma combined condensed statements of operations have been prepared as if the Merger occurred as of January 1 of each period presented and, in the case of the pro forma combined condensed statement of operations for the year ended December 31, 1996, as if the acquisition by Westinghouse of Infinity (See Note 9) occurred as of January 1, 1996 and reflect the following pro forma adjustments:

(5) Amortization of other intangibles and goodwill, on a straight-line basis over periods ranging from 10 to 40 years.

(6) Income tax benefit on the pro forma adjustments, excluding non-deductible goodwill amortization, at a 40% rate.

(7) The average common and common stock equivalent shares outstanding used in calculating pro forma loss per common share from continuing operations are calculated assuming the estimated number of shares of Westinghouse Common Stock to be issued in connection with the Merger were outstanding from January 1 of each period presented and, in the case of the average common and common stock equivalent shares outstanding used in calculating pro forma loss per common share from continuing operations for the year ended December 31, 1996, assuming the Westinghouse Common Stock issued in connection with the acquisition by Westinghouse of Infinity were outstanding from January 1, 1996.


(8) The results of operations from Continuing Operations for Westinghouse for the year ended December 31, 1996 include special charges of approximately $979 million related to restructuring projects, litigation, recoverability of certain long-lived assets, divested businesses and environmental remediation obligations. For additional information, see the 1996 Westinghouse 10-K.


(9) The following pro forma combined condensed statement of operations for the year ended December 31, 1996 reflects the acquisition by Westinghouse of Infinity for an aggregate purchase price of $4.7 billion. This acquisition has been accounted for under the purchase method of accounting.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
             FOR THE YEAR ENDED DECEMBER 31, 1996 FOR WESTINGHOUSE


                                                          INFINITY, AS     PRO FORMA     WESTINGHOUSE,
                                          WESTINGHOUSE      ADJUSTED      ADJUSTMENTS    AS ADJUSTED
                                          ------------    ------------    -----------    ------------
                                                                 (IN MILLIONS)
Sales of services and products.........     $  8,605         $  751          $             $  9,356
Costs of services and products.........       (5,868)          (497)                         (6,365)
Restructuring, litigation and other
  matters..............................         (979)                                          (979)
Marketing, administrative and general
  expenses.............................       (2,406)          (101)           (45) (a)      (2,552)
Other income and expense, net..........          (86)             3                             (83)
Interest expense.......................         (456)           (81)                           (537)
                                            --------         ------          -----         --------
(Loss) income from Continuing
  Operations before income taxes and
  minority interest in income of
  consolidated subsidiaries............       (1,190)            75            (45)          (1,160)
Income tax benefit (expense)...........          423             (4)           (44) (b)         375
Minority interest in income of
  consolidated subsidiaries............           (6)                                            (6)
                                            --------         ------          -----         --------
(Loss) income from Continuing
  Operations...........................     $   (773)        $   71          $ (89)        $   (791)
                                            ========         ======          =====         ========


Pro forma adjustments giving effect to the acquisition by Westinghouse of Infinity in the unaudited pro forma combined condensed statement of operations reflects the following:

     (a) Amortization of goodwill and other intangibles, on a straight-line basis over periods ranging from 20 to 40 years.

     (b) Income tax expense on the pro forma results of operations of Infinity and the pro forma adjustments, excluding non-deductible goodwill amortization, at a 40% rate.

     The historical operating results of Infinity for the year ended December 31, 1996 have been adjusted to include the results of operations of the radio stations and other media properties acquired by Infinity in the first half of 1996.


     The operating results of Westinghouse for the year ended December 31, 1996 reflect the restatement of certain amounts as discussed in Westinghouse's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as amended by Form 10-K/A Amendment No. 1 filed on July 14, 1997.

                          APPROVAL AND ADOPTION OF THE
                             NEW GAYLORD STOCK PLAN
GENERAL

     New Gaylord's success will be largely dependent upon the efforts of its directors and key employees. In order to attract, motivate, and retain outstanding employees and directors, the Board of Directors of the Company believes that it is essential to provide compensation incentives to the directors and officers of New Gaylord that are competitive with those provided by other companies. In addition, the Company Board believes that it is important to further the identity of interests of officers, directors, and key employees with those of the stockholders by encouraging equity ownership of New Gaylord. In addition, in connection with the Company Distribution, certain options to acquire shares of Company Class A Common Stock will be converted into options to acquire shares of New Gaylord Common Stock. Accordingly, the Board of Directors of New Gaylord has approved, subject to the approval and adoption of the Company's stockholders, and the Company Board has recommended for approval and adoption by the Company's stockholders, the New Gaylord Stock Plan as summarized below.

     Under the New Gaylord Stock Plan, directors, officers and other key employees of New Gaylord would be eligible to receive awards of stock options, stock appreciation rights and restricted stock. Options granted under the New Gaylord Stock Plan may be "incentive stock options" ("ISOs"), within the meaning of Section 422 of the Code, or nonqualified stock options ("NQSOs"). Stock Appreciation Rights ("SARs") may be granted simultaneously with the grant of an option or (in the case of NQSOs) at any time during its term. No stock options or shares of restricted stock will be awarded under the New Gaylord Stock Plan prior to the Closing Date.

SUMMARY OF THE NEW GAYLORD STOCK PLAN

     The following is a summary of the New Gaylord Stock Plan. This summary is qualified in its entirety by the actual terms of the New Gaylord Stock Plan, which is attached as Annex VII and incorporated herein by reference.

     Administration. Unless otherwise determined by the Board of Directors of New Gaylord (the "New Gaylord Board"), the New Gaylord Stock Plan will be administered by the Compensation Committee established by the New Gaylord Board, which will be comprised solely of "nonemployee directors" within the meaning of Rule 16b-3 under the Exchange Act, or by the Board of Directors of New Gaylord if the Compensation Committee is not so comprised (any entity administering the New Gaylord Stock Plan, hereinafter referred to as the "Committee"). It is currently anticipated that the members of the Committee will also be "outside directors" within the meaning of Section 162(m) of the Code. Subject to the provisions of the New Gaylord Stock Plan, the Committee will determine the type of award, when and to whom awards will be granted, and the number of shares covered by each award. The Committee also will determine the terms, provisions, and kind of consideration payable (if any), with respect to awards. In addition, the Commit tee will have sole discretionary authority to interpret the New Gaylord Stock Plan and to adopt and amend rules and regulations related thereto. In determining the persons to whom awards will be granted and the number of shares covered by each award, the Committee will take into account the contribution to the management, growth, and profitability of the business of New Gaylord by the respective persons and such other factors as the Committee deems relevant.

     New Gaylord Stock Plan Participants. To be eligible to participate in the New Gaylord Stock Plan, individuals must be officers, directors, or key employees of New Gaylord. The selection of persons who are eligible to participate in the New Gaylord Stock Plan will be within the sole discretion of, and grants to those persons will be determined by, the Committee.

     Shares Subject to the New Gaylord Stock Plan. The New Gaylord Stock Plan provides that awards may be granted covering up to 3 million shares of New Gaylord Common Stock (including shares of New Gaylord Common Stock reserved for the grant of awards to be issued upon conversion of outstanding Company stock options pursuant to the Distribution Agreement) and that any shares of New Gaylord Common Stock covered by an award that terminates unexercised will be available for additional awards. The New Gaylord Stock Plan also provides for adjustment in the number of shares subject to the New Gaylord Stock Plan, the Performance Goals (as defined below) and the option price or applicable market value of outstanding awards in the event of a stock split, combination of shares, recapitalization, or other change in the capitalization of New Gaylord. The New Gaylord Stock Plan limits the number of shares with respect to which awards (including options, SARs, and restricted stock) may be granted to any individual to no more than 500,000 shares (subject to adjustment) in any given three year period. Unless the New Gaylord Stock Plan is terminated earlier by the New Gaylord Board of Directors, awards may be granted for a period of ten years from the date of the Distribution, provided that awards granted prior to the tenth anniversary of such date may continue in effect beyond the tenth anniversary of the Distribution.


     Stock Options. The Committee will determine, in its sole discretion, the purchase price of the shares of stock covered by an option and the kind of consideration payable with respect to any awards at the time such option or award is granted; provided, that in the case of ISOs, the option price must be not less than 100% of the Fair Market Value (as defined in the New Gaylord Stock
Plan) of a share of New Gaylord Common Stock on the date of grant of the option, and provided further that the option price must be 110% of the Fair Market Value of a share of New Gaylord Common Stock in the case of ISOs granted to Ten Percent Stockholders (as defined in the New Gaylord Stock Plan).

     Each option granted under the New Gaylord Stock Plan will be exercisable at such times and under such conditions as the Committee determines, provided that in the case of ISOs, such exercise period may not exceed ten years from the date of grant, and provided further, that in the case of ISOs granted to Ten Percent Stockholders, such exercise period may not exceed five years from the date of grant. The aggregate Fair Market Value of the shares with respect to which ISOs granted under the New Gaylord Stock Plan and other option plans of any "parent" (as defined in the New Gaylord Stock Plan) or any "subsidiary" (as defined in the New Gaylord Stock Plan) exercisable for the first time by each grantee during any calendar year may not exceed $100,000.

     Stock options may be exercised, at the discretion of the Committee, by delivery of consideration to New Gaylord equal to the exercise price in the form of cash, New Gaylord Common Stock or a combination of both.


     The Committee will determine when such options expire. The New Gaylord Stock Plan generally provides that the options which are unexercisable upon termination of employment of the option holder terminate on the date of such termination of employment and options which are exercisable on the date of termination of employment of the option holder terminate 90 days after the termination of the employment of the option holder (unless earlier terminated in accordance with the option's terms), unless employment is terminated by New Gaylord for cause in which case the options expire immediately upon termination, unless extended by the Committee. If the option holder's employment is terminated due to retirement, the option holder's then exercisable options remain exercisable for the remainder of the option term. In addition, the New Gaylord Stock Plan generally provides that in the event of the death or disability of the option holder while in the employ of New Gaylord, or within 90 days after termination of such employment, the option will become fully exercisable and will remain exercisable until the expiration of the stated term of the option.


     Stock Appreciation Rights. The New Gaylord Stock Plan also permits the Committee to grant SARs with respect to all or any portion of the shares of New Gaylord Common Stock covered by options. Each SAR will confer a right to receive an amount with respect to each share subject thereto, upon exercise thereof, equal to the excess of (i) the Fair Market Value of one share of New Gaylord Common Stock on the date of exercise over (ii) the grant price of the SAR. The grant price of any SAR granted in tandem with an option will be equal to the exercise price of the underlying option, and the grant price of any other SAR will be such price as the Committee determines. The Committee may, in its sole discretion, condition the exercise of any SAR upon the attainment of specified Performance Goals (as defined below).

     Restricted Stock. The New Gaylord Stock Plan further provides for the granting of restricted stock awards, which are awards of New Gaylord Common Stock that may not be transferred or otherwise disposed of for such period as the Committee determines. The Committee may also impose such other conditions and restrictions on the shares of restricted stock as it deems appropriate, including the satisfaction of one or more of the following performance criteria: (i) pre-tax income or after-tax income;
(ii) operating cash flow; (iii) operating profit; (iv) return on equity, assets, capital, or investment; (v) earnings or book value per share; (vi) sales or revenues; (vii) operating expenses; (viii) New Gaylord Common Stock price appreciation; and (ix) implementation or completion of critical projects or processes (the "Performance Goals"). The Performance Goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur). Each of the Performance Goals will be determined, to the extent applicable, in accordance with generally accepted accounting principles and will be subject to certification by the Committee; provided, that the Committee will have the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting New Gaylord. The Committee may provide that such restrictions will lapse with respect to specified percentages of the awarded shares of restricted stock on successive future dates. The Committee has the further authority to cancel all or any portion of the restriction with respect to restricted stock on such terms and conditions as it deems appropriate.

     Amendment and Termination. The New Gaylord Board at any time and from time to time may suspend, terminate, modify, or amend the New Gaylord Stock Plan, without stockholder approval to the fullest extent permitted by the Exchange Act and the rules and regulations thereunder; provided, however, that no suspension, termination, modification, or amendment of the New Gaylord Stock Plan may adversely affect any award previously granted under the New Gaylord Stock Plan, unless written consent of the grantee is obtained.

     Change in Control. In the event of a Change in Control of New Gaylord, the awards granted under the New Gaylord Stock Plan will become immediately exercisable or otherwise nonforfeitable in full, notwithstanding terms of the awards providing otherwise. Change in Control is defined in the New Gaylord Stock Plan to mean, among other things, the acquisition of securities representing a majority of the combined voting power of New Gaylord by any person (other than New Gaylord and other related entities); the approval by the stockholders of New Gaylord of a merger or consolidation of New Gaylord into or with another entity (with certain exceptions), or a sale or other disposition of all or substantially all of New Gaylord's assets, or a plan of liquidation, or a change in the composition of the New Gaylord Board in any two-year period such that individuals who were members of the New Gaylord Board at the beginning cease to constitute a majority thereof (with certain exceptions).

     Transferability. ISOs (and any SAR related thereto) are not transferable otherwise than by will or by the laws of descent and distribution, and all ISOs are exercisable during the grantee's lifetime only by the grantee. NQSOs (and any SAR related thereto) are not transferable without the prior consent of the Committee, other than by will or the laws of descent and distribution, by a grantee to an immediate family member (as defined in the New Gaylord Stock
Plan), or by a grantee to a trust for the benefit of an immediate family member. Awards of restricted stock will be transferable only to the extent set forth in the instruments evidencing such awards.

     New Benefits. Pursuant to the Distribution Agreement, all options to acquire Company Common Stock which are held by New Gaylord Employees immediately prior to the Time of Distribution will become fully vested and exercisable and will be converted into and represent options to acquire shares of New Gaylord Common Stock under the New Gaylord Stock Plan, with such amendments and adjustments as are reasonable and appropriate based, in part, on the Per Share Merger Consideration and the fair market value of the New Gaylord Common Stock immediately following the Distribution. As a result, the number of options for New Gaylord Common Stock to be granted upon the conversion of options to acquire shares of Company Class A Common Stock is not presently determinable.

     Furthermore, the future selection of persons who are eligible to participate in the New Gaylord Stock Plan is within the discretion of, and grants to those persons will be determined by, the Committee. Accordingly, additional benefits that will be granted to the executive officers, directors and other employees are not presently determinable.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following is a brief summary of certain U.S. Federal income tax aspects of options awarded under the New Gaylord Stock Plan based upon the federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive and the exact tax consequences to any grantee will depend upon his or her particular circumstances and other factors. New Gaylord Stock Plan participants must consult their tax advisors with respect to any state, local and foreign tax considerations or particular federal tax implications of options granted under the New Gaylord Stock Plan.

     Incentive Stock Options. Neither the grant nor the exercise of an ISO will result in taxable income to the employee. The tax treatment on sale of shares of New Gaylord Common Stock acquired upon exercise of an ISO depends on whether the holding period requirement is satisfied. The holding period is met if the disposition by the employee occurs (i) at least two years after the date of grant of the option, (ii) at least one year after the date the shares were transferred to the employee, and (iii) while the employee remains employed by New Gaylord or not more than three months after his or her termination of employment (or not more than one year in the case of a disabled employee). If the holding period requirement is satisfied, the excess of the amount realized upon sale of the shares of New Gaylord Common Stock acquired upon the exercise of the ISO over the price paid for these shares will be treated as a long-term capital gain. If the employee disposes of the New Gaylord Common Stock acquired upon the exercise of the ISO before the holding period requirement is met (a "disqualifying disposition"), the excess of the fair market value of the shares on the date of exercise or, if less, the fair market value on the date of disposition, over the exercise price will be taxable as ordinary, compensation income to the employee at the time of disposition, and New Gaylord will be entitled to a corresponding deduction. The balance of the gain, if any, will be a capital gain for the employee. Any capital gain recognized by the employee will be a long-term capital gain if the employee's holding period for the shares of New Gaylord Common Stock at the time of disposition is more than one year.

     Although the exercise of an ISO will not result in taxable income to the employee, the excess of the fair market value of the New Gaylord Common Stock on the date of exercise over the exercise price will be included in the employee's "alternative minimum taxable income" under the Code.

     Nonqualified Stock Options. There will be no federal income tax consequences to New Gaylord or to the grantee upon the grant of NQSO's under the New Gaylord Stock Plan. However, upon the exercise of an NQSO under the New Gaylord Stock Plan, the grantee will recognize ordinary compensation income for federal income tax purposes in an amount equal to the excess of the fair market value of the shares of New Gaylord Common Stock purchased over the exercise price. New Gaylord will generally be entitled to a tax deduction at such time and in the same amount that the employee recognizes ordinary income. If the shares of New Gaylord Common Stock so acquired are later sold or exchanged, the difference between the amount realized from such sale or exchange and the fair market value of such stock on the date of exercise of the option is generally taxable as long-term or short-term capital gain or loss depending upon whether the shares of New Gaylord Common Stock have been held for more than one year after such date.

     Exercise with Shares. A grantee who pays the exercise price upon exercise of an ISO or NQSO, in whole or in part, by delivering shares of New Gaylord Common Stock already owned by him or her will recognize no gain or loss for federal income tax purposes to the extent of the fair market value of the shares surrendered, but with respect to shares received in excess of such exercise price, a grantee will recognize ordinary compensation income equal to the fair market value of such shares. Shares of New Gaylord Common Stock acquired upon exercise which are equal in number to the shares surrendered will have a tax basis equal to the tax basis of the shares surrendered, and (except as noted below with respect to disqualifying dispositions) the holding period of such shares will include the holding period of the shares surrendered. In the case of an NQSO, the basis of additional shares received upon exercise of the NQSO will be equal to the fair market value of such shares on the date of exercise, and the holding period for such additional shares will commence on the date the option is exercised. In the case of an ISO, the tax basis of the additional shares received will be zero, and the holding period of such shares will commence on the date of the exchange. If any of the shares received upon exercise of the ISO are disposed of within two years of the date of grant of the ISO or within one year after exercise, the shares with the lowest (i.e., zero) basis will be deemed to be disposed of first, and such disposition will be a disqualifying disposition giving rise to ordinary income as previously discussed above.

     Under Section 162(m) of the Code and the rules of the NYSE, the approval and adoption of the New Gaylord Stock Plan requires the affirmative vote of the holders of a majority of the total votes cast on such Proposal by the holders of the outstanding shares of Company Class A Common Stock and Company Class B Common Stock, voting as a single class, provided that the total number of votes cast on such Proposal represents over 50% of the number of votes entitled to be cast on such Proposal. The Company Board recommends that the stockholders vote FOR the approval and adoption of the New Gaylord Stock Plan.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In connection with the formation and launch of TNN, Gaylord and Westinghouse formed a relationship whereby Westinghouse, through certain divisions and subsidiaries, has the exclusive right to market and distribute the cable television programming produced by TNN. As a result, Westinghouse is primarily responsible for promoting, marketing and selling advertising time on TNN, as well as providing a satellite transponder to deliver TNN's programming to cable systems. Under the Group W Distribution Agreement, Westinghouse is entitled to receive a commission of 33% of applicable gross receipts, net of agency commissions.

     In 1991, Gaylord acquired a 67% interest in CMT and, at the same time, Westinghouse acquired a 33% interest therein. CMT launched CMT International in 1992. Pursuant to the Group W Services Arrangement, Westinghouse provides sales and marketing services to CMT and CMT International similar to those provided to TNN, and Westinghouse currently receives a commission of 10% of CMT's gross receipts, net of agency commissions.

     In January 1990, Westinghouse purchased two satellite transponders which became the subject of a participation agreement pursuant to which Opryland USA Inc acquired a 33% interest in the transponders. The transponders are used by TNN pursuant to the Group W Distribution Agreement and by Z Music pursuant to a license agreement.

                   DESCRIPTION OF WESTINGHOUSE CAPITAL STOCK


     Under the Restated Articles of Incorporation of Westinghouse, as amended, (the "Westinghouse Charter"), Westinghouse is currently authorized to issue 25 million shares of preferred stock, par value $1.00 per share (the "Preferred Stock") and 1.1 billion shares of Westinghouse Common Stock. At July 11, 1997, 646,005,362 shares of Westinghouse Common Stock were issued and outstanding.


     Common Stock. Each holder of Westinghouse Common Stock is entitled to one vote per share on all matters submitted to a vote of stockholders. In the election of directors, no stockholder has cumulative voting rights. Each share of Westinghouse Common Stock is entitled to share equally in dividends from sources legally available therefor when, as, and if declared by the Westinghouse Board. Upon liquidation or dissolution of Westinghouse, whether voluntary or involuntary, each share of Westinghouse Common Stock is entitled to share equally in the assets of Westinghouse available for distribution to the holders of the Westinghouse Common Stock. No conversion or preemptive rights or redemption or sinking fund provisions are applicable to the Westinghouse Common Stock. The First Chicago Trust Company of New York (the "Trust Company") is the Transfer Agent for the Westinghouse Common Stock, and is also Westinghouse's Registrar.

     Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series with such designations, voting powers, dividend rights, rights of redemption, conversion rights, other special rights, preferences and limitations as may be stated in the resolutions providing for the issue of such shares of Preferred Stock adopted by the Westinghouse Board.

     Series A Preferred Stock--Rights Plan. In December 1995, the Westinghouse Board adopted a Shareholder Rights Plan (the "Rights Plan") and in connection therewith Westinghouse entered into the Westinghouse Rights Agreement. To effect the Rights Plan, the Westinghouse Board declared a dividend distribution of one Preferred Stock Purchase Right ("Right") on each outstanding share of Westinghouse Common Stock on January 9, 1996. The Rights also attach to each share of Westinghouse Common Stock issued after January 9, 1996. Each right entitles the registered holder to purchase from Westinghouse one one-hundredth of a share (subject to adjustment) of Series A Preferred Stock at a price (the "Exercise Price") of $64.00 (subject to adjustment). As of the date hereof, there are no shares of Series A Preferred Stock outstanding.

     The Rights, unless earlier redeemed by the Westinghouse Board, become exercisable upon the close of business on the day (the "Distribution Date") which is the earlier of (i) the tenth day following a public announcement that a person or group of affiliated or associated persons, with certain exceptions set forth below, has acquired beneficial ownership of 15% or more of the outstanding voting stock of Westinghouse (an "Acquiring Person") and (ii) the tenth business day (or such later date as may be determined by the Westinghouse Board prior to such time as any person or group of affiliated or associated persons becomes an Acquiring Person) after the date of the commencement or announcement of a person's or group's intention to commence a tender or exchange offer the consummation of which would result in the ownership of 30% or more of Westinghouse's outstanding voting stock (even if no shares are actually purchased pursuant to such offer); prior thereto, the Rights will not be exercisable, will not be represented by separate certificates, and will not be transferable apart from the Westinghouse Common Stock, but will instead be evidenced, with respect to any of the Westinghouse Common Stock certificates outstanding, by such Westinghouse Common Stock certificates. An Acquiring Person does not include (A) Westinghouse, (B) any subsidiary of Westinghouse, (C) any employee benefit plan, employee stock or deferral plan or director compensation plan of Westinghouse or of any subsidiary of Westinghouse, or any trust or other entity organized, appointed, established or holding Westinghouse Common Stock for or pursuant to the terms of any such plan or (D) any person or group whose ownership of 15% or more of the shares of voting stock of Westinghouse then outstanding results solely from (i) any action or transaction or transactions approved by the Westinghouse Board before such person became an Acquiring Person or (ii) a reduction in the number of issued and outstanding shares of voting stock of Westinghouse pursuant to a transaction or Transactions approved by the Westinghouse Board (provided that any person or group that does not become an Acquiring Person by reason of clause (i) or (ii) above will become an Acquiring Person upon acquisition of an additional 1% or more of Westinghouse's outstanding voting stock unless such acquisition of additional voting stock will not result in such person or group becoming an Acquiring Person by reason of such clause (i) or (ii)).

     The Rights are not exercisable until the Distribution Date. The Rights will expire at the close of business on January 9, 2006, unless earlier redeemed by Westinghouse as described below. At its May 1997 meeting, the Westinghouse Board adopted a resolution affirming its intention to redeem the Rights in January 2001.

     The Series A Preferred Stock is nonredeemable and, unless otherwise provided in connection with the creation of a subsequent series of preferred stock, subordinate to any other series of Westinghouse's preferred stock, including the Series C Preferred Stock. The Series A Preferred Stock may not be issued except upon exercise of the Rights. Each share of Series A Preferred Stock is entitled to receive, when, as and if declared, a dividend in an amount equal to (i) 100 times the per share amount of any cash dividend declared on the Westinghouse Common Stock and (ii) a quarterly preferred cash dividend of $1.00 less the per share amount of all cash dividends declared on the preferred stock pursuant to clause (i) of this sentence. In addition, Series A Preferred Stock is entitled to 100 times any non-cash dividends (other than dividends payable in equity securities or certain rights or warrants) declared on the Westinghouse Common Stock, in like kind. In the event of the liquidation of Westinghouse, the holder of Series A Preferred Stock will be entitled to receive, for each share of Series A Preferred Stock, a payment in an amount equal to the greater of $100.00 or 100 times the payment made per share of Westinghouse Common Stock. Each share of Series A Preferred Stock has 100 votes, voting together with the Westinghouse Common Stock. In the event of any merger, consolidation or other transaction in which Westinghouse Common Stock is exchanged, each share of Series A Preferred Stock will be entitled to receive 100 times the amount received per share of Westinghouse Common Stock. The rights of Series A Preferred Stock as to dividends, liquidation and voting are protected by anti-dilution provisions.

     Unless the Rights are earlier redeemed or the transaction is approved by the Westinghouse Board and the Continuing Directors (as defined in the Westinghouse Rights Agreement), if Westinghouse at any time after the Distribution Date were to be acquired in a merger or other fundamental transaction (in which any shares of Westinghouse Common Stock are changed into or exchanged for other securities or assets) or more than 50% of the assets or earning power of Westinghouse and its subsidiaries (taken as a whole) were to be sold or transferred in one or a series of related transactions, the Westinghouse Rights Agreement provides that proper provisions will be made so that each holder of record of a Right will from and after such date have the right to receive, upon payment of the Exercise Price, that number of shares of common stock of the acquiring company having a market value at the time of such transaction equal to two times the Exercise Price. In addition, unless the Rights are earlier redeemed, in the event that a person or group becomes the beneficial owner of 15% or more of Westinghouse's voting stock (other than pursuant to a tender or exchange offer (a "Qualifying Tender Offer") for all outstanding shares of Westinghouse Common Stock that is approved by the Westinghouse Board after taking into account the long-term value of Westinghouse and all other factors they consider relevant in the circumstances), the Westinghouse Rights Agreement provides that proper provisions will be made so that each holder of record of a Right, other than the Acquiring Person (whose Rights will thereupon become null and void), will thereafter have the right to receive, upon payment of the Exercise Price, that number of shares of Series A Preferred Stock having a market value at the time of the transaction equal to two times the Exercise Price (such market value to be determined with reference to the market value of the Westinghouse Common Stock as provided in the Westinghouse Rights Agreement).


     At any time on or prior to the close of business on the earlier of (i) the tenth day after the time that a person has become an Acquiring Person (or such later date as a majority of the Westinghouse Board and, if applicable, a majority of the Continuing Directors (as defined in the Rights Agreement) may determine) or (ii) January 9, 2006, Westinghouse may redeem the Rights in whole, but not in part, at a value of $.01 per Right, subject to adjustment (the "Redemption Price"). The Rights may be redeemed after the time that any Person has become an Acquiring Person only if approved by a majority of the Continuing Directors. Immediately upon the effective time of the action of the Westinghouse Board authorizing redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.


     For as long as the Rights are then redeemable, Westinghouse may, except with respect to the Redemption Price or date of expiration of the Rights, amend the Rights in any manner, including an amendment to extend the time period in which the Rights may be redeemed. At any time when the Rights are not then redeemable, Westinghouse may amend the Rights in any manner that does not materially adversely affect the interests of a holder of the Rights as such. Amendments to the Westinghouse Rights Agreement from and after the time that any person becomes an Acquiring Person require the approval of a majority of the Continuing Directors.

     Until a Right is exercised, the holder, as such, will have no rights as a stockholder of Westinghouse, including, without limitation, the right to vote or to receive dividends.

                    COMPARISON OF THE RIGHTS OF WESTINGHOUSE
                            AND COMPANY STOCKHOLDERS

     The statements set forth under this heading with respect to the Pennsylvania Business Corporation Law (the "PBCL"), the DGCL, the Westinghouse Charter, the Westinghouse By-Laws, the Company Charter and the Company By-Laws are brief summaries thereof and do not purport to be complete; such statements are qualified by reference to the full text of the relevant provisions of the PBCL, the DGCL, the Westinghouse Charter, the Westinghouse By-Laws, the Company Charter and the Company By-Laws. See "AVAILABLE INFORMATION."

     The following summary compares certain rights of the holders of Westinghouse Common Stock to the rights of the holders of Company Common Stock. The rights of stockholders of the Company are governed principally by the DGCL, the Company Charter and the Company By-Laws. Upon consummation of the

Merger, such stockholders will become holders of Westinghouse Common Stock, and their rights will be governed principally by the PBCL, the Westinghouse Charter and the Westinghouse By-Laws.

Dividend Rights

     Under the PBCL, a corporation is prohibited from making a distribution to stockholders if, after giving effect thereto: (i) such corporation would be unable to pay its debts as they become due in the usual course of its business; or (ii) the total assets of such corporation would be less than the sum of its total liabilities plus (unless otherwise provided in the Westinghouse Charter) the amount that would be needed, if such corporation were then dissolved, to satisfy the rights of stockholders having superior preferential rights upon dissolution to the stockholders receiving such distribution. Under the DGCL, a corporation may pay dividends out of surplus (defined as the excess, if any, of net assets over capital) or, if no such surplus exists, out of its net profits for the fiscal year in which such dividends are declared and/or for its preceding fiscal year, provided, however, that dividends may not be paid out of net profits if the capital of such corporation is less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

     Holders of both Westinghouse Common Stock and Company Common Stock are entitled to receive such dividends as may be declared by the Westinghouse Board and the Company Board, respectively, out of funds legally available for such purpose. As is the case with respect to Company Common Stock, no dividends may be paid on shares of Westinghouse Common Stock if dividends on Preferred Stock are in arrears. With respect to the Company, no dividends may be declared or paid in cash, property or Company securities on any share of any class of Company Common Stock, however, unless simultaneously the same dividend is declared or paid on each share of the other class of Company Common Stock; provided, however, that, in the case of dividends or distributions payable in Company Common Stock, including pursuant to stock splits or divisions, only shares of Company Class A Common Stock will be distributed with respect to Company Class A Common Stock, and only shares of Company Class B Common Stock will be distributed with respect to Company Class B Common Stock.

Voting Rights

     Holders of Westinghouse Common Stock vote as a single class on all matters submitted to a vote of the common stockholders, with each share entitled to one vote. Except as otherwise provided by law, the Westinghouse Charter or the Westinghouse By-Laws, matters submitted to a vote of the Westinghouse common stockholders must be approved by a majority of the votes cast by the holders of Westinghouse Common Stock. Holders of Westinghouse Common Stock are not entitled to cumulative votes in the election of directors.

     The Westinghouse Charter provides that certain Business Combinations (as defined in Article SIXTH of the Westinghouse Charter) involving an Interested Stockholder (as defined in the Westinghouse Charter) require the affirmative vote of the holders of at least 80% of the combined voting power of the then outstanding shares of Westinghouse stock entitled to vote generally in an election of directors ("Voting Stock") and the holders of at least a majority of the combined voting power of the then outstanding shares of Voting Stock held by Disinterested Stockholders (as defined in the Westinghouse Charter) unless such transaction is approved by a majority of the Disinterested Directors (as defined in the Westinghouse Charter) or meets certain "fair value" criteria set forth in the Westinghouse Charter. Article SIXTH of the Westinghouse Charter also provides that such Article cannot be amended without the same stockholder vote described above to approve a Business Combination. The Westinghouse Charter also provides that, in addition to any requirements of law, other provisions of the Westinghouse Charter or the terms or provisions of any series of Preferred Stock, the affirmative vote of holders of 80% or more of the outstanding Voting Stock is required to take stockholder action to: (i) remove a director without cause; (ii) adopt, amend, alter or repeal any provision of the Westinghouse By-Laws, except that By-Law XVI (relating to employee stock option and purchase plans) may be amended or altered by a majority vote of the outstanding Voting Stock if a majority of the entire Westinghouse Board has first recommended the amendment or alteration for approval by the Westinghouse stockholders; (iii) amend, alter or repeal, or adopt any provision inconsistent with, Articles SEVENTH

(relating to the determination of the number, qualification, term of office, compensation, powers and duties and classification of directors, pursuant to the Westinghouse By-Laws, except as otherwise determined by the terms of the Preferred Stock), EIGHTH (relating to the adoption, repeal, alteration or amendment of the Westinghouse By-Laws by the Westinghouse Board) or NINTH (relating to the stockholder vote required for stockholder action to remove directors without cause and to adopt, amend, alter or repeal certain provisions of the Westinghouse Charter or the Westinghouse By-Laws) of the Westinghouse Charter or (iv) amend, alter or repeal or adopt any provision inconsistent with any provision, other than Articles SIXTH (relating to supermajority stockholder voting in respect of certain business combinations), SEVENTH, EIGHTH or NINTH of the Westinghouse Charter, unless first recommended and approved by a majority of the entire Westinghouse Board or, if there is an Interested Stockholder, by a majority of the Disinterested Directors, in which cases a majority vote of the outstanding Voting Common Stock is required.

     Holders of Company Common Stock vote as a single class on all matters submitted to a vote of stockholders, with each share of Company Class A Common Stock entitled to one vote and each share of Company Class B Common Stock entitled to five votes, except as otherwise provided by law. Holders of Company Common Stock are not entitled to cumulative votes in the election of directors.

     Article IX of the Company Charter provides that, in addition to any other provisions of the Company Charter, the affirmative vote of holders of 66 2/3% or more of the issued and outstanding stock having the power to vote at a stockholder meeting duly called for the purpose, voting together as a single class, is required to amend, repeal or adopt any provision inconsistent with the following Articles of the Company Charter: (i) Article VII(B)(i), establishing a classified board of directors; (ii) Article VIII, prohibiting the use of stockholder consents in lieu of a meeting of stockholders and establishing the parties who may call a special meeting of stockholders; (iii) Article IX, granting certain powers to the Company Board, including (A) the power to establish working capital reserves, (B) the power to sell, lease or exchange the Company's property with the consent of the Company's stockholders, (C) the power to adopt, repeal or amend the Company's By-Laws and (D) the power to impose restrictions on the sale or transfer of the Company's stock, and establishing super-majority voting requirements for the repeal or amendment of certain provisions of the Company Charter; (iv) Article X, eliminating personal liability of directors for certain breaches of fiduciary duty; and (v) Article XI, providing for certain procedures for the compromise of claims resulting from the insolvency of the Company. The affirmative vote of the holders of at least a majority of the outstanding shares of Company Class A Common Stock and the affirmative vote of at least a majority of the outstanding shares of Company Class B Common Stock, each voting separately as a class, is required to amend
Article IV(C)(5) of the Company Charter which relates to the automatic conversion of Company Class B Common Stock.

     Under the DGCL, the affirmative vote of a majority of the outstanding shares of any class of common stock is required to approve, among other things, a change in the aggregate number of authorized shares of such class, the par value of the shares of such class, or the powers, preferences or special rights of the shares of such class in a manner adversely affecting such shares.

Directors

     Number and Election of Directors. Under both the PBCL and the DGCL, the charter document or by-laws of a corporation may specify the number of directors. The Westinghouse By-Laws currently provide that the Westinghouse Board is to consist of not less than three nor more than twenty-four directors, each serving for a term of one year, with the Westinghouse Board determining the exact number of directors (subject to the rights of holders of Preferred Stock, in certain circumstances, to elect two directors). The Westinghouse By-Laws also provide that nominees for director be such that a majority of directors on the Westinghouse Board, assuming the election of such nominees, would be Independent Directors (as defined in the Westinghouse By-Laws). The Westinghouse Board may fill vacancies and newly created directorships, subject to any rights of holders of Preferred Stock.

     The Westinghouse Charter provides that cumulative voting will not apply to the election of directors. The Westinghouse By-Laws provide that, subject to the rights of holders of Preferred Stock, nominations for directors can be made by the Westinghouse Board or by any stockholder entitled to vote for the election of directors at a stockholder meeting. Any such stockholder may nominate persons for election as directors only if written notice of such holder's intent to make such nomination at such meeting is received by the Secretary of Westinghouse in the manner and within the time period specified in the Westinghouse By-Laws.

     The Company By-Laws provide that the Company Board is to consist of five to fifteen directors, provided that the number may be modified by vote of the Company Board. The Company Board currently consists of seven members. Subject to applicable law and the Company Charter, any vacancies on the board, howsoever resulting, may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. The Company Charter provides for the Company Board to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Company Board is elected each year. The Company By-Laws provide that, subject to the rights of holders of Preferred Stock, nominations may be made at any annual meeting of stockholders or at any special meeting of stockholders called for the purpose of electing directors, by or at the direction of the Company Board or by any stockholder of the Company who is a stockholder of record on the date of the giving of notice required for the nomination of a director pursuant to the Company By-Laws, who is entitled to vote at such meeting and who provides written notice to the Company secretary in the manner and within the time period specified by the Company By-Laws.

     Fiduciary Duties of Directors. Under the PBCL, directors have a fiduciary relationship to their corporation and, as such, are required to perform their duties in good faith, in a manner they reasonably believe to be in the best interests of such corporation, and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. In discharging their duties, directors may, in considering the best interests of their corporation, consider the effects of any action upon employees, suppliers and customers of such corporation, and upon communities in which offices or other establishments of such corporation are located and all other pertinent factors. Absent a breach of fiduciary duty, a lack of good faith or self-dealing, any act of the board of directors, a committee thereof or an individual director is presumed to be in the best interests of such corporation.

     Under the DGCL, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with an unyielding fiduciary duty to protect the interests of the corporation and to act in the best interests of its stockholders. In recognition of the managerial prerogatives granted to the directors of a Delaware corporation, Delaware law presumes that, in making a business decision, such directors are disinterested and act on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation and its stockholders, which presumption is known as the "business judgment rule." A party challenging the propriety of a decision of a board of directors bears the burden of rebutting the applicability of the presumption of the business judgment rule by demonstrating that, in reaching their decision, the directors breached one or more of their fiduciary duties--good faith, loyalty and due care. If the presumption is not rebutted, the business judgment rule attaches to protect the directors and their decisions, and their business judgments will not be judicially second guessed. Where, however, the presumption is rebutted, the directors bear the burden of demonstrating the entire fairness of the relevant transaction. Notwithstanding the foregoing, Delaware courts subject directors' conduct to enhanced scrutiny in respect of defensive actions taken in response to a threat to corporate control and approval of a transaction resulting in a sale of such control.

     Liability of Directors. Both the PBCL and the DGCL permit a corporation to limit the personal liability of its directors, with specified exceptions. The PBCL permits a corporation to include in its by-laws a provision, adopted by vote of its stockholders, which eliminates the personal liability of its directors, as such, for monetary damages for any action taken or failure to take any action unless (i) such directors have breached or failed to perform their duties as directors and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. However, a Pennsylvania corporation is not empowered to eliminate personal liability where the responsibility or liability of a director is pursuant to any criminal statute or is for the payment of taxes pursuant to any federal, state or local law. The Westinghouse Charter and the Westinghouse By-Laws eliminate director liability to the maximum extent permitted by the PBCL.

     The DGCL permits a corporation to include in its certificate of incorporation a provision limiting or eliminating the liability of its directors to such corporation or its stockholders for monetary damages arising from a breach of fiduciary duty, except for: (i) a breach of the duty of loyalty to the corporation, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a declaration of a dividend or the authorization of the repurchase or redemption of stock in violation of the DGCL or (iv) any transaction from which the director derived an improper personal benefit. The Company Charter eliminates director liability to the maximum extent permitted by the DGCL.

Call of Special Meetings

     The PBCL permits a special meeting of stockholders to be called by the board of directors or by such officers or other persons as may be provided in the by-laws. The PBCL also permits such meetings to be called by stockholders entitled to cast at least 20% of the votes entitled to be cast at the meeting. However, as a company with a class of stock entitled to vote generally in an election of directors registered under the Exchange Act (a "registered corporation"), the stockholder portion of such provision is inapplicable to Westinghouse (except in the context of stockholder approval of certain business combinations with interested shareholders under Section 2555 of the PBCL). Under the DGCL, a special meeting of the stockholders may be called by the board of directors or such other person as may be authorized by the certificate of incorporation or by-laws.

     Special meetings of the stockholders of Westinghouse, subject to the rights of holders of Preferred Stock, may be called only by the Westinghouse Board or the Chairman of the Westinghouse Board. Special meetings of the stockholders of the Company may be called by the Chairman of the Company Board or by a majority of the members of the Company Board.

Action by Stockholders Without a Meeting

     Under the PBCL, stockholders of a registered corporation such as Westinghouse may authorize an action without a meeting by less than unanimous consent only if such action without a meeting is permitted by the corporation's articles of incorporation. The Westinghouse Charter does not currently permit such less than unanimous action by stockholders without a meeting. Under the DGCL, unless otherwise provided in the certificate of incorporation, stockholders having not less than the minimum number of votes that would be necessary to authorize or take a corporate action at a meeting at which all shares entitled to vote thereon were present and voted may take such action by consenting to such action in writing. The Company Charter does not currently permit any action required or permitted to be taken at any annual meeting or special meeting of stockholders of the Company to be taken other than at an annual or special meeting duly noticed and called.

Amendment to Charter Document

     Under the PBCL, stockholders of a registered corporation such as Westinghouse are not entitled to propose amendments to the articles of incorporation of such corporation; any such amendment must be initiated by the corporation's board of directors. Under the Westinghouse Charter, except as provided in the PBCL or as described under "--Voting Rights," and subject to any rights of Preferred Stock, any provision thereof may be amended by approval of the Westinghouse Board and the affirmative vote of a majority of the outstanding Voting Stock.

     Under the Company Charter and the DGCL, any provision of the Company Charter may be amended by approval of the Company Board and the affirmative vote of a majority of the combined voting power of the outstanding shares of Company stock entitled to vote thereon except as described under "--Voting Rights."

Amendment to By-Laws

     The Westinghouse By-Laws may be amended by the Westinghouse Board upon the affirmative vote of a majority of the entire Westinghouse Board, or by the Westinghouse stockholders upon the affirmative vote of the holders of 80% of the Westinghouse stock entitled to vote thereon.

     The Company By-Laws may be amended by a majority of the directors in office. The Company By-Laws also may be amended by the vote of 66 2/3% of the combined voting power of the issued and outstanding capital stock of the Company entitled to vote thereon.

Approval of Mergers and Asset Sales

     Under the PBCL, unless required by the by-laws of a constituent corporation (the Westinghouse By-Laws contain no such requirement), stockholder approval is not required for a plan of merger or consolidation if: (i)(A) the surviving or new corporation is a domestic corporation whose articles of incorporation (defined in the PBCL and hereinafter referred to as "Articles") are identical to the Articles of such constituent corporation (except changes which may be made without stockholder approval under the PBCL); (B) each share of such constituent corporation outstanding immediately prior to the merger or consolidation will continue as or be converted into (except as otherwise agreed to by the holder thereof) an identical share of the surviving or new corporation; and (C) such plan provides that the stockholders of such constituent corporation will hold in the aggregate shares of the surviving or new corporation having a majority of the votes entitled to be cast generally in an election of directors; (ii) immediately prior to the adoption of such plan, another corporation that is a party to such merger or consolidation owns directly or indirectly 80% or more of the outstanding shares of each class of such constituent corporation; or (iii) no shares of the constituent corporation have been issued prior to the adoption of the plan of merger or consolidation by the board of directors pursuant to
Section 1922 of the PBCL. Under the PBCL, stockholder approval is required for the sale, lease, exchange or other disposition (other than by means of a distribution to stockholders or by a division) of all, or substantially all, of the property and assets of a corporation when not made in the usual and regular course of the business of such corporation or for the purpose of relocating the business of such corporation or in certain transactions with subsidiaries. Under the PBCL, stockholder approval is required for the division of a domestic corporation into two or more domestic or foreign business corporations unless:
(i) the dividing corporation has only one class of shares outstanding and the shares and other securities, if any, of each resulting corporation are distributed pro rata to the stockholders of the dividing corporation; (ii) the dividing corporation survives the division and all the shares and other securities and obligations, if any, of the new corporations resulting from the division are owned solely by the surviving corporation; or (iii) the transfer effected by the division, if effected by means of a sale, lease, exchange or other disposition, would not require stockholder approval. In cases where stockholder approval is required, a merger, consolidation, division, sale, lease, exchange or other disposition must be approved by a majority of the votes cast by the holders of the securities entitled to vote thereon, unless the corporation's articles require a higher vote.

     Under the DGCL, unless required by its certificate of incorporation (the Company Charter contains no such requirement), no vote of the stockholders of a constituent corporation surviving a merger is necessary to authorize such merger if: (i) the agreement of merger does not amend in any respect the certificate of incorporation of such constituent corporation; (ii) each share of stock of such constituent corporation outstanding prior to such merger is to be an identical outstanding or treasury share of the surviving corporation after such merger;
(iii) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such common stock are to be issued or delivered under such agreement of merger, or the number of shares of common stock issued or so issuable does not exceed 20% of the number thereof outstanding immediately prior to such merger; and (iv) certain other conditions are satisfied. In addition, the DGCL provides that a parent corporation that is the record holder of at least 90% of the outstanding shares of each class of stock of a subsidiary may merge such subsidiary into such parent corporation or merge such parent corporation into such subsidiary without the approval of such subsidiary's stockholders or board of directors. Whenever the approval of the stockholders of a corporation is required for an agreement of merger or consolidation or for a sale, lease or exchange of all or substantially all of its assets, such agreement, sale, lease or exchange must be approved by the affirmative vote of the holders of a majority of outstanding shares of such corporation entitled to vote thereon; provided, however, that under the DGCL, where a corporation's certificate of incorporation provides for more or less than one vote per share on any matter, the required vote is a majority of the combined voting power of the corporation's stock. Thus, an agreement by the Company for a merger or consolidation, or the sale, lease or exchange by the Company of all or substantially all of its assets, must be approved by the affirmative vote of a majority of the combined voting power of the outstanding shares of Company Common Stock entitled to vote thereon.

Rights of Appraisal

     The PBCL provides that stockholders of a corporation have a right of appraisal (i.e., the right to dissent from a proposed corporate action and to obtain payment of the judicially-determined "fair value" of their shares) with respect to specified corporate actions, including: (i) certain plans of merger, consolidation, division (within the meaning of Section 1951 of the PBCL), share exchange (within the meaning of Section 1931 of the PBCL) or conversion (within the meaning of Section 1961 of the PBCL); (ii) certain other plans or amendments to its Articles in which disparate treatment is accorded to the holders of shares of the same class or series; and (iii) certain sales or transfers of all or substantially all of such corporation's assets. However, appraisal rights are not provided to the holders of shares of any class or series that is either listed on a national securities exchange or held of record by more than 2,000 stockholders (such as Westinghouse Common Stock) unless (i) such shares are not converted solely into shares of the acquiring, surviving, new or other corporation and cash in lieu of fractional shares; (ii) if such shares constitute a preferred or special class of stock, the articles of such corporation, the corporate action under consideration or the express terms of the transaction encompassed in such corporate action do not entitle all holders of the shares of such class to vote thereon and require for the adoption thereof the affirmative vote of a majority of the votes cast by all stockholders of such class; or (iii) if such shares constitute a group of a class or series which are to receive the same special treatment in the corporate action under consideration, the holders of such group are not entitled to vote as a special class in respect of such corporate action.

     The DGCL provides for appraisal rights on the part of the stockholders of a corporation only in the case of certain mergers or consolidations and not (unless the certificate of incorporation of a corporation so provides, which the Company Charter does not) in the case of other mergers, a sale or transfer of all or substantially all of such corporation's assets or an amendment to such corporation's certificate of incorporation. Moreover, the DGCL does not provide for appraisal rights in connection with a merger or consolidation (unless the certificate of incorporation so provides, which the Company Charter does not) to the holders of shares of a constituent corporation listed on a national securities exchange (or designated as a national market system security by the National Association of Securities Dealers, Inc.) or held of record by more than 2,000 stockholders (such as Company Class A Common Stock), unless the applicable agreement of merger or consolidation requires the holders of such shares to receive, in exchange for such shares, any property other than shares of stock of the resulting or surviving corporation, shares of stock of any other corporation listed on a national securities exchange (or designated as described above) or held of record by more than 2,000 holders, cash in lieu of fractional shares (or fractional depository receipts) or any combination of the foregoing. In addition, the DGCL denies appraisal rights to the stockholders of the surviving corporation in a merger if such merger did not require for its approval the vote of the stockholders of such surviving corporation. See "-- Approval of Mergers and Asset Sales."

Indemnification of Directors and Officers

     The PBCL provides in general that a corporation may indemnify any person, including its directors, officers and employees, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding (a "Proceeding"), whether civil, criminal, administrative or investigative (other than actions by or in the right of the corporation) by reason of the fact that he or she is or was a representative of or serving at the request of the corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The PBCL permits similar indemnification in the case of actions by or in the right of the corporation, provided that indemnification is not permitted in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless there is a judicial determination that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper. In any case, to the extent that a representative of the corporation has been successful on the merits or otherwise in defense of any claim, issue or matter, he or she will be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith. The PBCL also provides that the indemnification permitted or required by the PBCL is not exclusive of any other rights to which a person seeking indemnification may be entitled; provided that indemnification may not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

     The Westinghouse Charter and the Westinghouse By-laws provide in effect that, with respect to Proceedings based on acts or omissions on or after January 27, 1987, and unless prohibited by applicable law, Westinghouse will indemnify directors and officers against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any such Proceedings (subject to certain limitations in the case of actions by such persons against Westinghouse) in which they were involved by reason of representing Westinghouse or other entities at Westinghouse's request. The Westinghouse Charter also provides that Westinghouse will advance amounts to any director or officer during the pendency of any such Proceedings against expenses incurred, provided that, if required by law, Westinghouse receives an undertaking to repay such amounts if it is ultimately determined that such person is not entitled to such indemnification. The indemnification provided for in the Westinghouse Charter and the Westinghouse By-Laws is in addition to any rights to which any director or officer may otherwise be entitled. The Westinghouse By-Laws also provide that the right of a director or officer to indemnification and advancement of expenses will be a contract right and further provides procedures for the enforcement of such right.

     Westinghouse has purchased directors' and officers' liability insurance policies indemnifying its officers and directors and the officers and directors of its subsidiaries against claims and liabilities (with stated exceptions) to which they may become subject by reason of their positions with Westinghouse or its subsidiaries as directors and officers.

     The provisions of the DGCL regarding indemnification are substantially similar to those of the PBCL. The Company Charter and the Company By-Laws provide for indemnification of directors and officers of the Company to the maximum extent permitted under the DGCL. The Company By-Laws further provide for the advancement of certain expenses in accordance with the DGCL, subject to certain limitations, including the delivery of an undertaking to reimburse all amounts so advanced to which a person is determined by a court not to be entitled.

     The Company has purchased directors' and officers' liability insurance policies indemnifying its officers and directors and the officers and directors of its subsidiaries against claims and liabilities (with stated exceptions) to which they may become subject by reason of their positions with the Company or its subsidiaries as directors and officers.

Anti-Takeover Provisions

     Chapter 25 of the PBCL contains several anti-takeover provisions which apply to "registered" corporations, including Westinghouse.

     Transactions with Interested Shareholders. Section 2538 of the PBCL provides that if (i) an "interested shareholder" (as such term is defined in the PBCL) of a "registered" corporation (together with others acting jointly or in concert therewith and affiliates thereof) is to be a party to a merger or consolidation, a share exchange or certain sales of assets involving such corporation or a subsidiary thereof; (ii) such interested shareholder is to receive a disproportionate amount of any of the securities of any corporation surviving or resulting from a division of such corporation; (iii) such interested shareholder is to be treated differently from others holding shares of the same class in a voluntary dissolution of such corporation; or (iv) such interested shareholder's percentage of voting or economic share interest in such corporation is materially increased relative to substantially all other shareholders in a reclassification; then the transactions being proposed must be approved by the affirmative vote of the holders of shares representing at least a majority of the votes that all shareholders (other than the interested shareholder) are entitled to cast with respect to such transaction, excluding all such voting shares beneficially owned by such interested shareholder. Such special voting requirement does not apply if the transaction being proposed has been approved in a prescribed manner by such corporation's board of directors or certain other conditions (including the amount of consideration to be paid to certain shareholders) are satisfied or the transaction involves certain subsidiaries.

     Section 2555 of the PBCL may apply to a transaction between a registered corporation and an interested shareholder thereof, notwithstanding that Section 2538 is also applicable. Section 2555 prohibits such a corporation from engaging in a "business combination" (as such term is defined in the PBCL) with an interested shareholder unless: (i) the board of directors of such corporation gives prior approval to the proposed transaction or gives prior approval to the interested shareholder's acquisition of 20% of the shares entitled to vote in an election of directors of such corporation, (ii) the interested shareholder owns at least 80% of the stock of such corporation entitled to vote in an election of directors and, no earlier than three months after such interested shareholder reaches such 80% level, the majority of the remaining shareholders approve the proposed transaction and shareholders receive a minimum "fair price" for their shares in the transaction, and the other conditions of Section 2556 of the PBCL are met, (iii) holders of all outstanding common stock approve the transaction,
(iv) no earlier than 5 years after the interested shareholder acquired the 20%, a majority of the remaining shares entitled to vote in an election of directors approve the transaction, or (v) no earlier than 5 years after the interested shareholder acquired the 20%, a majority of all the shares approve the transaction, all shareholders receive a minimum "fair price" for their shares (as set forth in Section 2556 of the PBCL), and certain other conditions are met.

     Stockholder "Put" in Control Transactions. Under Sections 2542 through 2548 of the PBCL, when a person or group of persons acting in concert holds 20% of the shares of a registered corporation entitled to vote in the election of directors (a "control group"), on the occurrence of the transaction that makes the group a control group, any other stockholder of the registered corporation who objects can, under procedures set forth in the statute, require the control group to purchase his or her shares at "fair value" as defined in the PBCL.

     Certain Share Acquisitions. The PBCL also contains certain provisions applicable to a "registered" corporation such as Westinghouse which, under certain circumstances, permit a corporation to redeem Control Shares (as defined in the PBCL), remove the voting rights of Control Shares and require the disgorgement of profits by a Controlling Person (as defined in the PBCL). The Westinghouse By-Laws expressly provide that each such provision is not applicable to Westinghouse.

     Section 203 of the DGCL applies to a broad range of business combinations (as defined in the DGCL) between a Delaware corporation and an interested stockholder (as defined). The DGCL definition of "business combination" includes mergers, sales of assets, issuance of voting stock and certain other transactions. An "interested stockholder" is defined as any person who owns, directly or indirectly, 15% or more of the outstanding voting stock of a corporation. The DGCL prohibits a corporation from engaging in a business combination with an interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder, unless (i) the board of directors approved the business combination before the stockholder became an interested stockholder, or the board of directors approved the transaction that resulted in the stockholder becoming an interested stockholder,
(ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, such stockholder owned at least 85% of the voting stock outstanding when the transaction began other than shares held by directors who are also officers and by certain employee stock plans, or (iii) the board of directors approved the business combination after the stockholder became an interested stockholder and the business combination was approved at a meeting by at least two-thirds of the outstanding voting stock not owned by such stockholder.

Rights of Inspection

     Under both the PBCL and the DGCL, every stockholder, upon proper written demand stating the purpose thereof, may inspect the corporate books and records during usual business hours as long as such inspection is for a proper purpose and during normal business hours. Under both statutes, a "proper purpose" is any purpose reasonably related to the interest of the inspecting person as a stockholder.

Liquidation Rights

     The rights of the holders of Westinghouse Common Stock upon the liquidation or dissolution of Westinghouse are substantially the same as the holders of Company Common Stock upon the liquidation or dissolution of the Company.

Case Law and Court Systems

     There is a substantial body of case law in Delaware interpreting the corporation laws of that state. A comparable body of judicial interpretation does not yet exist in Pennsylvania. Delaware also has established a system of Chancery Courts to adjudicate matters arising under the DGCL. In Pennsylvania, matters arising under the PBCL are adjudicated by the general state courts. As a result of these factors, there may be less certainty as to the outcome of matters governed by the PBCL, and therefore it may be more difficult to obtain legal guidance as to such matters, than would be the case under Delaware law.

                       BUSINESS OF THE WESTINGHOUSE GROUP

     Westinghouse is a global company which operates its businesses through the Westinghouse/CBS Group and the Industries & Technology Group. The Westinghouse/CBS Group combines the media operations of CBS, which Westinghouse acquired in 1995, Infinity, which Westinghouse acquired in 1996, and Group W Broadcasting Company, Inc. The Westinghouse/CBS Group operates in the principal business areas of television and radio station ownership and broadcast and cable programming. The Industries & Technology Group provides services, fuel and equipment for the nuclear energy market, services and equipment for the power generation market, transport temperature control equipment and management services at government-owned facilities. In addition, Westinghouse has classified a number of businesses as "Discontinued Operations." See the 1996 Westinghouse 10-K.

Westinghouse/CBS Group

     The Westinghouse/CBS Group includes the CBS Television Network; CBS Television Stations; CBS Radio; CBS Cable; and EYEMARK Entertainment.

     Through the CBS Television Network, the Westinghouse/CBS Group distributes a comprehensive schedule of news and public affairs broadcasts, entertainment and sports programming and feature films to more than 200 domestic affiliates and to certain overseas affiliated stations. The CBS Television Network's domestic affiliates include independently-owned affiliated stations and the Westinghouse/CBS Group's 14 owned and operated television stations. These affiliates serve, in the aggregate, the 50 states and the District of Columbia. The CBS Television Network is responsible for sales of advertising time for the CBS Television Network broadcasts and related merchandising and sales promotion activities.

     CBS Television Network includes CBS Entertainment, News and Sports. CBS Entertainment produces and otherwise acquires entertainment series and other programs for all time periods and acquires feature films for broadcast by the CBS Television Network. CBS News operates a worldwide news gathering and production organization which produces regularly scheduled news and public affairs broadcasts and special reports for CBS Television Stations and CBS Radio. This unit also produces, for the CBS Television Network, certain news-oriented programming for broadcast in the early morning and in designated hours during primetime. A unit of CBS News produces documentaries for sale to other media outlets. CBS Sports produces and otherwise acquires sports programs for broadcast by the CBS Television Network.


     CBS Television Stations currently operates the 14 television stations owned by Westinghouse/CBS. The larger markets served by the owned television stations include New York, Los Angeles, Chicago, Philadelphia, San Francisco and Boston. CBS Television Stations operates in seven of the nation's ten largest markets and ten of the nation's top 20 markets, reaching approximately 33% of all U.S. households.


     CBS Radio currently owns and operates 79 AM and FM radio stations in 16 markets (including 40 AM and FM radio stations that were acquired as part of the Infinity acquisition), with 64 stations in the nation's ten largest radio markets. CBS Radio stations include leading franchises in news, sports and personality programming. The CBS Radio Network serves approximately 585 affiliated stations nationwide. Westinghouse also has an indirect minority equity investment in Westwood One, which Infinity manages pursuant to a management agreement. Westwood One is a leader in producing and distributing syndicated and network radio programming.

     CBS Radio also includes an out-of-home media business through a wholly owned subsidiary, TDI Worldwide, Inc. ("TDI"). TDI is one of the largest out-of-home media companies in the U.S. operating some 100 franchises, the majority of which are in large metropolitan areas. TDI sells space on various media including buses, trains, train platforms and terminals throughout commuter rail systems, painted billboards, thirty-sheet billboards and phone booths. TDI also has the franchise to manage advertising space within the London Underground and on certain London buses and has the exclusive rights to all transit advertising in Ireland.

     CBS Cable (formerly known as Group W Satellite Communications) provides programming and distribution services to the cable television industry, provides satellite distribution services, operates CBS TeleNoticias, a 24-hour, Spanish-language news service which is distributed to over 200 million homes in 22 countries, and recently launched a new cable information and entertainment channel, Eye on People. CBS Cable also currently provides regional sports programming and marketing and advertising services for TNN and CMT. TNN and CMT, which will be acquired by Westinghouse in the Merger, will be included in CBS Cable. Also part of CBS Cable, Group W Network Services is a global provider of production, post-production and satellite services to broadcast, cable and corporate networks.

     EYEMARK Entertainment produces, markets and distributes first-run and off-network syndicated programming for the domestic and international television marketplace. EYEMARK Entertainment combines the activities of MAXAM Entertainment, a distribution and production company acquired in February 1996, and Group W Productions.

Industries & Technology Group

     The Industries & Technology Group includes Power Systems, Thermo King, and Government Operations.

     Power Systems. The Power Systems segment consists of the Energy Systems and Power Generation business units which together serve the worldwide market for electrical power generation.

     The Energy Systems business unit serves the domestic and international electric power industry by supplying fuel and a wide range of other products and services to the owners and operators of nuclear power plants. Approximately 40% of the world's operating commercial nuclear power plants incorporate Westinghouse's technology. The business unit supplies a wide range of operating plant services, ranging from performance-based maintenance programs, including operational and safety upgrades, to new products and services that enhance plant performance. It also has complete capabilities for supplying customers with nuclear fuel for pressurized water reactors.

     The Process Control Division ("PCD") provides distributed control, communications, data acquisition and information systems to domestic and international nuclear and fossil-fuel electric utilities, and to chemical processors, water and waste water treatment facilities and the steel industry. PCD financial results are included for reporting purposes as part of Energy Systems.

     The Power Generation business unit designs, manufactures and services steam turbine-generators for nuclear and fossil-fueled power plants and combustion turbine-generators for natural gas and oil-fired power plants. Power Generation also constructs turn-key fossil-fueled power plants worldwide. In addition to serving the electric utility industry, the business unit supplies services to, and operates power plants for, independent power producers and supplies power generator equipment and services to other non-utility customers.

     Thermo King. Thermo King designs, manufacturers and distributes transport temperature control equipment, including units and their associated service parts, for trucks, trailers, seagoing containers, buses and rail cars. The transport refrigeration units are powered by diesel, gasoline or propane fueled engines, or electricity. These products provide air conditioning for people and preserve not only food, but pharmaceuticals, flowers, cosmetics, electronic gear and many other temperature-sensitive goods and products by heating or cooling as necessary. Thermo King supplies units for both long distance transportation and local distribution of all these cargoes. As an industry leader in its product technology, Thermo King serves its customers through a network of 14 manufacturing operations and approximately 400 sales and service dealers as well as a network of authorized service locations throughout the world.

     Government Operations. Westinghouse's Government Operations business unit includes management services for certain government-owned facilities under contracts with the Department of Energy, management of the nuclear reactors program for the U.S. Navy, and management of a chemical agent and weapons destruction program for the Department of Defense.

     See "RECENT DEVELOPMENTS" for information concerning Westinghouse's announced intention to separate its power-related and non-power-related businesses. Additional information concerning the Westinghouse Group is included in the documents incorporated by reference in this Proxy Statement/ Prospectus. See "AVAILABLE INFORMATION" and "INCORPORATION OF DOCUMENTS BY REFERENCE."

              BUSINESS OF GAYLORD AND THE CABLE NETWORKS BUSINESS
Gaylord

     Gaylord is a diversified entertainment and communications company whose businesses include cable networks, hospitality, attractions, music and television and radio stations. Gaylord's cable networks businesses consist primarily of TNN, CMT, CMT International and the management of and option to acquire 95% of Z Music, all of which, other than CMT International and the management of and option to acquire 95% of Z Music, will be acquired by Westinghouse in the Merger. Gaylord's hospitality and attractions operations consists of an interrelated group of businesses based in Nashville, Tennessee including the Grand Ole Opry, the Opryland Hotel, the Opryland theme park, the Wildhorse Saloon, the Ryman Auditorium, the General Jackson (an entertainment showboat) and related businesses. Gaylord's music business includes recorded music and music publishing and consists primarily of Word Entertainment and Opryland Music Group. Gaylord's broadcasting operations include broadcast television station KTVT (Fort Worth-Dallas, Texas), and three radio stations:
WSM-AM, WSM-FM, and WWTN-FM, all of which are based in Nashville.

Cable Networks Business

     The Cable Networks Business consists primarily of TNN and CMT. TNN is an advertiser-supported cable network featuring country lifestyles and entertainment. TNN's programming is offered mainly through contracts with cable television system operators as part of their basic programming and is transmitted by way of communications satellites to these cable systems. TNN's programming includes country music performances, interviews with country music artists and personalities, specials, variety shows, talk shows, news, and sports programming that is of interest to its general audience. TNN's weekend programming focuses on outdoor sports, such as hunting and fishing, and motor sports, some of which, including a portion of the NASCAR Winston Cup Series, is broadcast live. TNN telecasts 18 hours of programming per day, which includes an average of approximately 11 hours of first-run programming. A significant portion of TNN's programming (approximately 2,450 hours in 1996) is produced by, or specifically for, Gaylord. According to a December 1996 report issued by A.
C. Nielsen Company ("Nielsen"), TNN served approximately 68.3 million subscribers.

     Since it was launched in 1983, TNN has been marketed and distributed by Westinghouse. Pursuant to the Group W Distribution Agreement, Westinghouse has the exclusive right to market and distribute TNN to cable television systems in the United States and Canada and is primarily responsible for promoting, marketing, and selling advertising time on TNN under the supervision and with the approval of the Company, as well as providing a satellite transponder to deliver TNN's programming to cable systems. Gaylord is responsible for providing original, quality, first-run programming and a satellite uplink (or alternative means of transmission). Under the Group W Distribution Agreement, Westinghouse is entitled to receive a commission of 33% of applicable gross receipts, net of agency commissions.

     In 1991, Gaylord acquired a 67% interest in CMT, an advertiser-supported 24-hour basic cable network with a country music video format that broadcasts in the United States and Canada. At the same time, Westinghouse acquired a 33% interest in CMT. The country music video format of CMT is directed primarily to a younger audience, 18 to 34 years of age, which is of particular interest to certain advertisers. According to a December 1996 report issued by Nielsen, CMT served approximately 37.3 million subscribers.

     Westinghouse provides sales and marketing services for CMT similar to those provided to TNN, also subject to the supervision and approval of the Company. Westinghouse currently receives a commission of 10% of CMT's gross receipts, net of agency commissions, up to a current maximum of $3.8 million annually. The Company also receives a commission equal to 5% of gross receipts, net of agency commissions.

     In addition to TNN and CMT, the Cable Networks Business includes certain other subsidiaries and operations of Gaylord including the following: (i) World Sports Enterprises, a motor sports production company that produces races and motor sports programs for TNN and outside third parties, which is currently 51% owned by Gaylord, (ii) Outdoor Entertainment, Inc., a programming company that produces outdoor sports programs that are broadcast on TNN, which is currently 67% owned by Gaylord and 33% owned by Westinghouse, (iii) World of Outlaws, a sanctioning body for "sprint-car" motor sports races, which is currently 15% owned by Gaylord, (iv) Country.com, an Internet site whose content is focused on country music and the country lifestyle and is intended to be used as a promotion venue for TNN and CMT, which is currently owned 100% by Gaylord, (v) Peppercorn Productions, Inc. ("PPI"), a puppeteer company whose characters are featured in certain TNN programming and a yet-to-be-released feature film, that is to be produced and owned by a 50-50 joint venture between PPI, which is owned 100% by Gaylord, and Greystone Communications, Inc., (vi) Opryland Production Duplicating Services, a videotape duplicating company which provides its services to TNN, CMT and outside third parties, which is currently owned 100% by Gaylord, and (vii) NASCAR Thunder, a chain of auto racing-themed retail stores, which is owned 100% by Gaylord, with stores currently located in Atlanta, GA, Knoxville, TN, Winston-Salem, NC and Dallas, TX, and operated under an exclusive licensing agreement with NASCAR.

     Additional information concerning Gaylord and the Cable Networks Business is included in the documents incorporated by reference in this Proxy Statement/Prospectus. See "AVAILABLE INFORMATION" and "INCORPORATION OF DOCUMENTS BY REFERENCE."

                             STOCKHOLDER PROPOSALS

     If the Merger is not consummated for any reason, a proposal submitted by a stockholder of the Company in accordance with applicable rules and regulations for presentation at the Company's Annual Meeting of Stockholders in 1998 and received at the Company's executive offices no later than January 1, 1998, will be considered for inclusion in the Company's Proxy Statement and form of proxy relating to such annual meeting.

                                    EXPERTS


     The consolidated financial statements of Westinghouse and its subsidiaries as of December 31, 1996 and for the year then ended have been incorporated by reference in this Proxy Statement/Prospectus in reliance on the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to a restatement of the 1996 consolidated financial statements.


     The consolidated financial statements of Westinghouse and its subsidiaries as of December 31, 1995 and for each of the two years in the period ended December 31, 1995 incorporated in this Proxy Statement/ Prospectus by reference to the 1996 Westinghouse 10-K have been so incorporated in reliance on the report of

Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of the Company and its subsidiaries incorporated in this Proxy Statement/Prospectus by reference to the consolidated financial statements as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 included in the 1996 Company 10-K have been so incorporated in reliance on the report of Arthur Andersen LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The combined financial statements of the Cable Networks Business as of December 31, 1996 and 1995 and for each of the three years ended December 31, 1996 included in this Proxy Statement/Prospectus have been included in reliance on the report of Arthur Andersen LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL OPINIONS


     The validity of the shares of Westinghouse Common Stock to be issued pursuant to the terms of the Merger Agreement will be passed upon for Westinghouse by Louis J. Briskman, Senior Vice President and General Counsel of Westinghouse. As of July 15, 1997, Mr. Briskman beneficially owned 300,594 shares of Westinghouse Common Stock (including 298,490 shares issuable upon the exercise of stock options).


                                 OTHER MATTERS

     One or more representatives of Arthur Andersen LLP, the Company's independent accountants, are expected to be present at the Special Meeting and will be available to answer questions.

         INDEX TO CABLE NETWORKS BUSINESS COMBINED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        -----
CABLE NETWORKS BUSINESS COMBINED FINANCIAL STATEMENTS
  Report of Independent Public Accountants...........................................   F-2
  Combined Statements of Income and Divisional Equity for the Years Ended
     December 31, 1996, 1995, 1994...................................................   F-3
  Combined Balance Sheets as of December 31, 1996 and 1995...........................   F-4
  Combined Statements of Cash Flows for the Years Ended December 31, 1996, 1995 and
     1994............................................................................   F-5
  Notes to Combined Financial Statements.............................................   F-6
CABLE NETWORKS BUSINESS UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS
  Condensed Combined Statements of Income for the Three Months Ended
     March 31, 1997 and 1996.........................................................   F-11
  Condensed Combined Balance Sheets as of March 31, 1997 and December 31, 1996.......   F-12
  Condensed Combined Statements of Cash Flows for the Three Months Ended
     March 31, 1997 and 1996.........................................................   F-13
  Notes to Condensed Combined Financial Statements...................................   F-14
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS.........................................................................   F-15

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO GAYLORD ENTERTAINMENT COMPANY:

     We have audited the accompanying combined balance sheets of the Cable Networks Business, which has been accounted for as a division of Gaylord Entertainment Company, a Delaware corporation, as of December 31, 1996 and 1995, and the related combined statements of income and divisional equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of Gaylord Entertainment Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The accompanying financial statements of the Cable Networks Business have been prepared from the separate records of the Cable Networks Business maintained by Gaylord Entertainment Company and may not necessarily reflect the combined results of operations, financial position and cash flows of the Cable Networks Business if the Cable Networks Business had been operated on a stand alone basis. Portions of certain expenses represent corporate allocations made from parent company items applicable to Gaylord Entertainment Company as a whole. Additionally, certain assets, liabilities and income and expense items have been excluded from the Cable Networks Business' historical financial statements in order to present the accompanying financial statements in accordance with the basis of presentation discussed in Note 1.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Cable Networks Business as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Nashville, Tennessee
April 4, 1997

                            CABLE NETWORKS BUSINESS
                        (ACCOUNTED FOR AS A DIVISION OF
                         GAYLORD ENTERTAINMENT COMPANY)

                         COMBINED STATEMENTS OF INCOME
                             AND DIVISIONAL EQUITY

                                                               FOR THE YEARS ENDED DECEMBER 31,
                                                              ----------------------------------
                                                                1996         1995         1994
                                                              --------     --------     --------
                                                              (AMOUNTS IN THOUSANDS)
Revenues...................................................   $320,612     $273,824     $237,527
Operating expenses:
  Operating costs..........................................    182,061      157,997      139,547
  Selling, general and administrative......................     29,531       25,162       21,608
  Corporate overhead expenses..............................      8,563        6,817        5,674
  Depreciation and amortization............................     10,415        8,677        7,141
                                                              --------     --------     --------
     Operating income......................................     90,042       75,171       63,557
Interest expense...........................................       (562)        (610)        (556)
Minority interest..........................................     (6,454)      (5,564)      (2,677)
Other gains (losses).......................................        (65)         (53)          55
                                                              --------     --------     --------
  Income before provision for income taxes.................     82,961       68,944       60,379
Provision for income taxes.................................     34,538       28,163       24,180
                                                              --------     --------     --------
  Net income...............................................     48,423       40,781       36,199
Divisional equity, beginning of year.......................    103,211       89,386       85,078
Contributions to the Company, net..........................    (33,793)     (26,956)     (31,891)
                                                              --------     --------     --------
Divisional equity, end of year.............................   $117,841     $103,211     $ 89,386
                                                              ========     ========     ========

        The accompanying notes are an integral part of these statements.

                            CABLE NETWORKS BUSINESS
                        (ACCOUNTED FOR AS A DIVISION OF
                         GAYLORD ENTERTAINMENT COMPANY)

                            COMBINED BALANCE SHEETS

                                                                             DECEMBER 31,
                                                                         ---------------------
                                                                           1996         1995
                                                                         --------     --------
                                                                        (AMOUNTS IN THOUSANDS)
ASSETS
Current assets:
  Cash................................................................   $  4,758     $  4,265
  Trade receivables, less allowance of $1,587 and $1,580,
     respectively.....................................................     56,541       53,906
  Programming.........................................................     24,970       22,518
  Other current assets................................................      2,396        2,822
                                                                         --------     --------
     Total current assets.............................................     88,665       83,511
                                                                         --------     --------
Long-term programming.................................................      9,000           --
Property and equipment, net of accumulated depreciation...............     52,105       41,057
Intangible assets, net of accumulated amortization....................     32,768       31,106
Other long-term assets................................................      4,993        1,416
                                                                         --------     --------
     Total assets.....................................................   $187,531     $157,090
                                                                         ========     ========

LIABILITIES AND DIVISIONAL EQUITY
Current liabilities:
  Accounts payable and accrued liabilities............................   $ 11,122     $ 12,215
  Commissions payable to Westinghouse.................................     15,140       15,064
  Programming contracts payable.......................................      5,462          216
  Other current liabilities...........................................        675          620
                                                                         --------     --------
     Total current liabilities........................................     32,399       28,115
                                                                         --------     --------
Notes payable.........................................................      6,017        7,048
Long-term programming contracts payable...............................      6,597           --
Other long-term liabilities...........................................        156            8
Minority interest.....................................................     24,521       18,708
Commitments and contingencies
Divisional equity.....................................................    117,841      103,211
                                                                         --------     --------
     Total liabilities and divisional equity..........................   $187,531     $157,090
                                                                         ========     ========

        The accompanying notes are an integral part of these statements.

                            CABLE NETWORKS BUSINESS
                        (ACCOUNTED FOR AS A DIVISION OF
                         GAYLORD ENTERTAINMENT COMPANY)

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                  FOR THE YEARS ENDED DECEMBER
                                                                               31,
                                                                 -------------------------------
                                                                  1996        1995        1994
                                                                 -------     -------     -------
                                                                 (AMOUNTS IN THOUSANDS)
Cash Flows from Operating Activities:
  Net income..................................................   $48,423..   $40,781     $36,199
  Amounts to reconcile net income to net cash flows provided by operating activities:
     Depreciation and amortization............................    10,415       8,677       7,141
     Provision for deferred income taxes......................     1,194       2,155       2,189
     Minority interest........................................     6,454       5,564       2,677
     Changes in:
       Trade receivables......................................    (2,635)     (7,325)     (7,201)
       Programming assets and contracts payable...............       391      (4,125)     (3,537)
       Accounts payable and accrued liabilities...............    (1,009)      3,353       6,065
       Other, net.............................................    (2,918)     (2,853)       (653)
                                                                 -------     -------     -------
          Net cash flows provided by operating activities.....    60,315      46,227      42,880
                                                                 -------     -------     -------
Cash Flows from Investing Activities:
  Investments in affiliates, net..............................      (452)         --          --
  Purchases of property and equipment, net....................   (19,126)    (12,875)     (7,408)
  Other, net..................................................    (2,284)     (1,268)       (147)
                                                                 -------     -------     -------
          Net cash flows used in investing activities.........   (21,862)    (14,143)     (7,555)
                                                                 -------     -------     -------
Cash Flows from Financing Activities:
  Net borrowings (payments) under notes payable...............    (1,031)       (453)         17
  Cash contributions to the Company, net......................   (36,929)    (29,111)    (34,080)
                                                                 -------     -------     -------
          Net cash flows used in financing activities.........   (37,960)    (29,564)    (34,063)
                                                                 -------     -------     -------
Net change in cash............................................       493       2,520       1,262
Cash, beginning of year.......................................     4,265       1,745         483
                                                                 -------     -------     -------
Cash, end of year.............................................   $ 4,758     $ 4,265     $ 1,745
                                                                 =======     =======     =======

        The accompanying notes are an integral part of these statements.

                            CABLE NETWORKS BUSINESS
                        (ACCOUNTED FOR AS A DIVISION OF
                         GAYLORD ENTERTAINMENT COMPANY)

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (Amounts in thousands)

1. DESCRIPTION OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     The Cable Networks Business, which is accounted for as a division of Gaylord Entertainment Company (the "Company"), consists primarily of The Nashville Network ("TNN"), the United States and Canadian operations of Country Music Television ("CMT") and certain other related businesses. TNN and CMT are advertiser-supported cable networks featuring country lifestyles and entertainment. Subsequent to December 31, 1996, the Company entered into a definitive agreement with Westinghouse Electric Corporation ("Westinghouse") pursuant to which the Cable Networks Business will be acquired by Westinghouse as a result of a merger of the Company and a wholly owned subsidiary of Westinghouse (the "Merger"). Prior to the Merger, the Company will be restructured so that the assets and liabilities that are part of the Company's hospitality, attractions, music, and television and radio businesses, as well as Country Music Television's cable networks operations outside of the United States and Canada (collectively, "CMT International"), will be transferred to or retained by a separate wholly owned subsidiary of the Company ("New Gaylord"). New Gaylord will then be spun off to the Company's stockholders prior to the consummation of the Merger.

BASIS OF PRESENTATION

     The combined balance sheets reflect the operating assets and liabilities of the Cable Networks Business which are to be acquired by Westinghouse in the Merger. The combined financial statements have been prepared using the historical basis in the assets and liabilities and historical results of operations related to the Cable Networks Business. The Cable Networks Business has been accounted for as a division of the Company. Additionally, the results of operations contain corporate overhead expenses consisting primarily of senior management salaries and benefits, accounting, data processing and other administrative costs which are based on management's estimate of matching such expenses with the benefit received by the Cable Networks Business using an allocation method based upon revenues which is considered reasonable to approximate the expenses which would have been incurred had the Cable Networks Business operated on a stand-alone basis. Corporate overhead expenses also include allocated depreciation expense of $1,142, $877 and $636 in 1996, 1995 and 1994, respectively. The financial information included herein may not necessarily reflect the combined results of operations, financial position and cash flows of the Cable Networks Business in the future or what the combined results of operations, financial position and cash flows would have been had it been a separate, stand-alone entity during the periods presented. All significant intercompany accounts and transactions within the Cable Networks Business have been eliminated.

PROGRAMMING ASSETS AND LIABILITIES

     The Cable Networks Business acquires exhibition rights for certain programs and produces programming internally for airing on its cable networks. The programming assets and liabilities are recorded at cost when certain conditions are met, including availability of the program for telecast. The programming assets are amortized at a rate based upon the telecast periods of the programs and the revenues estimated to be earned over those periods. Programming assets are continually evaluated for impairment based upon undiscounted cash flows to be derived from the related programming assets. The current portion of programming assets represents programming currently available for telecast which will be amortized in the succeeding year. The current portion of programming contracts payable represents those liabilities expected to be paid within one year.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost, including interest on funds borrowed to finance the construction of major capital additions, and are depreciated or amortized using straight-line and accelerated methods over the following estimated useful lives:

        Buildings......................................................        40 years
        Leasehold improvements.........................................   Life of lease
        Furniture, vehicles and equipment..............................       3-8 years

     Effective January 1, 1994, the Cable Networks Business changed to the straight-line method of depreciation for substantially all newly acquired property. Maintenance and repairs are charged to expense as incurred.

INTANGIBLE ASSETS

     Intangible assets consist primarily of goodwill which is amortized using the straight-line method over a period not to exceed 40 years. The Company continually evaluates whether later events and circumstances have occurred that indicate the remaining balance of goodwill may not be recoverable. In evaluating any possible impairment, the Company uses the most appropriate method of evaluation given the circumstances surrounding the particular acquisition, which has generally been an estimate of the related business unit's undiscounted operating income before interest and taxes over the remaining life of the goodwill.

     Amortization expense related to intangible assets for 1996, 1995 and 1994 was $2,156, $2,133 and $1,836, respectively. At December 31, 1996 and 1995, accumulated amortization of intangible assets was $7,088 and $8,633, respectively.

OTHER ASSETS

     Other current and long-term assets consist primarily of other receivables, deferred preopening expenses and merchandise inventories. Other receivables were $3,363 and $1,911 in 1996 and 1995, respectively. To provide for a better matching of revenues and expenses, the Company defers expenses prior to a new venture becoming operational. These deferred preopening expenses, $2,752 and $1,366 in 1996 and 1995, respectively, are amortized on a straight-line basis. Inventories of $969 and $387 in 1996 and 1995, respectively, consist primarily of merchandise held for resale and are priced at the lower of average cost or market.

ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

     Accounts payable and accrued liabilities at December 31 consisted of:

                                                                    1996        1995
                                                                   -------     -------
        Trade accounts payable..................................   $   977     $   243
        Accrued royalties.......................................     6,055       7,252
        Accrued salaries and benefits...........................     1,250         665
        Other accrued liabilities...............................     2,840       4,055
                                                                   -------     -------
             Total accounts payable and accrued liabilities.....   $11,122     $12,215
                                                                   =======     =======

     Accrued royalties consist primarily of music royalties and licensing fees.

STOCK PLANS AND STOCK BASED COMPENSATION

     The Company provides stock option and incentive plans in which certain of the Cable Networks Business' key employees are eligible to participate. SFAS No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Cable Networks Business has chosen to continue to account for stock-based compensation using the intrinsic value method as prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." In addition, based on the number of the options outstanding and the historical and expected future trends of factors affecting valuation of those options, management believes that any compensation cost which would be expected on the Cable Networks Business' financial statements under SFAS No.123 attributable to options granted is immaterial.

RETIREMENT PLANS AND POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     The Company provides a noncontributory defined benefit pension plan in which substantially all of the Cable Networks Business' employees are eligible to participate upon meeting the pension plan's participation requirements. The benefits are based on years of service and compensation levels.

     In addition, the Company has contributory retirement savings plans in which substantially all of the Cable Networks Business' employees are eligible to participate. The Company contributes an amount equal to the lesser of one-half of the amount of the employee's contribution or 3% of the employee's salary. The Cable Networks Business recorded expenses of $436, $386 and $342 in 1996, 1995 and 1994, respectively, related to the retirement savings plans.

     The Company also sponsors unfunded defined benefit postretirement health care and life insurance plans for certain of the Cable Networks Business' employees. Under this plan, the Company contributes toward the cost of health insurance benefits and contributes the full cost of providing life insurance benefits. In order to be eligible for these postretirement benefits, an employee must retire after attainment of age 55 and completion of 15 years of service, or attainment of age 65 and completion of 10 years of service.

     All of the plans discussed above are administered and funded by the Company which also maintains the related assets and liabilities on its records. The Cable Networks Business' combined statements of income include applicable expenses related to these plans.

INCOME TAXES

     The provision for income taxes is reflected in the Cable Networks Business' results of operations in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes" and the provision is computed as if the Cable Networks Business operated on a stand-alone basis. Current and deferred tax liabilities are maintained on the Company's records and thus, have been transferred to the Company through divisional equity.

ACCOUNTING ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

2. PROPERTY AND EQUIPMENT:

     Property and equipment at December 31 is recorded at cost and summarized as follows:

                                                                    1996        1995
                                                                   -------     -------
        Buildings...............................................   $   130     $   130
        Leasehold improvements..................................     1,940         423
        Furniture, vehicles and equipment.......................    94,709      78,975
        Construction in progress................................     2,032         185
                                                                   -------     -------
                                                                    98,811      79,713
        Accumulated depreciation................................    46,706      38,656
                                                                   -------     -------
        Property and equipment, net.............................   $52,105     $41,057
                                                                   =======     =======

     Depreciation expense for 1996, 1995, and 1994 was $8,078, $6,513, and $5,289, respectively.

3. INCOME TAXES:

     The provision for income taxes for the years ended December 31 consisted of:

                                                          1996        1995        1994
                                                         -------     -------     -------
        Current:
          Federal provision...........................   $27,958     $22,067     $18,385
          State provision.............................     5,386       3,941       3,606
                                                         -------     -------     -------
             Total current provision..................    33,344      26,008      21,991
                                                         -------     -------     -------
        Deferred:
          Federal provision...........................       963       1,825       1,851
          State provision.............................       231         330         338
                                                         -------     -------     -------
             Total deferred provision.................     1,194       2,155       2,189
                                                         -------     -------     -------
        Total provision for income taxes..............   $34,538     $28,163     $24,180
                                                         =======     =======     =======

     The effective tax rate as applied to income before provision for income taxes for the years ended December 31 differed from the statutory federal rate due to the following:

                                                               1996       1995       1994
                                                               ----       ----       ----
        Statutory federal rate..............................    35%        35%        35%
        State taxes.........................................     4          4          4
        Other items, net....................................     3          2          1
                                                               ----       ----       ----
                                                                42%        41%        40%
                                                               ====       ====       ====

     Provision is made for deferred federal and state income taxes in recognition of certain temporary differences in reporting items of income and expense for financial statement purposes and income tax purposes. All current and deferred tax liabilities have been transferred to the Company and are not included in the combined balance sheets of the Cable Networks Business.

4. RELATED PARTY TRANSACTIONS:

     The Company has a centralized cash management system whereby all cash transactions of the Cable Networks Business are executed on behalf of the Cable Networks Business by the Company. The net effect of these cash transactions is included in divisional equity in the combined balance sheets and is presented as contributions to the Company in the combined statements of cash flows.

     Westinghouse, through certain divisions and subsidiaries, is primarily responsible for promoting and marketing TNN, CMT and CMT International, selling advertising time on TNN and CMT, marketing TNN and CMT to cable operators and providing a satellite transponder to deliver TNN programming to cable systems. In addition Westinghouse owns 33% of CMT and CMT International. Westinghouse receives a commission of 33% of TNN's applicable gross receipts, net of agency commissions, and a commission of 10% of CMT's gross receipts, net of agency commissions, up to a current maximum of $3,800 annually with regard to CMT, for its services. Westinghouse's commissions under these agreements were $85,725, $73,720 and $65,877 in 1996, 1995 and 1994, respectively. The Cable Networks Business has reflected Westinghouse's ownership as minority interest in the combined financial statements. Additionally, the Cable Networks Business has outstanding notes payable to Westinghouse of $6,017 and $7,048 at December 31, 1996 and 1995, respectively. The notes payable bear interest at the prime rate, are due on demand, and mature in 2003.

5. COMMITMENTS AND CONTINGENCIES:

     Rental expense was $1,485, $1,270 and $649 for 1996, 1995 and 1994, respectively. Future minimum lease commitments under all noncancelable operating leases in effect as of December 31, 1996 are as follows:

        1997................................................................   $1,414
        1998................................................................      970
        1999................................................................      696
        2000................................................................      701
        2001................................................................      667
        Years thereafter....................................................    2,919
                                                                               ------
          Total.............................................................   $7,367
                                                                               ======

     The Cable Networks Business is involved in certain legal actions and claims on a variety of matters. It is the opinion of management that such legal actions will not have a material effect on the results of operations, financial condition or liquidity of the Cable Networks Business.

                            CABLE NETWORKS BUSINESS
                        (ACCOUNTED FOR AS A DIVISION OF
                         GAYLORD ENTERTAINMENT COMPANY)

                    CONDENSED COMBINED STATEMENTS OF INCOME
                                  (UNAUDITED)

                                                                         FOR THE THREE MONTHS
                                                                            ENDED MARCH 31,
                                                                         ---------------------
                                                                          1997          1996
                                                                         -------       -------
                                                                              (AMOUNTS IN
                                                                         THOUSANDS)
Revenues..............................................................   $79,962       $72,309
Operating expenses:
  Operating costs.....................................................    45,360        42,852
  Selling, general and administrative.................................    10,048         7,504
  Corporate overhead expenses.........................................     2,234         2,099
  Depreciation and amortization.......................................     2,812         2,301
                                                                         -------       -------
     Operating income.................................................    19,508        17,553
Interest expense......................................................       (53)         (145)
Minority interest.....................................................    (1,447)         (917)
Other gains (losses)..................................................       112            69
                                                                         -------       -------
  Income before provision for income taxes............................    18,120        16,560
Provision for income taxes............................................     7,538         6,889
                                                                         -------       -------
  Net income..........................................................   $10,582       $ 9,671
                                                                         =======       =======

        The accompanying notes are an integral part of these statements.

                            CABLE NETWORKS BUSINESS
                        (ACCOUNTED FOR AS A DIVISION OF
                         GAYLORD ENTERTAINMENT COMPANY)

                       CONDENSED COMBINED BALANCE SHEETS
                                  (UNAUDITED)

                                                                       MARCH 31,     DECEMBER 31,
                                                                         1997            1996
                                                                       ---------     ------------
                                                                       (AMOUNTS IN THOUSANDS)
ASSETS
Current assets:
  Cash..............................................................   $   2,080       $  4,758
  Trade receivables, less allowance of $1,695 and $1,587,
     respectively...................................................      58,328         56,541
  Programming.......................................................      26,929         24,970
  Other current assets..............................................       3,044          2,396
                                                                       ---------     ------------
     Total current assets...........................................      90,381         88,665
                                                                       ---------     ------------
Long-term programming...............................................      10,008          9,000
Property and equipment, net of accumulated depreciation.............      54,296         52,105
Intangible assets, net of accumulated amortization..................      32,270         32,768
Other long-term assets..............................................       5,959          4,993
                                                                       ---------     ------------
     Total assets...................................................   $ 192,914       $187,531
                                                                       ---------     ------------
LIABILITIES AND DIVISIONAL EQUITY
Current liabilities:
  Accounts payable and accrued liabilities..........................   $  10,615       $ 11,122
  Commissions payable to Westinghouse...............................      16,004         15,140
  Programming contracts payable.....................................       5,634          5,462
  Other current liabilities.........................................       1,077            675
                                                                       ---------     ------------
     Total current liabilities......................................      33,330         32,399
                                                                       ---------     ------------
Notes payable.......................................................       4,559          6,017
Long-term programming contracts payable.............................       1,773          6,597
Other long-term liabilities.........................................         141            156
Minority interest...................................................      25,458         24,521
Commitments and contingencies
Divisional equity...................................................     127,653        117,841
                                                                       ---------     ------------
     Total liabilities and divisional equity........................   $ 192,914       $187,531
                                                                        ========     ==========

        The accompanying notes are an integral part of these statements.

                            CABLE NETWORKS BUSINESS
                        (ACCOUNTED FOR AS A DIVISION OF
                         GAYLORD ENTERTAINMENT COMPANY)

                  CONDENSED COMBINED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                                 FOR THE
                                                                           THREE MONTHS ENDED
                                                                                MARCH 31,
                                                                           -------------------
                                                                            1997        1996
                                                                           -------     -------
                                                                               (AMOUNTS IN
                                                                           THOUSANDS)
Cash Flows from Operating Activities:
  Net income............................................................   $10,582     $ 9,671
  Amounts to reconcile net income to net cash flows provided by operating activities:
     Depreciation and amortization......................................     2,812       2,301
     Minority interest..................................................     1,447         917
     Changes in:
       Trade receivables................................................    (1,787)        250
       Programming assets and contracts payable.........................    (7,619)     (2,032)
       Accounts payable and accrued liabilities.........................       357        (558)
       Other, net.......................................................    (1,461)        741
                                                                           -------     -------
          Net cash flows provided by operating activities...............     4,331      11,290
                                                                           -------     -------
Cash Flows from Investing Activities:
  Purchases of property and equipment, net..............................    (4,448)     (4,266)
  Other, net............................................................      (333)     (1,450)
                                                                           -------     -------
          Net cash flows used in investing activities...................    (4,781)     (5,716)
                                                                           -------     -------
Cash Flows from Financing Activities:
  Net borrowings (payments) under notes payable.........................    (1,458)        151
  Cash contributions to the Company, net................................      (770)     (4,102)
                                                                           -------     -------
          Net cash flows used in financing activities...................    (2,228)     (3,951)
                                                                           -------     -------
Net change in cash......................................................    (2,678)      1,623
Cash, beginning of period...............................................     4,758       4,265
                                                                           -------     -------
Cash, end of period.....................................................   $ 2,080     $ 5,888
                                                                           =======     =======

        The accompanying notes are an integral part of these statements.

                            CABLE NETWORKS BUSINESS
                        (ACCOUNTED FOR AS A DIVISION OF
                         GAYLORD ENTERTAINMENT COMPANY)

                NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. DESCRIPTION OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     The Cable Networks Business, which is accounted for as a division of Gaylord Entertainment Company (the "Company"), consists primarily of The Nashville Network ("TNN"), the United States and Canadian operations of Country Music Television ("CMT") and certain other related businesses. TNN and CMT are advertiser-supported cable networks featuring country lifestyles and entertainment. In the first quarter of 1997, the Company entered into a definitive agreement with Westinghouse Electric Corporation ("Westinghouse") pursuant to which the Cable Networks Business will be acquired by Westinghouse as a result of a merger of the Company and a wholly owned subsidiary of Westinghouse (the "Merger"). Prior to the Merger the Company will be restructured so that the assets and liabilities that are part of the Company's hospitality, attractions, music, and television and radio businesses, as well as Country Music Television's cable networks operations outside of the United States and Canada (collectively, "CMT International"), will be transferred to or retained by a separate wholly owned subsidiary of the Company ("New Gaylord"). New Gaylord will then be spun off to the Company's stockholders prior to the consummation of the Merger.

BASIS OF PRESENTATION

     The unaudited condensed combined balance sheets reflect the operating assets and liabilities of the Cable Networks Business which are to be acquired by Westinghouse in the Merger. The unaudited condensed combined financial statements have been prepared using the historical basis in the assets and liabilities and historical results of operations related to the Cable Networks Business. The Cable Networks Business has been accounted for as a division of the Company. The unaudited condensed combined financial statements include the accounts of the Cable Networks Business and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Cable Networks Business believes that the disclosures are adequate to make the financial information presented not misleading. It is suggested that these unaudited condensed combined financial statements be read in conjunction with the audited combined financial statements and notes thereto of the Cable Networks Business as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996. In the opinion of management, all adjustments necessary for a fair statement of the results of operations for the interim periods have been included. However, the unaudited condensed combined financial statements included herein may not necessarily reflect the combined results of operations, financial position, and cash flows of the Cable Networks Business in the future or what such financial information would have been had the Cable Networks Business been a separate, stand-alone entity during the periods presented. The results of operations for such interim periods are not necessarily indicative of the results for a full year.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The Cable Networks Business, which is accounted for as a division of Gaylord Entertainment Company (the "Company"), consists primarily of The Nashville Network ("TNN"), the United States and Canadian operations of Country Music Television ("CMT") and certain other related businesses. TNN and CMT are advertiser-supported cable networks featuring country lifestyles and entertainment. Subsequent to December 31, 1996, the Company entered into a definitive agreement with Westinghouse Electric Corporation ("Westinghouse") pursuant to which the Cable Networks Business will be acquired by Westinghouse (the "Merger"). Prior to the Merger the Company will be restructured so that the assets and liabilities that are part of the Company's hospitality, attractions, music, and television and radio businesses, as well as Country Music Television's cable networks operations outside of the United States and Canada (collectively, "CMT International"), will be transferred to or retained by a separate wholly owned subsidiary of the Company ("New Gaylord"). New Gaylord will then be spun off to the Company's stockholders prior to the consummation of the Merger.

     The combined financial statements of the Cable Networks Business, which are discussed below, reflect the results of operations, financial position and cash flows of the Cable Networks Business which have been derived from the financial statements of the Company using the historical results of operations and historical basis of the assets and liabilities of the Cable Networks Business. Additionally, the combined financial statements of the Cable Networks Business include certain corporate overhead expenses consisting primarily of senior management salaries and benefits, accounting, data processing and other administrative costs which are based on management's estimate of matching such expenses with the benefit received by the Cable Networks Business using a reasonable allocation method to approximate the expenses the Cable Networks Business would have incurred had the Cable Networks Business operated on a stand-alone basis. The financial information included herein, however, may not necessarily reflect the combined results of operations, financial position and cash flows of the Cable Networks Business in the future or what the results of operations, financial position and cash flows would have been had the Cable Networks Business been a separate, stand-alone entity during the periods presented.

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 1997, COMPARED TO THREE MONTHS ENDED MARCH 31, 1996

     The following table contains unaudited selected income statement data for the periods ended March 31, 1997 and 1996 (in thousands). The table also shows the percentage relationships to total revenues.

                                                             THREE MONTHS ENDED MARCH 31,
                                                        ---------------------------------------
                                                         1997        %          1996        %
                                                        -------    -----       -------    -----
Revenues.............................................   $79,962    100.0%      $72,309    100.0%
                                                        -------    -----       -------    -----
Operating costs......................................    45,360     56.7        42,852     59.2
Selling, general and administrative..................    10,048     12.6         7,504     10.4
Corporate overhead expenses..........................     2,234      2.8         2,099      2.9
Depreciation and amortization........................     2,812      3.5         2,301      3.2
                                                        -------    -----       -------    -----
     Total operating expenses........................    60,454     75.6        54,756     75.7
                                                        -------    -----       -------    -----
     Total operating income..........................   $19,508     24.4%      $17,553     24.3%
                                                        =======    =====       =======    =====

     REVENUES--Revenues increased $7.7 million, or 10.6%, to $80.0 million in the first quarter of 1997. Advertising revenues increased $3.2 million, or 10.5%, to $33.9 million during the first quarter of 1997 at TNN due to increased advertising rates. Subscriber revenues at TNN increased $1.7 million, or 6.2%, to $28.8 million in the first quarter of 1997 as the number of U.S. subscribers increased 6.4% to 69.0 million in March 1997 from 64.8 million in March 1996. Revenues related to the United States distribution of CMT increased $2.2 million, or 21.9%, to $12.2 million in the first quarter of 1997 due to growth in both advertising and subscriber revenues. CMT subscribers increased to 38.3 million in March 1997 from 33.0 million in March 1996.

     TOTAL OPERATING EXPENSES--Total operating expenses increased $5.7 million, or 10.4%, to $60.5 million in the first quarter of 1997. Operating costs, as a percentage of revenues, decreased to 56.7% during the first quarter of 1997 as compared to 59.2% during the first quarter of 1996. Selling, general and administrative expenses, as a percentage of revenues, increased to 12.6% during the first quarter of 1997 as compared to 10.4% in the first quarter of 1996.

     OPERATING COSTS--Operating costs increased $2.5 million, or 5.9%, to $45.4 million in the first quarter of 1997. Increased operating costs are attributable to the continued growth of the cable networks, including a $1.5 million increase in Westinghouse commissions at TNN and a $1.2 million increase in programming costs at TNN. Because of the Company's agreements with Westinghouse, certain operating costs increase or decrease proportionately with revenues.

     SELLING, GENERAL AND ADMINISTRATIVE--Selling, general and administrative expenses increased $2.5 million, or 33.9%, to $10.0 million in the first quarter of 1997. The increase is primarily attributable to increased promotional costs at CMT of $1.2 million, and increased promotional and administrative expenses related to the continued expansion of a chain of racing-themed retail stores of $0.9 million.

     DEPRECIATION AND AMORTIZATION--Depreciation and amortization increased $0.5 million to $2.8 million in the first quarter of 1997. The increase was primarily attributable to the continued growth of the Cable Networks Business.

     OPERATING INCOME--Operating income increased $2.0 million, or 11.1%, to $19.5 million during the first quarter of 1997. Operating income increased to 24.4% of revenues in the first quarter of 1997 from 24.3% of revenues in the first quarter of 1996. Operating income at TNN increased $0.9 million to $15.0 million in the first quarter of 1997 as compared to the first quarter of 1996. CMT's operating income increased $1.0 million to $4.6 million in the first quarter of 1997 over the first quarter of 1996.

     MINORITY INTEREST--Minority interest increased $0.5 million to $1.4 million in the first quarter of 1997. This increase primarily results from the increased profitability of CMT, which is owned 33% by Westinghouse.

     INCOME TAXES--The Cable Networks Business' provision for income taxes was $7.5 million for the first quarter of 1997 compared to $6.9 million for the first quarter of 1996. The Cable Networks Business' effective tax rate on its income before provision for income taxes was 41.6% for both the first quarters of 1997 and 1996. The Cable Networks Business' provision for income taxes was computed as if the Cable Networks Business operated on a stand-alone basis.

YEAR ENDED DECEMBER 31, 1996, COMPARED TO YEAR ENDED DECEMBER 31, 1995

     The following table contains selected income statement data for each of the three years ended December 31, 1996, 1995 and 1994 (in thousands). The table also shows the percentage relationships to total revenues.

                                                        YEAR ENDED DECEMBER 31,
                                    ---------------------------------------------------------------
                                      1996        %          1995        %          1994        %
                                    --------    -----      --------    -----      --------    -----
Revenues.........................   $320,612    100.0      $273,824    100.0      $237,527    100.0
                                    --------    -----      --------    -----      --------     ----
Operating costs..................    182,061     56.8       157,997     57.7       139,547     58.7
Selling, general and
  administrative.................     29,531      9.2        25,162      9.2        21,608      9.1
Corporate overhead expenses......      8,563      2.7         6,817      2.5         5,674      2.4
Depreciation and amortization....     10,415      3.2         8,677      3.1         7,141      3.0
                                    --------    -----      --------    -----      --------     ----
     Total operating expenses....    230,570     71.9       198,653     72.5       173,970     73.2
                                    --------    -----      --------    -----      --------     ----
     Total operating income......   $ 90,042     28.1      $ 75.171     27.5      $ 63,557     26.8
                                    ========    =====      ========    =====      ========     ====

     REVENUES--Revenues increased $46.8 million, or 17.1%, to $320.6 million in 1996. Advertising revenues increased $22.9 million, or 19.6%, to $139.9 million during 1996 at TNN due to increased advertising rates. Subscriber revenues at TNN increased $12.1 million, or 12.2%, to $111.6 million in 1996 due to a 6.1% increase in the number of U.S. subscribers to 68.3 million in December 1996 from
64.4 million in December 1995 and increased revenues from satellite customers. Revenues related to the United States distribution of CMT increased $6.7 million, or 19.3%, to $41.5 million in 1996 due to growth in both advertising and subscriber revenues. CMT subscribers increased to 37.3 million in December 1996 from 31.7 million in December 1995.

     TOTAL OPERATING EXPENSES--Total operating expenses increased $31.9 million, or 16.1%, to $230.6 million in 1996. Operating costs, as a percentage of revenues, decreased to 56.8% during 1996 as compared to 57.7% during 1995. Selling, general and administrative expenses, as a percentage of revenues, remained unchanged at 9.2% in both 1996 and 1995.

     OPERATING COSTS--Operating costs increased $24.1 million, or 15.2%, to $182.1 million in 1996. Increased operating costs are attributable to the continued growth of the cable networks, including a $12.0 million increase in commissions to Westinghouse, a $9.3 million increase in programming costs at TNN and a $1.1 million operating cost increase relating to the opening of a chain of racing themed retail stores. Because of the Company's agreements with Westinghouse, certain operating costs increase or decrease proportionately with revenues.

     SELLING, GENERAL AND ADMINISTRATIVE--Selling, general and administrative expenses increased $4.4 million, or 17.4%, to $29.5 million in 1996. The increase is primarily attributable to higher management and administrative salaries and benefits at TNN of $2.1 million due in part to increased staffing related to continued growth, higher promotional costs at CMT of $1.5 million and a $1.1 million increase relating to the opening of a chain of racing themed retail stores in 1996.

     DEPRECIATION AND AMORTIZATION--Depreciation and amortization increased $1.7 million, or 20.0%, to $10.4 million in 1996. The increase was primarily attributable to the continued growth of the Cable Networks Business.

     OPERATING INCOME--Operating income increased $14.9 million, or 19.8%, to $90.0 million during 1996. Operating income increased to 28.1% of revenues in 1996 from 27.5% of revenues in 1995. Operating income increased $8.9 million in 1996 to $68.6 million at TNN and increased $4.7 million in 1996 to $19.2 million at CMT.

     MINORITY INTEREST--Minority interest increased $0.9 million to $6.5 million in 1996. This increase primarily results from the increased profitability of CMT, which is 33% owned by Westinghouse.

     INCOME TAXES--The Cable Networks Business' provision for income taxes was $34.5 million for 1996 compared to $28.2 million for 1995. The Cable Networks Business' effective tax rate on its income before provision for income taxes was 41.6% for 1996 compared to 40.8% for 1995. The Cable Networks Business' provision for income taxes was computed as if the Cable Networks Business operated on a stand-alone basis.

YEAR ENDED DECEMBER 31, 1995, COMPARED TO YEAR ENDED DECEMBER 31, 1994

     REVENUES--Revenues increased $36.3 million, or 15.3%, to $273.8 million in 1995. Advertising revenues increased $13.0 million, or 12.5%, to $117.0 million at TNN in 1995 due to higher advertising rates. TNN subscriber revenues increased $7.8 million, or 8.5%, to $99.5 million due to an increase in the number of subscribers to 64.4 million at the end of 1995 from 58.7 million at the end of 1994, an increase in subscriber rates, and an increase in revenue from satellite customers. Revenues at CMT increased $7.0 million, or 25.1%, to $34.8 million in 1995 due to increased advertising and subscriber revenues. The number of CMT subscribers increased by 27.4% to 31.7 million at the end of 1995 from 24.9 million at the end of 1994.

     TOTAL OPERATING EXPENSES--Total operating expenses increased $24.7 million, or 14.2%, to $198.7 million in 1995. As a percentage of revenues, operating costs decreased to 57.7% in 1995 compared to 58.7% in 1994. As a percentage of revenues, selling, general and administrative expenses increased slightly to 9.2% in 1995 from 9.1% in 1994.

     OPERATING COSTS--Operating costs increased $18.5 million, or 13.2%, to $158.0 million in 1995. The increase is attributable to increased Westinghouse commissions of $7.8 million, higher programming costs at TNN of $5.8 million and increased operating costs related to the Cable Networks Business' motor sports production of $5.0 million.

     SELLING, GENERAL AND ADMINISTRATIVE--Selling, general and administrative expenses increased $3.6 million, or 16.4%, to $25.2 million in 1995. The increase is attributable to higher administrative costs, including increased administrative salaries and benefits, at TNN and CMT of $1.5 million and $1.4 million, respectively. In addition, administrative costs related to the Cable Networks Business' motor sports production business increased $0.6 million.

     DEPRECIATION AND AMORTIZATION--Depreciation and amortization increased $1.5 million, or 21.5% to $8.7 million in 1995 due to growth in the Cable Networks Business.

     OPERATING INCOME--Operating income increased $11.6 million, or 18.3%, to $75.2 million in 1995. Operating income increased to 27.5% of revenues in 1995 from 26.8% of revenues in 1994. Operating income increased $4.5 million in 1995 to $59.8 million at TNN and increased $5.9 million in 1995 to $14.6 million at CMT.

     MINORITY INTEREST--Minority interest increased $2.9 million to $5.6 million in 1995. This increase primarily results from the increased profitability of CMT.

     INCOME TAXES--The Cable Networks Business' provision for income taxes was $28.2 million for 1995 compared to $24.2 million for 1994. The Cable Networks Business' effective tax rate on its income before provision for income taxes was 40.8% for 1995 compared to 40.0% for 1994. The Cable Networks Business' provision for income taxes was computed as if the Cable Networks Business operated on a standalone basis.

LIQUIDITY AND CAPITAL RESOURCES

     The Cable Networks Business currently projects capital expenditures of approximately $15 million for 1997. During 1996, net cash flows generated from the Cable Networks Business' operations exceeded the amount required to fund its net investing and financing activities. The Cable Networks Business believes that net cash flows from operations will continue to exceed its net investing and financing requirements.

     The Company has a centralized cash management system whereby all cash transactions of the Cable Networks Business are executed on behalf of the Cable Networks Business by the Company. The net effect of these cash transactions is included in divisional equity in the combined balance sheets and is presented as contributions to the Company in the combined statements of cash flows.

     The Cable Networks Business has outstanding notes payable to Westinghouse of $4.6 million at March 31, 1997. The notes payable bear interest at the prime rate, are due on demand, and mature in 2003.

                   ANNEXES TO THE PROXY STATEMENT/PROSPECTUS

ANNEX I    AGREEMENT AND PLAN OF MERGER DATED AS OF FEBRUARY 9, 1997

ANNEX II   FORM OF DISTRIBUTION AGREEMENT

ANNEX III  STOCKHOLDER AGREEMENT DATED AS OF FEBRUARY 9, 1997

ANNEX IV   FORM OF POST-CLOSING COVENANTS AGREEMENT

ANNEX V    FORM OF TAX DISAFFILIATION AGREEMENT

ANNEX VI   OPINION OF MERRILL LYNCH & CO.

ANNEX VII  NEW GAYLORD STOCK PLAN

                                                                         ANNEX I

                          AGREEMENT AND PLAN OF MERGER
                          DATED AS OF FEBRUARY 9, 1997
                                     AMONG
                       WESTINGHOUSE ELECTRIC CORPORATION,
                              G ACQUISITION CORP.
                                      AND
                         GAYLORD ENTERTAINMENT COMPANY

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         ----
                                          ARTICLE I
                                         THE MERGER
SECTION 1.01.     The Merger..........................................................    I-2
SECTION 1.02.     Closing.............................................................    I-2
SECTION 1.03.     Effective Time......................................................    I-2
SECTION 1.04.     Effects of the Merger...............................................    I-2
SECTION 1.05.     Certificate of Incorporation and By-laws............................    I-2
SECTION 1.06.     Directors...........................................................    I-2
SECTION 1.07.     Officers............................................................    I-2

ARTICLE II
                      EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
                     CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES
SECTION 2.01.     Effect on Capital Stock.............................................    I-3
SECTION 2.02.     Exchange of Certificates............................................    I-3
ARTICLE III
                                    RELATED TRANSACTIONS
SECTION 3.01.     Restructuring Agreements............................................    I-5
SECTION 3.02.     Ancillary Agreements................................................    I-6
SECTION 3.03.     Restructuring of Assets and Assumption of Liabilities...............    I-6
SECTION 3.04.     Company Distribution................................................    I-6

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
SECTION 4.01.     Representations and Warranties of the Company.......................    I-6
SECTION 4.02.     Representations and Warranties of Parent and Sub....................   I-19

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
SECTION 5.01.     Conduct of Business.................................................   I-23
SECTION 5.02.     No Solicitation.....................................................   I-26

ARTICLE VI
ADDITIONAL AGREEMENTS
SECTION 6.01.     Preparation of the Registration Statements and the Proxy Statement-
                    Prospectus; Company Stockholders Meeting; Parent Shareholders
                    Meeting...........................................................   I-27
SECTION 6.02.     Letters of the Company's Accountants................................   I-28
SECTION 6.03.     Letters of Parent's Accountants.....................................   I-28
SECTION 6.04.     Access to Information; Confidentiality..............................   I-28
SECTION 6.05.     Reasonable Best Efforts.............................................   I-28
SECTION 6.06.     Stock Options.......................................................   I-29
SECTION 6.07.     Fees and Expenses...................................................   I-29
SECTION 6.08.     Public Announcements................................................   I-29
SECTION 6.09.     Affiliates..........................................................   I-29

                                                                                         PAGE
                                                                                         ----
SECTION 6.10.     NYSE Listing........................................................   I-29
SECTION 6.11.     Stockholder Litigation..............................................   I-30
SECTION 6.12.     Cooperation with Respect to Internal Revenue Service Rulings and Tax
                    Opinions of Counsel...............................................   I-30
SECTION 6.13.     Indebtedness........................................................   I-30
SECTION 6.14.     Distribution Agreement..............................................   I-30
SECTION 6.15.     Employee Matters....................................................   I-30

ARTICLE VII
CONDITIONS PRECEDENT
SECTION 7.01.     Conditions to Each Party's Obligation to Effect the Merger..........   I-31
SECTION 7.02.     Conditions to Obligations of Parent and Sub.........................   I-32
SECTION 7.03.     Conditions to Obligation of the Company.............................   I-33

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
SECTION 8.01.     Termination.........................................................   I-34
SECTION 8.02.     Effect of Termination...............................................   I-35
SECTION 8.03.     Amendment...........................................................   I-35
SECTION 8.04.     Extension; Waiver...................................................   I-35
SECTION 8.05.     Procedure for Termination, Amendment, Extension or Waiver...........   I-36

ARTICLE IX
ALTERNATIVE TRANSACTION
SECTION 9.01.     Circumstances.......................................................   I-36
SECTION 9.02.     Alternative Per Share Merger Consideration..........................   I-36

ARTICLE X
GENERAL PROVISIONS
SECTION 10.01.    Survival of Representations and Warranties..........................   I-36
SECTION 10.02.    Notices.............................................................   I-37
SECTION 10.03.    Definitions.........................................................   I-37
SECTION 10.04.    Interpretation......................................................   I-38
SECTION 10.05.    Counterparts........................................................   I-39
SECTION 10.06.    Entire Agreement; No Third-Party Beneficiaries......................   I-39
SECTION 10.07.    Governing Law.......................................................   I-39
SECTION 10.08.    Assignment..........................................................   I-39
SECTION 10.09.    Disclosure Schedules................................................   I-39
SECTION 10.10.    Severability........................................................   I-39
SECTION 10.11.    Enforcement.........................................................   I-39

ANNEX A--Agreement and Plan of Distribution

ANNEX B--Tax Disaffiliation Agreement

ANNEX C--Post-Closing Covenants Agreement

ANNEX D--Retained Business

ANNEX E--Affiliate Letter

SCHEDULE 5.01(a)(vii)--Capital Expenditures

     AGREEMENT AND PLAN OF MERGER dated as of February 9, 1997, among WESTINGHOUSE ELECTRIC CORPORATION, a Pennsylvania corporation ("Parent"), G ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and GAYLORD ENTERTAINMENT COMPANY, a Delaware corporation (the "Company").

     WHEREAS the Board of Directors of the Company has approved an Agreement and Plan of Distribution in the form of Annex A attached hereto with such changes as may be made in accordance with Section 6.14 (the "Distribution Agreement"), which will be entered into prior to the Effective Time (as defined in Section 1.03) subject to the issuance of the Tax Rulings (as such term is defined in
Section 10.03), pursuant to and subject to the terms of which (a) the assets and businesses of the Company and its subsidiaries (as defined in Section 10.03) will be restructured as a result of which (i) all the assets of the Company and its subsidiaries, other than the Retained Assets (as defined in Section 10.03), will be held by Gaylord Broadcasting Company, a Delaware corporation and a wholly owned subsidiary of the Company ("GBC"), or one or more of GBC's subsidiaries and (ii) all the liabilities of the Company and its subsidiaries, other than the Retained Liabilities (as defined in Section 10.03), will be assumed by GBC or one or more of GBC's subsidiaries, (b) GBC will be recapitalized in accordance with Article II of the Distribution Agreement and
(c) following such restructuring and recapitalization, the Company will distribute (the "Company Distribution") to each holder of record of shares of Class A Common Stock, $.01 par value, of the Company ("Company Class A Common Stock") and Class B Common Stock, $.01 par value, of the Company ("Company Class B Common Stock" and, together with the Company Class A Common Stock, "Company Common Stock") a number of shares of Common Stock, $.01 par value, of GBC ("New GBC Common Stock") equal to one-third of the number of shares of Company Common Stock held by such holder;

     WHEREAS the respective Boards of Directors of Parent, Sub and the Company have, and Parent acting as the sole stockholder of Sub has, approved the merger of Sub with and into the Company (the "Merger") following the Restructuring (as defined in Section 3.03) and the Company Distribution, and otherwise upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of Company Common Stock, other than shares owned directly or indirectly by the Company, will be converted into the right to receive the Per Share Merger Consideration (as defined in Section 2.01(c));

     WHEREAS as a condition of the willingness of Parent to enter into this Agreement, those individuals and trusts set forth on Schedule A attached to the Stockholder Agreement (as defined below) and the trustees of the Trust (as defined in the Stockholder Agreement)(collectively, the "Principal Stockholders"), have entered into a Stockholder Agreement dated as of the date hereof (the "Stockholder Agreement") with Parent, which provides, among other things, that, subject to the terms and conditions thereof, each Principal Stockholder will vote his, her or its shares of Company Common Stock and the shares of Company Common Stock held by any trust of which such Principal Stockholder is a trustee (including the Trust) in favor of the Merger and the approval and adoption of this Agreement;

     WHEREAS the Board of Directors of the Company has approved the terms of the Stockholder Agreement solely for the purpose of rendering Section 203 of the DGCL (as defined in Section 1.01) inapplicable to the transactions contemplated hereby;

     WHEREAS it is the intention of the parties to this Agreement that (a) the Company Distribution shall qualify as a transaction described in Section 355 of the Internal Revenue Code of 1986, as amended (the "Code"), and shall be immediately preceded by a transfer of assets and related liabilities that qualifies as a transaction described in Section 351 or Section 368(a)(1)(D) of the Code, (b) the recapitalization of GBC and certain other transactions that are part of the Restructuring shall be tax-free transactions under the Code and
(c) the Merger shall qualify as a "reorganization" within the meaning of Section 368(a)(1)(B) of the Code;

     WHEREAS it is currently anticipated that Parent will effect a distribution (the "Parent Distribution") of the Common Stock of a subsidiary formed for the purpose, which it is currently anticipated will own Parent's Thermo King, Power Generation, Energy Systems and Government Operations business units, to its shareholders during the third quarter of 1997, and it is the intention of the parties to this Agreement that the Merger will be consummated prior to the Parent Distribution; and

     WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.01. THE MERGER. (a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

     (b) At the election of Parent, any direct wholly owned subsidiary of Parent may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such substitution.

     SECTION 1.02. CLOSING. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which (subject to satisfaction or waiver of the conditions set forth in Sections 7.01, 7.02 and 7.03) shall be no later than the third New York Stock Exchange ("NYSE") trading day after satisfaction or waiver of the conditions set forth in Section 7.01, at the offices of Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019, unless another time, date or place is agreed to in writing by the parties hereto.

     SECTION 1.03. EFFECTIVE TIME. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date the parties shall file with the Secretary of State of the State of Delaware a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL to consummate the Merger. The Certificate of Merger shall specify that the Merger shall become effective at 12:01 a.m. on the day following the Closing Date or at such other time as Parent and the Company shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

     SECTION 1.04. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 259 of the DGCL.

     SECTION 1.05. CERTIFICATE OF INCORPORATION AND BY-LAWS. (a) The Restated Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time so that Article I thereof shall read in its entirety as follows: "The name of this Corporation is G Corp. (the "Corporation").", and, as so amended, such Restated Certificate of Incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     (b) The By-laws of Sub, as in effect at the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     SECTION 1.06. DIRECTORS. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The directors of Sub shall be apportioned among the classes of the board of directors of the Surviving Corporation so that the number of directors in each class shall be as nearly equal as possible.

     SECTION 1.07. OFFICERS. The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II

   EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS;
                            EXCHANGE OF CERTIFICATES

     SECTION 2.01. EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub:

          (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one validly issued, fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation.

          (b) Cancellation of Treasury Stock. Each share of Company Common Stock that is owned by the Company or by any subsidiary of the Company shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (c) Conversion of Company Common Stock. Subject to Section 2.02(e), each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.01(b)) shall be converted into the right to receive that number (subject to the proviso to this sentence and to Section 9.02, the "Per Share Merger Consideration") of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock, par value $1.00 per share, of Parent ("Parent Common Stock") equal to the quotient, rounded to the nearest thousandth, or if there shall not be a nearest thousandth, the next higher thousandth, of (i) the quotient of (x) $1,550,000,000 divided by (y) the number (the "Outstanding Number") of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(b)), divided by (ii) the Market Price (as defined below) of Parent Common Stock on the date on which the Effective Time shall occur; provided, however, that in the event that the product of the Per Share Merger Consideration multiplied by the Outstanding Number would exceed 110,000,000 (the "Maximum Number of Shares"), then the Per Share Merger Consideration shall mean the highest number (after taking into account the rounding provision of this sentence) that would not result in the product of such number multiplied by the Outstanding Number exceeding 110,000,000. The "Market Price" of Parent Common Stock on any date means the average of the daily closing prices per share of Parent Common Stock as reported on the NYSE Composite Transactions List (as reported by the Wall Street Journal or, if not reported thereby, by another authoritative source mutually selected by Parent and the Company) for the 15 consecutive full NYSE trading days (the "Averaging Period") immediately preceding the third full NYSE trading day prior to such date; provided that (A) if the Board of Directors of Parent declares a dividend on the outstanding shares of Parent Common Stock having a record date after the Effective Time but an ex-dividend date (based on "regular way" trading on the NYSE of shares of Parent Common Stock (the "Ex-Date")) that occurs during the Averaging Period, then for purposes of computing the Market Price, the closing price on the Ex-Date and any trading day in the Averaging Period after the Ex-Date will be adjusted by adding thereto the amount of such dividend and
     (B) if the Board of Directors of Parent declares a dividend on the outstanding shares of Parent Common Stock having a record date before the Effective Time and an Ex-Date that occurs during the Averaging Period, then for purposes of computing the Market Price, the closing price on any trading day before the Ex-Date will be adjusted by subtracting therefrom the amount of such dividend. For purposes of the immediately preceding sentence, the amount of any non-cash dividend will be the fair market value thereof on the payment date for such dividend as determined in good faith by mutual agreement of Parent and the Company. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.02, without interest.

     SECTION 2.02. EXCHANGE OF CERTIFICATES. (a) Exchange Agent. As of the Effective Time, Parent shall enter into an agreement with such bank or trust company as may be designated by Parent and shall not have been reasonably disapproved of by the Company (the "Exchange Agent"), which shall provide that Parent shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of Parent Common Stock (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time and any cash payable in lieu of any fractional shares of Parent Common Stock, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.01 in exchange for outstanding shares of Company Common Stock.

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") whose shares were converted into the right to receive the Per Share Merger Consideration pursuant to Section 2.01, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Per Share Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock, and cash and dividends or other distributions, if any, which such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other Taxes (as defined in Section 10.03) required by reason of the issuance of shares of Parent Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender shares of Parent Common Stock and cash and dividends or other distributions, if any, which the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of this Article II. No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II. Parent shall pay the charges and expenses of the Exchange Agent in connection with the exchange of Certificates for certificates representing shares of Parent Common Stock and cash and dividends or other distributions.

     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(e), and all such dividends, other distributions and cash in lieu of fractional shares of Parent Common Stock shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

     (d) No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any cash paid pursuant to this Article II) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II, except as otherwise provided by law.

     (e) No Fractional Shares. (i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or other distribution of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Parent.

     (ii) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the closing price of a share of Parent Common Stock on the NYSE Composite Transactions List (as reported by the Wall Street Journal or, if not reported thereby, by another authoritative source mutually selected by Parent and the Company) on the Closing Date.

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for the shares of Parent Common Stock and cash and dividends or other distributions, if any, pursuant to this Article II.

     (g) No Liability. None of Parent, Sub, the Company or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock or any cash or dividends or other distributions from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any shares of Parent Common Stock, any cash or any dividends or other distributions payable to the holder of such Certificate pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 4.01(d))), any such shares, cash, dividends or other distributions shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

     (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

                                  ARTICLE III

                              RELATED TRANSACTIONS

     SECTION 3.01. RESTRUCTURING AGREEMENTS. Prior to the Company Distribution, the Company shall (a) execute and deliver the Distribution Agreement, a Tax Disaffiliation Agreement in the form of Annex B attached hereto with such changes as may be approved by Parent and the Company (the "Tax Disaffiliation Agreement") and a Post-Closing Covenants Agreement in the form of Annex C attached hereto with such changes as may be approved by Parent and the Company (the "Post-Closing Covenants Agreement"),

(b) cause GBC to execute and deliver the Distribution Agreement, the Tax Disaffiliation Agreement and the Post-Closing Covenants Agreement and (c) cause each GBC Subsidiary which Parent shall designate to execute and deliver the Post-Closing Covenants Agreement. Prior to the Company Distribution, Parent will execute and deliver the Tax Disaffiliation Agreement and the Post-Closing Covenants Agreement.

     SECTION 3.02. ANCILLARY AGREEMENTS. Prior to the Company Distribution, the Company shall, and the Company shall cause GBC (and, if applicable, one or more of its subsidiaries) to, execute and deliver the Ancillary Agreements (as defined in the Distribution Agreement, and, together with this Agreement, the Stockholder Agreement, the Distribution Agreement, the Tax Disaffiliation Agreement and the Post-Closing Covenants Agreement, the "Transaction Agreements").

     SECTION 3.03. RESTRUCTURING OF ASSETS AND ASSUMPTION OF LIABILITIES. Prior to the Company Distribution and pursuant to the terms of the Distribution Agreement, the Company and its subsidiaries will consummate the restructuring of the assets and businesses of the Company and its subsidiaries and the related assumption of liabilities by GBC and its subsidiaries contemplated by Article IV of the Distribution Agreement and cause GBC to be recapitalized as contemplated by Article II of the Distribution Agreement (collectively, the "Restructuring").

     SECTION 3.04. COMPANY DISTRIBUTION. Prior to the Effective Time, and pursuant to the terms of Article II of the Distribution Agreement, the Company will effect the Company Distribution.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

     SECTION 4.01. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. As used in this Agreement, (i) any reference to the Company and its subsidiaries means the Company and each of its subsidiaries (including for this purpose, at any time prior to the Effective Time, the GBC Companies (as defined below)), (ii) any reference to the "Retained Business" means the Company's businesses included in its cable networks segment excluding certain businesses as described in Annex D hereto, (iii) any reference to the "Retained Company" and its subsidiaries or the Surviving Corporation and its subsidiaries or the "Retained Companies" means the Company and its subsidiaries, other than GBC and its subsidiaries (determined after giving effect to the transactions contemplated by Article IV of the Distribution Agreement), (iv) any reference to the "Retained Subsidiaries" means the direct and indirect subsidiaries of the Company included in the Retained Business, (v) any reference to GBC and its subsidiaries or the "GBC Companies" means GBC and its subsidiaries (determined after giving effect to the transactions contemplated by Article IV of the Distribution Agreement) and (vi) any reference to "GBC Subsidiaries" means the direct and indirect subsidiaries of GBC (determined after giving effect to the transactions contemplated by Article IV of the Distribution Agreement).

     Except as set forth with respect to a specifically identified representation and warranty on the disclosure schedule delivered by the Company to Parent simultaneously with the execution of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and Sub as follows:

          (a) Organization, Standing and Corporate Power. Each of the Company and GBC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each Retained Subsidiary is, and each other subsidiary of the Company that will be a significant subsidiary (as defined in Section 10.03) of GBC as of the Closing Date is, a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization as set forth in Section 4.01(b) of the Company Disclosure Schedule. Each of the Company, the Retained Subsidiaries and GBC is, and each other subsidiary of the Company that will be a significant subsidiary of GBC as of the Closing Date is, duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a material adverse effect (as defined in Section 10.03) on the Retained Companies or on the GBC Companies or impair the ability of the Retained Companies or the GBC Companies to consummate the transactions contemplated by, or to satisfy their obligations under, the Transaction Agreements. Each of the Company and each Retained Subsidiary has, and GBC and each other subsidiary of the Company that will be a significant subsidiary of GBC as of the Closing Date has, the requisite corporate or other power, as the case may be, and authority to carry on its businesses as they are now being or will be conducted at the Effective Time. The Company has delivered or made available to Parent prior to the execution of this Agreement complete and correct copies of its Restated Certificate of Incorporation and By-laws and the certificates of incorporation and by-laws (or comparable organizational documents) of each of the Retained Subsidiaries and each other subsidiary of the Company that will be a significant subsidiary of GBC as of the Closing Date, in each case as amended to the date hereof.

          (b) Subsidiaries. Section 4.01(b) of the Company Disclosure Schedule sets forth a true and complete list of each subsidiary of the Company that indicates which subsidiaries are Retained Subsidiaries. Except as set forth in Section 4.01(b) of the Company Disclosure Schedule, all the outstanding shares of capital stock of, or other ownership interests in, each of the Retained Subsidiaries have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"). Except for the capital stock of its subsidiaries and except as set forth in
     Section 4.01(b) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, as of the date of this Agreement, and the Retained Company will not own, directly or indirectly, as of the Effective Time, any capital stock or other ownership interest in any corporation, partnership, limited liability company, joint venture or other entity.


          (c) Capital Structure. The authorized capital stock of the Company consists of 300,000,000 shares of Company Class A Common Stock, 150,000,000 shares of Company Class B Common Stock and 100,000,000 shares of preferred stock, $.01 par value, of the Company ("Company Preferred Stock"). At the close of business on January 31, 1997, (i) 44,957,557 shares of Company Class A Common Stock were issued and outstanding, (ii) 51,407,868 shares of Company Class B Common Stock were issued and outstanding, (iii) no shares of Company Preferred Stock were issued and outstanding, (iv) 300,300 shares of Company Class A Common Stock were held by the Company in its treasury,
     (v) 5,512,500 shares of Company Class A Common Stock were reserved for issuance pursuant to the Company's Amended and Restated 1991 Stock Option and Incentive Plan and the Company's Amended and Restated 1993 Stock Option and Incentive Plan (the "Company Stock Plans") and (vi) 51,407,868 shares of Company Class A Common Stock were reserved for issuance upon conversion of Company Class B Common Stock in accordance with the terms of the Company's Restated Certificate of Incorporation. Except as set forth above, at the close of business on January 31, 1997, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights or rights (other than options to acquire Company Class A Common Stock granted under the Company Stock Plans ("Employee Stock Options")) to receive shares of Company Common Stock on a deferred basis granted under the Company Stock Plans or otherwise. Section 4.01(c) of the Company Disclosure Schedule sets forth a complete and correct list, as of January 31, 1997, of the holders of all Employee Stock Options, the number of shares subject to each such option and the exercise prices thereof. All outstanding shares of capital stock of the Company are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no notes, bonds, debentures or other indebtedness (as defined in Section 10.03) of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above and except as set forth in Section 4.01(c) of the Company Disclosure Schedule, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of the Retained Subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as set forth in Section 4.01(c) of the

     Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any of the Retained Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries. There are no outstanding contractual obligations of the Company or any of the Retained Subsidiaries to vote or to dispose of any shares of the capital stock of the Company or any of its subsidiaries. As of the date of this Agreement, the Principal Stockholders are the record owners of a number of shares of Company Common Stock that in the aggregate constitutes not less than 60% of the votes entitled to be cast at the Company Stockholders Meeting (as defined in Section 6.01(b)).

          (d) Authority; Noncontravention. Each of the Company, the Retained Subsidiaries and the GBC Companies has the requisite corporate or other power and authority to execute, deliver and perform each Transaction Agreement to which it is or will be a party and to consummate the transactions contemplated thereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of Company Class A Common Stock and Company Class B Common Stock, voting together as a single class, at the Company Stockholders Meeting (the "Company Stockholder Approval"), and, with respect to the Company Distribution, formal declaration of the Company Distribution by the Company's Board of Directors). The execution, delivery and performance by the Company and GBC of each Transaction Agreement and the consummation by the Company and GBC of the Restructuring, the Company Distribution and the Merger and of the other transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Company and GBC, and no other corporate proceedings on the part of the Company or GBC are necessary to authorize any Transaction Agreement or for the Company or GBC to consummate the Restructuring, the Company Distribution, the Merger or the other transactions so contemplated (other than, with respect to the Merger, the Company Stockholder Approval, and, with respect to the Company Distribution, formal declaration of the Company Distribution by the Company's Board of Directors). The execution, delivery and performance by each Retained Subsidiary and each GBC Subsidiary of each Transaction Agreement to which it will be a party and the consummation by it of the transactions contemplated thereby has been, or prior to the execution and delivery of the Distribution Agreement will be, duly authorized by all necessary corporate or other action on the part of such entity and all necessary action on the part of its stockholders, if required, and no other corporate or other proceedings on the part of such entity are or will be necessary to authorize any Transaction Agreement to which it will be a party or for it to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of Parent and Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. Each Transaction Agreement (other than this Agreement) to which the Company, any Retained Subsidiary or any GBC Company will be a party when executed and delivered will, assuming that such Transaction Agreement will constitute a valid and binding obligation of Parent, if Parent will be a party thereto, constitute a valid and binding obligation of such entity, enforceable against such entity in accordance with its terms. Except as set forth in Section 4.01(d) of the Company Disclosure Schedule, none of the execution, delivery or performance by the Company, the Retained Subsidiaries and the GBC Companies of each Transaction Agreement to which any of them is or will be a party or the consummation by the Company, the Retained Subsidiaries and the GBC Companies of the transactions contemplated thereby will conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company, any Retained Subsidiary or any GBC Company under, (i) the Restated Certificate of Incorporation or Restated By-laws of the Company or the certificate of incorporation or by-laws (or comparable organizational documents) of any Retained Subsidiary or any GBC Company, (ii) any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract, agreement, obligation, understanding, commitment or other arrangement (a "Contract") or of any license, franchise, permit, concession, certificate of authority, order, approval, application or registration from, of or with a Governmental Entity (as defined below) (a "Permit") to which the Company, any Retained Subsidiary or any GBC Company is a party or by which any of their respective properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company, any Retained Subsidiary or any GBC Company or their respective properties or assets, other than any such conflicts, violations, breaches, defaults, rights or Liens (A) relating to (x) Contracts the parties to which consist solely of Parent or any of its subsidiaries, on the one hand, and the Company or any of its subsidiaries, on the other hand, and (y) Contracts executed by Parent or one of its subsidiaries on behalf of the Company or a subsidiary of the Company, and
     (B) in the case of clause (ii) or (iii), that individually or in the aggregate would not (x) have a material adverse effect on the Retained Companies or on the GBC Companies, (y) impair in any material respect the ability of the Retained Companies or the GBC Companies, as the case may be, to consummate the transactions contemplated by, or to satisfy their obligations under, the Transaction Agreements or (z) delay in any material respect or prevent the consummation of any of the transactions contemplated by the Transaction Agreements. Except for consents, approvals, orders, authorizations, registrations, declarations or filings as may be required under, and other applicable requirements of, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any foreign competition laws, filings under state securities or "blue sky" laws, filings with the NYSE, approvals of and filings with the Federal Communications Commission or any successor entity (the "FCC") under the Communications Act of 1934 (the "Communications Act") and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other jurisdictions in which the Company is qualified to do business and other consents, approvals, orders, authorizations, registrations, declarations, filings and agreements expressly provided for in the Transaction Agreements, no consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government, or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company, any Retained Subsidiary or any GBC Company in connection with the execution, delivery or performance by the Company, any Retained Subsidiary or any GBC Company of each Transaction Agreement to which any of them is or will be a party or the consummation by the Company, any Retained Subsidiary or any GBC Company of the transactions contemplated thereby (except where the failure to obtain such consents, approvals, orders or authorizations, or to make such registrations, declarations or filings, would not, individually or in the aggregate, have a material adverse effect on the Retained Companies or on the GBC Companies or impair the ability of the Retained Companies or the GBC Companies, as the case may be, to consummate the transactions contemplated by, or to satisfy their obligations under, the Transaction Agreements).

          (e) SEC Documents; Undisclosed Liabilities. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission (the "SEC") since January 1, 1995 (the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents except as set forth in Section 4.01(e) of the Company Disclosure Schedule, and none of the SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document has been revised or superseded by a later filed SEC Document, none of the SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). Except as set forth in the Filed SEC Documents (as defined in Section 4.01(h)), and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent consolidated balance sheet included in the Filed SEC Documents, neither the Company nor any of its subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be recognized or disclosed on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto.

          (f) Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (the "Parent Form S-4") or the registration statement on Form 10 to be filed with the SEC by GBC in connection with the distribution of shares of New GBC Common Stock in the Company Distribution (the "GBC Form 10" and, together with the Parent Form S-4, the "Registration Statements") will, at the time the Registration Statements become effective under the Securities Act or the Exchange Act, as applicable, at the time of any post-effective amendments or supplements thereto, at the Effective Time and at the time of the Parent Shareholders Meeting (as defined in Section 6.01(c)), if applicable, in the case of the Parent Form S-4, or at the time of the Company Stockholders Meeting and the Time of Distribution (as defined in the Distribution Agreement), in the case of the GBC Form 10, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the proxy statement-prospectus relating to the Company Stockholders Meeting and, if the Parent Shareholder Approval (as defined in Section 4.02(c)) is required by the applicable rules of the NYSE, the Parent Shareholders Meeting (the "Proxy Statement-Prospectus") will, at the date it is first mailed to the Company's stockholders or, if applicable, Parent's shareholders, or at the time of the Company Stockholders Meeting or, if applicable, the Parent Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The GBC Form 10 and the Proxy Statement-Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference in the GBC Form 10 or the Proxy Statement-Prospectus.

          (g) Retained Business Financial Statements. (i) Included in Section 4.01(g) of the Company Disclosure Schedule is a combined and combining balance sheet of the Retained Companies as of December 31, 1996 (including the notes thereto, the "Retained Business Balance Sheet") and a combined and combining operating income statement for the year ended December 31, 1996 (including the notes thereto, and together with the Retained Business Balance Sheet, the "Retained Business Financial Statements"). There has been no change in the combined financial position of the Retained Companies since December 31, 1996 except for changes that individually or in the aggregate have not had and would not reasonably be expected to have a material adverse effect on the Retained Companies. The Retained Business Balance Sheet fairly presents in all material respects the combined financial position of the Retained Business as of December 31, 1996, and the operating income statement included in the Retained Business Financial Statements fairly presents in all material respects the results of operations of the Retained Business for the year ended December 31, 1996, in each case after giving effect to the Restructuring and the Company Distribution (assuming that the Restructuring and the Company Distribution had occurred on December 31, 1996 and January 1, 1996, respectively) and in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of the Company included in the Filed SEC Documents, except as indicated in the notes thereto. Except as contemplated by this Agreement, at December 31, 1996 none of the Retained Companies had, and since such date none of the Retained Companies has incurred, any liabilities or obligations of any nature

     (whether absolute, accrued, contingent or otherwise) except liabilities or obligations (a) which are accrued or reserved against in the Retained Business Balance Sheet, (b) for current or deferred Taxes with respect to current operations, (c) which were incurred after December 31, 1996 in the ordinary course of business, or (d) which would not in the aggregate have a material adverse effect on the Retained Companies or have been discharged or paid in full prior to the date hereof and taking into account, in the case of contingent liabilities, both the probability of the realization of the contingency and the likely resultant liability. The Retained Companies do not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) with respect to any former or discontinued business of the Company or any of its subsidiaries (other than any liabilities or obligations that constitute Assumed Liabilities (as defined in the Distribution Agreement)).

          (ii) Except for the excluded assets described in Section 4.01(g) of the Company Disclosure Schedule (the "Excluded Assets"), the Retained Business includes all the Company's right, title and interest (including minority interests) in and to (x) all assets of the Company, any of the Retained Subsidiaries or any of the GBC Companies that are used in or that are being held for use in the Retained Business as presently conducted and
     (y) whether or not included within the assets set forth in clause (x) above, all assets (including, without limitation, capital stock and partnership and ownership interests) reflected on the Retained Business Balance Sheet, except those disposed of in the ordinary course of business since the date of the Retained Business Balance Sheet).

          (h) Absence of Certain Changes or Events. Except as disclosed in the SEC Documents filed and publicly available prior to the date of this Agreement (as amended to the date of this Agreement, the "Filed SEC Documents") or in Section 4.01(h) of the Company Disclosure Schedule or as otherwise expressly contemplated by the Transaction Agreements, since the date of the most recent audited financial statements included in the Filed SEC Documents, the Company and its subsidiaries have conducted the Retained Business only in the ordinary course of business consistent with past practice, and there has not been (i) any event, change or development which individually or in the aggregate has had or would reasonably be expected to have a material adverse effect on the Retained Companies or on the GBC Companies or would impair the ability of the Retained Companies or the GBC Companies, as the case may be, to consummate the transactions contemplated by, or to satisfy their obligations under, the Transaction Agreements, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, other than regular quarterly cash dividends,
     (iii) any split, combination or reclassification of any of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) (x) any granting by the Company or any of its subsidiaries to any employee who will be a Retained Employee (as defined in the Distribution Agreement) of any increase in compensation, except for increases in the ordinary course of business consistent with past practice,
     (y) any granting by the Company or any of its subsidiaries to any such employee of any increase in severance or termination pay, except in the ordinary course of business consistent with past practice or as was required under any employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Filed SEC Documents, or (z) any entry by the Company or any of its subsidiaries into any employment, consulting, severance, termination or indemnification agreement with any such employee, (v) any damage, destruction or loss, whether or not covered by insurance, that has had or would reasonably be expected to have a material adverse effect on the Retained Companies or on the GBC Companies or (vi) except insofar as may have been disclosed in the Filed SEC Documents or required by a change in GAAP, any change in accounting methods, principles or practices by the Company materially affecting the assets, liabilities or businesses of the Retained Companies.

          (i) Title to Assets. (i) The Company and its subsidiaries have, and as of the Effective Time the Retained Companies will have, good and valid title to all assets reflected on the Retained Business Balance Sheet or thereafter acquired, except those sold or otherwise disposed of for fair value since the date of the Retained Business Balance Sheet in the ordinary course of business consistent with past practice and not in violation of this Agreement, in each case free and clear of all Liens except Permitted

     Liens (as defined below). Section 4.01(i) of the Company Disclosure Schedule sets forth a true and complete list of all assets properly categorized as plant, property and equipment reflected on the Retained Business Balance Sheet.

          All the material tangible personal property to be owned by any Retained Company as of the Effective Time has been maintained in all material respects in accordance with the past practice of the Company and its subsidiaries and generally accepted industry practice, is in good working order (normal wear and tear excepted) and is suitable in all material respects for the purposes for which it is being used. All personal property to be leased by any Retained Company as of the Effective Time is in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease and upon the expiration thereof.

          (ii) As of the Effective Time, the Retained Companies will not own in fee any real property or interests in real property. Section 4.01(i) of the Company Disclosure Schedule sets forth a complete list of all leases of real property or interests in real property other than those which constitute Ancillary Agreements to which any of the Retained Companies will be a party as of the Effective Time (individually, a "Leased Property") and identifies any material base leases and reciprocal easement or operating agreements relating thereto. The Company and its subsidiaries have, and as of the Effective Time the Retained Companies will have, good and valid title to the lease hold estates in all Leased Property, in each case free and clear of all Liens except for Permitted Liens.

          (iii) Except for the Excluded Assets and except as expressly contemplated by one or more of the Transaction Agreements, as of the Effective Time none of the GBC Companies will use in the conduct of any of its businesses or own or have rights to use any assets or property, whether tangible or intangible, which are also used in the conduct of the Retained Business. As of the Effective Time, no GBC Company will be a party to any Contract with any Retained Company (other than the Transaction Agreements), including, without limitation, any Contract providing for the furnishing of services or rental of real or personal property to or from, or otherwise relating to the business or operations of, the Retained Companies or pursuant to which any Retained Company may have any obligation or liability. As of the Effective Time, no Retained Company will have any liability or obligation of any nature (whether accrued, absolute, contingent or other wise) in any way relating to the business, operations, indebtedness, assets or liabilities of any of the GBC Companies.

          (iv) "Permitted Liens" shall mean those Liens (A) referred to in
     Section 4.01(i) of the Company Disclosure Schedule, (B) for Taxes not yet due or payable or being contested in good faith, (C) that constitute easements, covenants, rights-of-way and other similar matters of record,
     (D) that constitute mechanics', carriers', workers' or like liens incurred in the ordinary course of business consistent with past practices, (E) which constitute other imperfections of title or encumbrances which do not individually or in the aggregate materially impair the continued use and operation of the assets to which they relate in the Retained Business as presently conducted or (F) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and social security, retirement and other similar legislation relating to amounts not yet due or payable.

          (j) Litigation. Except as disclosed in the Filed SEC Documents and as set forth in Section 4.01(j) of the Company Disclosure Schedule, there is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries that individually or in the aggregate would reasonably be expected to (i) have a material adverse effect on the Retained Companies or on the GBC Companies, (ii) impair the ability of the Retained Companies or the GBC Companies, as the case may be, to consummate the transactions contemplated by, or to satisfy their obligations under, the Transaction Agreements or (iii) delay in any material respect or prevent the consummation of any of the transactions contemplated by the Transaction Agreements, nor is there any judgment, order, decree, statute, law, ordinance, rule or regulation of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries having, or which would reasonably be expected to have, any effect referred to in clause (i),
     (ii) or (iii) above.

          (k) Absence of Changes in Benefit Plans. Except (i) as disclosed in the Filed SEC Documents, (ii) for normal increases in the ordinary course of business consistent with past practice or as required by law or (iii) as contemplated by the Distribution Agreement, since the date of the most recent audited financial statements included in the Filed SEC Documents, there has not been any adoption or amendment in any material respect by any of the Retained Companies of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other material plan providing material benefits to any current or former employee, officer or director of, or consultant to, the Company or any of its subsidiaries who, at the Effective Time, will be a Retained Employee. Except as disclosed in the Filed SEC Documents or
     Section 4.01(k) of the Company Disclosure Schedule, there exist no consulting, employment, severance or termination agreements currently in effect between the Company or any of its subsidiaries and any current or former employee, officer or director of the Company or any of its subsidiaries who, at the Effective Time, will be a Retained Employee.

          (l) ERISA Compliance. (i) Section 4.01(l) of the Company Disclosure Schedule lists each "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (a "Pension Plan"), each "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) (a "Welfare Plan"), each bonus, stock ownership, stock purchase, stock option, stock bonus, restricted stock, deferred compensation plan or arrangement and each other employee fringe benefit plan or arrangement maintained, contributed to or required to be maintained or contributed to by the Company or any of its subsidiaries or any other person or entity that, together with the Company, is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a "Commonly Controlled Entity") which is currently in effect for the benefit of any current or former employees, officers, directors or independent contractors of (x) any of the Retained Companies or (y) GBC or any of its subsidiaries, in each case except for any plan, arrangement or policy in respect of which all liabilities will be Assumed Liabilities (the "Benefit Plans"). The Company has delivered or made available to Parent true, complete and correct copies of (x) the two most recent annual reports on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required), (y) the most recent summary plan description for each Benefit Plan for which such summary plan description is required and (z) each currently effective trust agreement, insurance or group annuity contract and each other funding or financing arrangement relating to any Benefit Plan.

          (ii) Each Benefit Plan has been administered and operated in compliance with its terms, the terms of each applicable collective bargaining agreement and the applicable provisions of ERISA, the Code and all other applicable laws except where the failure to be in compliance would not have a material adverse effect on the Retained Companies. Neither the Company, any of its subsidiaries nor any Commonly Controlled Entity has any liability related to any Benefit Plan (other than (x) claims for benefits in the ordinary course and (y) claims for contributions in the ordinary course) which would have a material adverse effect on the Retained Companies.

          (iii) Consummation of the transactions contemplated by the Transaction Agreements will not give rise to any liability (including any withdrawal liability under Title IV of ERISA) with respect to any Benefit Plan under the terms of such Benefit Plan, ERISA, the Code or any other applicable law which would have a material adverse effect on the Retained Companies.

          (iv) Except as set forth in Section 4.01(l) of the Company Disclosure Schedule or as provided in this Agreement or in the Distribution Agreement, no Retained Employee will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Benefit Plan or under any employment, severance, termination or compensation agreement or as a result of the transactions contemplated by the Transaction Agreements.

          (v) All Benefit Plans covering foreign employees comply in all material respects with applicable local law, except where the failure to so comply would not have a material adverse effect on the Retained Companies. The Company and its subsidiaries have no unfunded liabilities in any amount with respect to any Benefit Plan covering foreign employees that would have a material adverse effect on the Retained Companies.

          (vi) As of the Effective Time, (A) the Retained Companies will employ only employees who are Retained Employees and (B) the Retained Companies will not sponsor, or have any liability with respect to, any Benefit Plan or Retained Employee other than as provided in this Agreement, the Distribution Agreement or the Post-Closing Covenants Agreement.

          (m) Taxes. Except as set forth in Section 4.01(m) of the Company Disclosure Schedule:

          (i) As used in this Agreement, "Treasury Regulations" refer to the Treasury Department regulations promulgated under the Code;

          (ii) No Liens for Taxes exist with respect to any of the assets or properties of any of the Retained Companies, except for statutory Liens for Taxes not yet due or payable or that are being contested in good faith;

          (iii) All federal, state and local, domestic and foreign, material Tax Returns required to be filed by or on behalf of any of the Retained Companies, or any consolidated, combined, affiliated or unitary group of which any of the Retained Companies is or has ever been a member (together, a "Company Affiliated Group"), have been timely filed or requests for extensions have been timely filed and any such extensions have been granted and have not expired;

          (iv) Each such Tax Return was complete and correct in all material respects;

          (v) All material Taxes with respect to taxable periods covered by such Tax Returns and all other material Taxes for which any of the Retained Companies is liable (together, the "Relevant Taxes") have been paid in full, or reserves therefor have been established in accordance with GAAP on the balance sheet contained in the Filed SEC Documents;

          (vi) All U.S. Federal income Tax Returns filed by or on behalf of each Company Affiliated Group have been examined by and settled with the Internal Revenue Service, or the statute of limitations with respect to the relevant Tax liability has expired, for all taxable periods through and including the period ended on the date on which the Effective Time occurs;

          (vii) All Relevant Taxes due with respect to any completed and settled audit, examination or deficiency litigation with any Tax Authority have been paid in full;

          (viii) There is no audit, examination, deficiency, or refund litigation pending with respect to any Relevant Taxes and during the past three years no Tax Authority has given written notice of the commencement of any audit, examination or deficiency litigation, with respect to any Relevant Taxes;

          (ix) None of the Retained Companies is bound by any currently effective private ruling, closing agreement or similar agreement with any Tax Authority relating to a material amount of Taxes;

          (x) To the best knowledge of the Company, none of the Retained Companies shall be required to include in a taxable period ending after the Effective Time, any taxable income attributable to income that economically accrued in a prior taxable period as a result of Section 481 of the Code, the installment method of accounting or any comparable provision of state or local Tax law;

          (xi) To the best knowledge of the Company, (A) no person has made with respect to any of the Retained Companies, or with respect to any property held by any of the Retained Companies, any consent under Section 341 of the Code, (B) no material amount of property of the Retained Companies is "tax exempt property" within the meaning of Section 168(h) of the Code, (C) no material amount of assets of the Retained Companies are subject to a lease under Section 7701(h) of the Code, and (D) none of the Retained Companies is a party to any material lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect prior to the date of enactment of the Tax Equity and Fiscal Responsibility Act of 1982;

          (xii) None of the Retained Companies has been a member for any taxable period ending after 1991 of any affiliated, consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes other than the group of which it is presently a member;

          (xiii) To the best knowledge of the Company, immediately following the Merger, none of the Retained Companies will have any material amount of income or gain that has been deferred under Treasury Regulation Section 1.1502-13, or any material excess loss account in another Retained Company under Treasury Regulation Section 1.1502-19; and

          (xiv) The Company is not aware of any action that it has taken which would disqualify the Company Distribution as a transaction described in
     Section 355 of the Code and/or as part of a transaction described in
     Section 368(a)(1)(D) of the Code or disqualify the Merger as a "reorganization" within the meaning of Section 368(a)(1)(B) of the Code.

          (xv) There are no material undisclosed liabilities in respect of the Benefits Plans that individually or in the aggregate would have a material adverse effect on the GBC Companies.

          (n) Voting Requirements. The Company Stockholder Approval is the only vote of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement and approve the other Transaction Agreements and the transactions contemplated hereby and thereby.

          (o) State Takeover Statutes. The Board of Directors of the Company has approved the terms of this Agreement and the other Transaction Agreements and the consummation of the Merger and the other transactions contemplated by this Agreement and the other Transaction Agreements (solely, in the case of the Stockholder Agreement, for the purpose of rendering Section 203 of the DGCL inapplicable to the Merger and the other transactions contemplated hereby), and such approval is sufficient to render inapplicable to the Merger and the other transactions contemplated by this Agreement and the other Transaction Agreements the provisions of
     Section 203 of the DGCL. To the best of the Company's knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement, the other Transaction Agreements or any of the transactions contemplated by this Agreement or the other Transaction Agreements and no provision of the Restated Certificate of Incorporation or Restated By-laws of the Company or certificate of incorporation or by-laws (or comparable organizational documents) of any Retained Subsidiary or any GBC Company would, directly or indirectly, restrict or impair the ability of Parent to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any Retained Company that may be acquired or controlled by Parent.

          (p) Labor Matters. Neither the Company nor any of the Retained Subsidiaries is the subject of any suit, action or proceeding which is pending or, to the knowledge of the Company, threatened, asserting that the Company or any Retained Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act or applicable state statutes) or seeking to compel the Company or any Retained Subsidiary to bargain with any labor organization as to wages and conditions of employment, in any such case, that is reasonably expected to result in a material liability of the Retained Companies. No strike or other labor dispute involving the Company or any of the Retained Subsidiaries is pending or, to the knowledge of the Company, threatened, and, to the knowledge of the Company, there is no activity involving any employees of the Company or its subsidiaries who, as of the Effective Time, will be Retained Employees seeking to certify a collective bargaining unit or engaging in any other organizational activity, except for any such dispute or activity which would not have a material adverse effect on the Retained Companies. Except as set forth in Section 4.01(p) of the Company Disclosure Schedule, neither the Company nor any of the Retained Subsidiaries is a party to, or bound by, any collective bargaining agreement or other Contract with a labor union or labor organization. The Company and the Retained Subsidiaries have complied in all material respects with all laws relating to wages, hours, collective bargaining and the payment of social security and similar Taxes, and no person has, to the knowledge of the Company, asserted that the Company or any Retained Subsidiary is liable in any material amount for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing.

          (q) Brokers. No broker, investment banker, financial advisor or other person, other than Merrill Lynch & Co., the fees and expenses of which will be paid by GBC, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by the Transaction Agreements based upon arrangements made by or on behalf of the Company or any of its subsidiaries. The Company has furnished to Parent true and complete copies of all agreements under which any such fees or expenses may be payable and all indemnification and other agreements related to the engagement of the persons to whom such fees may be payable.

          (r) Opinion of Financial Advisor. The Company has received the opinion of Merrill Lynch & Co., dated the date of this Agreement, to the effect that, as of such date, the consideration to be received by the Company's stockholders in the Merger is fair to such stockholders from a financial point of view, and a signed copy of such opinion has been delivered to Parent.

          (s) Compliance with Applicable Laws. The Company and its subsidiaries have, and as of the Effective Time each of the Retained Companies will have, in effect all Permits necessary for them to own, lease or operate their properties and assets and to carry on the Retained Business as now conducted, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which lack or defaults individually or in the aggregate would not have a material adverse effect on the Retained Companies. Except as disclosed in the Filed SEC Documents, the Company and its subsidiaries are in compliance with all judgments, orders, decrees, statutes, laws, ordinances, rules and regulations of any Governmental Entity applicable to them, except for possible noncompliance which individually or in the aggregate would not have a material adverse effect on the Retained Companies or on the GBC Companies or impair the ability of the Retained Companies or the GBC Companies, as the case may be, to consummate the transactions contemplated by, or to satisfy their obligations under, the Transaction Agreements. Nothing in this Section 4.01(s) shall relate to compliance with or Permits under Environmental Laws (as defined in Section 4.01(t)), which is the subject of Section 4.01(t).

          (t) Environmental Matters. (i) Except as disclosed in the Filed SEC Documents, the Company and its subsidiaries are in compliance with all applicable Environmental Laws, which compliance includes the pos session of permits and governmental authorizations re quired under applicable Environmental Laws ("Environmental Permits") and compliance with the terms and conditions thereof, in each case with respect to the Retained Business, except where such non-compliance individually or in the aggregate would not result in a material adverse effect on the Retained Companies.

          (ii) Except as disclosed in the Filed SEC Documents or as set forth in
     Schedule 4.01(t) of the Company Disclosure Schedule, there are no Environmental Claims (as defined below) pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, in each case with respect to the Retained Business, that would reasonably be expected to result in a material adverse effect on the Retained Companies.

          (iii) Except as disclosed in the Filed SEC Documents or as set forth in Section 4.01(t) of the Company Disclosure Schedule, the properties presently or, to the knowledge of the Company, formerly owned, leased or operated by the Company or its subsidiaries (including groundwater under the properties) (the "Properties") do not contain any Hazardous Substance (as defined below) other than as permitted under applicable Environmental Law, do not, and have not, contained any underground storage tanks and have not been used as a disposal site; provided, however, that with respect to Properties formerly owned, leased or operated by the Company or its subsidiaries, such representation is limited to the period prior to the disposition of such Properties by the Company or its subsidiaries;

          (iv) Except as disclosed in the Filed SEC Documents or as set forth in
     Section 4.01(t) of the Company Disclosure Schedule, no Hazardous Substance has been disposed of or transported from any of the Properties during the time any such Property was owned, leased or operated by the Company or any of its subsidiaries, other than as permitted under applicable Environmental Law;

          (v) Except as disclosed in the Filed SEC Documents or as set forth in
     Section 4.01(t) of the Company Disclosure Schedule, the Company and the Retained Subsidiaries have not become obligated, whether by operation of law or through contractual agreement, to indemnify any other person or otherwise to assume liability for any claim brought pursuant to any Environmental Law;

          (vi) Except as disclosed in the Filed SEC Documents or as set forth in
     Section 4.01(t) of the Company Disclosure Schedule, all rights to contractual indemnification for the benefit of the Company or any Retained Subsidiary relating to any Retained Liability resulting from any claim under Environmental Law are freely transferable and enforceable in connection with the Merger; and

          (vii) As used in this Agreement:

             (A) the term "Environmental Claim" means any claim, action, investigation or written notice to the Company or any of its subsidiaries by any person alleging potential liability (including, with out limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, personal injuries or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Hazardous Substance at any location, whether or not owned or operated by the Company or any of its subsidiaries or (b) circumstances forming the basis of any violation or alleged violation of any applicable Environmental Law;

             (B) the term "Environmental Laws" means all federal, state and local, domestic and foreign, laws and regulations, as in effect and as interpreted as of the date of this Agreement, relating to pollution, protection of the environment, including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances; and

             (C) the term "Hazardous Substance" means chemicals, pollutants, contaminants, hazardous wastes, toxic substances, polychlorinated biphenyls, radon, asbestos and oil and petroleum products, by-products and fractions.

          (u) Intellectual Property. As used herein, "Intellectual Property" means domestic and foreign patents, patent applications, written invention disclosures to be filed or awaiting filing determinations, trademark and service mark applications, registered trademarks, registered service marks, registered copyrights, trademarks, service marks and trade names. Section 4.01(u) of the Company Disclosure Schedule sets forth a list of all material registered Intellectual Property in which the Company or any of its subsidiaries has an interest as of the date hereof and which is used in connection with the Retained Business as currently conducted. Except as set forth in Section 4.01(u) of the Company Disclosure Schedule, the Company and its subsidiaries own or have the right to use, and as of the Effective Time the Retained Companies will own or have the right to use, all material Intellectual Property and material trade secrets, inventions, know-how, formulae, processes, procedures, research records, computer software (other than any licensed third party software), records of inventions, test information, market surveys, marketing know-how and unregistered copyrights ("Technology") used in connection with the Retained Business as currently conducted. The Company and its subsidiaries have used commercially reasonable measures to protect the secrecy, confidentiality and value of any Technology used in connection with the Retained Business. To the Company's knowledge, no Technology used in connection with the Retained Business has been used, divulged or appropriated for the benefit of any person other than the Retained Companies, except where such use, divulgence or appropriation would not individually or in the aggregate have a material adverse effect on the Retained Companies. Except as set forth in Section 4.01(u) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its subsidiaries has made any pending claim in writing of a violation, infringement, misuse or misappropriation by others of rights of the Company and its subsidiaries to or in connection with any material Intellectual Property or Technology used in connection with the Retained Business. There are no interferences or other contested inter partes proceedings, either pending or, to the knowledge of the Company, threatened, in any domestic copyright office, patent and trademark office or any other domestic Governmental Entity relating to any pending application with respect to any material Intellectual Property used in connection with the Retained Business that would have a material adverse effect on the Retained Companies. As used in this Section 4.01(u), the term "material", when applied to Intellectual

     Property or Technology, means that the Intellectual Property or Technology, as the case may be, is used in a significant manner to conduct the Retained Business as it is currently conducted.

          (v) Contracts. Except for (w) Contracts executed by Parent or one of its subsidiaries on behalf of the Company or a subsidiary of the Company,
     (x) Contracts the parties to which consist solely of Parent or any of its subsidiaries, on the one hand, and the Company or any of its subsidiaries, on the other hand, (y) the Transaction Agreements or (z) as set forth in
     Section 4.01(v) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries with respect to the Retained Business is, and none of the Retained Companies will be as of the Effective Time, a party to or bound by any of the following:

          (i) employment Contract that has an aggregate future liability in excess of $100,000 and is not terminable by one of the Retained Companies by notice of not more than 60 days for a cost of less than $100,000;

          (ii) covenant not to compete (other than pursuant to any radius restriction contained in any lease, reciprocal easement or development, construction, operating or similar agreement);

          (iii) Contract with any current or former employee, officer or director of the Company or any of its subsidiaries (other than employment agreements covered by clause (i) above);

          (iv) lease, sublease or similar agreement with any person (other than any of the Retained Companies) under which any of the Retained Companies is a lessor or sublessor of, or makes available for use to any person (other than the Retained Companies), (A) any property of the Retained Companies or
     (B) any portion of the premises otherwise occupied by any of the Retained Companies;

          (v) lease, sublease or similar agreement with any person (other than any of the Retained Companies) under which (A) any of the Retained Companies is a lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any person or (B) any of the Retained Companies is a lessor or sublessor of, or makes available for use by any person, any tangible personal property owned or leased by any of the Retained Companies, in any such case which has an aggregate future liability or receivable, as the case may be, in excess of $50,000 and is not terminable by one of the Retained Companies by notice of not more than 60 days for a cost of less than $50,000;

          (vi) (A) continuing Contract for the future purchase of materials, supplies or equipment, (B) management, service, consulting or other similar type of Contract or (C) advertising Contract, in any such case which has an aggregate future liability to any person (other than any of the Retained Companies) in excess of $50,000 and is not terminable by one of the Retained Companies by notice of not more than 60 days for a cost of less than $50,000;

          (vii) material license, option or other Contract relating in whole or in part to the Intellectual Property set forth in Section 4.01(u) of the Company Disclosure Schedule or other material trademarks or copyrights or computer software used primarily in connection with the Retained Business as currently conducted (other than licenses for the use of readily available, off-the-shelf software);

          (viii) Contract under which any of the Retained Companies has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any person (other than any of the Retained Companies) or any other note, bond, debenture or other evidence of indebtedness issued to any person (other than any of the Retained Companies);

          (ix) Contract (including so-called take-or-pay or keepwell agreements) under which (A) any person (including any of the Retained Companies) has directly or indirectly guaranteed indebtedness, liabilities or obligations of any of the Retained Companies or the GBC Companies or (B) any of the Retained Companies has directly or indirectly guaranteed indebtedness, liabilities or obligations of any person (in each case other than endorsements for the purpose of collection in the ordinary course of business);

          (x) Contract under which any of the Retained Companies has, directly or indirectly, made any loan, advance, extension of credit or capital contribution to, or investment in, any person (other than any of the Retained Companies and other than to officers and employees of the Retained Companies for travel, business or relocation expenses in the ordinary course of business);

          (xi) mortgage, pledge, security agreement, deed of trust or other instrument granting a Lien upon any property of any of the Retained Companies;

          (xii) Contract under which any of the Retained Companies is or may become obligated to indemnify any other person (other than any of the Retained Companies) or otherwise to assume any material liability with respect to liabilities relating to any current or former business of the Company, any of its subsidiaries or any predecessor person;

          (xiii) programming agreement that has an aggregate future liability that the Retained Companies are obligated to pay in excess of $75,000; or

          (xiv) other Contract which has an aggregate future liability to any person (other than the Retained Companies) in excess of $75,000 and is not terminable by one of the Retained Companies by notice of not more than 60 days for a cost of less than $75,000.

     Except as set forth in Section 4.01(v) of the Company Disclosure Schedule and subject to obtaining the consents set forth in Section 4.01(d) of the Company Disclosure Schedule, all Contracts listed in Section 4.01(v) of the Company Disclosure Schedule are valid, binding and in full force and effect and are enforceable by the Company or its relevant subsidiary (and, at the Effective Time, will be enforceable by one of the Retained Companies) in accordance with its terms. The Company and its subsidiaries have performed all material obligations required to be performed by them to date under the Contracts listed in the Company Disclosure Schedule and they are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the knowledge of the Company, no other party to any of the Contracts listed in the Company Disclosure Schedule is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder.

          (w) Tax Representations. The Company does not have any reason to believe that it or any of its subsidiaries will not be able to give appropriate representations (i) to the Internal Revenue Service necessary to receive the Tax Rulings or (ii) to Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Company, and to Cravath, Swaine & Moore, counsel to Parent, if opinions of counsel will be received in lieu of any Merger Ruling pursuant to Section 7.01(g).

     SECTION 4.02. REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB. Except as set forth with respect to a specifically identified representation and warranty on the disclosure schedule delivered by Parent to the Company simultaneously with the execution of this Agreement (the "Parent Disclosure Schedule"), Parent and Sub represent and warrant to the Company as follows:

          (a) Organization, Standing and Corporate Power. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated. Each of Parent and Sub is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a material adverse effect on Parent and its subsidiaries. Each of Parent and Sub has the requisite corporate power and authority to carry on its businesses as they are now being conducted. Parent has delivered or made available to the Company prior to the execution of this Agreement complete and correct copies of its Restated Articles of Incorporation and By-laws and the Certificate of Incorporation and By-laws of Sub, in each case as amended to the date hereof.

          (b) Capital Structure. The authorized capital stock of Parent consists of 1,100,000,000 shares of Parent Common Stock and 25,000,000 shares of preferred stock, par value $1.00 per share ("Parent

     Preferred Stock"). At the close of business on January 31, 1997, (i) 607,377,291 shares of Parent Common Stock were issued and outstanding, (ii) 3,600,000 shares of Parent Preferred Stock, all denominated as Series C Conversion Preferred Stock, were issued and outstanding, (iii) 3,152,752 shares of Parent Common Stock were held by Parent in its treasury, (iv) 88,147,350 shares of Parent Common Stock were reserved for issuance pursuant to Parent's 1993 Long Term Incentive Plan, Parent's 1991 Long Term Incentive Plan, Parent's 1984 Long Term Incentive Plan and Parent's Deferred Compensation and Stock Plan for Directors and other stock-based plans and agreements (the "Parent Stock Plans"), (v) 36,000,000 shares of Parent Common Stock were reserved for issuance upon conversion of the Series C Conversion Preferred Stock and (vi) 5,000,000 shares of Parent Preferred Stock, all denominated as Series A Participating Preferred Stock (subject to increase and adjustment as set forth in the Rights Agreement (as defined below) and the Certificate of Designations attached as an exhibit thereto) were reserved for issuance in connection with the rights (the "Rights") to purchase shares of Parent Preferred Stock pursuant to the Rights Agreement dated as of December 28, 1995, between Parent and First Chicago Trust Company of New York, as Rights Agent (the "Rights Agreement"). Except as set forth above, at the close of business on January 31, 1997, no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Parent are, and all shares which may be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. At the close of business on January 31, 1997, there were no notes, bonds, debentures or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Parent may vote. Except as set forth above or as otherwise contemplated by this Agreement, at the close of business on January 31, 1997, there were no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent is a party or by which it is bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Parent or obligating Parent to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. At the close of business on January 31, 1997, there were no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of capital stock of Parent. As of the date of this Agreement, the authorized capital stock of Sub consists of 1,000 shares of common stock, par value $1.00 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Lien.

          (c) Authority; Noncontravention. Each of Parent and Sub has the requisite corporate power and authority to execute, deliver and perform each Transaction Agreement to which it is or will be a party and to consummate the transactions contemplated thereby. The execution, delivery and performance by Parent and Sub of each Transaction Agreement to which it is or will be a party and the consummation by Parent and Sub of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Parent and Sub, and no other corporate proceedings on the part of Parent or Sub are necessary to authorize any Transaction Agreement to which it is or will be a party or for Parent or Sub to consummate the transactions so contemplated (other than, if required by the applicable rules of the NYSE, the affirmative vote of the holders of a majority of the votes cast at the Parent Shareholders Meeting to authorize the issuance of Parent Common Stock in connection with the Merger, provided that the total number of votes cast at the Parent Shareholders Meeting on the proposal represents more than 50% of the outstanding shares of Parent Common Stock entitled to vote generally in an annual election of directors (the "Parent Shareholder Approval")). This Agreement has been duly executed and delivered by Parent and Sub and the Stockholder Agreement has been duly executed and delivered by Parent and, assuming this Agreement and the Stockholder Agreement constitute a valid and binding obligation of the Company or the Principal Stockholders, as applicable, each constitutes a valid and binding obligation of Parent and Sub, as applicable, enforceable against Parent and Sub, as applicable, in accordance with its terms. Each Transaction Agreement (other than this Agreement and the Stockholder Agreement) to which Parent will be a party when executed and delivered will, assuming that such Transaction Agreement will constitute a valid and binding obligation of each Retained Company or GBC Company party thereto, constitute a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms. None of the execution, delivery or performance by Parent and Sub of each Transaction Agreement to which either of them is or will be a party or the consummation by Parent and Sub of the transactions contemplated thereby will conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent, Sub or any of Parent's other subsidiaries under, (i) the Restated Articles of Incorporation or By-laws of Parent, the Certificate of Incorporation or By-laws of Sub or the certificate of incorporation or by-laws (or comparable organizational documents) of such other subsidiary, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, contract or other agreement, instrument, license, franchise, permit or concession applicable to Parent, Sub or such other subsidiary or their respective properties or assets or
     (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, Sub or such other subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights or Liens that individually or in the aggregate would not
     (x) have a material adverse effect on Parent and its subsidiaries, (y) impair in any material respect the ability of Parent and Sub to consummate the transactions contemplated by, or to satisfy their obligations under, the Transaction Agreements or (z) delay in any material respect or prevent the consummation of any of the transactions contemplated by the Transaction Agreements. Except for consents, approvals, orders, authorizations, registrations, declarations or filings as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, the HSR Act and any foreign competition laws, filings under state securities or "blue sky" laws, filings with the NYSE, approvals of and filings with the FCC under the Communications Act and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other jurisdictions in which the Company is qualified to do business and other consents, approvals, orders, authorizations, registrations, declarations, filings and agreements expressly provided for in the Transaction Agreements, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution, delivery or performance by Parent and Sub of each Transaction Agreement to which either of them is or will be a party or the consummation by Parent and Sub of the transactions contemplated thereby (except where the failure to obtain such consents, approvals, orders or authorizations, or to make such registrations, declarations or filings, would not, individually or in the aggregate, have a material adverse effect on Parent and its subsidiaries or impair the ability of Parent and Sub to consummate the transactions contemplated by, or to satisfy their obligations under, the Transaction Agreements).

          (d) SEC Documents; Undisclosed Liabilities. Parent has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 1995 (the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later filed Parent SEC Document, none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the Filed Parent SEC Documents (as defined in Section 4.02(f)), and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent consolidated balance sheet included in the Filed Parent SEC Documents, neither Parent nor any of its subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be recognized or disclosed on a consolidated balance sheet of Parent and its consolidated subsidiaries or in the notes thereto.

          (e) Information Supplied. None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in (i) the Registration Statements will, at the time they become effective under the Securities Act or the Exchange Act, as applicable, at the time of any post-effective amendments or supplements thereto, at the Effective Time and at the time of the Parent Shareholders Meeting, if applicable, in the case of the Parent Form S-4, or at the time of the Company Stockholders Meeting and the Time of Distribution, in the case of the GBC Form 10, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement-Prospectus will, at the date it is first mailed to the Company's stockholders or, if applicable, Parent's shareholders, or at the time of the Company Stockholders Meeting or, if applicable, the Parent Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Parent Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder, and, if the Parent Shareholder Approval is required, the Proxy Statement-Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference in the Parent Form S-4 or the Proxy Statement-Prospectus based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

          (f) Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Documents filed and publicly available prior to the date of this Agreement (as amended to the date of this Agreement, the "Filed Parent SEC Documents"), in connection with the Parent Distribution or as otherwise expressly contemplated by the Transaction Agreements, since the date of the most recent audited financial statements included in the Filed Parent SEC Documents, there has not been any event, change or development which individually or in the aggregate has had or would reasonably be expected to have a material adverse effect on Parent and its subsidiaries or impair the ability of Parent and Sub to consummate the transactions contemplated by, or to satisfy their obligations under, the Transaction Agreements.

          (g) Litigation. Except as disclosed in the Filed Parent SEC Documents, there is no suit, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its subsidiaries that individually or in the aggregate would reasonably be expected to (i) have a material adverse effect on Parent and its subsidiaries, (ii) impair the ability of Parent and Sub to consummate the transactions contemplated by, or to satisfy their obligations under, the Transaction Agreements or (iii) delay in any material respect or prevent the consummation of any of the transactions contemplated by the Transaction Agreements, nor is there any judgment, order, decree, statute, law, ordinance, rule or regulation of any Governmental Entity or arbitrator outstanding against Parent or any of its subsidiaries having, or which would reasonably be expected to have, any effect referred to in clause (i),
     (ii) or (iii) above.

          (h) Taxes. (i) All federal, state and local, domestic and foreign, material Tax Returns required to be filed by or on behalf of any of Parent or any of its subsidiaries, or any consolidated, combined, affiliated or unitary group of which any of Parent or any of its subsidiaries is or has ever been a member, have been timely filed or requests for extensions have been timely filed and any such extensions have been granted and have not expired;

          (ii) Each such Tax Return was complete and correct in all material respects;

          (iii) All material Taxes with respect to taxable periods covered by such Tax Returns and all other material Taxes for which any of Parent or any of its subsidiaries are liable have been paid in full, or reserves therefor have been established in accordance with GAAP on the balance sheet contained in the Parent Filed SEC Documents; and

          (iv) Parent is not aware of any action that it or any of its subsidiaries has taken which would disqualify the Company Distribution as a transaction described in Section 355 of the Code and/or as part of a transaction described in Section 368(a)(1)(D) of the Code or disqualify the Merger as a "reorganization" within the meaning of Section 368(a)(1)(B) of the Code.

          (i) Voting Requirements. If required by the applicable rules of the NYSE, the Parent Shareholder Approval is the only vote of the holders of any class or series of Parent's capital stock necessary to authorize the issuance of Parent Common Stock in connection with the Merger.

          (j) Brokers. No broker, investment banker, financial advisor or other person, other than Evercore Partners Inc., the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by the Transaction Agreements based upon arrangements made by or on behalf of Parent or Sub.

          (k) Compliance with Applicable Laws. Parent and its subsidiaries have in effect all Permits necessary for them to own, lease or operate their properties and assets and to carry on their businesses as now conducted, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which lack or defaults individually or in the aggregate would not have a material adverse effect on Parent and its subsidiaries. Except as disclosed in the Filed Parent SEC Documents, Parent and its subsidiaries are in compliance with all judgments, orders, decrees, statutes, laws, ordinances, rules and regulations of any Governmental Entity applicable to them, except for possible noncompliance which individually or in the aggregate would not have a material adverse effect on Parent and its subsidiaries.

          (l) Tax Representations. Parent does not have any reason to believe that it or any of its subsidiaries will not be able to give appropriate representations (i) to the Internal Revenue Service necessary to receive the Tax Rulings or (ii) to Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Company, and to Cravath, Swaine & Moore, counsel to Parent, if opinions of counsel will be received in lieu of any Merger Ruling pursuant to Section 7.01(g).

          (m) Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no other business other than incident to its creation and this Agreement and the transactions contemplated hereby.

          (n) Ownership of Company Common Stock. As of the date of this Agreement, none of Parent or any of its subsidiaries own any shares of capital stock of the Company.

                                   ARTICLE V

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     SECTION 5.01. CONDUCT OF BUSINESS. (a) Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause its subsidiaries to, carry on the Retained Business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted (including, without limitation, not taking any actions out of the ordinary course of business to generate cash, such as delaying payables or accelerating receivables) and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact the current business organizations of the Retained Business, use reasonable efforts to keep available the services of the current officers and other key employees of the Retained Business and preserve its relationships with those persons having business dealings with the Retained Business to the end that the goodwill and ongoing businesses of the Retained Business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, the Company agrees as to itself and its subsidiaries that except for the Restructuring and the Company Distribution or as otherwise expressly contemplated by the Transaction
Agreements:

          (i) Dividends. The Company and its subsidiaries shall not (x) declare, set aside or pay any dividends or other distributions (whether in cash, stock or property) with respect to any of the Company s capital stock, other than regular quarterly cash dividends or (y) split, combine or reclassify any of the Company's capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock.

          (ii) Issuance of Securities. The Company and its subsidiaries shall not issue, deliver, sell, pledge or otherwise encumber any shares of capital stock of any of the Retained Companies, any other voting securities or any securities convertible into, or any options, warrants or rights to acquire, any such shares, voting securities or convertible securities (other than (x) the issuance of Company Class A Common Stock upon the exercise of Employee Stock Options outstanding on the date of this Agreement and in accordance with their present terms and (y) the issuance of Company Class A Common Stock pursuant to the conversion of Company Class B Common Stock in accordance with the terms of the Company's Restated Certificate of Incorporation, but only if such conversion does not involve a violation of the Stockholder Agreement).

          (iii) Governing Documents. The Company shall not amend its Restated Certificate of Incorporation or Restated By-laws, nor shall it permit any Retained Subsidiary to amend its certificate of incorporation, by-laws or other comparable organizational documents.

          (iv) No Acquisitions. The Company and the Retained Subsidiaries shall not acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the capital stock or assets of, or by any other manner, any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof, (y) any assets that individually or in the aggregate are material to the Retained Business or (z) any Trust Certificates (as defined in the Stockholder Agreement).

          (v) No Dispositions. The Company and its subsidiaries shall not sell, lease, license, or otherwise encumber or subject to any Lien or otherwise dispose of any of the properties or assets of the Retained Business, other than in the ordinary course of business consistent with past practice or pursuant to existing contractual obligations set forth in the Company Disclosure Schedule.

          (vi) Indebtedness. The Company and the Retained Subsidiaries shall not (x) incur any indebtedness except in the case of the Company for indebtedness incurred in the ordinary course of business consistent with past practice which is either repaid or retired prior to the Effective Time or which becomes an Assumed Liability pursuant to the terms of the Distribution Agreement or (y) make any loans, advances, extensions of credit or capital contributions to, or investments in, any other person, other than to officers and employees of the Retained Companies for travel, business or relocation expenses in the ordinary course of business and other than investments in any entity that was a wholly owned Retained Subsidiary before giving effect to such investment.

          (vii) Capital Expenditures. During the period from the date of this Agreement to the Closing Date, the Company and its subsidiaries will continue to make capital expenditures with respect to the Retained Business in the ordinary course of business (other than with respect to additional NASCAR Thunder retail stores) in an amount of up to $14,599,903 (in accordance with Schedule 5.01(a)(vii) hereto) on an annualized basis (the "Total Expenditure Amount; any portion of the Total Expenditure Amount not spent during the period from January 1, 1997 to the Closing Date is referred to herein as the "Unspent Amount"); provided, however, that the Company and its subsidiaries shall not make or agree to make any capital expenditure or capital expenditures relating to a single project in excess of $100,000 without the prior written consent of Parent. The Company and its subsidiaries shall
     (A) make all capital expenditures necessary to complete the build-out and opening of the NASCAR Thunder retail store to be located in Cincinnati and
     (B) make such capital expenditures as Parent requests related to the acquisition of leases for, or the build-out and opening of, other NASCAR Thunder retail stores (such capital expenditures made in connection with this clause (B), the "NASCAR Expenditures"), and in each case such capital expenditures shall not be included in the calculation of the Total Expenditure Amount or of the Unspent Amount.

          (viii) Tax Matters. With respect to the Retained Companies, the Company and its subsidiaries shall not make any Tax election that would reasonably be expected to have a material adverse effect on the Retained Companies or settle or compromise any material income Tax liability.

          (ix) Contracts. The Company and its subsidiaries shall not enter into any programming agreements with a term of more than one year to which any Retained Company will be a party or subject. Except in the ordinary course of business or except as would not reasonably be expected to have a material adverse effect on the Retained Companies, the Company and the Retained Subsidiaries shall not modify, amend or terminate any material Contract to which the Company or any Retained Subsidiary is, or at the Effective Time will be, a party or waive, release or assign any material rights or claims thereunder.

          (x) Employee Matters. Except as required by law or in the ordinary course of business consistent with past practice, the Company will not, nor will it permit any of its subsidiaries to, (i) increase the compensation of any Retained Employee, (ii) enter into any Contract with any Retained Employee regarding his employment, compensation or benefits, or (iii) adopt any plan, arrangement or policy which would become a Benefit Plan or amend any Benefit Plan to the extent such adoption or amendment would create or increase any material liability or obligation on the part of the Retained Companies that will not either (x) be fully performed or satisfied prior to the Effective Time or (y) be an Assumed Liability pursuant to the Distribution Agreement.

          (xi) Accounting Policies and Procedures. The Company and the Retained Subsidiaries shall not make any change to their accounting methods, principles or practices, except as may be required by GAAP or Regulation S-X promulgated by the SEC or as relates only to the GBC Companies.

          (xii) Company Distribution and Merger. The Company and its subsidiaries shall not take or cause or permit to be taken any action prior to the Effective Time that would disqualify the Company Distribution as a transaction described in Section 355 of the Code or disqualify the Merger as a "reorganization" within the meaning of Section 368(a)(1)(B) of the Code. The Company shall use reasonable efforts to do everything reasonably necessary to have the Company Distribution and the Merger qualify as aforesaid.

          (xiii) Liens. The Company shall not, and shall not permit any of its subsidiaries to, create, incur, suffer to exist or assume any Lien on any Retained Asset, except for Permitted Liens.

          (xiv) Maintenance of Properties. The Company and the Retained Subsidiaries shall continue to maintain and repair all property material to the operation of the Retained Business in a manner consistent with past practice.

          (xv) Intercompany Transfers. The Company shall (i) not engage in or allow transfers of assets or liabilities or engage or enter into other transactions between any of the Retained Companies, on the one hand, and any of the GBC Companies, on the other hand, except as contemplated by the Distribution Agreement, (ii) from and after the time of execution of any Transaction Agreement, abide and cause the GBC Companies to abide by their respective obligations under such Transaction Agreements and (iii) not terminate or amend, or waive compliance with any obligations under, the Distribution Agreement; provided that nothing herein shall prohibit transfers of cash between the Retained Companies and the GBC Companies, so long as such transfers are properly recorded on the intercompany accounts of the Retained Companies.

          (xvi) No Change in Nature of Business. The Company and its subsidiaries shall not make any change in their lines of business as of the date hereof that would, based on the facts and circumstances and conduct of the particular business, materially increase the potential liability of any of the Retained Companies under statutes or legal doctrines permitting the imposition of liability on a parent corporation in respect of the liabilities of its subsidiaries.

          (xvii) Authorizations. The Company and its subsidiaries shall not authorize, or commit or agree to take, any of the foregoing actions.

Notwithstanding anything in this Agreement to the contrary, the Company shall cause the Closing Working Capital (as defined in the Post-Closing Covenants Agreement) of the Retained Business to be positive as of the Effective Time.

     (b) Actions by Parent. During the period from the date of this Agreement to the Effective Time, Parent and its subsidiaries shall not take or cause or permit to be taken any action that would disqualify the Company Distribution as a transaction described in Section 355 of the Code or disqualify the Merger as a "reorganization" within the meaning of Section 368(a)(1)(B) of the Code. Parent shall use reasonable efforts to do everything reasonably necessary to have the Company Distribution and the Merger qualify as aforesaid.

     (c) Other Acquisitions. During the period from the date of this Agreement to the Effective Time, Parent and its subsidiaries shall not make any material acquisitions except as previously discussed with the Company.

     (d) Certain Services. During the period from the date of this Agreement to the Effective Time, Parent shall continue to provide advertising sales services and billing, collection and cash management services to the Company and its subsidiaries that it is currently providing consistent with past practice.

     (e) Other Actions. During the period from the date of this Agreement to the Effective Time, the Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions to the Merger set forth in Article VII not being satisfied.

     (f) Advice of Changes. The Company and Parent shall promptly advise the other party orally and in writing of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (iii) any change or event (x) having, or which, insofar as can reasonably be foreseen, would have, a material adverse effect on, in the case of Parent, Parent and its subsidiaries and, in the case of the Company, the Retained Companies or the GBC Companies, (y) having, or which, insofar as can reasonably be foreseen, would have, the effect set forth in clause (i) above, or
(z) which has resulted, or which, insofar as can reasonably be foreseen, would result, in any of the conditions set forth in Article VII not being satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     SECTION 5.02. NO SOLICITATION. (a) The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any employee, officer or director of or any investment banker, attorney or other advisor or representative of, the Company or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any takeover proposal (as defined below), (ii) enter into any agreement with respect to any takeover proposal or give any approval of the type referred to in Section 4.01(o) with respect to any takeover proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal; provided, however, that nothing contained in the preceding portion of this sentence shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any employee, officer or director of the Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of the Company or any of its subsidiaries, whether or not such person is purporting to act on behalf of the Company or any of its subsidiaries or otherwise, shall be deemed to be a breach of this Section 5.02(a) by the Company. For purposes of this Agreement, "takeover proposal" means any proposal for a merger, consolidation or other business combination involving the Company or any of its subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in or any voting securities of the Company or any of its subsidiaries or a substantial portion of the assets of the Company and its subsidiaries taken as a whole, other than the transactions contemplated by this Agreement.

     (b) Neither the Board of Directors of the Company nor any committee thereof shall (x) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of this Agreement or the Merger or (y) approve or recommend, or propose to approve or recommend, any takeover proposal.

     (c) The Company promptly shall advise Parent orally and in writing of any request for information or of any takeover proposal or any inquiry with respect to or which would reasonably be expected to lead to any takeover proposal, the identity of the person making any such request, takeover proposal or inquiry and all the terms and conditions thereof. The Company will keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request, takeover proposal or inquiry.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     SECTION 6.01. PREPARATION OF THE REGISTRATION STATEMENTS AND THE PROXY STATEMENT-PROSPECTUS; COMPANY STOCKHOLDERS MEETING; PARENT SHAREHOLDERS MEETING.
(a) As soon as reasonably practicable following the date of this Agreement, Parent and the Company shall prepare and file with the SEC the Proxy Statement-Prospectus, the Company shall prepare and file with the SEC the GBC Form 10 and Parent shall prepare and file with the SEC the Parent Form S-4, in which the Proxy Statement-Prospectus will be included as a prospectus (in each case including the respective financial statements and pro forma financial statements of the parties required to be set forth therein). Each of Parent and the Company shall use all reasonable efforts to have the Registration Statements declared effective under the Securities Act or the Exchange Act, as applicable, as promptly as practicable after such filing. The Company will use all reasonable efforts to cause the Proxy Statement-Prospectus to be mailed to the Company's stockholders as promptly as practicable after it has been cleared by the SEC. If the Parent Shareholder Approval is required by the applicable rules of the NYSE, Parent will use all reasonable efforts to cause the Proxy Statement-Prospectus to be mailed to Parent's shareholders as promptly as practicable after it has been cleared by the SEC. Each of Parent and the Company shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of New GBC Common Stock in connection with the Company Distribution, in the case of the Company, and the issuance of Parent Common Stock in connection with the Merger, in the case of Parent. The Company shall furnish all information concerning the Company, its subsidiaries and the holders of the Company Common Stock and Parent shall furnish all information concerning Parent and its subsidiaries, in each case as may be reasonably requested in connection with any such action.

     (b) The Company will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") for the purpose of obtaining the Company Stockholder Approval. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 6.01(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any takeover proposal. The Company will, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement and the transactions contemplated hereby.

     (c) If the Parent Shareholder Approval is required by the applicable rules of the NYSE, Parent will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the "Parent Shareholders Meeting") for the purpose of obtaining the Parent Shareholder Approval. If so required, Parent will, through its Board of Directors, recommend to its shareholders the authorization of the issuance of Parent Common Stock in connection with the Merger.

     SECTION 6.02. LETTERS OF THE COMPANY'S ACCOUNTANTS. The Company shall use all reasonable efforts to cause to be delivered to Parent letters of Arthur Andersen LLP, the Company's independent public accountants, dated a date within two business days before the date on which each Registration Statement shall become effective and a letter of Arthur Andersen LLP dated a date within two business days before the Closing Date, each addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statements.

     SECTION 6.03. LETTERS OF PARENT'S ACCOUNTANTS. Parent shall use all reasonable efforts to cause to be delivered to the Company letters of KPMG Peat Marwick LLP and Price Waterhouse LLP, Parent's independent public accountants for the relevant periods prior to the date hereof, dated a date within two business days before the date on which each Registration Statement shall become effective and letters of KPMG Peat Marwick LLP and Price Waterhouse LLP dated a date within two business days before the Closing Date, each addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statements.

     SECTION 6.04. ACCESS TO INFORMATION; CONFIDENTIALITY. Subject to the Confidentiality Agreement (as defined below) and upon reasonable notice, the Company shall, and shall cause each of its subsidiaries to, (i) afford to Parent, its subsidiaries and their employees, officers, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all of its properties, books, Contracts, personnel and records relating to the Retained Companies, the Retained Business, the Retained Assets or the Retained Liabilities and (ii) furnish promptly to Parent all other information concerning the business, properties and personnel of the Company and its subsidiaries as Parent may reasonably request; provided, however, that such access shall not unreasonably interfere with the normal operations of the Company and its subsidiaries. During such period, each of Parent and the Company shall, and shall cause each of its respective subsidiaries to, furnish promptly to the other party a copy of each report, schedule, registration statement and other document required to be filed by it during such period pursuant to the requirements of U.S. Federal or state securities laws. Each of Parent and the Company will hold, and will cause its respective employees, officers, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement dated as of January 8, 1997, between Parent and the Company (the "Confidentiality Agreement").

     SECTION 6.05. REASONABLE BEST EFFORTS. (a) Upon the terms and subject to the conditions set forth in this Agreement, Parent, Sub and the Company each agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable and prior to the consummation of the Parent Distribution, the Restructuring, the Company Distribution and the Merger and the other transactions contemplated by the Transaction Agreements, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings and the taking of all steps as may be necessary to obtain an approval, waiver, order or authorization from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary waivers, consents, approvals, orders or authorizations from third parties, (iii) the defending of any suit, action or proceeding, whether judicial or administrative, challenging any Transaction Agreement or the consummation of any of the transactions contemplated by any Transaction Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and

(iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the Transaction Agreements.

     (b) In connection with and without limiting the foregoing, the Company and its Board of Directors shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any of the Transaction Agreements or any of the transactions contemplated thereby and (ii) if any state takeover statute or similar statute or regulation becomes applicable to any of the Transaction Agreements or any of the transactions contemplated thereby, take all action necessary to ensure that the transactions contemplated by the Transaction Agreements may be consummated as promptly as practicable on the terms contemplated by the Transaction Agreements and otherwise to minimize the effect of such statute or regulation on the transactions contemplated by the Transaction Agreements.

     SECTION 6.06. STOCK OPTIONS. Each Employee Stock Option that is held by any Retained Employee, that is out standing immediately prior to the Effective Time and that is not required to be assumed by GBC in accordance with Article VII of the Distribution Agreement, whether or not then vested or exercisable, shall, effective as of the Effective Time, be assumed by Parent and become and represent an option to acquire the number of shares of Parent Common Stock (a "Substitute Option"), rounded up to the nearest whole share, determined in a manner that will preserve the spread between the option exercise price and the fair market value of the Company Class A Common Stock subject to such option and the ratio of the spread to the exercise price of such option as provided in
Section 425 of the Code and the regulations promulgated thereunder; provided, however, that in the case of any Employee Stock Option to which Section 421 of the Code applies by reason of its qualification as an incentive stock option under Section 422 of the Code, the conversion formula shall be adjusted if necessary to comply with Section 424(a) of the Code. After the Effective Time, each Substitute Option shall be exercisable upon the same terms and conditions as were applicable to the related Employee Stock Option immediately prior to the Effective Time. Parent, in its sole discretion, shall determine whether such Substitute Options shall be issued under an existing or newly established plan of Parent, the Company or any of their respective subsidiaries.

     SECTION 6.07. FEES AND EXPENSES. Except as provided elsewhere herein and in the Tax Disaffiliation Agreement, whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with the Transaction Agreements and the transactions contemplated thereby shall be paid by the party incurring such fees, costs or expenses, except that each of Parent and the Company shall bear and pay one-half of (i) the fees, costs and expenses incurred in connection with filing, printing and mailing the Registration Statements and the Proxy Statement-Prospectus and (ii) all filing fees incurred under the HSR Act.

     SECTION 6.08. PUBLIC ANNOUNCEMENTS. Parent and Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by the Transaction Agreements, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by the Transaction Agreements shall be in the form heretofore agreed to by the parties.

     SECTION 6.09. AFFILIATES. Prior to the Closing Date, the Company shall deliver to Parent a letter identifying all persons who are, at the time the Merger is submitted for approval to the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use reasonable efforts to cause each such person to deliver to Parent on or prior to the Closing Date a written agreement in the form of Annex E hereto. The Company shall not register, and shall instruct its transfer agent not to register, the transfer of any certificate representing Company Common Stock held by a Principal Stockholder, unless such transfer is made in compliance with the terms of the Stockholder Agreement.

     SECTION 6.10. NYSE LISTING. Parent shall use all reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

     SECTION 6.11. STOCKHOLDER LITIGATION. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to the transactions contemplated by the Transaction Agreements; provided, however, that no such settlement involving a remedy other than money damages that will be an Assumed Liability shall be agreed to without Parent's consent, which consent shall not be unreasonably withheld.

     SECTION 6.12. COOPERATION WITH RESPECT TO INTERNAL REVENUE SERVICE RULINGS AND TAX OPINIONS OF COUNSEL. As soon as practicable after the date hereof, Parent and the Company shall submit to the Internal Revenue Service a request (the "Ruling Request") for the Tax Rulings.

     The initial Ruling Request and any supplements or materials submitted to the Internal Revenue Service relating thereto (each, an "IRS Submission") shall be prepared by the Company, shall be true and correct in all material respects, and all material facts relating to the requested rulings shall be disclosed to the Internal Revenue Service. The Company shall provide Parent with a reasonable opportunity to review and comment on each IRS Submission prior to the filing of such IRS Submission with the Internal Revenue Service, and no IRS Submission shall be filed with the Internal Revenue Service unless (a) the Company and Parent shall have agreed as to the contents of such IRS Submission prior to such filing as it relates to the Merger and (b) Parent shall have consented to the contents of such IRS Submission as it relates to the Restructuring and/or the Company Distribution, which consent will not be unreasonably withheld or delayed. The Company shall promptly provide Parent with copies of each IRS Submission as filed with the Internal Revenue Service. Neither the Company nor the Company's representatives shall conduct any communications with the Internal Revenue Service concerning such Ruling Request, including meetings or conferences with Internal Revenue Service personnel, whether telephonically or in person or otherwise, without first notifying Parent or Parent's representatives and giving Parent (or Parent's representatives) an opportunity to participate. Parent, Sub and the Company each agrees to use reasonable best efforts to obtain the Tax Rulings and, if any opinions of counsel are to be obtained in lieu of one or more Merger Rulings pursuant to the provisions of
Section 7.01(g), to obtain any such opinions.

     SECTION 6.13. INDEBTEDNESS. The Company agrees that immediately prior to the Effective Time, after giving effect to the Restructuring and the other transactions contemplated by the Transaction Agreements, there will not be outstanding any indebtedness in respect of which any of the Retained Companies is obligated.

     SECTION 6.14. DISTRIBUTION AGREEMENT. Notwithstanding anything herein to the contrary, prior to the execution of the Distribution Agreement, the Company may, with reasonable prior notice to Parent, make such changes to Article IV of the Distribution Agreement as it deems necessary or appropriate, provided that such changes do not in any respect adversely affect Parent, any of its subsidiaries, any of the Retained Companies or the Retained Business, or the ability of any of the parties to any of the Transaction Agreements to consummate any of the transactions contemplated thereby. Except as set forth in the immediately preceding sentence, none of the Transaction Agreements will be amended in any manner without Parent's prior consent.

     SECTION 6.15. EMPLOYEE MATTERS. (a) As of the Effective Time, the Retained Employees shall participate in the applicable employee benefit plans or programs of CBS, Inc. on the same basis as similarly situated employees of CBS, Inc.

     (b) Parent will, or will cause the Retained Companies to, continue to employ, with comparable compensation, as of the Effective Time, all of the Retained Employees, including all such Retained Employees covered by any collective bargaining agreement. Nothing herein is intended to confer upon any Retained Employee any right to continued employment or any guaranteed level of compensation by Parent or the Retained Companies following the Effective Time. Any Retained Employee whose employment is involuntarily terminated within a period of 90 days following the Effective Time shall be entitled to severance from Parent or the Company on a basis no less favorable than the severance that would have been provided to such individual under the applicable severance policy or program of the Company in effect on the date of this Agreement had such Retained Employee been terminated while covered by such policy or program. Parent will, or will cause the Company to, give Retained Employees full credit for purposes of eligibility and vesting (and for purposes of calculating any severance, vacation, holiday and sick day entitlements) under any employee benefit plans or arrangements maintained by Parent, the Company or any subsidiary of Parent or the Company to the same extent recognized by the Company immediately prior to the Effective Time.

     (c) Parent agrees to honor, or cause the Company to honor, the terms of the Company's annual incentive bonus program as in effect as of the date hereof so that, upon completion of the calendar year in which the Effective Time occurs, each Retained Employee who would have been entitled to a bonus thereunder had the transactions contemplated under this Agreement and the Distribution Agreement not been consummated shall receive an annual incentive bonus in an amount not less than the annual bonus such Retained Employee would have received had such transactions not been consummated (prorated to the extent that the employment of any such Retained Employee is involuntarily terminated by the Company prior to December 31 of the calendar year in which the Effective Time shall occur). The Company agrees to continue to make accruals for such bonuses in accordance with past practice and that such accruals will be included in the Closing Balance Sheet (as defined in the Post-Closing Covenants Agreement).

     (d) During the period from the date of this Agreement through the Closing Date, Parent and the Company will use their reasonable efforts to agree upon those Retained Employees who also perform financial, human resources and purchasing services for the GBC Companies to whom the GBC Companies may offer employment without violating the restrictions contained in Section 3.04(a) of the Post-Closing Covenants Agreement.

                                  ARTICLE VII

                              CONDITIONS PRECEDENT

     SECTION 7.01. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Approvals. The Company Stockholder Approval and, if required by the applicable rules of the NYSE, the Parent Shareholder Approval shall have been obtained.

          (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

          (c) No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

          (d) Registration Statements. The Registration Statements shall have become effective under the Securities Act or the Exchange Act, as applicable, no stop order suspending the effectiveness of either of the Registration Statements shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (e) NYSE Listing. The shares of Parent Common Stock issuable to the Company's stockholders in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

          (f) Pre-Merger Transactions. The transactions contemplated by Article III, including, without limitation, the Restructuring, the Company Distribution and the execution and delivery of the Transaction Agreements not executed on the date hereof, shall have been consummated in accordance with the terms of this Agreement and the Distribution Agreement (which includes additional conditions to such consummation).

          (g) Tax Rulings. The Internal Revenue Service shall have issued and not revoked the Tax Rulings, reasonably satisfactory in form and substance to Parent and the Company. In the event that the Internal Revenue Service shall have issued all of the Tax Rulings except for one or more of the Merger Rulings, then, in lieu of each such Merger Ruling, the conditions of this Section 7.01(g) shall be satisfied if, as to the Company, the Company shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Company, and, as to Parent, if Parent shall have received an opinion of Cravath, Swaine & Moore, counsel to Parent, in each case to the same effect as each such Merger Ruling, reasonably satisfactory in form and substance to the Company or Parent, as the case may be, and dated as of the Closing Date.

          (h) Alternative Transaction. If the Alternative Transaction (as defined in Section 9.01) is to be consummated, the Parent Distribution shall have been consummated not less than 75 days prior to the Closing Date.

          (i) No Adverse Tax Development. There shall not be outstanding as of the Closing Date any Adverse Tax Development.

          For purposes of this Section 7.01(i), an "Adverse Tax Development" shall mean (x) the enactment of any legislation, the passage of any bill by either House of Congress or the introduction of a bill by any Member of Congress; (y) that has not been withdrawn or modified so as not to be an Adverse Tax Development; and (z) with respect to which either Parent or the Company provides the other with an opinion of Cravath, Swaine & Moore, in the case of Parent, or Skadden, Arps, Slate, Meagher & Flom LLP, in the case of the Company, to the effect that such legislation, as enacted, has, or if such bill were enacted into law with the effective date and transition rules contained therein, such bill would have, the effect of amending the Code so as to cause the Company Distribution to be taxable for U.S. Federal income tax purposes to, and result in a material increase in the U.S. Federal income tax liability of, the Company or its stockholders; provided, however, that if the Adverse Tax Development does not by its terms apply to contracts that are binding on the date of this Agreement (or on a later date), and if under the terms of such bill or legislation constituting an Adverse Tax Development contracts are considered binding despite conditions or contractual provisions that are referred to in such bill or legislation as "customary" or "normal" or other language to the same effect ("Customary Conditions"), then such opinion shall be required to reach its conclusion on the assumption that all conditions to the parties' obligations to effect the Merger (including but not limited to this Section 7.01(i)) and all provisions of the Transaction Agreements are Customary Conditions.

     SECTION 7.02. CONDITIONS TO OBLIGATIONS OF PARENT AND SUB. The obligations of Parent and Sub to effect the Merger are further subject to satisfaction or waiver (by Parent) on or prior to the Closing Date of the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of the Company set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such date), and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

          (b) Performance of Obligations of the Company. Each of the Company and its subsidiaries shall have performed in all material respects all obligations required to be performed by it under the Transaction Agreements at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

          (c) Letters from Company Affiliates. Parent shall have received from each person identified in the letter referred to in Section 6.09 an executed copy of an agreement in the form of Annex E hereto.

          (d) No Litigation. There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (i) challenging the acquisition by Parent of any shares of capital stock of any of the Retained Companies, seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by the Transaction Agreements or seeking to obtain from the Company or Parent or any of their respective subsidiaries any damages that are material in relation to the Retained Companies taken as a whole or Parent and its subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Retained Companies or by Parent or any of its subsidiaries of any material portion of the Retained Business or of the business or assets of Parent and its subsidiaries, taken as a whole, as applicable, or to compel the Retained Companies or Parent or any of its subsidiaries to dispose of or hold separate any material portion of the Retained Business or of the business or assets of Parent and its subsidiaries, taken as a whole, as applicable, as a result of the transactions contemplated by the Transaction Agreements,
     (iii) seeking to impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of any of the Retained Companies or the Surviving Corporation, (iv) seeking to prohibit Parent and its subsidiaries from effectively controlling in any material respect the Retained Business, or (v) which otherwise would reasonably be expected to have a material adverse effect on the Retained Companies or on Parent and its subsidiaries (excluding for this purpose the Retained Companies). In addition, there shall not be any judgment, order, decree, statute, law, ordinance, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (ii) through (iv) above.

          (e) Company Distribution. The conditions to the obligations of the Company to consummate the Company Distribution set forth in Article VIII of the Distribution Agreement shall have been satisfied (without giving effect to any waiver of any such condition not approved by Parent).

          (f) FCC and Other Governmental and Regulatory Consents. All consents, approvals, orders and authorizations of, and all registrations, declarations or filings with, any Governmental Entity (including, without limitation, approvals of and filings with the FCC relating to the transfer of licenses) required to be obtained prior to the Closing Date in connection with the execution, delivery and performance of the Transaction Agreements shall have been obtained or made, except where the failure to obtain or make the same individually or in the aggregate would not be reasonably likely to have a material adverse effect on the Retained Companies or on Parent and its subsidiaries.

          (g) Noncompetition Agreements.  Each of Edward L. Gaylord and Edward
     K. Gaylord shall have entered into noncompetition agreements with Parent with substantially the terms applicable to GBC set forth in Section 3.04 of the Post-Closing Covenants Agreement and such agreements shall be in full force and effect.

          (h) No Material Adverse Change. Except as disclosed in the Filed SEC Documents, Section 4.01(h) of the Company Disclosure Schedule or as otherwise expressly contemplated by the Transaction Agreements, since the date of the most recent audited financial statements included in the Filed SEC Documents, there shall not have been any event, change or development which individually or in the aggregate has had or would reasonably be expected to have a material adverse effect on the Retained Companies or on the GBC Companies or would impair the ability of the Retained Companies or the GBC Companies, as the case may be, to consummate the transactions contemplated by, or to satisfy their obligations under, the Transaction Agreements.

     SECTION 7.03. CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to effect the Merger is further subject to satisfaction or waiver (by the Company) on or prior to the Closing Date of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Parent and Sub set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of Parent and Sub set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such date), and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

          (b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under the Transaction Agreements at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

          (c) FCC and Other Governmental and Regulatory Consents. All consents, approvals, orders and authorizations of, and all registrations, declarations or filings with, any Governmental Entity (including, without limitation, approvals of and filings with the FCC relating to the transfer of licenses) required to be obtained prior to the Closing Date in connection with the execution, delivery and performance of the Transaction Agreements shall have been obtained or made, except where the failure to obtain or make the same individually or in the aggregate would not be reasonably likely to have a material adverse effect on the GBC Companies.

          (d) No Material Adverse Change. Except as disclosed in the Filed Parent SEC Documents, in connection with the Parent Distribution or as otherwise expressly contemplated by the Transaction Agreements, since the date of the most recent audited financial statements included in the Filed Parent SEC Documents, there shall not have been any event, change or development which individually or in the aggregate has had or would reasonable be expected to have a material adverse effect on Parent and its subsidiaries or impair the ability of Parent and Sub to consummate the transactions contemplated by, or to satisfy their obligations under, the Transaction Agreements.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 8.01. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval or the Parent Shareholder Approval:

          (a) by mutual written consent of Parent, Sub and the Company; or

          (b) by either Parent or the Company:

             (i) if, upon a vote at a duly held Company Stockholders Meeting or any adjournment thereof at which the Company Stockholder Approval shall have been voted upon, the Company Stockholder Approval shall not have been obtained;

             (ii) if, upon a vote at a duly held Parent Shareholders Meeting or any adjournment thereof at which the Parent Shareholder Approval shall have been voted upon, the Parent Shareholder Approval shall not have been obtained;

             (iii) if the Merger shall not have been consummated on or before February 9, 1998, unless the failure to consummate the Merger is the result of a wilful and material breach of any Transaction Agreement by the party seeking to terminate this Agreement or any of its subsidiaries, and, in the case of a termination by the Company, unless the failure to consummate the Merger is the result of a wilful and material breach of the Stockholder Agreement by any Principal Stockholder; provided, however, that the passage of such period shall be tolled for any part thereof (but not exceeding 60 calendar days in the aggregate) during which any party shall be subject to a nonfinal order, decree, ruling, injunction or action restraining, enjoining or otherwise prohibiting the consummation of the Merger or the calling or holding of the Company Stockholders Meeting or, if the Parent Shareholder Approval is required by the applicable rules of the NYSE, the Parent Shareholders Meeting;

             (iv) if any Governmental Entity shall have issued an order, decree, ruling or injunction or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling, injunction or other action shall have become final and nonappealable; or

             (v) in the event of a breach by the other party or any of its subsidiaries of any representation, warranty, covenant or other agreement contained in the Transaction Agreements which (A) would give rise to the failure of a condition set forth in Section 7.02(a) or (b) or Section 7.03(a) or (b), as applicable, and (B) cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach (a "Material Breach") (provided that the terminating party is not then in Material Breach of any representation, warranty, covenant or other agreement contained in the Transaction Agreements);

          (c) by the Company in the event that the product of the Per Share Merger Consideration determined in accordance with Section 2.01(c) multiplied by the Outstanding Number would be greater than the Maximum Number of Shares but for the proviso to the first sentence of Section 2.01(c), by written notice to Parent (the "Company Termination Intent Notice") at least two days prior to the Closing Date that the Company is unwilling to accept the Per Share Merger Consideration calculated in accordance with Section 2.01(c); provided, however, that no right of termination shall arise under this Section 8.01(c) if Parent shall have given written notice to the Company, at any time within 24 hours of its receipt of the Company Termination Intent Notice, that Parent elects to increase the Per Share Merger Consideration to the Per Share Merger Consideration calculated in accordance with Section 2.01(c) without giving effect to the proviso to the first sentence thereof, in which case the Per Share Merger Consideration shall be so calculated; or

          (d) by the Company in the event that (i) the Merger is to be consummated after the consummation of the Parent Distribution in accordance with Section 9.01, and (ii) the product of the Per Share Merger Consideration determined in accordance with Section 9.02 multiplied by the Outstanding Number would be greater than the Maximum Number of Alternative Shares (as defined in Section 9.02) but for the proviso thereto, by written notice to Parent (the "Alternative Termination Intent Notice") at least two days prior to the Closing Date that the Company is unwilling to accept the Per Share Merger Consideration calculated in accordance with Section 9.02; provided, however, that no right of termination shall arise under this
     Section 8.01(d) if Parent shall have given written notice to the Company, at any time within 24 hours of its receipt of the Alternative Termination Intent Notice, that Parent elects to increase the Per Share Merger Consideration to the Per Share Merger Consideration calculated in accordance with Section 9.02 without giving effect to the proviso thereto, in which case the Per Share Merger Consideration shall be so calculated.

     SECTION 8.02. EFFECT OF TERMINATION. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to the Transaction Agreements (or any of its directors or officers) shall have any liability or further obligation to any other party, except as set forth in Sections 4.01(q), 4.02(j) and 6.07, the last sentence of Section 6.04, this
Section 8.02 and Article X, all of which shall survive such termination, and except that nothing herein shall relieve any party from liability for any material and wilful breach of any of its representations, warranties, covenants or agreements set forth in any of the Transaction Agreements.

     SECTION 8.03. AMENDMENT. This Agreement may be amended by the parties at any time before or after the Company Stockholder Approval or the Parent Shareholder Approval subject, if required by the Stockholder Agreement, to the prior approval of the Principal Stockholders; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by the stockholders of the Company without the further approval of such stockholders. The parties agree to attempt to obtain the Company Stockholder Approval in such a manner that in the event that the Merger is to be consummated after the consummation of the Parent Distribution in accordance with
Section 9.01 no further approval of the Company s stockholders would be required. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     SECTION 8.04. EXTENSION; WAIVER. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in the Transaction Agreements or in any document delivered pursuant to the Transaction Agreements or (c) subject to the proviso to the first sentence of Section 8.03, waive compliance by the other parties with any of the agreements or conditions contained in the Transaction Agreements. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to the

Transaction Agreements to assert any of its rights under the Transaction Agreements or otherwise shall not constitute a waiver of such rights.

     SECTION 8.05. PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER. A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section
8.04 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors or, except in the case of the Company or Sub with respect to any amendment to this Agreement, the duly authorized designee of its Board of Directors.

                                   ARTICLE IX

                            ALTERNATIVE TRANSACTION

     SECTION 9.01. CIRCUMSTANCES. Notwithstanding any provision of this Agreement to the contrary, in the event that (i) the Internal Revenue Service fails to issue all of the Tax Rulings in form and substance reasonably satisfactory to Parent and the Company and a representative of the Internal Revenue Service has indicated that, or Parent and the Company reasonably believe that, all of the Tax Rulings (without regard to the Merger Rulings as to which the provisions of Section 7.01(g) shall apply) could be obtained if the Merger was delayed until after the consummation of the Parent Distribution, or (ii) Parent, in its sole discretion, determines to consummate the Parent Distribution prior to the consummation of the transactions contemplated by this Agreement, then (and only then) (x) the Merger shall not be consummated until after the consummation of the Parent Distribution and (y) Parent and the Company shall attempt to obtain the Tax Rulings based on the Merger being consummated after the Parent Distribution (the "Alternative Transaction").

     SECTION 9.02. ALTERNATIVE PER SHARE MERGER CONSIDERATION. In the event that, as a result of the circumstances described in Section 9.01, the Merger is to be consummated after the consummation of the Parent Distribution, then, for all purposes of this Agreement, "Per Share Merger Consideration" shall mean that number of duly authorized, validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the quotient, rounded to the nearest thousandth, or if there shall not be a nearest thousandth, the next higher thousandth, of
(i) the quotient of (x) $1,550,000,000 divided by (y) the Outstanding Number, divided by (ii) the Market Price of Parent Common Stock on the date on which the Effective Time shall occur; provided, however, that in the event that the product of the Per Share Merger Consideration multiplied by the Outstanding Number would exceed 88,000,000 (the "Maximum Number of Alternative Shares"), then the Per Share Merger Consideration shall mean the highest number (after taking into account the rounding provision of this sentence) that would not result in the product of such number multiplied by the Outstanding Number exceeding 88,000,000.

                                   ARTICLE X

                               GENERAL PROVISIONS

     SECTION 10.01. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time; provided, however, that the representations and warranties of the Company contained herein shall survive the Effective Time until 11:59 p.m. (New York City time) on the second anniversary of the Effective Time; provided, further, that the representations and warranties of the Company set forth in Section 4.01(m) shall not survive the Effective Time. This Section 10.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     SECTION 10.02. NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to Parent or Sub, to

       Westinghouse Electric Corporation
       11 Stanwix Street
       Pittsburgh, PA 15222-1384
       Telecopy No.: (412) 642-5224
       Attention: Louis J. Briskman, Esq.

         with a copy to:

       Cravath, Swaine & Moore
       825 Eighth Avenue
       New York, NY 10019
       Telecopy No.: (212) 474-3700
       Attention: Peter S. Wilson, Esq.; and

     (b) if to the Company, to

       Gaylord Entertainment Company
       One Gaylord Drive
       Nashville, TN 37214
       Telecopy No.: (615) 316-6060
       Attention: Frank M. Wentworth, Esq.

         with a copy to:

       Skadden, Arps, Slate, Meagher & Flom (Delaware)
       One Rodney Square
       Wilmington, Delaware 19801
       Telecopy No.: (302) 651-3001
       Attention: Richard L. Easton, Esq.

     SECTION 10.03. DEFINITIONS. For purposes of this Agreement:

          (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

          (b) "indebtedness" means, with respect to any person, without duplication, (i) all obligations of such person for borrowed money, or with respect to deposits or advances of any kind to such person, (ii) all obligations of such person evidenced by notes, bonds, debentures or similar instruments, including warrants or rights to acquire such instruments,
     (iii) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (iv) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such person's business), (v) all capitalized lease obligations of such person, (vi) all obligations of others secured by any Lien on property or assets owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (vii) all obligations of such person under interest rate or currency hedging transactions (valued at the termination value thereof), (viii) all letters of credit issued for the account of such person and (ix) all guarantees and arrangements having the economic effect of a guarantee of such person of any indebtedness of any other person;

          (c) "material adverse effect" means, when used in connection with an entity or a group of entities, any change, effect, event or occurrence that is materially adverse to the business, properties, assets, financial condition, results of operations or prospects of such entity or group, taken as a whole, other than any change, effect, event or occurrence relating to the United States economy in general, to United States stock market conditions in general or to the entity's or group's industry or industries in general, and not specifically relating to such entity or group or their respective subsidiaries;

          (d) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

          (e) a "subsidiary" means, with respect to any person, any corporation or other organization, whether incorporated or unincorporated, of which (i) such person or any other subsidiary of such person is a general partner or
     (ii) at least 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization or at least 50% of the value of the outstanding equity is directly or indirectly owned or controlled by such person or by any one or more of its subsidiaries, or by such person and one or more of its subsidiaries;

          (f) a "significant subsidiary" of any person means any subsidiary of such person that constitutes a significant subsidiary within the meaning of Rule 1-02 of Regulation S-X of the SEC;

          (g) "Taxes", "Tax Return" and "Tax Authority" have the meanings assigned thereto in the Tax Disaffiliation Agreement;

          (h) "Tax Rulings" mean the rulings contained in the private letter ruling issued by the Internal Revenue Service in response to the Ruling Request substantially to the effect that, for U.S. Federal income tax purposes, (i) the Company Distribution will be a transaction described in
     Section 355(a) of the Code and the transfer of assets and liabilities to GBC immediately preceding the Company Distribution will be a transaction described in Section 351 or 368(a)(1)(D) of the Code; (ii) the distribution by GBC of all the capital stock of NEI to the Company will be a transaction described in Section 355(a) of the Code and the transfer of assets and liabilities to NEI immediately preceding such distribution will be a transaction described in Section 351 or 368(a)(1)(D) of the Code; (iii) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code; and (iv) each of the mergers of Opryland USA, Inc., WSM, Incorporated and Word Entertainment, Inc. with their respective parent corporations (A) will be treated as a reorganization within the meaning of
     Section 368(a) of the Code or a liquidation within the meaning of Section 332 of the Code, taking into account the transactions described in clause
     (ii) of this definition, or (B) will not fail to qualify as a reorganization within the meaning of Section 368(a) of the Code or a liquidation within the meaning of Section 332 of the Code by reason of the transactions described in clause (ii) of this definition;

          (i) "Merger Rulings" shall mean the rulings described in Section 10.03(h)(ii) and (iv);

          (j) "Retained Assets" means the assets of the Company and its subsidiaries after giving effect to the transactions contemplated by
     Article IV of the Distribution Agreement; and

          (k) "Retained Liabilities" has the meaning assigned thereto in the Distribution Agreement.

     SECTION 10.04. INTERPRETATION. When a reference is made in this Agreement to an Article, Section or Annex, such reference shall be to an Article or Section of, or an Annex to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns and, in the case of an individual, to his heirs and estate, as applicable.

     SECTION 10.05. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 10.06. ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. The Transaction Agreements (including the documents and instruments referred to herein, the Annexes hereto, the Parent Disclosure Schedule and the Company Disclosure Schedule) and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof and (b) except as set forth in the other Transaction Agreements, are not intended to confer upon any person other than the parties any rights or remedies.

     SECTION 10.07. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     SECTION 10.08. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct wholly owned subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations under this Agreement. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     SECTION 10.09. DISCLOSURE SCHEDULES. Matters reflected on the Company Disclosure Schedule and the Parent Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected therein and the inclusion of such matters shall not be deemed an admission that such matters were required to be reflected on the Company Disclosure Schedule or the Parent Disclosure Schedule, as the case may be. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Capitalized terms used in the Company Disclosure Schedule or the Parent Disclosure Schedule, as the case may be, but not otherwise defined therein shall have the respective meanings assigned to such terms in this Agreement.

     SECTION 10.10. SEVERABILITY. If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

     SECTION 10.11. ENFORCEMENT. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any U.S. Federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any U.S. Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a U.S. Federal court sitting in the State of Delaware or a Delaware state court. The provisions of this Section 10.11 shall not apply to any of the other Transaction Agreements unless the terms of such Transaction Agreements expressly state that such provisions shall apply.

     IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          WESTINGHOUSE ELECTRIC CORPORATION,

                                          by     /s/ FREDRIC G. REYNOLDS
                                            ------------------------------------
                                                    Fredric G. Reynolds
                                                 Executive Vice President,
                                                  Chief Financial Officer

                                          G ACQUISITION CORP.,

                                          by      /s/ LOUIS J. BRISKMAN
                                            ------------------------------------
                                                     Louis J. Briskman
                                                 Vice President, Secretary

                                          GAYLORD ENTERTAINMENT COMPANY,

                                          by       /s/ TERRY E. LONDON
                                            ------------------------------------
                                                      Terry E. London
                                                Senior Vice President, Chief
                                                         Financial &
                                                   Administrative Officer

                                                                        ANNEX II

     AGREEMENT AND PLAN OF DISTRIBUTION, dated as of             , 199  (this
     "Distribution Agreement"), between GAYLORD ENTERTAINMENT COMPANY, a Delaware corporation (the "Company"), and NEW GAYLORD ENTERTAINMENT COMPANY (formerly known as Gaylord Broadcasting Company), a Delaware corporation and a direct wholly owned subsidiary of the Company ("New Gaylord").

     WHEREAS the Company, Westinghouse Electric Corporation, a Pennsylvania corporation ("Parent"), and G Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), have entered into an Agreement and Plan of Merger, dated as of February 9, 1997 (the "Merger Agreement"), providing for the Merger (as defined in the Merger Agreement) of Sub with and into the Company, with the Company as the surviving corporation;

     WHEREAS the Board of Directors of the Company has approved this Distribution Agreement, which is being entered into prior to the Effective Time (as defined in Section 1.03 of the Merger Agreement), subject to the issuance of the Tax Rulings (as defined in Section 10.03 of the Merger Agreement), pursuant to and subject to the terms of which the Restructuring and the Company Distribution (as such terms are hereinafter defined) will be consummated;

     WHEREAS after the Restructuring and the New Gaylord Recapitalization (as hereinafter defined) and on the day immediately prior to the Effective Time, subject to the satisfaction or waiver of the conditions set forth in Article VIII of this Distribution Agreement, the Company will distribute (the "Company Distribution") to each holder of record of shares of Class A Common Stock, $.01 par value, of the Company ("Company Class A Common Stock") and Class B Common Stock, $.01 par value, of the Company ("Company Class B Common Stock" and, together with the Company Class A Common Stock, "Company Common Stock") a number of shares of Common Stock, $.01 par value, of New Gaylord ("New Gaylord Common Stock") equal to one-third of the number of shares of Company Common Stock held by such holder;

     WHEREAS the purpose of the Restructuring and the Company Distribution is to make possible the Merger by divesting the Company of all businesses and operations (other than the Retained Business (as hereinafter defined)) conducted by the Company and its Subsidiaries which Parent is unwilling to acquire. This Distribution Agreement sets forth or provides for certain agreements among the Company and New Gaylord in consideration of the separation of their ownership; and

     WHEREAS it is the intention of the parties to this Distribution Agreement that (a) the Company Distribution shall qualify as a transaction described in
Section 355 of the Internal Revenue Code of 1986, as amended (the "Code") and shall be immediately preceded by a transfer of assets and related liabilities that qualifies as a transaction described in Section 351 or 368(a)(1)(D) of the Code, (b) the New Gaylord Recapitalization and certain other transactions that are part of the Restructuring shall be tax-free transactions under the Code and
(c) the Merger shall qualify as a "reorganization" within the meaning of Section 368(a)(1)(B) of the Code.

     NOW, THEREFORE in consideration of the premises, and of the respective representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     1.1 DEFINITIONS. As used in this Distribution Agreement, the following terms shall have the following respective meanings (capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement):

     "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided, however, that for the purposes of this Distribution Agreement and the Post-Closing Covenants Agreement, from and after the Time of Distribution, none of the Retained Companies or the New Gaylord Companies shall be deemed to be an Affiliate of any New Gaylord Company or Retained Company, respectively.

     "Ancillary Agreements" shall mean the documents listed in clauses (a)-(i) of Section 5.1 hereof.

     "Assumed Liabilities" shall have the meaning set forth in Section 4.2 hereof.

     "Business Stationery" shall have the meaning set forth in Section 5.2 hereof.

     "Change in Control" shall have the meaning set forth in the Listed Agreements.

     "Closing Balance Sheet" shall have the meaning set forth in Section 3.05 of the Post-Closing Covenants Agreement.

     "Closing Date" shall have the meaning set forth in Section 1.02 of the Merger Agreement.

     "CMT" shall have the meaning set forth in Section 4.1(c)(i) hereof.

     "CMT Asset Transfer" shall have the meaning set forth in Section 4.1(c)(ii) hereof.

     "CMT International Assets" shall have the meaning set forth in Section 4.1(c)(ii) hereof.

     "CMTV" shall mean the Country Music Television cable television network.

     "Code" shall have the meaning set forth in the Recitals.

     "Company" shall have the meaning set forth in the Preamble.

     "Company Class A Common Stock" shall have the meaning set forth in the Recitals.

     "Company Class B Common Stock" shall have the meaning set forth in the Recitals.

     "Company Common Stock" shall have the meaning set forth in the Recitals.

     "Company Disclosure Schedule" shall have the meaning set forth in Section
4.01 of the Merger Agreement.

     "Company Distribution" shall have the meaning set forth in the Recitals.

     "Company Stock Plans" shall mean the GEC Amended and Restated 1993 Stock Option and Incentive Plan and the GEC Amended and Restated 1991 Stock Option and Incentive Plan.

     "Company VEBA" shall mean the Gaylord Entertainment Company VEBA.

     "Contracts" shall have the meaning set forth in Section 4.01(d) of the Merger Agreement.

     "DGCL" shall mean the General Corporation Law of the State of Delaware.

     "Distribution Agreement" shall have the meaning set forth in the Preamble.

     "Effective Time" shall have the meaning set forth in Section 1.03 of the Merger Agreement.

     "Entertainment Business" shall mean all of the businesses conducted at or at any time prior to the Effective Time by the Company or any of its Subsidiaries, excluding the Retained Business.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "New Gaylord" shall have the meaning set forth in the Preamble.

     "New Gaylord Companies" shall mean New Gaylord and its Subsidiaries (determined after giving effect to the transactions contemplated by Article IV of this Distribution Agreement).

     "New Gaylord Employees" shall mean all current and former employees of the Company and its Subsidiaries other than the Retained Employees.

     "New Gaylord Old Class B Common Stock" shall have the meaning set forth in
Section 2.1 hereof.

     "New Gaylord Old Common Stock" shall have the meaning set forth in Section
2.1 hereof.

     "New Gaylord Pension Plan" shall have the meaning set forth in Section 7.3(a) hereof.

     "New Gaylord Recapitalization" shall have the meaning set forth in Section
2.2 hereof.

     "New Gaylord Savings Plan" shall have the meaning set forth in Section 7.3(b) hereof.

     "New Gaylord Welfare Plans" shall have the meaning set forth in Section 7.3(c) hereof.

     "Information" of a party shall mean any and all information that such party or any of its Representatives furnish or have furnished to the receiving party or any of its Representatives whether furnished orally or in writing or by any other means or gathered by inspection and regardless of whether the same is specifically marked or designated as "confidential" or "proprietary", together with any and all notes, memoranda, analyses, compilations, studies or other documents (whether in hard copy or electronic media) prepared by the receiving party or any of its Representatives which contain or otherwise reflect such Information, together with any and all copies, extracts or other reproductions of any of the same; provided, however, that for the purposes hereof all information relating to the Retained Companies and the Retained Business in the possession of any New Gaylord Company at the Time of Distribution shall be deemed to have been furnished by the Retained Companies and all information relating to the New Gaylord Companies and the Entertainment Business in the possession of any Retained Company at the Time of Distribution shall be deemed to have been furnished by the New Gaylord Companies; provided, further, however, that the term "Information" does not include information that:

          (a) is or becomes generally available to the public through no wrongful act of the receiving party or its Representatives;

          (b) is or becomes available to the receiving party on a non-confidential basis from a source other than the providing party or its Representatives, provided that such source is not known by the receiving party to be subject to a confidentiality agreement with the providing party; or

          (c) has been independently acquired or developed by the receiving party without violation of any of the obligations of the receiving party or its Representatives under this Distribution Agreement.

     "Intercompany Receivable" shall have the meaning set forth in Section 4.1(j) hereof.

     "IRS" shall mean the United States Internal Revenue Service.

     "Liabilities" shall mean any and all debts, liabilities, commitments and obligations, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, whenever or however arising and whether or not the same would be required by generally accepted accounting principles to be reflected in financial statements or disclosed in the notes thereto.

     "Listed Agreements" shall have the meaning set forth in Section 7.6 hereof.

     "Merger" shall have the meaning set forth in the Recitals to the Merger Agreement.

     "Merger Agreement" shall have the meaning set forth in the Recitals.

     "Person" shall have the meaning set forth in Section 10.03 of the Merger Agreement.

     "NEI" shall have the meaning set forth in Section 4.1(d) hereof.

     "New CMT" shall have the meaning set forth in Section 4.1(c)(ii) hereof.

     "New Gaylord Common Stock" shall have the meaning set forth in the Recitals.

     "Nonqualified Plans" shall have the meaning set forth in Section 7.3(e) hereof.

     "NYSE" shall mean The New York Stock Exchange, Inc.

     "OKC" shall have the meaning set forth in Section 4.1(h)(ii)(A) hereof.

     "Opryland USA" shall have the meaning set forth in Section 4.1(a) hereof.

     "O&W" shall have the meaning set forth in Section 4.1(c)(i) hereof.

     "Parent" shall have the meaning set forth in the Recitals.

     "Post-Closing Covenants Agreement" shall have the meaning set forth in
Section 3.01 of the Merger Agreement.

     "Record Date" shall mean the date designated by or pursuant to the authorization of the Board of Directors of the Company for closing of the stock transfer books of the Company for the purpose of determining the stockholders of the Company entitled to participate in the Company Distribution.

     "Replacement Welfare Plans" shall have the meaning set forth in Section 7.2(c) hereof.

     "Representatives" of a party shall mean such party's affiliates, directors, officers, stockholders, partners, employees, agents or other representatives (including attorneys, accountants and financial advisors).

     "Restructuring" shall have the meaning set forth in Section 4.1 hereof.

     "Retained Business" shall mean the Company's businesses included in its cable networks segment excluding certain businesses as described in Annex D to the Merger Agreement.

     "Retained Business Balance Sheet" shall have the meaning set forth in
Section 4.01(g) of the Merger Agreement.

     "Retained Companies" shall have the meaning set forth in Section 4.01 of the Merger Agreement.

     "Retained Employees" shall mean those Persons who are employees of the Retained Companies or the New Gaylord Companies whose names are listed on
SCHEDULE 1.1 attached hereto other than those who continue to be employed after the Effective Time by one of the New Gaylord Companies as contemplated by
Section 6.15(d) of the Merger Agreement.

     "Retained Liabilities" shall have the meaning set forth in Section 4.2 hereof.

     "SEC" shall mean the United States Securities and Exchange Commission.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Sub" shall have the meaning set forth in the Recitals.

     "Subsidiary" shall mean, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (i) such Person or any other Subsidiary of such Person is a general partner or (ii) at least 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization or at least 50% of the value of the outstanding equity is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

     "SUDCOMP Plan" shall have the meaning set forth in Section 7.2(e) hereof.

     "Tax Disaffiliation Agreement" shall have the meaning set forth in Section
3.1 hereof.

     "Taxes" shall have the meaning set forth in Section 1.35 of the Tax Disaffiliation Agreement.

     "Time of Distribution" shall mean the time as of which the Company Distribution is effective.

     "TNN" shall mean the TNN cable television network.

     "Transfer Agent" shall mean SunTrust Bank, Atlanta, the transfer agent for the Company Common Stock.

     "WSM" shall have the meaning set forth in Section 4.1(e)(i) hereof.

                                   ARTICLE II

                        RECAPITALIZATION OF NEW GAYLORD;
                       MECHANICS OF COMPANY DISTRIBUTION

     2.1 CAPITALIZATION OF NEW GAYLORD. The authorized capital stock of New Gaylord currently consists of (a) 10,000 shares of common stock, $100.00 par value ("New Gaylord Old Common Stock"), of which 1,000 shares are issued and outstanding and owned beneficially and of record by the Company, and (b) 10,000 shares of class B common stock, $.01 par value ("New Gaylord Old Class B Common Stock"), of which no shares are issued and outstanding.

     2.2 RECAPITALIZATION OF NEW GAYLORD. Immediately prior to the Time of Distribution, the Company shall cause New Gaylord to amend its Certificate of Incorporation to (a) create the New Gaylord Common Stock, (b) increase the authorized number of shares of common stock of New Gaylord and convert the shares of New Gaylord Old Common Stock into that number of shares of New Gaylord Common Stock equal to one-third the number of shares of Company Common Stock outstanding immediately prior to the Record Date for the Company Distribution (the "New Gaylord Recapitalization"), and (c) authorize 100 million shares of preferred stock, par value $.01 per share.

     2.3 MECHANICS OF COMPANY DISTRIBUTION. The Company Distribution shall be effected by the distribution to each holder of record of shares of Company Common Stock, as of the Record Date, of certificates representing the number of shares of New Gaylord Common Stock equal to one-third the number of shares of Company Common Stock held by such holder; provided, however, that no fractional shares of New Gaylord Common Stock shall be issued or delivered. In the event there are holders of Company Common Stock holding of record on the Record Date a number of shares of Company Common Stock not evenly divisible by three, the Transfer Agent shall distribute certificates representing shares of New Gaylord Common Stock to such holders on the basis of the next number of shares of Company Common Stock held below the actual number of shares held which is evenly divisible by three. The Transfer Agent shall aggregate all shares of New Gaylord Common Stock that would be distributable but for the proviso to the first sentence of this Section 2.3, shall sell such shares in the public market as soon as practicable after the Time of Distribution and shall distribute the proceeds of the sale of such shares pro rata among the holders of record of Company Common Stock holding such numbers of shares of Company Common Stock not evenly divisible by three.

     2.4 TIMING OF THE COMPANY DISTRIBUTION. The Board of Directors of the Company shall formally declare the Company Distribution and shall authorize the Company to effect the Company Distribution at the close of business on the Closing Date, which shall be the day immediately prior to the Effective Time, subject to the satisfaction or waiver of the conditions set forth in Article VIII of this Distribution Agreement, by delivery of certificates representing shares of New Gaylord Common Stock to the Transfer Agent for delivery to the holders entitled thereto. The Company Distribution shall be deemed to be effective upon notification by the Company to the Transfer Agent that the Company Distribution has been declared and that the Transfer Agent is authorized to proceed with the distribution of shares of New Gaylord Common Stock.

                                  ARTICLE III

                                  TAX MATTERS

     3.1 TAX DISAFFILIATION AGREEMENT. Prior to the Time of Distribution, New Gaylord, the Company and Parent shall enter into an agreement relating to past and future tax sharing and certain issues associated therewith in the form attached to the Merger Agreement as Annex B (the "Tax Disaffiliation Agreement").

     3.2 TAX MATTERS. Notwithstanding anything to the contrary in this Distribution Agreement, Liabilities of the parties for Taxes are subject to the terms of the Tax Disaffiliation Agreement. All obligations of New Gaylord under the Tax Disaffiliation Agreement shall be treated as Assumed Liabilities and not as Retained Liabilities under this Distribution Agreement and all obligations of the Company under the Tax Disaffiliation Agreement shall be treated as Retained Liabilities and not as Assumed Liabilities under this Distribution Agreement.

                                   ARTICLE IV

                     RESTRUCTURING AND ASSUMED LIABILITIES

     4.1 RESTRUCTURING. Prior to the Time of Distribution, the Company and New Gaylord shall cause the following transactions to occur in the order set forth below (the "Restructuring"), which transactions are intended to separate the Entertainment Business from the Retained Business:

          (a) The Company shall, effective as of January 6, 1997:

             (i) contribute, as a capital contribution to Idea Entertainment, Inc., a Delaware corporation and a wholly owned subsidiary of the Company formerly known as Word Entertainment Group, Inc. ("Idea"), (A) all of the Company's right, title and interest in and to the assets (the "Word Assets") purchased pursuant to the Asset Purchase Agreement, dated as of November 21, 1996, by and among Thomas Nelson, Inc., Word, Incorporated, Word Direct Partners, L.P. and the Company (the "Word Agreement") and (B) all of the Company's rights and obligations under the Word Agreement; and

             (ii) cause Idea to contribute, as capital contributions to Word Music Group, Inc., a Tennessee corporation and a wholly owned subsidiary of Idea ("Word Music"), and to Word Entertainment Direct LLC, a limited liability company that is 99%-owned by Idea, all or a portion of the Word Assets. Thereafter, Word Music may contribute all or a portion of such Word Assets to one or more of its Subsidiaries, which may, in turn, contribute all or a portion of such assets to one or more of Word Music's indirect Subsidiaries.

          (b) The Company shall sell to a Subsidiary of New Gaylord the Company's aggregate interest in a minor league baseball franchise, including, without limitation, the assets set forth below, for an amount of cash equal to the agreed upon fair market value of such assets:

             (i) all of the capital stock of Oklahoma City Athletic Club, Inc., an Oklahoma corporation ("OKC"), held by the Company (50%);

             (ii) all of the Company's limited partner interest (24.5%) in OKC Athletic Club, LP, an Oklahoma limited partnership; and

             (iii) all of the Company's limited partner interest (24.5%) in OKC Concession Services Limited Partnership, an Oklahoma limited partnership.

          (c) New Gaylord shall cause its wholly owned Subsidiary, Opryland USA, Inc., a Delaware corporation ("Opryland USA"), to contribute its entire limited partner interest in OLH, L.P. to the capital of a Subsidiary of Opryland USA.

          (d) New Gaylord shall cause Opryland USA to be merged upstream with and into New Gaylord;

          (e) New Gaylord shall:

             (i) contribute to the capital of O&W Corporation ("O&W"), a Tennessee corporation, the loans payable to New Gaylord, as successor to Opryland USA, by each of O&W, Country Music Television Inc., a Tennessee corporation ("CMT"), and Outdoor Entertainment, Inc., a Tennessee corporation;

             (ii) cause CMT to transfer (A) all assets listed on Schedule 4.1(e)(ii) attached hereto which comprise the assets used in the business of CMT outside of the United States and Canada (other than the trademarks and other intellectual property used by CMT outside of the United States and Canada) (the "CMT International Assets"), together with all Liabilities associated therewith (other than the loans payable to Parent or any of its Subsidiaries) which are currently held in the European, Latin American and Asian divisions of CMT and (B) the excluded real and personal property reflected on CMT's balance sheet which is included in Exhibit 1 to Section 4.01(g) of the Company Disclosure Schedule to a newly formed wholly owned direct Subsidiary corporation of

        CMT ("New CMT") in exchange for all of the issued and outstanding capital stock of New CMT (the "CMT Asset Transfer");

             (iii) cause CMT to distribute, immediately after the CMT Asset Transfer, all of the issued and outstanding capital stock of New CMT to O&W, the holder of all of the issued and outstanding capital stock of CMT; and

             (iv) cause O&W to distribute all of the issued and outstanding capital stock of New CMT to New Gaylord, as successor to Opryland USA, the holder of 67% of the capital stock of O&W, in redemption of a portion of the O&W capital stock held by New Gaylord equal to the fair market value of the then outstanding capital stock of New CMT.

          (f) New Gaylord, as successor to Opryland USA, shall contribute, or shall cause to be contributed, as a capital contribution to Network Enterprises, Inc., a Tennessee corporation and a wholly owned direct Subsidiary of New Gaylord ("NEI"), the following assets:

             (i) all of the issued and outstanding shares of capital stock of O&W held by New Gaylord, as successor to Opryland USA;

             (ii) all of the issued and outstanding capital stock of Peppercorn Productions, Inc., a Tennessee corporation and a wholly owned, direct Subsidiary of New Gaylord, as successor to Opryland USA;

             (iii) all of the issued and outstanding shares of capital stock of NV International, Inc., a Georgia corporation, directly held by New Gaylord, as successor to Opryland USA;

             (iv) all of New Gaylord's contractual rights and obligations under the Distribution Agreement, dated as of January 1, 1989, as amended, among New Gaylord, as successor to Opryland USA, and Parent, as successor to Westinghouse Broadcasting Company, Inc., Group W Television, Inc. and Group W Satellite Communications;

             (v) all of New Gaylord's contractual rights and obligations under the programming contracts for programs (x) produced for and originally aired on TNN and/or CMTV or (y) licensed from a third party for exhibition on TNN and/or CMTV;

             (vi) all of New Gaylord's right, title, interest and obligations in and to the program inventory in its inventory tape library that was produced for and originally aired on TNN and/or CMTV;

             (vii) all of New Gaylord's custodial rights and obligations with respect to the program inventory in its inventory tape library that was originally aired on TNN and is held by New Gaylord as custodian; and

             (viii) all of New Gaylord's right, title and interest in and to the assets (and related Liabilities) reflected on the Retained Business Balance Sheet under the column "GBCI" excluding those assets (and related Liabilities) disposed of in the ordinary cause of business since the date of the Retained Business Balance Sheet and including all assets (and related Liabilities) acquired since the date of the Retained Business Balance Sheet which would have been reflected under the column "GBCI" if the Retained Business Balance Sheet were prepared on the date that such assets were contributed to NEI.

          (g) New Gaylord shall:

             (i) cause its wholly owned direct Subsidiary, WSM, Incorporated, a Tennessee corporation ("WSM"), to be merged upstream with and into New Gaylord;

             (ii) cause Hospitality & Leisure Management Company, Inc., a Delaware corporation and, after the merger of WSM with and into New Gaylord described in (i) above, a wholly owned direct Subsidiary of New Gaylord, to be merged upstream with and into New Gaylord; and

             (iii) contribute, as a capital contribution to NEI, all of New Gaylord's and its Subsidiaries' right, title and interest in and to (a) the trademarks and other owned and registered intellectual property relating primarily to the Retained Business, as set forth on
        Schedule 4.1(g)(iii) attached hereto, (b) all unregistered intellectual property used solely by the Retained Business, except that listed on
        Schedule 4.1(g)(iii-1) attached hereto, and (c) all FCC licenses used solely in connection with the Retained Business and FCC license number E-950243 (which is used in connection with both the Entertainment Business and the Retained Business).

          (h) The Company shall pay the then outstanding balance of the intercompany note payable and accounts payable owed by the Company to New Gaylord by transferring to New Gaylord an equal amount of intercompany notes receivable and accounts receivable owed by New Gaylord or one or more of its Subsidiaries to the Company, which shall consist of (i) all or a portion of such receivables owed by NEI and NEI's Subsidiaries to the Company (to the extent such receivables are to be paid by NEI pursuant to Section 4.1(i)) and (ii) a portion of such receivables owed by the Company's Subsidiaries (other than NEI and NEI's Subsidiaries) to the Company which relate to the Entertainment Business;

          (i) New Gaylord shall cause NEI to pay the outstanding balance of intercompany notes receivable and accounts receivable then owed by NEI and NEI's Subsidiaries to New Gaylord (which were transferred to New Gaylord pursuant to Section 4.1(h)(i)) with the following assets that have an aggregate agreed upon fair market value equal to such balance:

             (i) all of NEI's general partner interest (51%) in WHS Entertainment Ventures, a Tennessee general partnership;

             (ii) all of NEI's right, title and interest in and to the Wildhorse Saloon in Nashville, Tennessee, including all intellectual property related thereto (other than intellectual property (A) relating primarily to the Retained Business as set forth on Schedule 4.1(g)(iii) attached hereto or (B) used solely by the Retained Business and not listed on
        Schedule 4.1(g)(iii-1) attached hereto);

             (iii) all of NEI's right, title and interest in and to all real property and improvements thereto owned by NEI, including, without limitation, the TNN headquarters building, the Greenland building, the Gaslight building, improvements to the Grand Ole Opry House, the Scenic Shop, the antenna farm and the broadcast service facilities field shop;

             (iv) all of the capital stock of WHS Licensing GP Corporation, a Tennessee corporation held by NEI (51%);

             (v) all of NEI's limited partner interest (50.49%) in WHS Licensing Limited Partnership, a Tennessee limited partnership;

             (vi) all of NEI's or NEI's Subsidiaries' right, title and interest in and to Z Music, Inc. and the assets thereof;

             (vii) all of NEI's right, title and interest in and to the assets set forth on Schedule 4.1(i)(vii) attached hereto; and

             (viii) all of NEI's and NEI's Subsidiaries' right, title and interest in and to (A) all trademarks and other owned and registered intellectual property relating primarily to the Entertainment Business and (B) all unregistered intellectual property other than such intellectual property used solely by the Retained Business and not listed on Schedule 4.1(g)(iii-1) attached hereto.

          (j) New Gaylord may transfer to one or more of New Gaylord's Subsidiaries (other than NEI or NEI's Subsidiaries) all or a portion of (i) the assets received from NEI pursuant to Section 4.1(i) and (ii) any intercompany notes receivable and accounts receivable then owed by New Gaylord's Subsidiaries to New Gaylord which were transferred to New Gaylord pursuant to Section 4.1(h)(ii).

          (k) The Company shall contribute, as a capital contribution to New Gaylord, (i) all of the outstanding capital stock of Idea and (ii) the then outstanding balance of the intercompany notes receivable and accounts receivable owed by the Company's Subsidiaries (other than NEI and NEI's Subsidiaries) to the Company which relate to the Entertainment Business.

          (l) the Company shall contribute, as a capital contribution to New Gaylord, the following assets:

             (i) all of the Company's right, title and interest (other than NEI's and NEI's Subsidiaries' right, title and interest which is the subject of Section 4.1(i)(vi)) in and to Z Music, Inc. and the assets thereof, the option to acquire 95% of the outstanding stock of Z Music, Inc., the outstanding balance of any note receivable and any accounts receivable owed by Z Music, Inc. to the Company, and all other related rights;

             (ii) all of the Company's right, title and interest in and to all of the assets and Liabilities and rights and obligations under any Contracts of the Company except those assets, Liabilities and contractual rights and obligations set forth on Schedule 4.1(l)(ii) attached hereto; and

             (iii) all of the Company's right, title and interest in and to (i) all trademarks and other owned and registered intellectual property relating primarily to the Entertainment Business and (ii) all unregistered intellectual property other than such intellectual property used solely by the Retained Business and not listed on Schedule 4.1(g)(iii-l) attached hereto.

          (m) New Gaylord shall assume all then outstanding third-party bank debt and senior notes of the Company.

          (n) New Gaylord shall distribute all of the issued and outstanding capital stock of NEI to the Company.


     4.2 OTHER ASSUMED LIABILITIES. The parties further agree that, except as otherwise specifically set forth in this Distribution Agreement, the Merger Agreement, the Post-Closing Covenants Agreement or the Tax Disaffiliation Agreement, at or prior to the Time of Distribution, New Gaylord shall, or shall cause the appropriate New Gaylord Subsidiary to, unconditionally assume and undertake to pay, satisfy and discharge when due in accordance with their terms all Liabilities (whether arising before or after the Time of Distribution) of the Company and its Subsidiaries other than the Retained Liabilities (collectively, the "Assumed Liabilities"), and the Company shall retain, or shall, or shall cause the appropriate Retained Company to assume, and undertake to pay, satisfy and discharge when due in accordance with their terms all Liabilities (whether arising before or after the Time of Distribution (including, without limitation, all Liabilities to be reflected on the Closing Balance Sheet)) of the Company and its Subsidiaries to the extent arising out of the Retained Business (the "Retained Liabilities").



     4.3 OPUBCO LIABILITIES. The Company shall have a right of subrogation to New Gaylord's right (as successor to the Company upon consummation of the Restructuring) to indemnification pursuant to the Distribution Agreement dated as of October 30, 1991 between the Company and The Oklahoma Publishing Company and relating, inter alia, to Liabilities arising out of or related to sites listed on the National Priorities List under the Comprehensive Environment Response, Compensation, and Liability Act, including the Hardage/Criner site, the Mosley Road site and the Double Eagle Refining site.


                                   ARTICLE V

                                OTHER AGREEMENTS

     5.1 ANCILLARY AGREEMENTS. Prior to the Time of Distribution, the Company, or another of the Retained Companies, and New Gaylord, or another of the New Gaylord Companies, shall enter into (a) one or more mutually satisfactory five-year agreements relating to the lease by the New Gaylord Companies to the Retained Companies subsequent to the Time of Distribution of certain real property described on ANNEX A attached hereto, with substantially the terms set forth thereon, (b) a mutually satisfactory five-year agreement relating to certain productions and promotional activities of the Grand Ole Opry Live and the Wildhorse Saloon subsequent to the Time of Distribution, with substantially the terms set forth on ANNEX B attached hereto, (c) a mutually satisfactory five-year agreement relating to certain promotional advertising services consisting of the exhibition of the New Gaylord Companies' promotional advertising on TNN and CMTV subsequent to the Time of Distribution, with substantially the terms set forth on ANNEX C attached hereto, (d) a mutually satisfactory five-year agreement relating to certain operational, distribution, marketing, sales, programming and administrative services to be provided to New CMT by the Company subsequent to the Time of Distribution, with substantially the terms set forth on ANNEX D attached hereto, (e) a mutually satisfactory five-year agreement relating to the use by the New Gaylord Companies subsequent to the Time of Distribution of the GI-R transponder number 6 for Z Music distribution, with substantially the terms set forth on ANNEX E attached hereto, (f) a mutually satisfactory perpetual, exclusive (including with respect to the Company), royalty-free license agreement relating to the use by New Gaylord of the CMT name outside of the United States and Canada and all related trademarks owned by the Company with substantially the terms set forth on ANNEX F attached hereto,
(g) a mutually satisfactory one-year license agreement relating to the use by the Company of the Opryland Duplicating Services with mandolin design mark and other license agreements as deemed necessary after the Time of Distribution, with substantially the terms set forth on ANNEX G attached hereto, (h) a mutually satisfactory perpetual license agreement relating to the use by the Company of certain software owned by New Gaylord, with substantially the terms set forth on ANNEX H attached hereto and (i) one or more mutually satisfactory five-year transition services agreements relating to the services set forth on ANNEXES I AND J with substantially the terms set forth thereon. Each of the Company and New Gaylord agree that the annual fair market values of the rights and benefits to be received pursuant to the Annexes and provisions referred to in this Section 5.1 by the Retained Companies, on the one hand, and the New Gaylord Companies, on the other hand, are intended to be equal.

     5.2 USE OF "GAYLORD" AND "OPRYLAND" NAMES. From and after the Effective Time, New Gaylord shall have all rights in and use of the name "Gaylord" and all derivatives thereof and, except as contemplated by Annex H to this Agreement, the name "Opryland" and all derivatives thereof. As a result, after completion of the Restructuring, the Company shall take or cause to be taken all action necessary to (a) change, immediately prior to the Time of Distribution, the name of any of the Retained Companies (other than the Company) to eliminate therefrom the names "Gaylord" and "Opryland" and all respective derivatives thereof and
(b) promptly deliver to New Gaylord all stationery, business cards, brochures and other documents (collectively, "Business Stationery"), including, without limitation, invoices and purchase orders, bearing the name "Gaylord" and all derivatives thereof and, except as contemplated by Annex H to this Distribution Agreement, the name "Opryland" and all derivatives thereof; provided, however, that the Company shall not be required to deliver to New Gaylord any Business Stationery that also contains the name of any of the Retained Businesses or any derivative thereof, until three (3) months following the Effective Time. Within three (3) months following the Effective Time, the Company shall cause to be removed from display from all of its facilities all demountable displays which contain the names "Gaylord" or "Opryland" and all respective derivatives thereof or any corporate symbol related thereto and shall cause the removal of all signs displaying such name and all derivatives thereof.

     5.3 BOOKS AND RECORDS. Prior to or as promptly as practicable after completion of the Restructuring, the Company shall deliver to New Gaylord all corporate books and records of the New Gaylord Companies in the possession of the Retained Companies and the relevant portions (or copies thereof) of all corporate books and records of the Retained Companies relating directly and primarily to the New Gaylord Companies, the Entertainment Business or the Assumed Liabilities, including, in each case, all active agreements, active litigation files and government filings. From and after the completion of the Restructuring, all such books, records and copies shall be the property of New Gaylord. The Company may retain copies of all such corporate books and records. Prior to or as promptly as practicable after the completion of the Restructuring, New Gaylord shall deliver to the Company all corporate books and records of the Retained Companies in the possession of any of the New Gaylord Companies and relevant portions (or copies thereof) of all corporate books and records of the New Gaylord Companies relating directly and primarily to the Retained Companies, the Retained Business or the Retained Liabilities, including, in each case, all active agreements, active litigation files and government filings. From and after the completion of the Restructuring, all such books, records and copies shall be the property of the Company. New Gaylord may retain copies of all such corporate books and records.

     5.4 ACCESS. From and after the Time of Distribution, each of the Company and New Gaylord shall afford to the other and to the other's Representatives reasonable access and duplicating rights (at the requesting party's expense), during normal business hours and upon reasonable advance notice, to all information within the possession or control of any of the Retained Companies or any of the New Gaylord Companies, as the case may be, to the extent relating to the business, assets or Liabilities of the other as they existed prior to the completion of the Restructuring or to the extent relating to or arising in connection with the relationship between any of the Retained Companies or the New Gaylord Companies, as the case may be, prior to the Restructuring insofar as such access is reasonably required for a reasonable purpose. Without limiting the foregoing, information may be requested under this Section 5.4 for audit, accounting, claims, litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations.

     5.5 RETENTION OF RECORDS. Except as provided in any of the Transaction Agreements, if any information relating to the businesses, assets or Liabilities of a Retained Company or a New Gaylord Company is retained by a New Gaylord Company or Retained Company, respectively, each of the Company and New Gaylord shall, and shall cause the other Retained Companies and New Gaylord Companies, respectively, to, retain all such information in the Retained Companies' or New Gaylord Companies' possession or under its control until such information is at least ten years old except that if, prior to the expiration of such period, any Retained Company or New Gaylord Company wishes to destroy or dispose of any such information that is at least three years old, prior to destroying or disposing of any of such information, (a) the Company or New Gaylord, on behalf of the Retained Company or the New Gaylord Company that is proposing to dispose of or destroy any such information, shall provide no less than 45 days' prior written notice to the other party, specifying the information proposed to be destroyed or disposed of, and (b) if, prior to the scheduled date of such destruction or disposal, the other party requests in writing that any of the information proposed to be destroyed or disposed of be delivered to such other party, the Company or New Gaylord, as applicable, promptly shall arrange for the delivery of the requested information to a location specified by, and at the expense of, the requesting party.

     5.6 CONFIDENTIALITY.

          (a) Each party hereto shall keep, and shall cause its Representatives to keep, the other party's Information strictly confidential and will disclose such Information only to such of its Representatives who need to know such Information and who agree to be bound by this Section 5.6 and not to disclose such Information to any other Person. Without the prior written consent of the other party, each party and its Representatives shall not disclose the other party's Information to any Person or entity except as may be required by law or judicial process and in accordance with this
     Section 5.6.

          (b) In the event that either party or any of its Representatives receives a request or is required by law or judicial process to disclose to a court or other tribunal all or any part of the other party's Information, the receiving party or its Representatives shall promptly notify the other party of the request in writing, and consult with and assist the other party in seeking a protective order or request for other appropriate remedy. In the event that such protective order or other remedy is not obtained or the other party waives compliance with the terms hereof, such receiving party or its Representatives, as the case may be, shall disclose only that portion of the Information or facts which, in the written opinion of the receiving party's outside counsel, is legally required to be disclosed, and will exercise its respective reasonable best efforts to assure that confidential treatment will be accorded such Information or facts by the Persons or entities receiving the same. The providing party will be given an opportunity to review the Information or facts prior to disclosure.

     5.7 LISTING ON NYSE. New Gaylord shall use its reasonable best efforts to list the shares of New Gaylord Common Stock to be issued pursuant to the Company Distribution on the NYSE, subject to official notice of issuance, or to have such shares designated as a national market system security on the interdealer quotation system by the National Association of Securities Dealers, Inc.

     5.8 FURTHER ASSURANCES. The parties agree that if, after the Time of Distribution, either party holds assets which by the terms hereof or of the Merger Agreement were intended to be assigned and transferred to, or retained by, the other party, such party shall, at its expense, promptly assign and transfer or cause to be assigned and transferred such assets to the other party, and the parties agree that the transferring party will hold such assets as trustee of the transferee party and all income and risk of loss of the transferred assets to the Time of Distribution shall be for the account of the intended owner. Each of the parties hereto, at its own cost and expense, promptly shall execute such documents and other instruments and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and to consummate the transactions contemplated hereby.

     5.9 COOPERATION. The parties shall cooperate with each other in all reasonable respects to ensure (a) that the Restructuring and the assumption of the Retained Liabilities (to the extent necessary) and the Assumed Liabilities are consummated in accordance with the terms hereof, (b) the retention by the Company of the Retained Business, including, without limitation, allocating rights and obligations under Contracts, if any, of the Retained Companies or the New Gaylord Companies that relate to the Retained Business, and (c) the retention by New Gaylord of the Entertainment Business, including, without limitation, allocating rights and obligations under Contracts, if any, of the New Gaylord Companies or the Retained Companies that relate to the Entertainment Business.

                                   ARTICLE VI

                                    RELEASES

     6.1 MUTUAL RELEASE. Effective as of the Time of Distribution and except as otherwise specifically set forth in the Transaction Agreements, each of the Company, on the one hand, and New Gaylord, on the other hand, releases and forever discharges the other and its affiliates, and its and their directors, officers, employees and agents of and from all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, and any and all claims, demands and Liabilities whatsoever of every name and nature, both in law and in equity, against such other party or any of its assigns, which the releasing party has or ever had, which arise out of or relate to events, circumstances or actions taken by such other party prior to the Time of Distribution; provided, however, that the foregoing general release shall not apply to this Distribution Agreement, the Merger Agreement or the Tax Disaffiliation Agreement or the transactions contemplated hereby or thereby and shall not affect either party's right to enforce this Distribution Agreement or any other agreement contemplated hereby or thereby in accordance with its terms. Each party understands and agrees that, except as otherwise specifically provided herein or in the Merger Agreement or the Tax Disaffiliation Agreement, neither the other party nor any of its Subsidiaries is, in this Distribution Agreement or any other agreement or document, representing or warranting to such party in any way as to the assets, business or Liabilities transferred or assumed as contemplated hereby or thereby or as to any consents or approvals required in connection with the consummation of the transactions contemplated by this Distribution Agreement, the Merger Agreement or the Tax Disaffiliation Agreement.

                                  ARTICLE VII

                                EMPLOYEE MATTERS

     7.1 EMPLOYEES. Effective as of the Time of Distribution, (a) Retained Employees shall remain or become employees of the Retained Companies in the same capacities as then held by such employees (or in such other capacities and upon such terms and conditions as the Company shall determine in its sole discretion) and (b) New Gaylord Employees shall remain or become employees of the New Gaylord Companies in the same capacities as then held by such employees (or in such other capacities and upon such terms and conditions as New Gaylord shall determine in its sole discretion). Nothing contained in this Section 7.1 shall confer on any Retained Employee or any New Gaylord Employee any right to continued employment after the Time of Distribution, and such employees shall continue to be employed "at-will".

     7.2 OTHER LIABILITIES AND OBLIGATIONS. Effective as of the Time of Distribution, New Gaylord shall assume and be solely responsible for (i) all liabilities and obligations related to the New Gaylord Employees and (ii) except as specifically provided in this Article VII and except to the extent otherwise provided in this Distribution Agreement, the Merger Agreement or the Post Closing Covenants Agreement, all liabilities and obligations related to the Retained Employees that were incurred on or before the Time of Distribution. Effective as of the Time of Distribution, the Company shall assume and be solely responsible for (i) all liabilities and obligations related to the Retained Employees incurred after the Time of Distribution, (ii) all holiday, vacation and sick day benefits of the Retained Employees accrued as of the Time of Distribution to the extent reflected on the Closing Balance Sheet and (iii) all other liabilities, including without limitation for worker's compensation and medical benefits, to the extent reflected as a Current Liability on the Closing Balance Sheet (as those terms are defined in the Post-Closing Covenants Agreement). For purposes of this Section 7.2, a liability is "incurred" on either the date the event giving rise to the liability occurs or, if the liability is related to more than one event, the date the first event to which the liability relates occurs. Notwithstanding the foregoing, (i) New Gaylord shall assume all liabilities and obligations related to Retained Employees who also perform services for the New Gaylord Companies with respect to whom New Gaylord continues to employ in accordance with Section 6.15(d) of the Merger Agreement and (ii) the Company shall have no obligation or liability (including severance liability) thereto. Notwithstanding the foregoing, deferred directors' fees shall be the sole responsibility of New Gaylord.

     7.3 EMPLOYEE BENEFITS. Without limiting the generality of Section 7.2 above:

          (a) Effective as of the Time of Distribution, New Gaylord shall assume sponsorship of the Retirement Plan for Employees of New Gaylord and Affiliated and Adopting Corporations (the "New Gaylord Pension Plan") and the trust related thereto. As of the Time of Distribution, Retained Employees shall cease to participate in the New Gaylord Pension Plan and shall be fully vested in their benefits accrued thereunder as of the Time of Distribution, and the accrued benefits of Retained Employees shall be maintained under the New Gaylord Pension Plan until distributed in accordance with the terms of the New Gaylord Pension Plan.

          (b) Effective as of the Time of Distribution, New Gaylord shall assume sponsorship of the GEC 401(k) Savings Plan (the "New Gaylord Savings Plan") and the trust related thereto. As of the Time of Distribution, Retained Employees shall cease to participate in the New Gaylord Saving Plan, and shall be fully vested in their account balances thereunder as of the Time of Distribution, and the account balances of Retained Employees shall be maintained under the New Gaylord Savings Plan until distributed in accordance with the terms of the New Gaylord Savings Plan.

          (c) Effective as of the Time of Distribution, New Gaylord shall assume sponsorship of the employee welfare benefit plans (as such term is defined in ERISA) maintained or sponsored by the Company immediately prior to the Time of Distribution ("New Gaylord Welfare Plans"). As of the Time of Distribution, Retained Employees shall cease to participate in the New Gaylord Welfare Plans and, unless allowed to participate in Parent (or any of its Subsidiaries) welfare plans, shall commence to participate in welfare benefit plans of the Company (the "Replacement Welfare Plans"). The Company will, or shall use its best efforts to cause Parent (or any of its Subsidiaries) to, (i) waive all limitations as to pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements applicable to Retained Employees under the Replacement Welfare Plans, other than limitations or waiting periods that were in effect with respect to such employees under the New Gaylord Welfare Plans and that have not been satisfied as of the Time of Distribution, and (ii) provide each Retained Employee with credit for any co-payments and deductibles paid prior to the Time of Distribution in satisfying any deductible or out-of-pocket requirements under the Replacement Welfare Plans. Effective as of the Time of Distribution, New Gaylord shall assume sponsorship of the Company VEBA.

          (d) Effective as of the Time of Distribution, with respect to those collective bargaining agreements to which any of the Retained Companies or the New Gaylord Companies is a party and which cover New Gaylord Employees, New Gaylord shall assume liabilities and obligations of the Retained Companies and the New Gaylord Companies thereunder, to the extent that such liabilities and obligations relate to New Gaylord Employees and the Entertainment Business.

          (e) Effective as of the Time of Distribution, New Gaylord will assume sponsorship of the Company's Opryland USA, Inc. Supplemental Deferred Compensation Plan ("SUDCOMP Plan"), NLT Supplemental Executive Retirement Plan, GEC Benefit Restoration Plan and the GEC Supplemental Executive Retirement Plan (collectively, the "Nonqualified Plans"). As of the time of Distribution, Retained Employees shall cease to participate in the Nonqualified Plans and shall be fully vested in their benefits accrued thereunder or account balances thereunder, as applicable, as of the Time of Distribution.

     7.4 PRESERVATION OF RIGHTS TO AMEND OR TERMINATE PLANS. Except as otherwise provided in the Merger Agreement or this Distribution Agreement, no provision of this Distribution Agreement shall be construed as a limitation on the right of the Company or New Gaylord to amend or terminate any employee benefit plan, policy, or other perquisite of employment (hereinafter, "Employee Benefit") which right the Company or New Gaylord would otherwise have under the terms of such Employee Benefit, and no provision of this Distribution Agreement shall be construed to create a right in any employee or beneficiary of such Employee Benefit that such employee or beneficiary would not otherwise have under the terms of the plan or policy governing the Employee Benefit itself.

     7.5 REIMBURSEMENT; INDEMNIFICATION. New Gaylord and the Company acknowledge that the Company, on the one hand, and New Gaylord, on the other hand, may incur costs and expenses (including, without limitation, contributions to plans and the payment of insurance, or other similar premiums) pursuant to any of the employee benefit or compensation plans, programs or arrangements which are, as set forth in this Distribution Agreement, the responsibility of the other party. Accordingly, the Company and New Gaylord agree to reimburse each other, as soon as practicable but in any event within 30 days of receipt from the other party of appropriate verification, for all such costs and expenses. All liabilities retained, assumed or indemnified by New Gaylord pursuant to this Article VII shall in each case be deemed to be Assumed Liabilities, and all liabilities retained, assumed or indemnified by the Company pursuant to this Article VII shall in each case be deemed to be Retained Liabilities, and, in each case, shall be subject to the indemnification provisions set forth in Article VI hereof.

     7.6 EMPLOYMENT, CONSULTING AND SEVERANCE AGREEMENTS. Effective as of the Time of Distribution, New Gaylord shall assume all liabilities and obligations attributable to New Gaylord Employees under their respective employment, consulting and severance agreements with the Retained Companies or the New Gaylord Companies, as the same are in effect immediately prior to the Time of Distribution subject to the rights of New Gaylord to alter such agreements including, without limitation, the rights described in Sections 7.1 and 7.4 hereof except as otherwise provided in the Merger Agreement or this Distribution Agreement. Effective as of the Time of Distribution, the Company shall retain all liabilities and obligations attributable to Retained Employees under their respective employment, consulting and severance agreements with the Retained Companies or the New Gaylord Companies to the extent disclosed in Annex L attached hereto ("Listed Agreements"), as the same are in effect immediately prior to the Time of Distribution subject to the rights of the Company to alter such agreements including, without limitation, the rights described in Sections
7.1 and 7.4 hereof except as otherwise provided in the Merger Agreement or this Distribution Agreement. The Company and New Gaylord agree that the transactions contemplated by this Distribution Agreement shall not constitute severance of employment of any Retained Employee or any New Gaylord Employee.

     7.7 EQUITY AWARDS. Prior to the Time of Distribution, the Company shall amend the Company Stock Plans, make adjustments and take actions (and New Gaylord shall take such actions as are reasonably required to implement the same) with respect to the options, restricted stock and performance shares which are outstanding immediately prior to the Time of Distribution to provide that
(i) effective immediately prior to the Time of Distribution all restrictions with respect to restricted stock shall lapse and all performance criteria with respect to performance shares shall be deemed satisfied as though the "Company Performance Target" achieved was 100% pursuant to Exhibit A of the restricted stock agreement evidencing the award of such performance shares, (ii) any such options to acquire Company Common Stock which are held by New Gaylord Employees shall become fully vested and exercisable and will be converted into and represent options to acquire shares of New Gaylord Common Stock, under an equity incentive plan to be established by New Gaylord, with such other amendments and adjustments as are reasonable and appropriate, and (iii) the terms and/or number of such options to acquire Company Common Stock which are held by Retained Employees will be adjusted in accordance with the Merger Agreement.

     7.8 CERTAIN AMENDMENTS. Prior to the Time of Distribution, the Company shall amend the Listed Agreements and take actions (and New Gaylord shall take such actions as are reasonably required to implement the same) to provide that "Change in Control" (as such term is used in such Listed Agreements) shall include the Company Distribution.

     7.9 ACTIONS BY NEW GAYLORD. Any action required to be taken under this
Article VII may be taken by any member of the New Gaylord Companies.

                                  ARTICLE VIII

                                   CONDITIONS

     The obligations of the Company and New Gaylord to consummate the Company Distribution shall be subject to the fulfillment of each of the following conditions:

     8.1 NEW GAYLORD RECAPITALIZATION. The New Gaylord Recapitalization shall have been consummated in accordance with Section 2.2 hereof in all material respects.

     8.2 TAX DISAFFILIATION AGREEMENT. The Tax Disaffiliation Agreement in the form of attached to the Merger Agreement as Annex B, shall have been executed and delivered by each of the Company, New Gaylord and Parent.

     8.3 CERTAIN TRANSACTIONS. The Restructuring shall have been consummated in accordance with Article IV in all material respects.

     8.4 CONDITIONS TO MERGER SATISFIED. Each condition to the closing of the Merger set forth in Article VII of the Merger Agreement, other than (i) the condition to each party's obligations set forth in Section 7.01(f) thereof as to the consummation of the transactions contemplated by this Distribution Agreement and (ii) the condition to Parent's obligation set forth in Section 7.02(e) thereof as to the satisfaction of conditions contained in the Distribution Agreement shall have been satisfied or waived by the party for whose benefit such provision exists.

     8.5 ADEQUATE SURPLUS. The Board of Directors of the Company shall be reasonably satisfied that, after giving effect to the Restructuring, (i) the Company will not be insolvent and will not have unreasonably small capital with which to engage in its businesses and (ii) the Company's surplus will be sufficient to permit, without violation of Section 170 of the DGCL, the Company Distribution.

                                   ARTICLE IX

                           MISCELLANEOUS AND GENERAL

     9.1 MODIFICATION OR AMENDMENT. The parties hereto may modify or amend this Distribution Agreement by written agreement executed and delivered by authorized officers of the respective parties.

     9.2 WAIVER; REMEDIES. The conditions to the Company's obligation to consummate the Company Distribution are for the sole benefit of the Company and may be waived in writing by the Company in whole or in part to the extent permitted by applicable law. No delay on the part of any party hereto in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Unless otherwise provided, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties may otherwise have at law or in equity.

     9.3 COUNTERPARTS. For the convenience of the parties hereto, this Distribution Agreement may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and which counterparts shall together constitute the same agreement.

     9.4 GOVERNING LAW. This Distribution Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to its conflicts of law principles.

     9.5 NOTICES. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered by facsimile (upon confirmation of receipt) or personally, (ii) on the first business day following the date of dispatch if delivered by Federal Express or other next-day courier service, or (iii) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

     If to the Company:

     Gaylord Entertainment Company
     Westinghouse Building
     11 Stanwix Street
     Pittsburgh, PA 15222-1384
     Attn: Louis J. Briskman, Esq.
     Facsimile: (412) 642-5224

     with a copy to:

     Cravath, Swaine & Moore
     Worldwide Plaza
     825 Eighth Avenue
     New York, New York 10019
     Attn: Peter S. Wilson, Esq.
     Facsimile: (212) 474-3700

     If to New Gaylord:

     New Gaylord Entertainment Company
     One Gaylord Drive
     Nashville, Tennessee 37214
     Attn: Frank M. Wentworth, Jr., Esq.
     Facsimile: (615) 316-6060

     with a copy to:

     Skadden, Arps, Slate, Meagher & Flom LLP
     One Rodney Square
     Wilmington, Delaware 19801
     Attn: Richard L. Easton, Esq.
     Facsimile: (302) 651-3001

     9.6 CAPTIONS. All Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Distribution Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

     9.7 ASSIGNMENT. No party to this Distribution Agreement shall convey, assign or otherwise transfer any of its rights or obligations under this Distribution Agreement without the express written consent of the other party hereto in its sole and absolute discretion, except that either party hereto may assign any of its rights hereunder to a successor to all or any part of its business or to any of its wholly owned Subsidiaries. Except as aforesaid, any such conveyance, assignment or transfer without the express written consent of the other party shall be void ab initio. No assignment of this Agreement or any rights hereunder shall relieve the assigning party of its obligations hereunder.

     9.8 THIRD-PARTY BENEFICIARIES. Parent shall be a third-party beneficiary of this Distribution Agreement. Nothing contained in this Distribution Agreement is intended to confer upon any Person or entity other than the parties hereto and their respective successors and permitted assigns (other than Parent), any benefit, right or remedy under or by reason of this Distribution Agreement, except that the provisions of Section 6.1 hereof shall inure to the benefit of the Persons referred to therein.

     9.9 CERTAIN OBLIGATIONS. Whenever this Distribution Agreement requires any of the Subsidiaries of any party to take any action, this Distribution Agreement will be deemed to include an undertaking on the part of such party to cause such Subsidiary to take such action.

     9.10 SPECIFIC PERFORMANCE. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Distribution Agreement, the party or parties who are or are to be thereby aggrieved shall have the right of specific performance and injunctive relief giving effect to its or their rights under this Distribution Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.

     9.11 SEVERABILITY. If any provision of this Distribution Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

     9.12 ENTIRE AGREEMENT. The Transaction Agreements (including the documents and the instruments referred to herein and in the Merger Agreement, the Annexes hereto and to the Merger Agreement, the Parent Disclosure Schedule and the Company Disclosure Schedule), and the Confidentiality Agreement (as defined in the Merger Agreement) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

     9.13 JURISDICTION. Each of the Company and New Gaylord hereby (i) consents to be subject to the jurisdiction of the United States District Court for the District of Delaware and the jurisdiction of the courts of the State of Delaware in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Distribution Agreement or the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Distribution Agreement or the transactions contemplated hereby in any court other than the United States District Court for the District of Delaware or the courts of the State of Delaware, (iv) irrevocably waives (x) any objection that it may have or hereafter have to the changing of venue of any such suit, action or proceeding in such court and (y) any claim that any such suit, action or proceeding in any such court has been brought in an inconvenient forum and (v) irrevocably consents to the service of any and all process in any such suit, action or proceeding by the delivery of such process to such party at the address and in the manner provided in Section 9.5 hereof.

     IN WITNESS WHEREOF, this Distribution Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first hereinabove written.

                                      GAYLORD ENTERTAINMENT COMPANY

                                      By:
                                         ---------------------------------------

                                         Name:

                                         Title:

                                      NEW GAYLORD ENTERTAINMENT COMPANY

                                      By:
                                         ---------------------------------------

                                         Name:

                                         Title:

                                                                       ANNEX III

     STOCKHOLDER AGREEMENT dated as of February 9, 1997, among WESTINGHOUSE ELECTRIC CORPORATION, a Pennsylvania corporation ("Parent"), the individuals and other parties listed on Schedule A attached hereto (together with any Transferee (as hereinafter defined), each, a "Stockholder" and, collectively, the "Stockholders"), and Edward L. Gaylord, Edith Gaylord Harper, Christine Gaylord Everest, Edward K. Gaylord II and Martin C. Dickinson, as trustees (in such capacity, together with any New Trustee (as hereinafter defined), each, a "Trustee", and collectively, the "Trustees") of the Trust (as hereinafter defined).

     WHEREAS Parent, G Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and Gaylord Entertainment Company, a Delaware corporation (the "Company"), propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended in accordance with Section 1.01(b) thereof or, with the consent of the Trustees, otherwise amended, the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement) providing for the merger of Sub with and into the Company (the "Merger") following the Restructuring and the Company Distribution, upon the terms and subject to the conditions set forth in the Merger Agreement;

     WHEREAS as of the date hereof the Trustees constitute all the trustees of that certain voting trust (the "Trust"), created pursuant to the Agreement dated as of October 3, 1990, as amended by Amendment No. 1 to Voting Trust Agreement dated as of October 23, 1991 (as so amended, the "Trust Agreement"), among the Trustees and certain shareholders of the Company party thereto from time to time;

     WHEREAS as of the date hereof each Stockholder owns of record the number of shares of Class A Common Stock, $.01 par value, of the Company (the "Class A Common Stock"), and of Class B Common Stock, $.01 par value, of the Company (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"), set forth opposite his, her or its name on Schedule A attached hereto (such shares of Common Stock, together with any other shares of capital stock of the Company acquired by such Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as such Stockholder's "Non-Trust Shares");

     WHEREAS as of the date hereof the Trust owns of record 37,767,956 shares of Class B Common Stock (such shares of common stock, together with any other shares of capital stock of the Company deposited in or otherwise acquired by the Trust after the date of this Agreement, being collectively referred to herein as the "Trust Shares");

     WHEREAS as of the date hereof each Stockholder owns beneficially the number of Trust Shares set forth opposite his, her or its name on Schedule A attached hereto (such Trust Shares, together with any other Trust Shares acquired by such Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as such Stockholder's Trust Shares) and each Stockholder owns of record Trust Certificates (as such term is defined in the Trust Agreement) evidencing ownership of such Stockholder's Trust Shares); and

     WHEREAS as a condition to its willingness to enter into the Merger Agreement, Parent has requested that each Stockholder, individually as a shareholder and as a holder of Trust Certificates, and each Trustee, in his or her capacity as a trustee of the Trust, enter into this Agreement;

     NOW, THEREFORE, to induce Parent to enter into, and in consideration of its entering into, the Merger Agreement, and in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

     1. REPRESENTATIONS AND WARRANTIES OF EACH STOCKHOLDER. Each Stockholder hereby, severally and not jointly, represents and warrants to Parent in respect of himself, herself or itself as follows:

          (a) Authority. The Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized,

                                      III-1
     executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable in accordance with its terms, except to the extent limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights generally or by general principles of equity. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder or to any of the Stockholder's property or assets. If the Stockholder is married and the Stockholder's Non-Trust Shares or Trust Shares constitute community property or otherwise are owned or held in a manner that requires spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder's spouse or the person giving such approval, enforceable against such spouse or person in accordance with its terms. No trust of which the Stockholder is a trustee requires the consent of any beneficiary to the execution and delivery of this Agreement or to the consummation of any of the transactions contemplated hereby.

          (b) The Non-Trust Shares. The Stockholder is the record and beneficial owner of, or is trustee of a trust that is the record holder of, and whose beneficiaries beneficially own, and has good and marketable title to, the Non-Trust Shares set forth opposite his, her or its name on Schedule A attached hereto, free and clear of any claims, liens, encumbrances and security interests whatsoever. The Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Non-Trust Shares and the Trust Shares set forth opposite his, her or its name on Schedule A attached hereto. The Stockholder has the sole right to vote such Non-Trust Shares, and none of such Non-Trust Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Non-Trust Shares, except the terms of this Agreement.

          (c) The Trust Shares. The Stockholder is the beneficial owner of, or is trustee of a trust whose beneficiaries beneficially own, the Trust Shares set forth opposite his, her or its name on Schedule A attached hereto, free and clear of any claims, liens, encumbrances and security interests whatsoever and has the power to sell, transfer and assign such Trust Shares and the Trust Certificates evidencing such Trust Shares, subject to the terms of the Trust Agreement.

          (d) Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in respect of this Agreement or in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder, other than any financial advisor whose fee shall be paid by the Stockholder individually.

     2. REPRESENTATIONS AND WARRANTIES OF THE TRUSTEES. The Trustees hereby represent and warrant to Parent in their capacities as Trustees, as follows:

          (a) Authority. The Trustees constitute all of the trustees of the Trust. The Trustees have all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby on behalf of the Trust. This Agreement has been duly authorized, executed and delivered by the Trustees and constitutes a valid and binding obligation of the Trustees and of the Trust enforceable in accordance with its terms, except to the extent limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights generally or by general principles of equity. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Trustees or the Trust or to any of the Trustees' or the Trust's property or assets. The Trustees do not require the consent of any of the holders of Trust Certificates or

                                      III-2
     any other person (as defined in the Merger Agreement) to the execution and delivery by the Trustees of this Agreement or to the consummation by the Trustees of any of the transactions contemplated hereby.

          (b) The Trust Shares. The Trustees collectively are the record holder of, and have legal title to, the Trust Shares, free and clear of any claims, liens, encumbrances and security interests whatsoever, other than the express terms of the Trust Agreement (it being understood that no representation or warranty is made with respect to any claims, liens, encumbrances or security interests not created by the Trustees and relating solely to particular Trust Certificates evidencing Trust Shares). There are no shares of capital stock of the Company deposited in the Trust other than the Trust Shares. The Trustees have the sole right to vote the Trust Shares on any and all matters presented to the stockholders of the Company, and none of the Trust Shares is subject to any agreement, arrangement or restriction with respect to the voting of the Trust Shares, except the terms of the Trust Agreement and this Agreement.

     3. REPRESENTATIONS AND WARRANTIES OF PARENT. Parent hereby represents and warrants to each Stockholder that Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable in accordance with its terms, except to the extent limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights generally or by general principles of equity. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, the articles of incorporation or by-laws of Parent, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Parent or to any of Parent's property or assets.

     4. COVENANTS OF EACH TRUSTEE. Until the termination of this Agreement in accordance with Section 8, the Trustees hereby agree as follows:

          (a) At any meeting of stockholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought, the Trustees shall, including by initiating a written consent solicitation if requested by Parent, vote (or cause to be voted) the Trust Shares in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement or any of the other Transaction Agreements.

          (b) At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the stockholder's vote, consent or other approval is sought, the Trustees shall vote (or cause to be voted) the Trust Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other takeover proposal as such term is defined in the Merger Agreement (a "Takeover Proposal"), or (ii) any amendment of the Company's certificate of incorporation or by-laws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or any of the other Transaction Agreements or change in any manner the voting rights of each class of Company Common Stock. Subject to Section 10, the Trustees further agree not to commit or agree to take any action inconsistent with the foregoing.

          (c) The Trustees shall (i) not, without the consent of Parent, vote to amend, alter or modify the Trust Agreement pursuant to Section 27 of the Trust Agreement, (ii) not consent to the withdrawal of any Trust Shares from the Trust pursuant to Section 4 of the Trust Agreement or otherwise,
     (iii) not take

                                      III-3
     any action that would result in the conversion of any of the Trust Shares into shares of Class A Common Stock, (iv) not resign from their respective positions as Trustees, (v) not vote for the removal of any of the other Trustees pursuant to Section 14 of the Trust Agreement or otherwise, (vi) not name any new trustee of the Trust unless required to do so pursuant to
     Section 15 of the Trust Agreement (such a new trustee, if any, a "New Trustee") and (vii) appoint only such New Trustees (if any) as are, or will contemporaneously with election and acceptance of appointment as such become, parties to this Agreement (and from and after such appointment, each such New Trustee shall be deemed to be, and be bound as if he or she had originally executed this Agreement in his or her capacity as, a Trustee for all purposes of this Agreement). Subject to Section 10, the Trustees further agree not to covenant or agree to take any action inconsistent with the foregoing.

     5. COVENANTS OF EACH STOCKHOLDER. Until the termination of this Agreement in accordance with Section 8, each Stockholder, severally and not jointly, agrees as follows:

          (a) At any meeting of stockholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought, the Stockholder shall, including by initiating a written consent solicitation if requested by Parent, vote (or cause to be voted) his, her or its Non-Trust Shares in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement or any of the other Transaction Agreements.

          (b) At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the stockholder's vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) his, her or its Non-Trust Shares against
     (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other Takeover Proposal or (ii) any amendment of the Company's certificate of incorporation or by-laws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or any of the other Transaction Agreements or change in any manner the voting rights of each class of Company Common Stock. Subject to Section 10, the Stockholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

          (c) The Stockholder agrees not to (i) sell, transfer (including by gift), pledge, assign or otherwise dispose of or, in the case of any shares of Class B Common Stock, otherwise Transfer (within the meaning of paragraph (xii) of Division (C)(5) of Article IV of the Restated Certificate of Incorporation of the Company) (collectively, "Transfer"), or enter into any contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, his, her or its Non-Trust Shares and/or Trust Shares to any person other than pursuant to the terms of the Merger, unless such transferee agrees to be bound by the terms of this Agreement as if he, she or it had originally executed this Agreement as a Stockholder (any such person so agreeing to be bound, a "Transferee") and, in the case of shares of Class B Common Stock, only in a manner that would not cause such shares of Class B Common Stock to be converted into shares of Class A Common Stock (it being understood that no sale, transfer, pledge, assignment, disposition or Transfer that may occur as the result of the involuntary bankruptcy of the Stockholder will constitute a breach of this Agreement); provided, however, that not more than an aggregate of 603,993 shares of Class B Common Stock may be sold or transferred by all Stockholders collectively to one or more Transferees in a manner that would cause such shares of Class B Common Stock to be converted into shares of Class A Common Stock, (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in connection with, directly or indirectly, any Takeover Proposal, (iii) convert, or cause to be converted, or take any action that would result in the conversion of, any of his, her or its Non-Trust Shares consisting of Class B Common Stock into shares of Class A Common Stock (except as permitted in subsection (i) above), (iv) transfer to the Trustees any Trust Certificates in connection with the withdrawal of any his, her or its Trust Shares from the Trust

                                      III-4
     pursuant to Section 4 of the Trust Agreement or otherwise or (v) execute any instrument directing the termination of the Trust pursuant to Section 20 of the Trust Agreement or otherwise. Subject to Section 10, the Stockholder further agrees not to commit or agree to take any of the foregoing actions.

          (d) Subject to Section 10, during the term of this Agreement, the Stockholder shall not, nor shall it authorize any investment banker, attorney or other adviser or representative of the Stockholder to, (i) directly or indirectly solicit, initiate or encourage the submission of, any Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal.

          (e) Until after the Merger is consummated or the Merger Agreement is terminated pursuant to its terms, the Stockholder shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and each of the other transactions contemplated by the Merger Agreement or any of the other Transaction Agreements.

          (f) The Stockholder represents that any proxies heretofore given in respect of the Stockholder's Non-Trust Shares are not irrevocable, and that any such proxies are hereby revoked.

          (g) In the case of each of Mary I. Gaylord and Louise Gaylord Bennett, the Stockholder shall not decline appointment as a trustee of the Trust as contemplated by Section 15 of the Trust Agreement or otherwise unless she is not legally qualified to be appointed.

     6. FURTHER ASSURANCES. Each Stockholder and Trustee will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments and take such other actions as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

     7. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that Parent may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct wholly owned subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     8. TERMINATION. This Agreement shall terminate upon the earlier of (a) the Effective Time of the Merger or (b) the time the Merger Agreement is terminated in accordance with its terms unless the Merger Agreement is terminated (i) by Parent or the Company pursuant to Section 8.01(b)(i), (ii) by the Company pursuant to Section 8.01(b)(iv) if at the time of such termination Parent had the right to terminate the Merger Agreement pursuant to Section 8.01(b)(v),
(iii) by Parent pursuant to Section 8.01(b)(v) or (iv) at a time when one or more of the Stockholders or Trustees is in breach in any material respect of any of the terms or provisions of this Agreement and such breach cannot be or has not been cured within 30 days after the giving of written notice by Parent to the breaching Stockholder or Trustee of such breach, in all of which cases this Agreement shall terminate on August 9, 1998.

     9. GENERAL PROVISIONS.

          (a) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

          (b) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to Parent in accordance with Section 10.02 of the Merger Agreement and to the Stockholders (including, if applicable, in his or her capacity as a Trustee) at their respective addresses set forth on Schedule A attached hereto (or at such other address for a party as shall be specified by like notice).

                                      III-5

          (c) Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

          (d) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to Parent, it being understood that each party need not sign the same counterpart.

          (e) Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          (f) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

     10. STOCKHOLDER CAPACITY. No person executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his capacity as such director or officer. Each Stockholder signs solely in his, her or its capacity as the record holder and/or beneficial owner of, or the trustee of a trust whose beneficiaries beneficially own, his, her or its Non-Trust Shares and/or Trust Shares and nothing herein shall limit or affect any actions taken by such Stockholder in his or her capacity as an officer or director of the Company. Each Trustee signs in his or her capacity as a trustee of the Trust and nothing herein shall limit or affect any actions taken by a Trustee in his or her capacity as an officer or director of the Company.

     11. ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in a Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that such party will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than a Federal court sitting in the state of Delaware or a Delaware state court and (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

     IN WITNESS WHEREOF, Parent has caused this Agreement to be signed by its officer thereunto duly authorized and each Stockholder, individually as a shareholder of the Company and as a Trust Certificate holders, and each Trustee, in his or her capacity as a trustee of the Trust, has signed this Agreement, all as of the date first written above.

                                      WESTINGHOUSE ELECTRIC CORPORATION

                                      By: /s/    FREDRIC G. REYNOLDS

                                         ---------------------------------------
                                                   Fredric G. Reynolds
                                                Executive Vice President,
                                                 Chief Financial Officer

                                      III-6

                                      STOCKHOLDERS:

                                          /s/      EDWARD L. GAYLORD

                                          --------------------------------------
                                                    Edward L. Gaylord

                                          /s/    EDITH GAYLORD HARPER

                                         ---------------------------------------
                                                  Edith Gaylord Harper

                                          /s/ CHRISTINE GAYLORD EVEREST

                                         ---------------------------------------
                                                Christine Gaylord Everest

                                          /s/    EDWARD K. GAYLORD II

                                         ---------------------------------------
                                                  Edward K. Gaylord II

                                          /s/   LOUISE GAYLORD BENNETT

                                         ---------------------------------------
                                                 Louise Gaylord Bennett

                                          /s/      MARY I. GAYLORD

                                         ---------------------------------------
                                                     Mary I. Gaylord

                                         EDWARD L. GAYLORD REVOCABLE TRUST

                                      By: /s/     EDWARD L. GAYLORD

                                         ---------------------------------------
                                               Edward L. Gaylord, Trustee

                                           MARTIN C. DICKINSON REVOCABLE TRUST

                                      By: /s/    MARTIN C. DICKINSON

                                         ---------------------------------------
                                              Martin C. Dickinson, Trustee

                                         DICKINSON TRUST

                                      By: /s/    MARTIN C. DICKINSON

                                         ---------------------------------------
                                              Martin C. Dickinson, Trustee

                                         MARY I. GAYLORD REVOCABLE
                                         LIVING TRUST OF 1985

                                      By: /s/     EDWARD L. GAYLORD

                                         ---------------------------------------
                                               Edward L. Gaylord, Trustee

                                         EDITH GAYLORD HARPER 1995
                                         REVOCABLE TRUST

                                      By: /s/    EDITH GAYLORD HARPER

                                         ---------------------------------------
                                              Edith Gaylord Harper, Trustee

                                      III-7

                                      TRUSTEES:

                                          /s/      EDWARD L. GAYLORD

                                          --------------------------------------
                                                    Edward L. Gaylord

                                          /s/    EDITH GAYLORD HARPER

                                         ---------------------------------------
                                                  Edith Gaylord Harper

                                          /s/ CHRISTINE GAYLORD EVEREST

                                         ---------------------------------------
                                                Christine Gaylord Everest

                                          /s/    EDWARD K. GAYLORD II

                                         ---------------------------------------
                                                  Edward K. Gaylord II

                                          /s/    MARTIN C. DICKINSON

                                         ---------------------------------------
                                                   Martin C. Dickinson

                                      III-8

                                   SCHEDULE A

                            TO STOCKHOLDER AGREEMENT

                                                               NUMBER OF SHARES OF COMPANY
           NAME AND ADDRESS OF STOCKHOLDER                    COMMON STOCK OWNED OF RECORD
------------------------------------------------------    -------------------------------------
Edward L. Gaylord.....................................    Total Class A:                      0
P O Box 25125                                             Total Class B:                      0
Oklahoma City, OK 73125-0125                              Non-Trust Class B:                  0
                                                          Trust Class B:                      0
Edith Gaylord Harper..................................    Total Class A:                      0
9000 Broadway Ext                                         Total Class B:                      0
Oklahoma City, OK 73114-3708                              Non-Trust Class B:                  0
                                                          Trust Class B:                      0
Christine Gaylord Everest.............................    Total Class A:                      0
6608 N Pennsylvania Avenue                                Total Class B:              2,595,489
Oklahoma City, OK 73116-5315                              Non-Trust Class B:                  0
                                                          Trust Class B:              2,595,489
Edward K. Gaylord II..................................    Total Class A:                      0
RR 8 Box 104B                                             Total Class B:              1,207,500
Guthrie, OK 73044-9059                                    Non-Trust Class B:                  0
                                                          Trust Class B:              1,207,500
Louise Gaylord Bennett................................    Total Class A:                  5,512
1604 Dorchester Drive                                     Total Class B:              2,834,730
Oklahoma City, OK 73120-1205                              Non-Trust Class B:                  0
                                                          Trust Class B:              2,834,730
Mary I. Gaylord.......................................    Total Class A:                      0
P O Box 25125                                             Total Class B:                      0
Oklahoma City, OK 73125-0125                              Non-Trust Class B:                  0
                                                          Trust Class B:                      0
Edward L. Gaylord, Trustee............................    Total Class A:                 44,100
Edward L. Gaylord Revocable Trust                         Total Class B:             14,055,577
P O Box 25125                                             Non-Trust Class B:            147,582
Oklahoma City, OK 73125-0125                              Trust Class B:             13,907,995

Edward L. Gaylord, Trustee............................    Total Class A:                      0
Mary I. Gaylord Revocable Living Trust of 1985            Total Class B:              2,585,940
P O Box 25125                                             Non-Trust Class B:                  0
Oklahoma City, OK 73125-0125                              Trust Class B:              2,585,940

Edith Gaylord Harper, Trustee.........................    Total Class A:                      0
Edith Gaylord Harper 1995 Revocable Trust                 Total Class B:              6,400,114
9000 Broadway Ext.                                        Non-Trust Class B:          1,190,802
Oklahoma City, OK 73114-3708                              Trust Class B:              5,209,312

Martin C. Dickinson, Trustee..........................    Total Class A:                      0
Martin C. Dickinson Revocable Trust                       Total Class B:                281,477
P O Box 7078                                              Non-Trust Class B:             82,479
Rancho Santa Fe, California                               Trust Class B:                198,998

Martin C. Dickinson, Trustee..........................    Total Class A:                      0
Dickinson Trust                                           Total Class B:              3,596,615
P O Box 808                                               Non-Trust Class B:                  0
Rancho Santa Fe, California                               Trust Class B:              3,596,615

                                      III-9

                                                                        ANNEX IV

                        POST-CLOSING COVENANTS AGREEMENT
                       DATED AS OF                , 199 ,
                                     AMONG
                       WESTINGHOUSE ELECTRIC CORPORATION,
                         GAYLORD ENTERTAINMENT COMPANY,
                       NEW GAYLORD ENTERTAINMENT COMPANY
                                      AND
                              THE SUBSIDIARIES OF
                       NEW GAYLORD ENTERTAINMENT COMPANY
                      LISTED ON SCHEDULE A ATTACHED HERETO

                               TABLE OF CONTENTS

                                                                                           PAGE
                                                                                           -----
                                           ARTICLE I
                                          DEFINITIONS
Section 1.01.     Definitions...........................................................    IV-1

                                           ARTICLE II
                                        INDEMNIFICATION
Section 2.01.     Indemnification by New Gaylord Indemnitors............................    IV-2
Section 2.02.     Indemnification by Parent.............................................    IV-2
Section 2.03.     Procedures Relating to Indemnification................................    IV-3
Section 2.04.     Certain Limitations...................................................    IV-4
Section 2.05.     Limitation on the New Gaylord Indemnitors' Indemnification Obligation
                    under Section 2.01(iv)..............................................    IV-4
Section 2.06.     Exclusivity of Tax Disaffiliation Agreement...........................    IV-5

                                          ARTICLE III
                                        OTHER AGREEMENTS
Section 3.01.     Insurance.............................................................    IV-5
Section 3.02.     Expenses..............................................................    IV-5
Section 3.03.     Characterization of Payments..........................................    IV-5
Section 3.04.     Agreement Not to Compete..............................................    IV-5
Section 3.05.     Working Capital Adjustment............................................    IV-6
Section 3.06.     Successors............................................................    IV-8
Section 3.07.     Third Party Rights....................................................    IV-8
Section 3.08.     Joint Defense and Confidentiality Agreement...........................    IV-8

                                           ARTICLE IV
                                   MISCELLANEOUS AND GENERAL
Section 4.01.     Effectiveness; Modification or Amendment..............................    IV-8
Section 4.02.     Waiver; Remedies......................................................    IV-8
Section 4.03.     Counterparts..........................................................    IV-9
Section 4.04.     Governing Law.........................................................    IV-9
Section 4.05.     Notices...............................................................    IV-9
Section 4.06.     Entire Agreement......................................................   IV-10
Section 4.07.     Certain Obligations...................................................   IV-10
Section 4.08.     Assignment............................................................   IV-10
Section 4.09.     Captions..............................................................   IV-10
Section 4.10.     Severability..........................................................   IV-10
Section 4.11.     No Third Party Beneficiaries..........................................   IV-10
Section 4.12.     Enforcement...........................................................   IV-10

Schedule A--Subsidiaries of New Gaylord

Annex A--Joint Defense and Confidentiality Agreement

     POST-CLOSING COVENANTS AGREEMENT dated as of             , 199 , among
     WESTINGHOUSE ELECTRIC CORPORATION, a Pennsylvania corporation ("Parent"), GAYLORD ENTERTAINMENT COMPANY, a Delaware corporation (the "Company"), NEW GAYLORD ENTERTAINMENT COMPANY (formerly known as Gaylord Broadcasting Company), a Delaware corporation and a wholly owned subsidiary of the Company ("New Gaylord"), and THE SUBSIDIARIES OF NEW GAYLORD LISTED ON SCHEDULE A ATTACHED HERETO (together with New Gaylord, collectively the "New Gaylord Indemnitors").

     WHEREAS, Parent, G Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and the Company have entered into an Agreement and Plan of Merger dated as of February 9, 1997 (the "Merger Agreement"), providing for the Merger (as defined in the Merger Agreement) of Sub with and into the Company;

     WHEREAS, the Board of Directors of the Company has approved an Agreement and Plan of Distribution in the form of Annex A attached to the Merger Agreement with such changes as may be made in accordance with Section 6.14 of the Merger Agreement (the "Distribution Agreement"), which will be entered into prior to the Effective Time (as defined in the Merger Agreement) subject to the issuance of the Tax Rulings (as such term is defined in the Merger Agreement), pursuant to and subject to the terms of which (a) the assets and businesses of the Company and its subsidiaries (as defined in the Merger Agreement) will be restructured as a result of which (i) all the assets of the Company and its subsidiaries, other than the Retained Assets (as defined in the Merger Agreement), will be held by New Gaylord or one or more of New Gaylord's subsidiaries and (ii) all the liabilities of the Company and its subsidiaries, other than the Retained Liabilities (as defined in the Merger Agreement), will be assumed by New Gaylord or one or more of New Gaylord's subsidiaries, (b) New Gaylord will be recapitalized in accordance with Article II of the Distribution Agreement and (c) following such restructuring and recapitalization, the Company will distribute (the "Company Distribution") to each holder of record of shares of Class A Common Stock, $.01 par value, of the Company ("Company Class A Common Stock") and Class B Common Stock, $.01 par value, of the Company ("Company Class B Common Stock" and, together with the Company Class A Common Stock, "Company Common Stock") a number of shares of Common Stock, $.01 par value, of New Gaylord equal to one-third of the number of shares of Company Common Stock held by such holder;

     WHEREAS, the execution and delivery of this Agreement by the parties hereto is a condition to the obligations of the parties to the Merger Agreement to consummate the Merger;

     WHEREAS, the execution and delivery of this Agreement by the parties hereto is a condition to the obligations of the parties to the Distribution Agreement to consummate the Company Distribution; and

     WHEREAS, the parties to this Agreement have determined that it is necessary and desirable to set forth certain agreements that will govern certain matters that may arise following the Restructuring (as defined in the Merger Agreement), the Company Distribution and the Merger.

     NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     SECTION 1.01. DEFINITIONS. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to such terms in the Merger Agreement or, if not defined in the Merger Agreement, the Distribution Agreement. As used in this Agreement, the following terms shall have the following respective meanings:

     "Filings" shall mean the Registration Statements, the Proxy
Statement-Prospectus and any other document filed or required to be filed with the SEC in connection with the transactions contemplated by the Transaction Agreements, or any preliminary or final form thereof or any amendment or supplement thereto.

     "New Gaylord Indemnitees" shall mean New Gaylord, each Affiliate (as defined in the Distribution Agreement) of New Gaylord, including any of its direct or indirect subsidiaries, and each of their respective Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

     "Indemnifiable Losses" shall mean, subject to Section 2.04, all losses, liabilities, damages, deficiencies, obligations, fines, expenses, claims, demands, actions, suits, proceedings, judgments or settlements, whether or not resulting from Third Party Claims (as defined in Section 2.03(a)), including interest and penalties recovered by a third party with respect thereto and out-of-pocket expenses and reasonable attorneys' and accountants' fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the Indemnitee's rights hereunder, suffered or incurred by an Indemnitee.

     "Indemnitee" shall mean any of the Parent Indemnitees or the New Gaylord Indemnitees who or which may seek indemnification under this Agreement.

     "Parent Indemnitees" shall mean Parent, each Affiliate of Parent, including any of its direct or indirect subsidiaries (including, after the Effective Time, the Retained Companies), and each of their respective Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

                                   ARTICLE II

                                INDEMNIFICATION

     SECTION 2.01. INDEMNIFICATION BY NEW GAYLORD INDEMNITORS. Subject to the provisions of this Article II, the New Gaylord Indemnitors shall jointly and severally indemnify, defend and hold harmless the Parent Indemnitees from and against, and pay or reimburse the Parent Indemnitees for, all Indemnifiable Losses, as incurred:

          (i) relating to or arising from the Entertainment Business, the assets of the Entertainment Business or the Assumed Liabilities (including the failure by New Gaylord or any New Gaylord Company to pay, perform or otherwise discharge any of the Assumed Liabilities in accordance with their terms), whether such Indemnifiable Losses relate to or arise from events, occurrences, actions, omissions, facts or circumstances occurring, existing or asserted before, at or after the Effective Time;

          (ii) relating to or arising from any untrue statement or alleged untrue statement of a material fact contained in any of the Filings, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; but only in each case with respect to information provided by the Company relating to the Company or any of its subsidiaries (including the Retained Subsidiaries) contained in or omitted from the Filings;

          (iii) relating to or arising from the breach by any New Gaylord Company of any agreement or covenant contained in any Transaction Agreement (other than the Tax Disaffiliation Agreement, the Ancillary Agreements and the Stockholder Agreement) which by its express terms is to be performed or complied with after the Effective Time; or

          (iv) relating to or arising from any breach or inaccuracy of any representation or warranty of the Company contained in the Merger Agreement

     SECTION 2.02. INDEMNIFICATION BY PARENT.  Subject to the provisions of this
Article II, Parent shall indemnify, defend and hold harmless the New Gaylord Indemnitees from and against, and pay or reimburse the New Gaylord Indemnitees for, all Indemnifiable Losses, as incurred:

          (i) subject to the provisions of Sections 2.01(iv), relating to or arising from the Retained Business, the Retained Assets or the Retained Liabilities (including the failure by any Retained Company to pay, perform or otherwise discharge any of the Retained Liabilities in accordance with their terms), whether such Indemnifiable Losses relate to or arise from events, occurrences, actions, omissions, facts or circumstances occurring, existing or asserted before, at or after the Effective Time;

          (ii) relating to or arising from any untrue statement or alleged untrue statement of a material fact contained in any of the Filings, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; but only in each case with respect to information provided by Parent relating to Parent or any of its subsidiaries other than the Retained Companies contained in or omitted from the Filings; or

          (iii) relating to or arising from the breach by Parent or any Retained Company of any agreement or covenant contained in any Transaction Agreement (other than the Tax Disaffiliation Agreement, the Ancillary Agreements and the Stockholder Agreement) which by its express terms is to be performed or complied with after the Effective Time.

     SECTION 2.03. PROCEDURES RELATING TO INDEMNIFICATION. (a) In order for an Indemnitee to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any Person who is not an Indemnitee against the Indemnitee (a "Third Party Claim"), such Indemnitee must notify the party who may become obligated to provide indemnification hereunder (the "indemnifying party") in writing, and in reasonable detail, of the Third Party Claim reasonably promptly, and in any event within 20 business days after receipt by such Indemnitee of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure; provided further, however, that with respect to any matter for which any New Gaylord Indemnitor is the indemnifying party, such New Gaylord Indemnitor shall be deemed to have received notice with respect to all matters by or against any Retained Company that arose prior to, or were otherwise pending at, the Effective Time. After any required notification (if applicable), the Indemnitee shall deliver to the indemnifying party, promptly after the Indemnitee's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.

     (b) If a Third Party Claim is made against an Indemnitee, the indemnifying party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof (at the expense of the indemnifying party) with counsel selected by the indemnifying party and reasonably satisfactory to the Indemnitee. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party will not be liable to the Indemnitee for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof. If the indemnifying party assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the Indemnitee for any period during which the indemnifying party has not assumed the defense thereof (other than during any period in which the Indemnitee shall have failed to give notice of the Third Party Claim as provided above). Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the fees and expenses of counsel incurred by the Indemnitee in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnitee which the Indemnitee reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages. The indemnification required by Section 2.01 or 2.02, as the case may be, shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or the Indemnifiable Loss is incurred. If the indemnifying party chooses to defend or prosecute a Third Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof, which cooperation shall include the retention in accordance with the Distribution Agreement and (upon the indemnifying party's request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the indemnifying party chooses to defend or prosecute any Third Party Claim, the Indemnitee will agree to any settlement, compromise or discharge of such Third Party Claim which the indemnifying party may recommend and which by its terms obligates the indemnifying party to pay the full amount of liability in connection with such Third Party Claim; provided, however, that, without the Indemnitee's consent, the indemnifying party shall not consent to entry of any judgment or enter into any settlement (x) that provides for injunctive or other nonmonetary relief affecting the Indemnitee or
(y) that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnitee of a release from all liability with respect to such claim. If the indemnifying party shall have assumed the defense of a Third Party Claim, the Indemnitee shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld).

     (c) In order for an Indemnitee to be entitled to any indemnification provided for under this Agreement in respect of a claim that does not involve a Third Party Claim, the Indemnitee shall deliver notice of such claim (in reasonably sufficient detail to enable the indemnifying party to evaluate such claim) with reasonable promptness to the indemnifying party. The failure by any Indemnitee so to notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to such Indemnitee under this Agreement, except to the extent that the indemnifying party shall have been actually prejudiced by such failure. If the indemnifying party does not notify the Indemnitee within 20 calendar days following its receipt of such notice that the indemnifying party disputes its liability with respect to such claim under
Section 2.01 or 2.02, as the case may be, the claim shall be conclusively deemed a liability of the indemnifying party under Section 2.01 or 2.02, as the case may be, and the indemnifying party shall pay the amount of such liability to the Indemnitee on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the indemnifying party has timely disputed its liability with respect to such claim, as provided above, the indemnifying party and the Indemnitee shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

     (d) The parties hereto agree that New Gaylord shall be the representative of the other New Gaylord Indemnitors for all purposes of this Section 2.03, and as such all deliveries, notices and other communications made or delivered to New Gaylord shall also be deemed to have been made or delivered to the other New Gaylord Indemnitors, and all elections, selections of counsel, choices, agreements and consents made or delivered by New Gaylord shall be deemed to have also been made or delivered by the other applicable New Gaylord Indemnitors, and shall be binding thereon. Notwithstanding the foregoing, the parties hereto agree that nothing contained in this Section 2.03(d) shall in any manner affect, limit or impair the rights of the Parent Indemnitees to indemnification from any New Gaylord Indemnitor pursuant to Section 2.01.

     SECTION 2.04. CERTAIN LIMITATIONS. (a) The amount of any Indemnifiable Losses or other liability for which indemnification is provided under this Agreement or any other amounts payable or reimbursable by one party to another under this Agreement shall be net of any amounts actually recovered by the Indemnitee from third parties (including, without limitation, amounts actually recovered under insurance policies) with respect to such Indemnifiable Losses or other liability or amounts.

     (b) All indemnification payments under this Agreement shall be determined on a pre-tax basis, i.e., without regard to the tax consequences to the Indemnitee of making a payment that is indemnified by another party under this Agreement or of receiving a payment under this Agreement as indemnification therefor.

     SECTION 2.05. LIMITATION ON THE NEW GAYLORD INDEMNITORS' INDEMNIFICATION OBLIGATION UNDER SECTION 2.01(IV). (a) The New Gaylord Indemnitors shall not have any liability under Section 2.01(iv) unless the aggregate of all Indemnifiable Losses for which the New Gaylord Indemnitors would, but for this
Section 2.05, be liable under Section 2.01(iv) exceed on a cumulative pre-tax basis an amount equal to $8,250,000.

     (b) The parties hereto agree that the mere failure to list a Contract on the Company Disclosure Schedule shall not in and of itself constitute an Indemnifiable Loss. The parties hereto further agree that the foregoing shall in no way limit or impair any right of any Parent Indemnitee to indemnification under Section 2.01 or to recover any Indemnifiable Loss arising out of or otherwise related to any such Contract or the terms thereof, when considered individually or together with the terms of any other Contract, including with respect to any revenues that may be lower than otherwise reasonably anticipated by Parent, any expenses that may be higher than otherwise reasonably anticipated by Parent or any other Indemnifiable Loss whatsoever resulting from such Contract or its terms. The parties hereto further agree that this paragraph is not in any way intended to impose any different or more stringent burden of proof on any Parent Indemnitee in asserting or enforcing any right than that which may have existed in the absence of the foregoing.

     SECTION 2.06. EXCLUSIVITY OF TAX DISAFFILIATION AGREEMENT. Notwithstanding anything in this Agreement to the contrary, the Tax Disaffiliation Agreement shall be the exclusive agreement among the parties with respect to all Tax matters, including indemnification in respect of Tax matters.

                                  ARTICLE III

                                OTHER AGREEMENTS

     SECTION 3.01. INSURANCE. In the event that prior to the Effective Time any Retained Asset suffers any damage, destruction or other casualty loss, New Gaylord shall, or shall cause a New Gaylord Subsidiary to, surrender to Parent
(i) all insurance proceeds received with respect to such damage, destruction or loss and (ii) all rights of the New Gaylord Companies with respect to any causes of action, whether or not litigation has commenced as of the Effective Time, in connection with such damage, destruction or loss. New Gaylord shall, and shall cause each New Gaylord Subsidiary to, make available to the Retained Companies the benefit of any workers' compensation, general liability, product liability, automobile liability, umbrella (excess) liability or crime or other insurance policy covering the Company or any of its subsidiaries (including the Retained Subsidiaries) and relating to the Retained Business with respect to insured events or occurrences prior to the Effective Time (whether or not claims relating to such events or occurrences are made prior to or after the Effective
Time); provided, however, that (i) all of New Gaylord's costs and expenses incurred in connection with the foregoing are promptly paid by Parent and (ii) such benefit shall be subject to (and recovery thereon shall be reduced by the amount of) any applicable deductibles and co-payments provisions or any payment or reimbursement obligations of New Gaylord or any of its subsidiaries or Affiliates in respect thereof. The New Gaylord Companies shall promptly pay to Parent all insurance proceeds relating to the Retained Business received by any New Gaylord Company under any insurance policy.

     SECTION 3.02. EXPENSES. Except as otherwise expressly provided in the Transaction Agreements, New Gaylord (and not the Company) shall be responsible for and agrees to pay all expenses of the Company and its subsidiaries directly related to the Restructuring, the Company Distribution and the Merger.

     SECTION 3.03. CHARACTERIZATION OF PAYMENTS. The payments made pursuant to this Agreement shall be treated as occurring immediately before the Company Distribution, and none of the New Gaylord Companies, the Retained Companies and Parent and its subsidiaries shall take any position inconsistent with such treatment before any Taxing Authority, except to the extent that a Final Determination (as defined in the Tax Disaffiliation Agreement) with respect to the recipient party causes any such payment to not be so treated.

     SECTION 3.04. AGREEMENT NOT TO COMPETE. (a) New Gaylord understands that Parent shall be entitled to protect and preserve the going concern value of the Retained Business to the extent permitted by law and that Parent would not have entered into the Merger Agreement absent the provisions of this Section 3.04. Therefore, New Gaylord agrees that, commencing at the Effective Time and continuing for a period of 5 years thereafter, it shall not, and shall not permit any of its subsidiaries to, engage in, directly or indirectly, alone or in association with any other person, the business of (i) owning or operating retail stores with a motor sports theme other than those located in the Opryland complex, (ii) owning or operating a Cable Network (as defined below) featuring country music videos and/or a significant amount of musical, sports (including, but not limited to, motor sports and outdoor sports), variety or other entertainment features or series the theme of which is perceived by the viewing public as being, or related to, that which is commonly known as "country entertainment" programming (the "Theme"), or owning, sharing in the earnings of, financing or investing in the capital stock of any person engaged in such business or (iii) providing or otherwise making available for viewing on a Cable Network or an over-the-air broadcast television station or network programming featuring or related to the Theme (other than occasional (not regularly scheduled) country music related specials for viewing on an over-the-air broadcast television station or network), or owning, sharing in the earnings of, financing or investing in the capital stock of any person engaged in such business; provided, however, that nothing contained herein shall prohibit New Gaylord or its subsidiaries from owning or operating the CMT International network in any area outside of the United States and Canada; provided further, however, that other than country music videos, the CMT International network's programming will not primarily consist of programming featuring or related to the Theme; provided further, however, that ownership for investment purposes only of less than 5% of any class of voting stock of any publicly held corporation shall not constitute a violation hereof. In addition, New Gaylord agrees that for a period of one year from the Effective Time it shall not, and shall cause its subsidiaries not to, directly or indirectly, (i) induce any Retained Employee to leave the employ of the Retained Companies, or recommend to any other person that they employ or solicit for employment any such employee, or (ii) knowingly hire any such employee, unless such employee is no longer employed by the Retained Companies. As used herein, "Cable Network" shall mean a television network making programming available for viewing by any technology other than over-the-air broadcast (whether or not retransmitted via cable), including, without limitation, cable television, MMDS, SMATV, DBS, TVRO and so-called "superstations".

     (b) Parent understands that New Gaylord shall be entitled to protect and preserve the going concern value of the CMT International network to the extent permitted by law. Therefore, Parent agrees that, commencing at the Effective Time and continuing for a period of 5 years thereafter, it shall not, and shall not permit any of its subsidiaries to, engage in, directly or indirectly, alone or in association with any other person, the business of owning or operating a Cable Network that is telecast outside of the United States and Canada and that primarily features country music videos and occasional country music-related specials; provided, however, that nothing contained herein shall prohibit Parent or its subsidiaries from owning or operating for viewing outside of the United States and Canada a Cable Network featuring the Theme or otherwise of a type that is currently featured on the TNN network. Parent shall not be deemed in breach of this Section 3.04(b) or of the license described in Section 5.1(f) of the Distribution Agreement by virtue of Parent or any of its subsidiaries having licensed or renewing the licenses of any current distributors of CMTV in markets that are outside the United States and Canada; provided, however, that neither Parent nor any of its subsidiaries shall license any additional distributors of CMTV in such markets.

     SECTION 3.05. WORKING CAPITAL ADJUSTMENT. (a) Within 90 days after the Closing Date, Parent shall prepare and deliver to New Gaylord (i) an audited combined balance sheet of the Retained Companies (the "Closing Balance Sheet"), prepared from the books and records of the Retained Companies, certified by Parent's independent auditors, and (ii) a statement (the "Closing Statement") setting forth Working Capital (as defined below) as of the Effective Time ("Closing Working Capital"), together with a certificate of Parent's independent auditors that the Closing Statement has been prepared in accordance with this
Section 3.05.

     During the 30 day period following New Gaylord's receipt of the Closing Statement, New Gaylord and its independent auditors will be permitted to review the working papers of Parent's independent auditors relating to the Closing Balance Sheet and the Closing Statement. The Closing Statement shall become final and binding upon the parties on the thirtieth day following receipt thereof, unless New Gaylord gives written notice of its disagreement with the Closing Statement ("Notice of Disagreement") to Parent prior to such date. Any Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted, (ii) only include disagreements based on Closing Working Capital not being calculated in accordance with this Section 3.05 and
(iii) be accompanied by a certificate of New Gaylord's independent auditors that they concur with each of the positions taken by New Gaylord in the Notice of Disagreement. If a Notice of Disagreement is received by Parent in a timely manner, then the Closing Statement (as revised in accordance with clauses (A) or (B) below) shall become final on the earlier of (A) the date Parent and New Gaylord resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (B) the date any disputed matters are finally resolved in writing by the Accounting Firm (as defined below).

     During the 30 day period following delivery of a Notice of Disagreement, Parent and New Gaylord shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in the Notice of Disagreement. During such period Parent and its independent auditors shall have access to the working papers relating to the Notice of Disagreement. At the end of such 30 day period (or such longer period as the parties may agree), Parent and New Gaylord shall submit to an independent accounting firm (the "Accounting Firm") for review and resolution any and all matters which remain in dispute and which were properly included in the Notice of Disagreement. The Accounting Firm shall be a nationally recognized independent public accounting firm agreed upon by Parent and New Gaylord in writing. Parent and New Gaylord shall jointly use all reasonable efforts to cause the Accounting Firm to render a decision within 30 days following submission. Parent and New Gaylord agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The cost of any dispute resolution (including the fees and expenses of the Accounting Firm and reasonable attorney fees and expenses of the parties) pursuant to this Section 3.05 shall be borne by Parent and New Gaylord in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted. The fees and disbursements of Parent's independent auditors in connection with their review of any Notice of Disagreement shall be borne by Parent, and the fees and disbursements of New Gaylord's independent auditors incurred in connection with their review of the Closing Statement shall be borne by New Gaylord.

     (b) If, the Closing Working Capital is less than $53,798,000 (the "WC Amount"), New Gaylord shall, and if the Closing Working Capital is greater than the WC Amount, Parent shall, within 10 business days after the Closing Statement becomes final and binding on the parties, make payment by wire transfer of immediately available funds of the amount of such difference together with interest thereon at the prime rate as reported in the Wall Street Journal on the date the Closing Statement becomes final and binding on the parties, calculated on the basis of the actual number of days elapsed divided by 365, from the date of the Effective Time to the date of actual payment. Notwithstanding the foregoing, in the event that New Gaylord gives a Notice of Disagreement to Parent in accordance with this Section 3.05 and either Parent or New Gaylord shall be required to make a payment to the other regardless of the resolution of the items contained in the Notice of Disagreement, then Parent or New Gaylord, as applicable, shall, within 10 business days of the receipt of the Notice of Disagreement, make payment to the other by wire transfer of immediately available funds of the lesser of the two amounts that may be owed by Parent or New Gaylord, as applicable, pending resolution of the items contained in the Notice of Disagreement together with interest thereon on at the prime rate as reported in the Wall Street Journal on the date of the Notice of Disagreement, calculated as described above, and such payment shall be credited against the payment required pursuant to the first sentence of this paragraph.

     (c) The term "Working Capital" shall mean Current Assets minus Current Liabilities (in each case as defined below). The WC Amount equals Working Capital as set forth on the Retained Business Balance Sheet (as defined in the Merger Agreement) for December 31, 1996, provided to Parent by New Gaylord prior to the execution of the Merger Agreement. The terms "Current Assets" and "Current Liabilities" shall mean the current assets and current liabilities of the Retained Business calculated in accordance with GAAP except that (i) accruals for taxes shall be excluded, (ii) all programming assets shall be treated as Current Assets and all programming liabilities shall be treated as Current Liabilities (it being understood that programming assets shall be amortized on a basis consistent with the method of amortization followed in the Retained Business Financial Statements), (iii) one-third of any cash held by O&W Corporation, Country Music Television Inc. and Outdoor Entertainment, Inc. immediately prior to the Time of Distribution shall not be treated as a Current Asset (it being understood that 100% of such cash will be a Retained Asset),
(iv) any Unspent Amount (as defined in Section 5.01(vii) of the Merger Agreement) shall be treated as Current Liabilities, (v) any NASCAR Expenditures (as defined in Section 5.01(vii)(B) of the Merger Agreement) shall be treated as Current Assets, and (vi) purchase accounting adjustments shall not be made. Notwithstanding the foregoing it is understood that cash was not included in the calculation of the WC Amount. It is understood and agreed to by the parties hereto that in the event that after the Effective Time any New Gaylord Company receives checks, cash or other proceeds related to any assets on the Closing

Balance Sheet, then such New Gaylord Company shall promptly pay or deliver such checks, cash or proceeds to the Company. It is further understood and agreed to by the parties hereto that in the event that after the Effective Time any Retained Company receives checks, cash or other proceeds related to any assets of the Entertainment Business, then such Retained Company shall promptly pay or deliver such checks, cash or other proceeds to New Gaylord. It is further understood and agreed to by the parties hereto that in the event that prior to the Effective Time checks were written by any of the Retained Companies that were not presented for payment prior to the Effective Time, then either such checks will be honored by the New Gaylord Companies or at the Effective Time the Retained Companies will have sufficient cash to cover such checks. The scope of the disputes to be resolved by the Accounting Firm is limited to whether the Closing Statement was prepared in compliance with the requirements of this
Section 3.05, and the Accounting Firm is not to make any other determination.

     (d) During the period of time from and after the delivery of the Closing Statement to New Gaylord through the date the Closing Statement becomes final and binding on the parties, Parent shall cause the Retained Companies to afford to New Gaylord and any accountants, counsel or financial advisors retained by New Gaylord in connection with the adjustment contemplated by this Section 3.05 reasonable access during normal business hours to the Retained Companies' books and records to the extent relevant to the adjustment contemplated by this
Section 3.05.

     SECTION 3.06. SUCCESSORS. None of the New Gaylord Indemnitors shall consolidate with or merge with or into, or sell, convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to, any person, unless the resulting, surviving or transferee person (the "Successor Company") shall expressly assume, by an instrument in form and substance reasonably satisfactory to Parent, all the obligations of such New Gaylord Indemnitor under this Agreement. The Successor Company shall be the successor to such New Gaylord Indemnitor and shall succeed to, and be substituted for, such New Gaylord Indemnitor under this Agreement, but, in the case of a sale, conveyance, transfer or lease, such New Gaylord Indemnitor shall not be released from its obligations hereunder.

     SECTION 3.07. THIRD PARTY RIGHTS. In the event that after the Effective Time any of the New Gaylord Companies holds any right to indemnification or any other contractual or other right (collectively, a "Recourse Right") with respect to any Retained Liability or any Assumed Liability for which any of the Retained Companies are held responsible (including, without limitation, rights under the Distribution Agreement dated as of October 30, 1991 between the Company and The Oklahoma Publishing Company relating to liabilities arising out of or related to sites listed on the National Priorities List under the Comprehensive Environmental Response, Compensation, and Liability Act, including the Hardage/Criner site, the Mosley Road Site and the Double Eagle Refining site), then (i) to the extent possible such Recourse Right shall be deemed to be held as a shared right of the applicable New Gaylord Companies and the applicable Retained Companies to the extent necessary to protect the Retained Companies against such Retained Liability, and (ii) to the extent not so possible, New Gaylord shall, or shall cause a New Gaylord Company to, assert or otherwise make available to the Retained Companies the full benefit of such Recourse Right by making a claim on behalf of the Retained Companies or taking other steps reasonably requested by the Retained Companies.

     SECTION 3.08. JOINT DEFENSE AND CONFIDENTIALITY AGREEMENT. Prior to the Effective Time, Parent and New Gaylord shall enter into the Joint Defense and Confidentiality Agreement substantially in the form attached hereto as Annex A.

                                   ARTICLE IV

                           MISCELLANEOUS AND GENERAL

     SECTION 4.01. EFFECTIVENESS; MODIFICATION OR AMENDMENT. The parties hereto agree that this Agreement will become effective at the Effective Time. The parties hereto may modify or amend this Agreement only by written agreement executed and delivered by duly authorized officers of the respective parties.

     SECTION 4.02. WAIVER; REMEDIES. No delay on the part of any party hereto in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. No waiver will be effective hereunder unless it is in writing. Unless otherwise provided, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties may otherwise have at law or in equity.

     SECTION 4.03. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 4.04. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     SECTION 4.05. NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a) if to Parent, to

          Westinghouse Electric Corporation
          11 Stanwix Street
          Pittsburgh, PA 15222-1384
          Telecopy No.: (412) 642-5224
          Attention: Louis J. Briskman, Esq.

          with a copy to:

          Cravath, Swaine & Moore
          825 Eighth Avenue
          New York, NY 10019
          Telecopy No.: (212) 474-3700
          Attention: Peter S. Wilson, Esq.;

        (b) if to the Company, to

           G Corp.
           11 Stanwix Street
           Pittsburgh, PA 15222
           Telecopy No.: (412) 642-5224
           Attention: Louis J. Briskman, Esq.

           with a copy to:

           Cravath, Swaine & Moore
           825 Eighth Avenue
           New York, NY 10019
           Telecopy No.: (212) 474-3700
           Attention: Peter S. Wilson, Esq.;

        (c) if to New Gaylord, to

          New Gaylord Entertainment Company
          One Gaylord Drive
          Nashville, TN 37214
          Telecopy No.: (615) 316-6060
          Attention: Frank M. Wentworth, Esq.

          with a copy to:

          Skadden, Arps, Slate, Meagher & Flom LLP
          One Rodney Square
          Wilmington, DE 19801
          Telecopy No.: (302) 651-3001
          Attention: Richard L. Easton, Esq.

     SECTION 4.06. ENTIRE AGREEMENT. The Transaction Agreements (including the documents and instruments referred to therein, the Annexes thereto, the Parent Disclosure Schedule and the Company Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

     SECTION 4.07. CERTAIN OBLIGATIONS. Whenever this Agreement requires any of the subsidiaries of any party to take any action, this Agreement will be deemed to include an undertaking on the part of such party to cause such subsidiary to take such action; provided, however, that for this purpose New Gaylord Companies shall not be considered to be subsidiaries of the Company.

     SECTION 4.08. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     SECTION 4.09. CAPTIONS. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

     SECTION 4.10. SEVERABILITY. If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision hereof or the application of such provision to any other persons or circumstances. In the event that the terms and conditions of this Agreement are materially altered as a result of this Section the parties shall negotiate in good faith to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

     SECTION 4.11. NO THIRD PARTY BENEFICIARIES. Nothing contained in this Agreement is intended to confer upon any person or entity other than the parties hereto and their respective successors and permitted assigns, any benefit, right or remedies under or by reason of this Agreement, except that the provisions of
Article II hereof shall inure to the benefit of Indemnitees.

     SECTION 4.12 ENFORCEMENT. Notwithstanding any other provision of this Agreement to the contrary, the parties agree that irreparable damage would occur and the remedy of indemnification pursuant to Section 2.01 or 2.02, as the case may be, and other remedies at law will by inadequate in the event that any of the provisions of this Agreement, including but not limited to Section 3.04, were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of the Agreement.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first hereinabove written.

                                        WESTINGHOUSE ELECTRIC CORPORATION

                                        By:
                                        ----------------------------------------
                                        Name:
                                        Title:

                                        GAYLORD ENTERTAINMENT COMPANY

                                        By:
                                        ----------------------------------------
                                        Name:
                                        Title:

                                        NEW GAYLORD ENTERTAINMENT COMPANY

                                        By:
                                        ----------------------------------------
                                        Name:
                                        Title:

                                        [add signature lines for other New
                                        Gaylord Indemnitors]

                                                                         ANNEX V

     TAX DISAFFILIATION AGREEMENT dated as of             , 1997 by and among
     GAYLORD ENTERTAINMENT COMPANY, a Delaware corporation ("GEC"), NEW GAYLORD ENTERTAINMENT COMPANY (formerly known as Gaylord Broadcasting Company), a Delaware corporation and a direct, wholly-owned subsidiary of GEC ("NEW GAYLORD"), and WESTINGHOUSE ELECTRIC CORPORATION, a Pennsylvania corporation ("Parent").

     WHEREAS, GEC is the common parent of an affiliated group of corporations (the "GEC Group") within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the members of the GEC Group have heretofore joined in filing consolidated federal income Tax Returns;

     WHEREAS, GEC expects, pursuant to the Agreement and Plan of Distribution
dated as of             , 1997 (the "Distribution Agreement") by and between GEC
and New Gaylord, to spin off to GEC's stockholders GEC's interest in certain assets. In furtherance of this plan, among other things, and as more fully set forth in the Distribution Agreement, GEC will (i) effect the recapitalization described in Article II of the Distribution Agreement and the restructuring transactions described in Article IV of the Distribution Agreement (together, the "Restructuring") and (ii) distribute (the "Distribution") on the Distribution Date (as defined below) to the holders of GEC Common Stock all of the outstanding shares of New Gaylord Common Stock (as defined below);

     WHEREAS, on the day after the Distribution Date, G Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary ("Sub") of Parent, will merge with and into GEC with GEC surviving (the "Merger"), as contemplated by the
Agreement and Plan of Merger dated as of February   , 1997 (the "Merger
Agreement") by and among GEC, Sub and Parent, pursuant to which the holders of GEC Common Stock (as defined below) will receive solely common stock of Parent in exchange for their GEC Common Stock

     WHEREAS, GEC and New Gaylord intend the Distribution to be a tax-free transaction under Section 355 of the Code, after which neither New Gaylord nor any of its Subsidiaries (as defined below) will be a member of the GEC Group for federal income tax purposes;

     WHEREAS, GEC, Sub and Parent intend the Merger to be a reorganization within the meaning of Section 368(a)(1)(B) of the Code; and

     WHEREAS, GEC and New Gaylord desire on behalf of themselves, their Subsidiaries and their successors to set forth their rights and obligations with respect to Taxes relating to taxable periods before and after the Distribution.

     NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     For purposes of this Agreement,

     1.1 "Acquired Business" shall mean the Retained Business, as defined in the Merger Agreement.

     1.2 "Acquired Group" shall mean, for any Post-Distribution Period, GEC and its Subsidiaries.

     1.3 "Ancillary Agreements" shall have the meaning set forth in the Distribution Agreement.

     1.4 "Code"  shall have the meaning set forth in the Recitals.

     1.5 "Dispose" (and, with correlative meaning, "Disposition") shall mean pay, discharge, settle or otherwise dispose.

     1.6 "Distributed Business" shall mean the Entertainment Business, as defined in the Distribution Agreement.

     1.7 "Distribution"  shall have the meaning set forth in the Recitals.

     1.8 "Distribution Agreement" shall have the meaning set forth in the Recitals.

     1.9 "Distribution Date" shall mean the last day on which, due to the Distribution, New Gaylord could be considered a member of the GEC Group for federal income Tax purposes.

     1.10 "Due Date" shall mean, with respect to any Tax Return or payment, the date on which such Tax Return is due to be filed with or such payment is due to be made to the appropriate Tax Authority pursuant to applicable law, giving effect to any applicable extensions of the time for such filing or payment.

     1.11 "Effective Time" shall have the meaning set forth in the Merger Agreement.

     1.12 "Final Determination" shall mean (1) the entry of a decision of a court of competent jurisdiction at such time as an appeal may no longer be taken from such decision or (2) the execution of a closing agreement or its equivalent between the particular taxpayer and the relevant Tax Authority.

     1.13 "New Gaylord"  shall have the meaning set forth in the Preamble.

     1.14 "New Gaylord Group" shall mean, for any Post-Distribution Period, the affiliated group of corporations (within the meaning of Section 1504(a) of the Code) of which New Gaylord is the common parent and which join in filing consolidated federal income Tax Returns.

     1.15 "GEC"  shall have the meaning set forth in the Preamble.

     1.16 "GEC Common Stock" shall have the same meaning as "Company Common Stock" set forth in the Distribution Agreement.

     1.17 "GEC Group"  shall have the meaning set forth in the Recitals.

     1.18 "Merger"  shall have the meaning set forth in the Recitals.

     1.19 "Merger Agreement"  shall have the meaning set forth in the Recitals.

     1.20 "New Gaylord Common Stock" shall have the meaning set forth in the Distribution Agreement.

     1.21 "NV"  shall mean NV International, Inc., a Georgia corporation.

     1.22 "O&W"  shall mean O&W Corporation, a Tennessee corporation.

     1.23 "Parent"  shall have the meaning set forth in the Recitals.

     1.24 "Payee"  shall have the meaning set forth in Section 4.7 hereof.

     1.25 "Payor"  shall have the meaning set forth in Section 4.7 hereof.

     1.26 "Post-Distribution Period" shall mean any taxable period beginning after the Distribution Date (or, if the Effective Time occurs later than the day immediately following the Distribution Date, the last day that GEC is the common parent of the GEC Group) and, in the case of any Straddle Period, that portion of such Straddle Period that begins on the day immediately following the Distribution Date (or, if the Effective Time occurs later than the day immediately following the Distribution Date, the day immediately following the last day that GEC is the common parent of the GEC Group).

     1.27 "Pre-Distribution Period" shall mean any taxable period that ends on or prior to the Distribution Date (or, if the Effective Time occurs later than the day immediately following the Distribution Date, the last day that GEC is the common parent of the GEC Group) and, in the case of any Straddle Period, that portion of such Straddle Period ending on and including the Distribution Date (or, if the Effective Time occurs later than the day immediately following the Distribution Date, the last day that GEC is the common parent of the GEC Group).

     1.28 "Restructuring"  shall have the meaning set forth in the Recitals.

     1.29 "Straddle Period" shall mean any taxable period that begins before or on and ends after the Distribution Date (or, if the Effective Time occurs later than the day immediately following the Distribution

Date, any taxable period that begins before or on and ends after the last day that GEC is the common parent of the GEC Group).

     1.30 "Sub"  shall have the meaning set forth in the Recitals.

     1.31 "Subsidiary" shall mean a subsidiary, as defined in the Merger Agreement.

     1.32 "Tax Attribute" shall mean any net operating loss, investment tax credit, foreign tax credit, or other credit, deduction or tax attribute (including basis).

     1.33 "Tax Authority" shall mean the Internal Revenue Service and any other state, local or foreign governmental authority responsible for the administration of Taxes.

     1.34 "Tax Claim" shall mean a notice of deficiency, proposed adjustment, assessment, audit, examination, suit, dispute or other claim with respect to Taxes or a Tax Return.

     1.35 "Taxes" (and, with correlative meaning, "Tax") means all taxes, charges, fees, levies, imposts, duties and other assessments, including, without limitation, income, gross receipts, excise, personal property, real property, sales, ad valorem, value-added, withholding, social security, occupation, use, service, service use, leasing, leasing use, license, payroll, franchise, transfer and recording taxes, fees and charges, imposed by any Tax Authority, whether computed on a separate, consolidated, unitary, combined or any other basis, together with any interest, fines, penalties and additional amounts attributable to, imposed on, or with respect to, any such taxes, charges, fees, levies, imposts, duties or other assessments, and interest thereon.

     1.36 "Tax Returns" (and, with correlative meaning, "Tax Return") shall mean all returns, reports, declarations, information, estimates, schedules, filings or documents (including any related or supporting information) filed or required by any Tax Authority to be filed with respect to Taxes, including, without limitation, all information returns, claims for refund, amended returns, declarations of estimated Tax, and requests for extensions of time to file any item described in this paragraph.

     1.37 "Transaction Agreements" shall have the meaning set forth in the Merger Agreement

     1.38 "Transfer Tax" shall mean any real property transfer Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax, or other similar Tax.

     1.39 "Underpayment Rate"  shall mean the interest rate specified under
Section 6621(a)(2) of the Code.

                                   ARTICLE II

                     PREPARATION AND FILING OF TAX RETURNS

     2.1 PREPARATION OF PRE-DISTRIBUTION PERIOD TAX RETURNS AND CERTAIN STRADDLE PERIOD TAX RETURNS. New Gaylord, with the cooperation of Parent, GEC and any member of the Acquired Group (as provided for in Article VII hereof), shall prepare (or cause to be prepared) all Tax Returns with respect to any Pre-Distribution Period or Straddle Period that include GEC or any of its Subsidiaries (including all Tax Returns filed on a consolidated, combined or unitary basis). New Gaylord shall have sole discretion as to the positions in and with respect to any Tax Returns described in this Section 2.1 to the extent that such positions relate to a Pre-Distribution Period or the Restructuring.

     2.2 FILING OF CERTAIN PRE-DISTRIBUTION PERIOD TAX RETURNS. At least 20 days before the Due Date of any Tax Return which New Gaylord is required to prepare (or cause to be prepared) pursuant to Section 2.1 hereof and Parent, GEC or a member of the Acquired Group is required to file, New Gaylord shall deliver to GEC such Tax Return. Parent or GEC shall timely file (or cause to be filed) any such Tax Return as prepared by New Gaylord with the appropriate Tax Authority.

     2.3 PREPARATION AND FILING OF CERTAIN STRADDLE PERIOD TAX RETURNS. With respect to any Straddle Period Tax Return required to be filed by New Gaylord or any of New Gaylord's Subsidiaries with respect to which Parent or GEC is liable for any Tax shown to be due thereon pursuant to this Agreement, New Gaylord shall prepare (or cause to be prepared) such Tax Return and, at least 20 days prior to the Due Date thereof, shall deliver such Tax Return (or cause such Tax Return to be delivered) to GEC for its review, together with a statement showing in reasonable detail New Gaylord's calculation of any Taxes attributable to a Pre-Distribution Period. New Gaylord shall file such Tax Return, with GEC's prior written consent, which shall not be unreasonably withheld or delayed.

     2.4 PREPARATION AND FILING OF POST-DISTRIBUTION PERIOD TAX RETURNS. Except as set forth in this Article II, with respect to Post-Distribution Periods, New Gaylord shall not have any responsibility for preparing (or causing to be prepared) and timely filing (or causing to be timely filed) any Tax Return with respect to any member of the Acquired Group, and Parent shall not have any responsibility for preparing (or causing to be prepared) and timely filing (or causing to be filed) any Tax Return with respect to New Gaylord or any of its Subsidiaries.

     2.5 CONSISTENT TREATMENT. (a) Each Tax Return described in this Article II shall be consistent with the rulings obtained from the Internal Revenue Service in connection with the Restructuring, the Distribution and the Merger (including any opinions of counsel of GEC or Parent in lieu of any rulings pursuant to the provisions of the Merger Agreement), and, to the extent not inconsistent with such rulings and any such opinions, with the Transaction Agreements.

     (b) In the absence of a controlling change in law and except as otherwise expressly required by this Agreement, each Tax Return described in Section 2.1,
2.2 or 2.3 hereof shall be prepared on a basis that is consistent with the elections, accounting methods, conventions, practices and principles of taxation used for the most recent taxable periods for which Tax Returns for GEC or any of its Subsidiaries have been filed.

     2.6 AMENDED RETURNS AND CLAIMS FOR REFUND. No member of the Acquired Group (or any entity that directly or indirectly controls GEC) shall amend a Tax Return or file a claim for Tax refund with respect to any Pre-Distribution Period of GEC or any of its Subsidiaries without the prior written consent of New Gaylord, which shall not be unreasonably withheld or delayed.

                                  ARTICLE III

                         PAYMENTS WITH RESPECT TO TAXES

     3.1 PAYMENT OF TAXES.

     (a) Except as set forth in Section 3.1(c) hereof, for all Taxes with respect to which Parent, GEC or a member of the Acquired Group is required to file Tax Returns pursuant to Section 2.2 hereof, New Gaylord shall pay GEC the amount of such Taxes relating to any Pre-Distribution Period at least 5 business days prior to the Due Date of the Tax Return reporting such Taxes.

     (b) Except as set forth in Section 3.1(c) hereof, for all Taxes with respect to which New Gaylord or any of its Subsidiaries is required to file Tax Returns pursuant to Section 2.3 hereof, Parent or GEC shall pay New Gaylord the amount of such Taxes relating to the Acquired Business for any Post-Distribution Period at least 5 business days prior to the Due Date of the Tax Return reporting such Taxes.

     (c) For all Taxes with respect to which Parent or GEC is required to file Tax Returns for O&W, NV or any of their Subsidiaries pursuant to Section 2.2 hereof, New Gaylord shall pay GEC New Gaylord's share of the amount, if any, of such Taxes, as determined pursuant to Article IV hereof, at least 5 business days prior to the Due Date of the Tax Return reporting such Taxes and include a statement showing in reasonable detail New Gaylord's calculation of such Taxes.

     3.2 REMITTANCE OF TAXES TO A TAX AUTHORITY. Parent and New Gaylord, as the case may be, shall each remit or cause to be remitted in a timely manner to the appropriate Tax Authority all Taxes due in respect of any Tax for which it is required to file a Tax Return pursuant to Article II hereof.

                                   ARTICLE IV

                                INDEMNIFICATION

     4.1 OBLIGATIONS OF GEC. Parent, GEC and GEC's Subsidiaries shall indemnify and hold New Gaylord and New Gaylord's Subsidiaries harmless from and against the following:

          (a) except to the extent otherwise expressly provided in Sections 4.2(c), (d) and (e) hereof, any liability for Taxes attributable to the Acquired Business, any current member of the Acquired Group or any Subsidiary of any such member for any Post-Distribution Period, and any liability of any current member of the Acquired Group arising under the provisions of Treasury regulation Section 1.1502-6(a) or comparable provisions of foreign, state or local law for any Post-Distribution Period;

          (b) any liability for Taxes relating to the Distribution, to the extent set forth in Section 4.3(a) hereof;

          (c) any liability for Taxes relating to GEC or any of its Subsidiaries or the Restructuring to the extent that New Gaylord has made a payment to Parent or GEC with respect thereto pursuant to Section 3.1 hereof; and

          (d) 33 percent of any liability for Taxes attributable to O&W, NV or any of their Subsidiaries for any Pre-Distribution Period other than Taxes incurred in the Restructuring, including any liability of any member of an "affiliated group" (within the meaning of Section 1504(a) of the Code) of which O&W or NV is the common parent arising under the provisions of Treasury regulation Section 1.1502-6(a) or comparable provisions of foreign, state or local law for any Pre-Distribution Period.

     4.2 OBLIGATIONS OF NEW GAYLORD. New Gaylord and New Gaylord's Subsidiaries shall indemnify and hold Parent, GEC and their respective Subsidiaries harmless from and against the following:

          (a) except to the extent otherwise expressly provided in Section 4.1(d) hereof and subject to the remaining provisions of Section 4.2 hereof, any liability for Taxes attributable to the Distributed Business, any current or former member of the GEC Group or any Subsidiary of any such member for any Pre-Distribution Period, including any liability of any member of the GEC Group or any of its Subsidiaries arising under the provisions of Treasury regulation Section 1.1502-6(a) or comparable provisions of foreign, state or local law for any Pre-Distribution Period or any liability under a Pre-Distribution Period Tax sharing agreement;

          (b) 67 percent of any liability for Taxes attributable to O&W, NV or any of their Subsidiaries for any Pre-Distribution Period other than Taxes incurred in the Restructuring, including any liability of any member of an "affiliated group" (within the meaning of Section 1504(a) of the Code) of which O&W or NV is the common parent arising under the provisions of Treasury regulation Section 1.1502-6(a) or comparable provisions of foreign, state or local law for any Pre-Distribution Period or any liability under a Pre-Distribution Period Tax sharing agreement;

        (c) any liability for Taxes relating to the Distribution, to the extent set forth in Section 4.3(a) hereof;

          (d) any liability for Taxes incurred as a result of the Restructuring for any taxable period, provided, however, that if Parent, GEC or any of their respective Subsidiaries takes any action after the Closing Date (as defined in the Merger Agreement) which results in the incurrence of any such Taxes, Parent and GEC shall pay, and shall fully indemnify and hold harmless New Gaylord and its Subsidiaries from and against, such Taxes to the extent that they result from such action unless such action (i) is contemplated by the Transaction Agreements or (ii) is taken by Parent, GEC or any of GEC's Subsidiaries with the participation at that time of New Gaylord, any of its Subsidiaries or Edward L. Gaylord (in his capacity as a shareholder or a trustee); and

          (e) any liability for Taxes incurred solely as a result of a breach of the representations set forth in Section 4.01(m)(ix) of the Merger Agreement (determined by taking into account exceptions to such representations set forth in Section 4.01(m) of the Company Disclosure Schedule to the Merger

     Agreement), or in Sections 4.01(m)(x), (xi) or (xiii) of the Merger Agreement (in each case determined without regard to materiality, knowledge by New Gaylord, and any exceptions to such representations set forth in
     Section 4.01(m) of the Company Disclosure Schedule to the Merger Agreement), calculated as the amount of the excess of (x) the actual liability for Taxes of Parent and its Subsidiaries for the relevant taxable period over (y) the liability for Taxes of the Parent and its Subsidiaries for such period assuming such breach of representation had not occurred but with all other facts unchanged.

     4.3 TAXES RELATING TO THE DISTRIBUTION. Notwithstanding any other provision of this Agreement to the contrary,

          (a) New Gaylord and New Gaylord's Subsidiaries shall pay or cause to be paid, and shall fully indemnify and hold harmless Parent, GEC or any of their respective Subsidiaries from and against, all Taxes attributable to any member of the GEC Group or any Subsidiary of any such member resulting from the Distribution, including, without limitation, any Tax imposed pursuant to or as a result of Section 311 of the Code; provided, however, that if Parent, GEC or any of their respective Subsidiaries takes any action after the Closing Date (as defined in the Merger Agreement) which results in the incurrence of any such Taxes, Parent and GEC shall pay, and shall fully indemnify and hold harmless New Gaylord and its Subsidiaries from and against, such Taxes to the extent that they result from such action unless such action (i) is contemplated by the Transaction Agreements or (ii) is taken by Parent, GEC or any of GEC's Subsidiaries with the participation at that time of New Gaylord, any of its Subsidiaries or Edward L. Gaylord (in his capacity as a shareholder or a trustee).

          (b) If GEC or any of its Subsidiaries is required to recognize gain pursuant to Section 311 of the Code with respect to the Restructuring or the Distribution, then, to the extent permitted by law or regulation, Parent, GEC or the appropriate member of the Acquired Group or the appropriate Subsidiary of Parent, if so requested by New Gaylord, shall elect pursuant to Section 336(e) of the Code to treat the Distribution as a disposition of all the assets of New Gaylord, provided, however, that Parent, GEC or the appropriate member of the Acquired Group or the appropriate Subsidiary of Parent, as the case may be, shall not be required to file such election if such election would result in an actual increase in Tax liability to Parent and its Subsidiaries and New Gaylord does not fully indemnify Parent and its Subsidiaries from and against such Tax liability.

     4.4 STRADDLE PERIODS.

          (a) To the extent permitted by law or administrative practice, the taxable year of any member of the GEC Group or any of its Subsidiaries which includes the Distribution Date shall be treated as closing on (and including) the Distribution Date, provided, however, that if the Effective Time occurs later than the day immediately following the Distribution Date, the taxable year of any member of the Acquired Group or any of its Subsidiaries which includes the Distribution Date shall be treated as closing on (and including) the last day that GEC is the common parent of the GEC Group.

          (b) Where it is necessary pursuant to this Agreement to apportion between New Gaylord, on the one hand, and GEC and Parent, on the other hand, the Tax liability of an entity for a Straddle Period which is not treated under Section 4.4(a) hereof as closing on the Distribution Date (or, if applicable pursuant to the principles set forth in Section 4.4(a) hereof, the last day that GEC is the common parent of the GEC Group), such liability shall be apportioned between the Pre-Distribution Period and the Post-Distribution Period on the basis of an interim closing of the books, except that Taxes (such as real property Taxes) imposed on a periodic basis shall be allocated on a daily basis.

     4.5 TAX OBLIGATIONS ARISING UNDER A PRE-DISTRIBUTION PERIOD TAX SHARING AGREEMENT. Except as set forth in this Agreement, any and all existing Tax sharing agreements and practices regarding Taxes and their payment, allocation, or sharing between any member of the Acquired Group and any member of the New Gaylord Group or its Subsidiaries shall be terminated with respect to the New Gaylord Group as of the Distribution Date and no remaining liabilities thereunder shall exist thereafter.

     4.6 REFUNDS AND TAX ATTRIBUTES. (a) New Gaylord shall be entitled to any refund of Taxes or the benefit of the utilization of any Tax Attribute of any member of the GEC Group attributable to any Pre-Distribution Period or the Distributed Business, and GEC shall be entitled to a refund for Taxes or the benefit of the utilization of any Tax Attribute attributable to the Acquired Business for any Post-Distribution Period. If the Acquired Group receives any refund of Tax to which New Gaylord is entitled pursuant to this Section 4.6 or utilizes any Tax Attribute of the GEC Group attributable to any Pre-Distribution Period, GEC shall promptly notify New Gaylord and shall pay the amount of any such refund or the benefit realized from such utilization within 5 days of the receipt of such refund or the realization of such benefit.

     (b) If Parent, any of its Subsidiaries or any member of the Acquired Group actually realizes a reduction of Taxes for any taxable period because it utilizes or claims a Tax Attribute as a result of an adjustment to the taxable income of a member of the GEC Group for a Pre-Distribution Period (including a Tax Attribute attributable to a Section 336(e) election pursuant to Section 4.3(c) hereof), Parent or GEC shall pay New Gaylord the amount of such reduction of Taxes within 5 days of the filing of the Tax Return in which such reduction of Taxes is actually realized. If, after Parent or GEC pays New Gaylord the amount of any reduction of Taxes pursuant to the immediately preceding sentence, there is (i) a Final Determination that results in the reduction or elimination in whole or in part of the reduction of Taxes that gave rise to such payment on the grounds that under applicable law the Tax Attribute that produced such reduction of Taxes did not in fact occur or arise (in whole or in part) or (ii) a subsequent event results in the reduction or elimination in whole or in part of the reduction of Taxes that gave rise to such payment, New Gaylord shall repay to GEC within 5 days of the payment of Tax in connection with the Final Determination or subsequent event that so reduced or eliminated the reduction of Taxes the amount of such Tax (excluding interest and penalties thereon) incurred by a member of the Acquired Group as a result of such Final Determination or subsequent event; provided, however, that the amount of any such repayment shall not exceed the amount of the reduction of Taxes relating to the same Tax Attribute which Parent or GEC first paid to New Gaylord pursuant to this Section 4.6(b) and provided, further that the provisions set forth above in this Section 4.6(b) shall continue to apply thereafter to the extent of any subsequent reduction or elimination of such Taxes or such payments.

     (c) If GEC or any of its Subsidiaries actually realizes a reduction of Taxes for a Pre-Distribution Period because it utilizes or claims a Tax Attribute as a result of an adjustment to the taxable income of a member of the Acquired Group for a Post-Distribution Period, New Gaylord shall pay GEC the amount of such reduction of Taxes within 5 days of the filing of the Tax Return in which such reduction of Taxes is actually realized. If, after New Gaylord pays GEC the amount of any reduction of Taxes pursuant to the immediately preceding sentence, there is (i) a Final Determination that results in the reduction or elimination in whole or in part of the reduction of Taxes that gave rise to such payment on the grounds that under applicable law the Tax Attribute that produced such reduction of Taxes did not in fact occur or arise (in whole or in part) or (ii) a subsequent event that results in the reduction or elimination in whole or in part of the reduction of Taxes that gave rise to such payment, Parent or GEC shall repay to New Gaylord within 5 days of the payment of Tax in connection with the Final Determination or subsequent event that so reduced or eliminated the reduction of Taxes the amount of such Tax (excluding interest and penalties thereon) incurred by a member of the GEC Group as a result of such Final Determination or subsequent event; provided, however, that the amount of any such repayment shall not exceed the amount of the reduction of Taxes relating to the same Tax Attribute which New Gaylord first paid to GEC pursuant to this Section 4.6(c) and provided, further that the provisions set forth above in this Section 4.6(c) shall continue to apply thereafter to the extent of any subsequent reduction or elimination of such Taxes or such payments.

     (d) For purposes of this Agreement, when as a result of an action or event, a Tax benefit, a reduction of Taxes, or a Tax refund arises, the amount of such benefit, reduction or refund shall equal the amount of the excess of (x) the actual liability for Taxes of the person for the relevant taxable period over
(y) the liability for Taxes of such person for such period assuming the action or event from which such benefit, reduction or refund arose had not occurred but with all other facts unchanged.

     4.7 INDEMNIFICATION PAYMENTS. To the extent that a party (the "Payor") is required to make an indemnification payment to another party (the "Payee") pursuant to Section 4.1, 4.2 or 4.3 hereof, the Payor shall pay the Payee no later than 5 business days prior to the Due Date of the relevant Tax Return or

5 business days after the Payor receives the Payee's calculations of Payor's indemnification obligation hereunder, whichever occurs last, the amount of such indemnification obligation.

                                   ARTICLE V

                                   CARRYBACKS

     No member of the Acquired Group shall carry back any Tax Attribute arising in any Post-Distribution Period to any Pre-Distribution Period without the prior written consent of New Gaylord, which shall not be unreasonably withheld or delayed. GEC shall be entitled to retain any Tax benefits with respect to any permitted carryback of a Tax Attribute relating to the Acquired Business from a Post-Distribution Period to a Pre-Distribution Period. No member of the New Gaylord Group shall carry back any Tax Attribute arising in any Post-Distribution Period to any Pre-Distribution Period without the prior written consent of GEC, which shall not be unreasonably withheld or delayed. GEC shall forward to New Gaylord with respect to any permitted carryback of a Tax Attribute relating to the Distributed Business from a Post-Distribution Period to a Pre-Distribution Period (a) any refunds of Taxes received from a Tax Authority within 5 days of the receipt thereof or (b) the amount of any reduction in Taxes of the Acquired Group attributable to any Tax Attribute within 5 days of the utilization of such Tax Attribute.

     To the extent that this Article V conflicts with Section 4.6 hereof, this
Article V shall apply.

                                   ARTICLE VI

                                   TAX CLAIMS

     6.1 GENERAL. New Gaylord shall have sole control over all Tax Claims with respect to any Tax Return which New Gaylord is responsible for preparing (or causing to be prepared) pursuant to this Agreement, and GEC shall have sole control over all Tax Claims with respect to any Tax Return which GEC is responsible for preparing (or causing to be prepared) pursuant to this Agreement. The party controlling a Tax Claim pursuant to this Section 6.1 shall have the sole right to contest, litigate and Dispose of such Tax Claim and to employ counsel of its choice at its sole expense; provided, however, that the other party may participate in (but not control) the defense of any such Tax Claim at its own expense. If, pursuant to this Section 6.1, a Tax Claim presents issues for which both parties may be liable pursuant to this Agreement or an issue which affects both the Distributed Business and the Acquired Business, the party controlling such Tax Claim shall not litigate or Dispose of such Tax Claim without the prior written consent of the other party, which shall not be unreasonably withheld or delayed.

     6.2 TAX CLAIM MANAGEMENT. (a) GEC or New Gaylord, as the case may be, shall promptly notify the other party in writing of any Tax Claim that may reasonably be likely to result in liability of the other party under this Agreement. With respect to any such Tax Claim, the party not controlling such Tax Claim shall
(i) not make any submission to any Tax Authority without offering the other party the opportunity to review it, (ii) not take any action or make (or purport to make) any representations in connection with such Tax Claim with respect to issues affecting the other party's indemnity hereunder, (iii) keep the other party informed as to any information that it receives regarding the progress of such Tax Claim, (iv) provide the other party with any information that it receives regarding the nature and amounts of any proposed Disposition of the Tax Claim, (v) permit the other party to participate in all conferences, meetings or proceedings with any Tax Authority in which the indemnified Tax Claim is or may be a subject, and (vi) permit the other party to participate in all court appearances in which the indemnified Tax Claim is or may be a subject. With respect to any Tax Claim relating to a Pre-Distribution Period for which New Gaylord is or may be liable pursuant to this Agreement, GEC shall either file (or cause to be filed) submissions at New Gaylord's direction which appoint (or cause to be appointed) New Gaylord or its authorized representatives as additional authorized representatives entitled to communicate fully with the Internal Revenue Service with respect to such Tax Claim.

     (b) Unless New Gaylord and GEC agree otherwise in writing, GEC shall use its best efforts to keep all Tax Claims arising under federal Tax Returns which GEC is responsible for filing pursuant to Section 2.2 hereof under the jurisdiction of the Nashville, Tennessee district of the Internal Revenue Service. GEC shall promptly notify New Gaylord if any Tax Authority proposes to transfer or contest such a Tax Claim in a district other than the district that includes Nashville, Tennessee and shall cooperate with New Gaylord in taking all reasonable actions to prevent such transfer or contest.

                                  ARTICLE VII

                                  COOPERATION

     Parent, GEC and New Gaylord shall (and shall cause Parent's Subsidiaries, the members of the GEC Group and the New Gaylord Group, respectively, to) cooperate with each other in the preparation and filing of any Tax Returns and the conduct of any audit or other proceeding and each shall execute and deliver such powers of attorney and make available such other documents as are necessary to carry out the intent of this Agreement. Such cooperation shall include, without limitation, (a) making employees available on a mutually convenient basis to provide such assistance as might reasonably be required and (b) providing such information as might reasonably be required in connection with any such Tax Return or proceeding, including, without limitation, records, returns, schedules, documents, work papers or other relevant materials.

     The parties hereto shall use reasonable best efforts to reduce any transfer, sales or other similar Taxes that may be incurred with respect to the transactions contemplated by the Distribution Agreement, the Merger Agreement and the Ancillary Agreements.

                                  ARTICLE VIII

                          RETENTION OF RECORDS; ACCESS

     Parent, each Subsidiary of Parent, the Acquired Group and the New Gaylord Group shall (a) until the expiration of the relevant statutes of limitations (giving effect to any applicable extensions or waivers), retain records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns in respect of Taxes of the Acquired Group or the New Gaylord Group or for a Tax Claim by a Tax Authority relating to such Tax Returns; and (b) give to the other group reasonable access to such records, documents, accounting data and other information (including computer data) and to its personnel (ensuring their cooperation) and premises, with reimbursement by the requesting group of reasonable out-of-pocket costs incurred therewith, for the purpose of the review or audit of such Tax Returns to the extent relevant to an obligation or liability of any party under this Agreement. Prior to destroying any records, documents, data or other information described in this Article VIII, the group wishing to destroy such items shall give the other group a reasonable opportunity to obtain such items (at such other group's expense).

                                   ARTICLE IX

                                    DISPUTES

     If the parties disagree as to the calculation of any Tax or the amount of (but not liability for) any payment to be made under this Agreement, the parties shall cooperate in good faith to resolve any such dispute, and any agreed-upon amount shall be paid to the appropriate party. If the parties are unable to resolve any such dispute within 15 days thereafter, such dispute shall be resolved by a "Big Six" accounting firm acceptable to both GEC and New Gaylord. The decision of such firm shall be final and binding. The fees and expenses incurred in connection with such decision shall be shared by GEC and New Gaylord in accordance with the final allocation of the Tax liability in dispute. Following the decision of such accounting firm, the parties shall each take (or cause to be taken) any action that is necessary or appropriate to implement such decision, including, without limitation, the filing of amended Tax Returns and the prompt payment of underpayments or overpayment, with interest calculated on such underpayments or overpayment at the Underpayment Rate from the date such payment was due.

                                   ARTICLE X

                                    SURVIVAL

     Notwithstanding any other provision in this Agreement to the contrary, the rights and obligations provided for in this Agreement shall not terminate any earlier than the expiration of the applicable statute of limitation for the relevant taxable periods in question (giving effect to any applicable waivers or extensions). All other covenants under this Agreement shall survive indefinitely.

                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

     11.1 TRANSFER TAXES. New Gaylord shall prepare (or cause to be prepared) and timely file (or cause to be timely filed) with the appropriate Tax Authority all Tax Returns with respect to Transfer Taxes imposed with respect to the Restructuring, the Distribution and the Merger. New Gaylord shall pay (or cause to be paid) all Transfer Taxes attributable to the Restructuring and the Distribution. New Gaylord, on the one hand, and GEC and Parent, on the other hand, shall share equally the liability for all Transfer Taxes attributable to the Merger. Notwithstanding anything in this Section 11.1 to the contrary, if any member of the Acquired Group is required to file a Tax Return in respect of Transfer Taxes, then New Gaylord shall deliver to GEC the prepared Tax Return together with the amount of Taxes shown to be due on such Tax Return and for which New Gaylord is liable at least 5 days prior to the Due Date thereof and Parent or GEC shall timely file (or cause to be timely filed) with the appropriate Tax Authority such Tax Return as prepared by New Gaylord and remit to such Tax Authority the amount of Transfer Taxes shown to be due on such Tax Return.

     11.2 INTEREST ON LATE PAYMENTS. Any payment required by this Agreement which is not made on or before the date required to be made hereunder shall bear interest after such date at the Underpayment Rate.

     11.3 DETERMINATION AND CHARACTERIZATION OF PAYMENTS. (a) All indemnification payments under this Agreement shall be determined on a pre-Tax basis, i.e., without regard to the Tax consequences to the indemnified party of making a payment that is indemnified by another party under this Agreement or of receiving a payment under this Agreement as indemnification therefor.

     (b) The payments made pursuant to this Agreement shall be treated as occurring immediately before the Distribution, and no member of the New Gaylord Group and the Acquired Group and none of the Subsidiaries of any such member and none of Parent and its Subsidiaries shall take any position inconsistent with such treatment before any Tax Authority, except to the extent that a Final Determination with respect to the recipient party causes any such payment to not be so treated.

     11.4 NOTICES AND GOVERNING LAW. All notices required or permitted to be given pursuant to this Agreement shall be given, and the applicable law governing the interpretation of this Agreement shall be determined, in accordance with the applicable provisions of the Distribution Agreement.

     11.5 AMENDMENTS. This Agreement may not be amended except by an agreement in writing, signed by the parties.

     11.6 BINDING EFFECT; NO ASSIGNMENT; THIRD PARTY BENEFICIARIES. This Agreement shall be binding on, and shall inure to the benefit of, the parties and the respective successors, assigns, and persons controlling any of the corporations bound hereby. Parent and GEC, on the one hand, and New Gaylord, on the other hand, hereby guarantee the performance of all actions, agreements and obligations provided for under this Agreement of GEC's Subsidiaries and New Gaylord's Subsidiaries, respectively. Parent and GEC, on the one hand, and New Gaylord, on the other hand, shall, upon the written request of any other party, cause any of their respective Subsidiaries (but in the case of Parent, only GEC and its Subsidiaries and their respective successors) to execute this Agreement. No party to this Agreement shall assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of New Gaylord, in the case of Parent or GEC, and GEC, in the case of New Gaylord. No person (including, without limitation, any employee of a party or any stockholder of a party) shall be, or shall be deemed to be, a third party beneficiary of this Agreement.

     11.7 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties concerning the subject matter hereof and supersedes all prior agreements, whether or not written, concerning such subject matter. To the extent that the provisions of this Agreement are inconsistent with the provisions of the Distribution Agreement, the provisions of this Agreement shall prevail.

     11.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute together the same document.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                      GAYLORD ENTERTAINMENT COMPANY

                                      By

                                      ------------------------------------------
                                      Name:
                                      Title:

                                      NEW GAYLORD ENTERTAINMENT COMPANY

                                      By

                                      ------------------------------------------
                                      Name:
                                      Title:

                                      WESTINGHOUSE ELECTRIC CORPORATION

                                      By

                                      ------------------------------------------
                                      Name:
                                      Title:

                                                                        ANNEX VI

                         [Letterhead of Merrill Lynch]

                                                                February 9, 1997

Board of Directors
Gaylord Entertainment Company
One Gaylord Drive
Nashville, Tennessee 37214

Members of the Board:

     You have informed us that Gaylord Entertainment Company (the "Company"), Westinghouse Electric Corporation (the "Parent"), and a newly formed wholly owned subsidiary of the Parent (the "Merger Sub") propose to enter into an Agreement and Plan of Merger (the "Agreement") pursuant to which, after the completion of the Restructuring and Company Distribution described below, the Merger Sub will be merged (the "Merger") with and into the Company. In the Merger each outstanding share of Class A Common Stock, $.01 par value, of the Company and Class B Common Stock, $.01 par value, of the Company (collectively, the "Company Common Stock") will be converted into the right to receive a number (the "Exchange Ratio") of shares of Common Stock, $1.00 par value, of the Parent ("Parent Common Stock") equal to the quotient (rounded pursuant to the Agreement) of (i) the quotient of $1,550,000,000 divided by the number of shares of Company Common Stock issued and outstanding immediately prior to the effective time of the Merger (the "Outstanding Number"), divided by (ii) the Market Price (as defined in the Agreement) of the Parent Common Stock; provided that, in the event that the product of the Exchange Ratio multiplied by the Outstanding Number would exceed 110,000,000 (or 88,000,000 in the event the Parent Distribution (as defined below) occurs prior to the Merger), then the Exchange Ratio shall be the highest number (after rounding) that would not result in the product of such number multiplied by the Outstanding Number exceeding 110,000,000 (or 88,000,000, as the case may be) and the Company will have the option to terminate the Agreement (the "Cap Termination Right") unless the Parent elects to increase the Exchange Ratio to the Exchange Ratio calculated in accordance with the above formula without giving effect to the foregoing proviso. You have also informed us that prior to the Merger the Company will restructure its assets and businesses (the "Restructuring") pursuant to an Agreement and Plan of Distribution which provides for the Company to transfer its hotel and theme park businesses and certain other operations and all of the assets and liabilities related thereto to its wholly-owned subsidiary, Gaylord Broadcasting Corporation ("GBC"), and for the Company to distribute the common stock of GBC to its stockholders (the "Company Distribution"). Additionally, you have informed us that it is currently anticipated that the Parent will effect a distribution (the "Parent Distribution") of the common stock of a subsidiary owning the Parent's industrial businesses to its shareholders and it is intended that the Merger will be consummated prior to the Parent Distribution.

     You have asked us whether, in our opinion, the Exchange Ratio in the Merger is fair to the holders of the Company Common Stock from a financial point of view.

     In arriving at the opinion set forth below, we have, among other things:

     (1) Reviewed certain publicly available business and financial information that we deemed relevant relating to the Company and the Parent and the respective industries in which they operate;

     (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company (after giving effect to the Restructuring and the Company Distribution) and the Parent (before and after giving effect to the Parent Distribution) furnished to us by the Company and the Parent;

     (3) Conducted discussions with members of senior management and representatives of the Company and the Parent concerning the businesses and prospects of the Company (after giving effect to the

        Restructuring and the Company Distribution) and the Parent (before and after giving effect to the Parent Distribution), including after giving effect to the Merger;

     (4) Reviewed the historical market prices and trading activity for the Company Common Stock and the Parent Common Stock and compared them with those of certain publicly traded companies that we deemed to be comparable to the Company (after giving effect to the Restructuring and the Company Distribution) and the Parent (before and after giving effect to the Parent Distribution), including after giving effect to the Merger;

     (5) Compared the historical and projected results of operations of the Company (after giving effect to the Restructuring and the Company Distribution) and the Parent (before and after giving effect to the Parent Distribution), including, with respect to projected results of operations, after giving effect to the Merger, with those of certain companies that we deemed to be comparable to the Company (after giving effect to the Restructuring and the Company Distribution) and the Parent (before or after giving effect to the Parent Distribution), including after giving effect to the Merger;

     (6) Compared the proposed financial terms of the Merger with the financial terms of certain other mergers and acquisitions that we deemed to be relevant;

     (7) Reviewed a draft of the Agreement in the form provided to us and we have assumed that the final form of such agreement will not vary in any manner that is material to our analysis; and

     (8) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

     In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available and have further relied on the assurances of management of the Company and the Parent that they are not aware of any facts that would make such information inaccurate or misleading. We have not assumed any responsibility for independently verifying such information and we have not undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or the Parent or been furnished with any such evaluation or appraisal, nor have we conducted a physical inspection of the properties or facilities of the Company or the Parent. With respect to the financial forecast information furnished to or discussed with us by the Company, the Parent or their representatives, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's and the Parent's managements as to the expected future financial performance of the Company (after taking into account the Restructuring and the Company Distribution) or the Parent (before and after giving effect to the Parent Distribution), including after giving effect to the Merger. We express no opinion as to such financial forecast information or the assumptions on which they were based. We have further assumed that the Merger will qualify as a tax-free reorganization for United States Federal income tax purposes.

     For purposes of rendering this opinion we have assumed, in all respects material to our analysis, that the representations and warranties of each party to the Agreement and all related documents and instruments (collectively, the "Documents") contained therein are true and correct, that each party to the Documents will perform all of the covenants and agreements required to be performed by such party under such Documents and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have also assumed that all material governmental, regulatory or other consents and approvals will be obtained in connection with the Merger and that in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which either of the Company or the Parent are party, no restrictions will be imposed or amendments, modifications or waivers made that would have any material adverse effect on the contemplated benefits to the Company or its stockholders of the Merger.

     Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date hereof. For purposes of rendering this opinion we have assumed that the Merger will not occur under circumstances where the Company's Cap Termination Right will be exercisable. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger or any matter related thereto.

     In connection with the preparation of this opinion, we have not been authorized by the Company or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company. In addition, we have not been asked to consider, and this opinion does not in any manner address, the price at which the Parent Common Stock will trade following the announcement or consummation of the Merger. Furthermore, we have not been asked to consider, and this opinion does not in any manner address, the Restructuring and the Company Distribution or any aspect thereof, including, without limitation, its fairness, the merits of the underlying decision by the Company to engage therein or the price at which the shares of GBC will trade following the Restructuring and the Company Distribution.

     We are acting as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and/or financing services to the Company and/or the Parent and may continue to do so and have received, and may receive, fees for the rendering of such services. In the ordinary course of our business, we may actively trade in the securities of the Company and the Parent (and anticipate trading after the Merger in the securities of the Parent and/or
GBC) for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     On the basis of and subject to the foregoing, we are of the opinion, as of the date hereof, that the Exchange Ratio is fair from a financial point of view to the holders of the Company Common Stock.

     This opinion is for the use and benefit of the Board of Directors of the Company in its evaluation of the Merger and shall not be used for any other purpose without our prior written consent.

                                      Very truly yours,

                                      MERRILL LYNCH, PIERCE, FENNER & SMITH
                                               INCORPORATED

                                      By       /s/ SAMUEL R. DODSON III

                                         ---------------------------------------
                                                  Samuel R. Dodson III
                                                    Managing Director
                                                Investment Banking Group

                                                                       ANNEX VII

                       NEW GAYLORD ENTERTAINMENT COMPANY

                      1997 STOCK OPTION AND INCENTIVE PLAN

1. PURPOSE; TYPES OF AWARDS; CONSTRUCTION.

     The purpose of the 1997 Stock Option and Incentive Plan of New Gaylord Entertainment Company (the "Plan") is to afford an incentive to officers, directors, and key employees of New Gaylord Entertainment Company (the "Company"), or any Subsidiary (as defined herein) which now exists or hereafter is organized or acquired by the Company, to acquire a proprietary interest in the Company, to continue as employees and directors, to increase their efforts on behalf of the Company and to promote the success of the Company's business.

     It is further intended that options granted by the Compensation or other Committee (the "Committee") of the Board of Directors of the Company (the "Board") pursuant to Section 8 of the Plan shall constitute "incentive stock options" ("Incentive Stock Options") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and options granted by the Committee pursuant to Section 7 of the Plan shall constitute "nonqualified stock options" ("Nonqualified Stock Options"). The Committee may also grant stock appreciation rights ("Stock Appreciation Rights" or "SARs") pursuant to
Section 9 of the Plan and shares of restricted stock ("Restricted Stock") pursuant to Section 10 of the Plan.

     The provisions of the Plan are intended to satisfy the requirements of
Section 16(b) of the Securities Exchange Act of 1934, and shall be interpreted in a manner consistent with the requirements thereof, as now or hereafter construed, interpreted, and applied by regulations, rulings, and cases. The Plan is also designated so that awards granted hereunder intended to comply with the requirements for "performance-based" compensation under Section 162(m) of the Code may comply with such requirements. The creation and implementation of the Plan shall not diminish or prejudice other compensation plans or programs approved from time to time by the Board.

2. DEFINITIONS.

     As used in this Plan, the following words and phrases shall have the meanings indicated:

          (a) "Common Stock" shall mean shares of Common Stock, par value $.01 per share, of the Company.

          (b) "Disability" shall mean a Grantee's (as defined in Section 3 hereof) inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

          (c) "Fair Market Value" per share of Common Stock as of a particular date shall mean (i) the closing sales price per share of Common Stock on the national securities exchange on which the Common Stock is principally traded, for the last preceding date on which there was a sale of such Common Stock on such exchange, or (ii) if the shares of Common Stock are then traded in an over-the-counter market, the average of the closing bid and asked prices for the shares of Common Stock in such over-the-counter market for the last preceding date on which there was a sale of such Common Stock in such market, or (iii) if the shares of Common Stock are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Committee, in its sole discretion, shall determine.

          (d) "Immediate Family" shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

                                      VII-1

          (e) "Option" or "Options" shall mean a grant to a Grantee of an option or options to purchase shares of Common Stock. Options granted by the Committee pursuant to the Plan shall constitute either Incentive Stock Options or Nonqualified Stock Options.

          (f) "Parent" shall mean any company (other than the Company) in an unbroken chain of companies ending with the Company if, at the time of granting an Option, each of the companies other than the Company owns stock or equity interests (including partnership interests) possessing fifty percent (50%) or more of the total combined voting power of all classes of stock or equity interests in one of the other companies in such chain.

          (g) "Performance Goals" means performance goals based on one or more of the following criteria: (i) pre-tax income or after-tax income; (ii) operating cash flow; (iii) operating profit; (iv) return on equity, assets, capital, or investment; (v) earnings or book value per share; (vi) sales or revenues; (vii) operating expenses; (viii) Common Stock price appreciation; and (ix) implementation or completion of critical projects or processes. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company or any Subsidiary, or a division or strategic business unit of the Company, or may be applied to the performance of the Company relative to a market index, a group of other companies, or a combination thereof, all as determined by the Committee. The Performance Goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur). Each of the foregoing Performance Goals shall be determined, to the extent applicable, in accordance with generally accepted accounting principles and shall be subject to certification by the Committee; provided, that the Committee shall have the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or any Subsidiary or the financial statements of the Company or any Subsidiary, in response to changes in applicable laws or regulations, or to account for items of gain, loss, or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of business or related to a change in accounting principles.

          (h) "Subsidiary" shall mean any company (other than the Company) in an unbroken chain of companies beginning with the Company if, at the time of granting an Option, each of the companies other than the last company in the unbroken chain owns stock or equity interests (including partnership interests) possessing fifty percent (50%) or more of the total combined voting power of all classes of stock or equity interests in one of the other companies in such chain.

          (i) "Ten Percent Stockholder" shall mean a Grantee who, at the time an Incentive Stock Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary.

          (j) "Retirement" means retirement by an employee from active employment with the Company or any Subsidiary (i) on or after attaining age 65, or (ii) with the express written consent of the Company on or after attaining age 55.

          (k) "Voting Trust" shall mean the trust created by that certain Voting Trust Agreement, dated as of October 3, 1990, as amended October 7, 1991, and as may be amended hereafter from time to time, and "Voting Trustees" shall mean the trustees of the Voting Trust.

3. ADMINISTRATION.

     The Plan shall be administered by the Committee, which will be comprised solely of "Non-Employee Directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or by the Board if for any reason the Committee is not so comprised, in which case all references herein to the Committee shall refer to the Board.

                                      VII-2

     The Committee shall have the authority in its discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Options, SARs, and Restricted Stock; to determine which Options shall constitute Incentive Stock Options and which Options shall constitute Nonqualified Stock Options and whether such Options will be accompanied by Stock Appreciation Rights; to determine the purchase price of the shares of Common Stock covered by each Option (the "Option Price") and SARs and the kind of consideration payable (if any) with respect to awards; to determine the period during which Options may be exercised and during which Restricted Stock shall be subject to restrictions, and whether in whole or in installments; to determine the persons to whom, and the time or times at which awards shall be granted (such persons are referred to herein as "Grantees"); to determine the number of shares to be covered by each award; to determine the terms, conditions, and restrictions of any Performance Goals and the number of Options, SARs, or shares of Restricted Stock subject thereto; to interpret the Plan; to prescribe, amend, and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the agreements (which need not be identical) entered into in connection with awards granted under the Plan (the "Agreements"); to cancel or suspend awards, as necessary; and to make all other determinations deemed necessary or advisable for the administration of the Plan.

     The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. All decisions, determinations, and interpretations of the Committee shall be final and binding on all Grantees of any awards under this Plan.

     The Board shall fill all vacancies, however caused, in the Committee. The Board may from time to time appoint additional members to the Committee, and may at any time remove one or more Committee members and substitute others. One member of the Committee shall be selected by the Board as chairman. The Committee shall hold its meetings at such times and places as it shall deem advisable. All determinations of the Committee shall be made by a majority of its members either present in person or participating by conference telephone at a meeting or by written consent. The Committee may appoint a secretary and make such rules and regulations for the conduct of its business as it shall deem advisable, and shall keep minutes of its meetings.

     No members of the Board or Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any award granted hereunder.

4. ELIGIBILITY.

     Directors, officers, and other key employees of the Company shall be eligible to receive awards hereunder. In determining the persons to whom awards shall be granted and the number of shares to be covered by each award, the Committee, in its sole discretion, shall take into account the contribution by the eligible participants to the management, growth, and profitability of the business of the Company and such other factors as the Committee shall deem relevant.

5. STOCK.

     The maximum number of shares of Common Stock reserved for the grant of awards under the Plan shall be 3,000,000 (including shares of Common Stock reserved for the grant of awards issued in connection with the Distribution Agreement (as defined below)) subject to adjustment as provided in Section 11 hereof. Such shares may, in whole or in part, be authorized but unissued shares or shares that shall have been or may be reacquired by the Company.

     If any outstanding award under the Plan should, for any reason, expire or be canceled, forfeited, or terminated, without having been exercised in full, the shares of Common Stock allocable to the unexercised, canceled, forfeited, or terminated portion of such award shall (unless the Plan shall have been terminated) become available for subsequent grants of awards under the Plan.

                                      VII-3

     The maximum number of shares of Common Stock with respect to which awards (including Options, SARs, and Restricted Stock) may be granted under the Plan to any eligible employee during any consecutive three-year period shall be 500,000, subject to adjustment as provided in Section 11 hereof. Notwithstanding the foregoing, shares of Common Stock issued or issuable to any person in connection
with the Agreement and Plan of Distribution, dated as of             , 1997,
between the Company and Gaylord Entertainment Company, a Delaware corporation (the "Distribution Agreement") shall not be counted for purposes of the maximum number of shares limitation in the preceding sentence.

6. TERMS AND CONDITIONS OF OPTIONS.

     Each Option granted pursuant to the Plan shall be evidenced by a written agreement between the Company and the Grantee (the "Option Agreement"), in such form as the Committee shall from time to time approve, which Option Agreement shall comply with and be subject to the following terms and conditions:

          (a) Number of Shares. Each Option Agreement shall state the number of shares of Common Stock to which the Option relates.

          (b) Type of Option. Each Option Agreement shall specifically state that the Option constitutes an Incentive Stock Option or a Nonqualified Stock Option.

          (c) Option Price. Each Option Agreement shall state the Option Price, which, in the case of an Incentive Stock Option, shall not be less than one hundred percent (100%) of the Fair Market Value of the shares of Common Stock covered by the Option on the date of grant. The Option Price shall be subject to adjustment as provided in Section 11 hereof. Unless otherwise stated in the resolution, the date on which the Committee adopts a resolution expressly granting an Option shall be considered the day on which such Option is granted.

          (d) Medium and Time of Payment. The Option Price shall be paid in full, at the time of exercise, as the Option Agreement may provide, in cash or in shares of Common Stock having a Fair Market Value equal to such Option Price, or in a combination of cash and Common Stock, or in such other manner as the Committee shall determine.

          (e) Term and Exercisability of Options. Each Option shall be exercisable at such times and under such conditions as the Committee, in its discretion, shall determine; provided, however, that in the case of an Incentive Stock Option, such exercise period shall not exceed ten (10) years from the date of grant of such Option. The exercise period shall be subject to earlier termination as provided in Section 6(f) hereof. An Option may be exercised, as to any or all full shares of Common Stock as to which the Option has become exercisable, by giving written notice of such exercise to the Committee or its designated agent.

          (f) Termination of Employment

             (i) Generally. Except as otherwise provided herein, an Option may not be exercised unless the Grantee is then in the service or employ of the Company or a Parent or Subsidiary (or a company or a parent or subsidiary company of such company issuing or assuming the Option in a transaction to which Section 424(a) of the Code applies), and unless the Grantee has remained continuously so employed since the date of grant of the Option. Unless otherwise determined by the Committee at or after the date of grant, in the event that the employment of a Grantee terminates (other than by reason of death, Disability, Retirement, or for Cause) all Options that are exercisable at the time of such termination may be exercised for a period of 90 days from the date of such termination or until the expiration of the stated term of the Option, whichever period is shorter. For purposes of interpreting this Section 6(f) only, the service of a director as a non-employee member of the Board shall be deemed to be employment by the Company.

             (ii) Death or Disability. If a Grantee dies while employed by the Company or a Parent or Subsidiary (or within the period of extended exercisability otherwise provided herein), or if the

                                      VII-4

        Grantee's employment terminates by reason of Disability, all Options theretofore granted to such Grantee will become fully vested and exercisable (notwithstanding any terms of the Options providing for delayed exercisability) and may be exercised by the Grantee, by the legal representative of the Grantee's estate, or by the legatee under the Grantee's will at any time until the expiration of the stated term of the Option. In the event that an Option granted hereunder is exercised by the legal representative of a deceased or disabled Grantee, written notice of such exercise must be accompanied by a certified copy of letters testamentary or equivalent proof of the right of such legal representative or legatee to exercise such Option.

             (iii) Retirement. If a Grantee's employment terminates by reason of Retirement, any Option held by the Grantee may thereafter be exercised, to the extent it was exercisable at the time of such Retirement or on such accelerated basis as the Committee may determine at or after the date of grant (but before the date of such Retirement), at any time until the expiration of the stated term of the Option.

             (iv) Cause. If a Grantee's employment terminates for "Cause" (as determined by the Committee in its sole discretion) the Option, to the extent not theretofore exercised, shall terminate on the date of termination of employment.

             (v) Committee Discretion. Notwithstanding the provisions of subsections (i) through (iv) above, the Committee may, in its sole discretion, at or after the date of grant (but before the date of termination), establish different terms and conditions pertaining to the effect on any Option of termination of a Grantee's employment, to the extent permitted by applicable federal and state law.

          (g) Other Provisions. The Option Agreements evidencing Options under the Plan shall contain such other terms and conditions, not inconsistent with the Plan, as the Committee may determine.

7. NONQUALIFIED STOCK OPTIONS.

     Options granted pursuant to this Section 7 are intended to constitute Nonqualified Stock Options and shall be subject only to the general terms and conditions specified in Section 6 hereof.

8. INCENTIVE STOCK OPTIONS.

     Options granted pursuant to this Section 8 are intended to constitute Incentive Stock Options and shall be subject to the following special terms and conditions, in addition to the general terms and conditions specified in Section 6 hereof.

     (a) Value of Shares. The aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the shares of equity securities of the Company with respect to which Incentive Stock Options granted under this Plan and all other option plans of any Parent or Subsidiary become exercisable for the first time by each Grantee during any calendar year shall not exceed $100,000. To the extent such $100,000 limit has been exceeded with respect to any Options first becoming exercisable, including acceleration upon a Change in Control, and notwithstanding any statement in the Option Agreement that it constitutes an Incentive Stock Option, the portion of such Option(s) that exceeds such $100,000 limit shall be treated as a Nonqualified Stock Option.

     (b) Ten Percent Stockholder. In the case of an Incentive Stock Option granted to a Ten Percent Stockholder, (i) the Option Price shall not be less than one hundred ten percent (110%) of the Fair Market Value of the shares of Common Stock on the date of grant of such Incentive Stock Option, and (ii) the exercise period shall not exceed five (5) years from the date of grant of such Incentive Stock Option.

9. STOCK APPRECIATION RIGHTS.

     The Committee is authorized to grant SARs to Grantees on the following terms and conditions:

                                      VII-5

          (a) In General. Unless the Committee determines otherwise, an SAR (i) granted in tandem with a Nonqualified Stock Option may be granted at the time of grant of the related Nonqualified Stock Option or at any time thereafter, and (ii) granted in tandem with an Incentive Stock Option may only be granted at the time of grant of the related Incentive Stock Option. An SAR granted in tandem with an Option shall be exercisable only to the extent the underlying Option is exercisable and shall terminate when the underlying Option terminates.

          (b) SARs. An SAR shall confer on the Grantee a right to receive an amount with respect to each share subject thereto, upon exercise thereof, equal to the excess of (i) the Fair Market Value of one share of Common Stock on the date of exercise over (ii) the grant price of the SAR (which in the case of an SAR granted in tandem with an Option shall be equal to the exercise price of the underlying Option, and which in the case of any other SAR shall be such price as the Committee may determine).

          (c) Performance Goals. The Committee may condition the exercise of any SAR upon the attainment of specified Performance Goals, in its sole discretion.

10. RESTRICTED STOCK.

     The Committee may award shares of Restricted Stock to any eligible employee or director. Each award of Restricted Stock under the Plan shall be evidenced by an instrument, in such form as the Committee shall from time to time approve (the "Restricted Stock Agreement"), and shall comply with the following terms and conditions (and with such other terms and conditions not inconsistent with the terms of this Plan as the Committee, in its discretion, shall establish including, without limitation, the requirement that a Grantee provide consideration for Restricted Stock upon the lapse of restrictions):

          (a) The Committee shall determine the number of shares of Common Stock to be issued to the Grantee pursuant to the award.

          (b) Shares of Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution, for such period as the Committee shall determine from the date on which the award is granted (the "Restricted Period"). The Committee may impose such other restrictions and conditions on the shares as it deems appropriate including the satisfaction of Performance Goals. Certificates for shares of stock issued pursuant to Restricted Stock awards shall bear an appropriate legend referring to such restrictions, and any attempt to dispose of any such shares of stock in contravention of such restrictions shall be null and void and without effect. During the Restricted Period, such certificates shall be held in escrow by an escrow agent appointed by the Committee. In determining the Restricted Period of an award, the Committee may provide that the foregoing restrictions lapse at such times, under such circumstances, and in such installments, as the Committee may determine.

          (c) Subject to such exceptions as may be determined by the Committee, if the Grantee's continuous employment with the Company or any Parent or Subsidiary shall terminate for any reason prior to the expiration of the Restricted Period of an award, any shares remaining subject to restrictions (after taking into account the provisions of Subsection (f) of this Section
     10) shall thereupon be forfeited by the Grantee and transferred to, and reacquired by, the Company or a Parent or Subsidiary at no cost to the Company or such Parent or Subsidiary.

          (d) During the Restricted Period the Grantee shall possess all incidents of ownership of such shares, subject to Subsection (b) of this
     Section 10, including the right to receive cash dividends with respect to such shares and to vote such shares; provided, that shares of Common Stock distributed in connection with a stock split or stock dividend shall be subject to restriction and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such shares are distributed.

          (e) Upon the occurrence of any of the events described in Section 11(c), all restrictions then outstanding with respect to shares of Restricted Stock awarded hereunder shall automatically expire and be of no further force or effect.

                                      VII-6

          (f) The Committee shall have the authority (and the Restricted Stock Agreement may so provide) to cancel all or any portion of any outstanding restrictions prior to the expiration of the Restricted Period with respect to any or all of the shares of Restricted Stock awarded on such terms and conditions as the Committee shall deem appropriate.

11. EFFECT OF CERTAIN CHANGES.

     (a) If there is any change in the shares of Common Stock through the declaration of extraordinary cash dividends, stock dividends, recapitalization, stock splits, or combinations or exchanges of such shares, or other similar transactions, the number of shares of Common Stock available for awards (both the maximum number of shares issuable under the Plan as a whole and the maximum number of shares issuable on a per-employee basis, each as set forth in Section 5 hereof), the number of such shares covered by outstanding awards, the Performance Goals, and the price per share of Options or SARs shall be proportionately adjusted by the Committee to reflect such change in the issued shares of Common Stock; provided, that any fractional shares resulting from such adjustment shall be eliminated; and provided, further, that, with respect to Incentive Stock Options, such adjustment shall be made in accordance with
Section 424(h) of the Code.

     (b) In the event of the dissolution or liquidation of the Company; in the event of any corporate separation or division, including but not limited to, split-up, split-off or spin-off; or in the event of other similar transactions, the Committee may, in its sole discretion, provide that either:

          (i) the Grantee of any award hereunder shall have the right to exercise an Option (at its then Option Price) and receive such property, cash, securities, or any combination thereof upon such exercise as would have been received with respect to the number of shares of Common Stock for which such Option might have been exercised immediately prior to such dissolution, liquidation, or corporate separation or division; or

          (ii) each Option shall terminate as of a date to be fixed by the Committee and that not less than thirty (30) days' written notice of the date so fixed shall be given to each Grantee, who shall have the right, during the period of thirty (30) days preceding such termination, to exercise all or part of such Option.

     In the event of a proposed sale of all or substantially all of the assets of the Company or the merger of the Company with or into another corporation, any award then outstanding shall be assumed or an equivalent award shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless such successor corporation does not agree to assume the award or to substitute an equivalent award, in which case the Committee shall, in lieu of such assumption or substitution, provide for the realization of such outstanding awards in the manner set forth in Section 11(b)(i) or 11(b)(ii) above.

     (c) If, while any awards remain outstanding under the Plan, any of the following events shall occur (which events shall constitute a "Change in Control" of the Company):

          (i) the "beneficial ownership," as defined in Rule 13d-3 under the Exchange Act, of securities representing more than a majority of the combined voting power of the Company are acquired by any "person" as defined in Sections 13(d) and 14(d) of the Exchange Act (other than (A) the Company, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, (C) the Voting Trust and the Voting Trustees, (D) Edward L. Gaylord or any member of his Immediate Family, or
     (E) any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company); or

          (ii) the shareholders of the Company approve a definitive agreement to merge or consolidate the Company with or into another company (other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) a majority of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation), or to sell or otherwise dispose of all or substantially all of its assets, or adopt a plan of liquidation; or

                                      VII-7

          (iii) during any period of two consecutive years, individuals who at the beginning of such period were members of the Board cease for any reason to constitute at least a majority thereof (unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period);

then from and after the date on which any such Change in Control shall have occurred (the "Acceleration Date"), any Option, SAR, and share of Restricted Stock awarded pursuant to this Plan shall be exercisable or otherwise nonforfeitable in full, as applicable, whether or not otherwise exercisable or forfeitable.

     Following the Acceleration Date, the Committee shall, in the case of a merger, consolidation, or sale or disposition of assets, promptly make an appropriate adjustment to the number and class of shares of Common Stock available for awards, and to the amount and kind of shares or other securities or property receivable upon exercise or other realization of any outstanding awards after the effective date of such transaction, and, if applicable, the price thereof.

     (d) In the event of a change in the Common Stock of the Company as presently constituted that is limited to a change of all of its authorized shares of Common Stock into the same number of shares with a different par value or without par value, the shares resulting from any such change shall be deemed to be the Common Stock within the meaning of the Plan.

     (e) Except as herein before expressly provided in this Section 11, the Grantee of an award hereunder shall have no rights by reason of any subdivision or consolidation of shares of stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class or by reason of any dissolution, liquidation, merger, or consolidation or spin-off of assets or stock of another company; and any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an award. The grant of an award pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structures or to merge or to consolidate or to dissolve, liquidate, or sell, or transfer all or part of its business or assets or engage in any similar transactions.

12. SURRENDER AND EXCHANGES OF AWARDS.

     The Committee may permit the voluntary surrender of all or a portion of any Option granted under the Plan or any option granted under any other plan, program, or arrangement of the Company or any Subsidiary ("Surrendered Option"), to be conditioned upon the granting to the Grantee of a new Option for the same number of shares of Common Stock as the Surrendered Option, or may require such voluntary surrender as a condition precedent to a grant of a new Option to such Grantee. Subject to the provisions of the Plan, such new Option (1) may be an Incentive Stock Option or a Nonqualified Stock Option and (2) shall be exercisable at the price, during such period, and on such other terms and conditions as are specified by the Committee at the time the new Option is granted. The Committee may also grant Restricted Stock in exchange for Surrendered Options to any holder of such Surrendered Option.

13. PERIOD DURING WHICH AWARDS MAY BE GRANTED.

     Awards may be granted pursuant to the Plan from time to time within a period of ten (10) years from the date of the Distribution (as defined in the Distribution Agreement), provided that awards granted prior to such tenth anniversary date may be extended beyond such date.

14. LIMITS ON TRANSFERABILITY OF AWARDS.

     Awards of Incentive Stock Options (and any SAR related thereto) shall not be transferable otherwise than by will or by the laws of descent and distribution, and all Incentive Stock Options are exercisable during the Grantee's lifetime only by the Grantee. Awards of Nonqualified Stock Options (and any SAR related

                                      VII-8
thereto) shall not be transferable, without the prior written consent of the Committee, other than (i) by will or by the laws of descent and distribution,
(ii) by a Grantee to a member of his or her Immediate Family, or (iii) to a trust for the benefit of the Grantee or a member of his or her Immediate Family. Awards of Restricted Stock shall be transferable only to the extent set forth in the Restricted Stock Agreement.

15. EFFECTIVE DATE.

     The Plan shall take effect upon consummation of the Distribution, provided that the Plan has been approved by the Board, the holders of a majority of the voting power of the Company, and the holders of a majority of the voting power of Gaylord Entertainment Company, the Company's Parent.

16. AGREEMENT BY GRANTEE REGARDING WITHHOLDING TAXES.

     If the Committee shall so require, as a condition of exercise of an Option or SAR or other realization of an award, each Grantee shall agree that no later than the date of exercise or other realization of an award granted hereunder, the Grantee will pay to the Company or make arrangements satisfactory to the Committee regarding payment of any federal, state, or local taxes of any kind required by law to be withheld upon the exercise of an Option or other realization of an award. Alternatively, the Committee may provide that a Grantee may elect, to the extent permitted or required by law, to have the Company deduct federal, state, and local taxes of any kind required by law to be withheld upon the exercise of an Option or realization of any award from any payment of any kind due to the Grantee. The Committee may, in its sole discretion, permit withholding obligations to be satisfied in shares of Common Stock subject to the award.

17. AMENDMENT AND TERMINATION OF THE PLAN.

     The Board at any time and from time to time may suspend, terminate, modify, or amend the Plan without stockholder approval to the fullest extent permitted by the Exchange Act and the rules and regulations thereunder; provided, however, that no suspension, termination, modification, or amendment of the Plan may adversely affect any award previously granted hereunder, unless the written consent of the Grantee is obtained.

18. RIGHTS AS A SHAREHOLDER.

     Except as provided in Section 10(d) hereof, a Grantee or a transferee of an award shall have no rights as a shareholder with respect to any shares covered by the award until the date of the issuance of a stock certificate to him or her for such shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities, or other property) or distribution of other rights for which the record date is prior to the date such stock certificate is issued, except as provided in Section 11 hereof.

19. NO RIGHTS TO EMPLOYMENT.

     Nothing in the Plan or in any award granted or Agreement entered into pursuant hereto shall confer upon any Grantee the right to continue in the employ of the Company or any subsidiary or to be entitled to any remuneration or benefits not set forth in the Plan or such Agreement or to interfere with or limit in any way the right of the Company or any such subsidiary to terminate such Grantee's employment. Awards granted under the Plan shall not be affected by any change in duties or position of a Grantee as long as such Grantee continues in the employ of the Company or any Subsidiary.

20. BENEFICIARY.

     A Grantee may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Grantee, the executor or administrator of the Grantee's estate shall be deemed to be the Grantee's beneficiary.

                                      VII-9

21. UNFUNDED STATUS OF PLAN.

     The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a Grantee by the Company, nothing contained herein shall give any such Grantee any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or payments in lieu of or with respect to awards hereunder; provided, however, that, unless the Committee otherwise determines with the consent of the affected participant, the existence of such trusts or other arrangements is consistent with the "unfunded" status of the Plan.

22. GOVERNING LAW.

     The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware.

                                     VII-10

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 1741 of the PBCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding (a "Proceeding"), whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such Proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 1742 of the PBCL empowers a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another corporation or enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of the action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, provided that indemnification will not be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless there is a judicial determination that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

     Section 1743 of the PBCL provides that to the extent a representative of a corporation has been successful on the merits or otherwise in defense of any Proceeding, or in defense of any claim, issue or matter therein, he or she will be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

     Section 1745 of the PBCL provides that expenses (including attorneys' fees) incurred in defending a Proceeding may be paid by the corporation in advance of the final disposition of such Proceeding upon receipt of an undertaking by or on behalf of the representative to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation.

     Section 1746 of the PBCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of the PBCL will not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise. However, Section 1746 also provides that such indemnification will not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

     Westinghouse provides for indemnification of its directors and officers pursuant to Article ELEVENTH of the Westinghouse Charter and Article XVII of the Westinghouse By-laws. Article ELEVENTH of the Westinghouse Charter and Article XVII of the Westinghouse By-laws provide in effect that, with respect to Proceedings based on acts or omissions on or after January 27, 1987, and unless prohibited by applicable law, Westinghouse will indemnify directors and officers against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any such Proceedings (subject to certain limitations in the case of actions by such persons against Westinghouse). Under Article XVII, Westinghouse will also advance amounts to any director or officer during the pendency of any such Proceedings against expenses incurred, provided that, if required by law, Westinghouse receives an undertaking to repay such amount if it is ultimately determined that such person is not to be indemnified under such Article. The indemnification provided for in such Articles is in addition to any rights to which any director or officer may otherwise be entitled. Article XVII of the Westinghouse By-laws provides that the right of a director or officer to such indemnification and advancement of expenses will be a contract right and further provides procedures for the enforcement of such right.

     Westinghouse has purchased directors' and officers' liability insurance policies indemnifying its directors and officers and the directors and officers of its subsidiaries against claims and liabilities (with stated exceptions) to which they may become subject by reason of their positions with Westinghouse or its subsidiaries as directors and officers.

ITEM 21.  EXHIBITS AND FINANCIAL SCHEDULES.

     (a) The following is a list of Exhibits included as part of this Registration Statement.


     2.1   --   Agreement and Plan of Merger dated as of February 9, 1997, among Westinghouse,
                Sub and the Company (included as Annex I to the Joint Proxy
                Statement/Prospectus).
     2.2   --   Form of Agreement and Plan of Distribution between the Company and New Gaylord
                (included as Annex II to the Joint Proxy Statement/Prospectus).
     2.3   --   Stockholder Agreement dated as of February 9, 1997, among Westinghouse, the
                Principal Stockholders and the Voting Trustees (included as Annex III to the
                Joint Proxy Statement/ Prospectus).
     2.4   --   Form of Tax Disaffiliation Agreement by and among the Company, New Gaylord and
                Westinghouse (included as Annex IV to the Joint Proxy Statement/Prospectus).
     2.5   --   Form of Post-Closing Covenants Agreement among Westinghouse, the Company, New
                Gaylord and certain subsidiaries of New Gaylord (included as Annex V to the
                Joint Proxy Statement/Prospectus).
     4.1   --   The Restated Articles of Westinghouse, as amended to December 13, 1996, are incorporated herein by reference to Exhibit 4.1 to Westinghouse's Registration
                Statement No. 333-13219 on Post-Effective Amendment No. 1 on Form S-8 to Form
                S-4 filed with the Securities and Exchange Commission on January 2, 1997.
     4.2   --   The By-Laws of Westinghouse, as amended to September 25, 1996, are incorporated herein by reference to Exhibit 4.2 to Westinghouse's Registration Statement No.
                333-13219 on Form S-4 filed with the Securities and Exchange Commission on
                October 22, 1996.
     4.3   --   There are no instruments with respect to long-term debt of Westinghouse that involve securities authorized thereunder exceeding 10% of the total assets of
                Westinghouse and its subsidiaries on a consolidated basis. Westinghouse agrees to provide to the Securities and Exchange Commission, upon request, a copy of instruments defining the rights of holders of long-term debt of Westinghouse and its subsidiaries.
     4.4   --   Rights Agreement between Westinghouse and First Chicago Trust Company of New
                York is incorporated herein by reference to Exhibit 1 to Form 8-A filed with the
                Securities and Exchange Commission on January 9, 1996.
     5.1*  --   Opinion of Louis J. Briskman, as to the legality of the securities being registered.
    23.1   --   Consent of KPMG Peat Marwick LLP.
    23.2   --   Consent of Price Waterhouse LLP.
    23.3   --   Consent of Arthur Andersen LLP.
    23.4   --   Consent of Arthur Andersen LLP.

    23.5   --   Consent of Louis J. Briskman (included in Exhibit 5.1 to this Registration
                Statement).
    23.6   --   Consent of Merrill Lynch & Co.
    24.1*  --   Powers of Attorney.
    99.1   --   Form of proxy card to be mailed to holders of Company Common Stock.


     (b) Not applicable.

     (c) The opinion of Merrill Lynch & Co. is included as Annex VI to the Proxy Statement/Prospectus.
---------------


      *  Previously filed.


ITEM 22. UNDERTAKING.

     The undersigned Registrant hereby undertakes: (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement;

          (b) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

          (d) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
     1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (e) that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable registration form;

          (f) that every prospectus (i) that is filed pursuant to paragraph (e) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (g) insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue;

          (h) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request; and

          (i) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement No. 333-30455 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania on the 16th day of July, 1997.


                                          WESTINGHOUSE ELECTRIC CORPORATION

                                          By     /s/ LOUIS J. BRISKMAN
                                          --------------------------------------
                                          Name: Louis J. Briskman
                                          Title: Senior Vice President and
                                          General Counsel


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement No. 333-30455 has been signed by the following persons on the 16th day of July, 1997 in the capacities indicated.


                SIGNATURE                                          TITLE
------------------------------------------    -----------------------------------------------

                    *                         Chairman and Chief Executive Officer (principal
------------------------------------------      executive officer) and director
           (Michael H. Jordan)

                    *                         director
------------------------------------------
           (Frank C. Carlucci)
                    *                         director
------------------------------------------
           (Robert E. Cawthorn)

                    *                         director
------------------------------------------
           (George H. Conrades)

                    *                         director
------------------------------------------
          (William H. Gray III)

                    *                         director
------------------------------------------
              (Mel Karmazin)

                    *                         director
------------------------------------------
             (David K.P. Li)

                    *                         director
------------------------------------------
          (David T. McLaughlin)

                    *                         director
------------------------------------------
          (Richard R. Pivirotto)

                    *                         director
------------------------------------------
            (Raymond W. Smith)

                SIGNATURE                                          TITLE
------------------------------------------    -----------------------------------------------
                    *                         director
------------------------------------------
              (Paula Stern)

                    *                         director
------------------------------------------
            (Robert D. Walter)

                    *                         Executive Vice President and Chief Financial
------------------------------------------      Officer (principal financial officer)
          (Fredric G. Reynolds)

                    *                         Vice President and Chief Accounting Officer
------------------------------------------      (principal accounting officer)
            (Carol V. Savage)

        *By /s/ LOUIS J. BRISKMAN
------------------------------------------
            (Louis J. Briskman
             Attorney-in-Fact)

                                 EXHIBIT INDEX


 2.1    Agreement and Plan of Merger dated as of February 9, 1997, among Westinghouse, Sub and the Company (included as Annex I to the Joint Proxy Statement/Prospectus).
 2.2    Form of Agreement and Plan of Distribution between the Company and New Gaylord
        (included as Annex II to the Joint Proxy Statement/Prospectus).
 2.3    Stockholder Agreement dated as of February 9, 1997, among Westinghouse, the Principal
        Stockholders and the Voting Trustees (included as Annex III to the Joint Proxy
        Statement/Prospectus).
 2.4    Form of Tax Disaffiliation Agreement by and among the Company, New Gaylord and
        Westinghouse (included as Annex IV to the Joint Proxy Statement/Prospectus).
 2.5    Form of Post-Closing Covenants Agreement among Westinghouse, the Company, New Gaylord and certain subsidiaries of New Gaylord (included as Annex V to the Joint Proxy
        Statement/Prospectus).
 4.1    The Restated Articles of Westinghouse, as amended to December 13, 1996, are incorporated herein by reference to Exhibit 4.1 to Westinghouse's Registration
        Statement No. 333-13219 on Post-Effective Amendment No. 1 on Form S-8 to Form S-4
        filed with the Securities and Exchange Commission on January 2, 1997.
 4.2    The By-Laws of Westinghouse, as amended to September 25, 1996, are incorporated herein by reference to Exhibit 4.2 to Westinghouse's Registration Statement No.
        333-13219 on Form S-4 filed with the Securities and Exchange Commission on October
        22, 1996.
 4.3    There are no instruments with respect to long-term debt of Westinghouse that involve securities authorized thereunder exceeding 10% of the total assets of Westinghouse and its subsidiaries on a consolidated basis. Westinghouse agrees to provide to the
        Securities and Exchange Commission, upon request, a copy of instruments defining the rights of holders of long-term debt of Westinghouse and its subsidiaries.
 4.4    Rights Agreement between Westinghouse and First Chicago Trust Company of New York is
        incorporated herein by reference to Exhibit 1 to Form 8-A filed with the Securities and Exchange Commission on January 9, 1996.
 5.1*   Opinion of Louis J. Briskman, as to the legality of the securities being registered.
23.1    Consent of KPMG Peat Marwick LLP.
23.2    Consent of Price Waterhouse LLP.
23.3    Consent of Arthur Andersen LLP.
23.4    Consent of Arthur Andersen LLP.
23.5    Consent of Louis J. Briskman (included in Exhibit 5.1 to this Registration
        Statement).
23.6    Consent of Merrill Lynch & Co.
24.1*   Powers of Attorney.
99.1    Form of proxy card to be mailed to holders of Company Common Stock.


---------------

* Previously filed.